Exhibit 4.10

COLLABORATION AND LICENSE AGREEMENT

This collaboration and license agreement (“Agreement”) is made and entered into effective as of January 12, 2020 (the “Execution Date”), by and between

MorphoSys AG, a German stock corporation having a place of business at Semmelweisstrasse 7, 82152 Planegg, Germany (“MorphoSys AG”), and MorphoSys US Inc., a Delaware corporation, wholly-owned by MorphoSys AG, having its place of business at 470 Atlantic Avenue, 14th floor. Boston, MA 02210, USA (“MorphoSys Inc.”), (both MorphoSys AG and MorphoSys Inc., subject to Section 18.7, “MorphoSys”)

and

Incyte Corporation, a Delaware corporation with its principal place of business at 1801 Augustine Cut-Off, Wilmington, Delaware 19803, USA (“COMPANY”).

MorphoSys and COMPANY each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

A. MorphoSys has in-licensed from Xencor and further developed a humanized monoclonal antibody specifically binding to the target CD19 called MOR208 or tafasitamab (as further defined herein). MorphoSys controls certain patents and other intellectual property pertaining to MOR208 and methods and uses relating thereto, including its use for the treatment of B cell malignancies and has been performing clinical and manufacturing development of MOR208;

B. MorphoSys and COMPANY desire to establish a global collaboration for the further development and worldwide commercialization of MOR208; and

C. Under such global collaboration COMPANY will have the exclusive commercialization rights outside of the US, and MorphoSys and COMPANY will have co-commercialization rights in the US.

D. In the internal relationship between MorphoSys AG and MorphoSys Inc., both companies have arranged by way of an inter-company agreement their interactions inter alia with regard to this Agreement. Pursuant to this inter-company agreement, either MorphoSys AG and MorphoSys Inc. will perform the obligations and assert rights under this Agreement.

CONFIDENTIAL

In consideration of the foregoing premises, the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MorphoSys and COMPANY hereby agree as follows:

1.	DEFINITIONS

When used in this Agreement, capitalized terms shall have the meanings as defined below and throughout the Agreement. Unless the context indicates otherwise, the singular shall include the plural and the plural shall include the singular.

1.1 “ADCC” means antibody-dependent cell-mediated cytotoxicity, which is an immune response, in which an Antibody coats a target-bearing cell and engages Fc receptors on immune effector cells and thereby activates the immune effector cells to lyse the target-bearing cells. For clarity, this is not restricted to effects mediated by natural killer cells, but includes e.g., other effector cells as well.

1.2 “Affiliate” means with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity, whether by law, contract or otherwise.

1.3 “ALL” means acute lymphoblastic leukemia (including any line of treatment, including first line, second line and third line, and including relapsed/refractory forms). For clarity, any of the above forms or lines of therapy to treat acute lymphoblastic leukemia can achieve the milestone events as set out in Section 8.2.

1.4 “Antibody” means whether in nucleic acid or protein form, individually and collectively, any antibody, whether naturally occurring, artificially produced, raised in an artificial system, designed de novo, or created through modification of another antibody or otherwise; any fragment or fusion of any of the foregoing; and any chemically modified versions of the foregoing antibodies (including versions that are conjugated with another chemical entity, such as a drug or toxin; pegylated versions (regardless of whether containing amino acid substitutions in order to achieve pegylation or otherwise modified versions to enable half-life extension or other desirable properties), including versions that are chemically or genetically fused to another molecular entity, such as multispecific antibodies, and cytokine fusions; and other chemically or biologically modified versions).

1.5 “Approval” means, for the purpose of Section 8.2 only, with respect to any Regulatory Approval, a final or a conditional approval or an approval under exceptional circumstances of a MAA.

1.6 “Autoimmune Indication” means the treatment or prophylaxis of any autoimmune disease or condition (i.e. any disease or condition that is caused by dis-or de-regulation of the immune system leading to tissue injury by a reaction to an endogenous antigen but that is not primarily a malignant neoplasia).

1.7 [***]

1.8 [***]

1.9 [***]

1.10 “BLA” means a Biologic License Application (as defined in the US Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §§ 600-680) in the US, submitted to the FDA that must be approved prior to importing, marketing and selling a biological product.

CONFIDENTIAL

1.11 “Breaching Party” has the meaning described in Section 17.2(a).

1.12 “Broader Anti-CD19 Patents” means the Xencor Background Patents listed in EXHIBIT 3A.

1.13 “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Munich, Germany, Geneva, Switzerland or New York, New York in the US, are permitted or required to be closed.

1.14 “Buy-In Party” has the meaning described in Section 7.6(b).

1.15 “Candidate-Specific Patents” means the Xencor Background Patents listed in EXHIBIT 3B.

1.16 “CDC” means complement-dependent cytotoxicity.

1.17 “CDR” means a complementarity determining region of an antibody.

1.18 “CD19” means CD19 (Cluster of Differentiation 19) protein, which includes human and other species homologues.

1.19 “CFR” means the Code of Federal Regulations (i.e. the codification of the general and permanent rules published in the Federal Register) published by the Federal Government of the United States of America.

1.20 “Change of Control” means with respect to a Party: (i) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (ii) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity as a consequence of such merger, reorganization or consolidation; or (iii) a person or entity, or group of persons or entities, acting in concert (other than financial investment groups that do not have as a primary business the development and/or commercialization of pharmaceutical products or companion diagnostics) acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.21 “Clearance” means with respect to this Agreement, the expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the HSR Act and any other antitrust laws and regulations applicable to this Agreement.

1.22 “CLL” means Chronic Lymphocytic Leukaemia (including any line of treatment, including first line, second line and third line, and including relapsed/refractory forms). For clarity, any of the above forms or lines of therapy to treat Chronic Lymphocytic Leukaemia can achieve the milestone events as set out in Section 8.2.

1.23 “Co-Commercialization” means the joint performance of the Commercialization activities and Medical Affairs Activities by the Parties with respect to the Licensed Antibody(ies) or Product(s) in the Co-Commercialization Territory, as further detailed in Section 5.3.

CONFIDENTIAL

1.24 “Co-Commercialization Budget” means the annual budget for the Co-Commercialization, agreed upon by the Parties through the JCC and approved by the JSC, which budget may be amended and/or supplemented from time to time by consensual agreement of the JCC and approval by the JSC and shall cover at least the upcoming [***] months at all times. An initial outline of the Co-Commercialization Budget is attached hereto as EXHIBIT 15.

1.25 “Co-Commercialization Costs” means [***] incurred by the Parties in support of Co-Commercialization of Product(s) in the Co-Commercialization Territory in accordance with the Co-Commercialization Budget [***].

1.26 “Co-Commercialization Plan” means the plan for the Co-Commercialization activities, agreed upon by the Parties through the JCC and approved by the JSC, which plan may be amended and/or supplemented from time to time by consensual agreement of the JCC and approval by the JSC and shall cover at least the upcoming [***] months at all times. An initial outline of the Co-Commercialization Plan is attached hereto as EXHIBIT 14.

1.27 “Co-Commercialization Territory” means the US.

1.28 “Combination Product” means (i) any Product which contains one or more active ingredients in addition to any of the Licensed Antibody and (ii) any product package which includes one or more additional tools or products (which are not Products) in addition to a Product. For clarity, a bi-specific or multi-specific Antibody shall not be regarded as a Combination Product in the absence of any additional clinically active component other than the bi-specific Licensed Antibody or multi-specific Licensed Antibody, respectively. For further clarity, the Parties acknowledge that a Product comprising any Licensed Antibody that is conjugated or otherwise bound to a toxin or any other clinically active component shall not be regarded as a Combination Product in the absence of any clinically active component other than the Licensed Antibody or the clinically active component to which the Licensed Antibody is conjugated.

1.29 “Commercial FTE Rate” means, with respect to FTE costs,[***] US Dollars (USD [***]) per year for Co-Commercialization-related FTEs. [***].

1.30 “Commercial Manufacturing Costs” means the costs and expenses incurred [***].

1.31 “Commercialize” or “Commercialization” means all activities directed to the Pre-Launch, launch, market access, patient support, booking sales, named patients programs, compassionate use programs, marketing, promotion, advertising, Detailing, selling and Distribution of a Product in a country or region, including planning, forecasting, market research, market insight, importing, exporting, and post-marketing safety surveillance and reporting and Pricing Activities, including US Government Price Calculations and Reporting obligations. For clarity, “Commercialization” shall not include any activities covering Manufacturing or Development or Regulatory Activities.

1.32 “Commercialization Costs” means the costs and expenses incurred by a Party [***]the Commercialization of the Product [***].

1.33 “Commercially Reasonable Efforts” means [***].

1.34 “COMPANY Annual Development Report” means, for each calendar year, the written report that describes COMPANY’s past and planned Development activities for Licensed Antibody or Product in the Field for that year, and covers other subject matter as called for in Section 3.14(a).

CONFIDENTIAL

1.35 COMPANY Commercialization Plan” means the plan for the Commercialization activities conducted by the COMPANY in the COMPANY Territory and discussed by the Parties through the JCC and JSC, which plan shall cover at least the upcoming [***] months at all times and be in line with the overall strategic Product positioning, branding, core messaging, and overall medical congress strategy and global medical education strategy with respect to the global Commercialization in the Territory.

1.36 “COMPANY Discretionary Manufacturing Activities” means those activities, which are related to the transfer, developing and implementing of the Manufacturing process for the Manufacturing of Products from [***] to a COMPANY manufacturing site or a Third Party manufacturing site, as initiated by COMPANY, including activities like technology transfer, development of test methods, stability testing, formulation development, process development, quality assurance activities, quality control activities, qualification and validation activities, analytic process development, manufacturing process validation, scale-up, and all other activities, including CMC-related activities and including activities to obtain Regulatory Approval.

1.37 “COMPANY Discretionary Manufacturing Activity Costs” means the costs and expenses incurred by a Party [***] COMPANY Discretionary Manufacturing Activities. [***]

1.38 “COMPANY Foreground Patents” means any Patent claiming a COMPANY Invention.

1.39 “COMPANY Funded Development Activities” means (i) Development activities of COMPANY or its Affiliates (or Sublicensee(s) or subcontractor(s)) in the Field that are NOT directly attributable to, or reasonably allocable to the performance of a Global Trial or a MorphoSys Trial, including any Trial that is solely designed or required to obtain and maintain Regulatory Approval in a certain jurisdiction of the COMPANY Territory, (ii) COMPANY Discretionary Manufacturing Activities, (iii) activities related to changes in the Manufacturing process and the Regulatory Materials that are requested solely by a Regulatory Authority within the COMPANY Territory, and (iv) Independent Trials-related activities performed by or on behalf of COMPANY or its Affiliates (or Sublicensee(s) or subcontractor(s)) in the Field.

1.40 “COMPANY Invention” means an Invention that is conceived solely by employees of COMPANY or Sublicensee or any of their respective Affiliates, or by employees of a Third Party under an obligation of assignment to COMPANY or an Affiliate or Sublicensee of COMPANY.

1.41 “COMPANY Know-How” means all Know-How that COMPANY or its Affiliate Controls during the Term that relates to any Product, Licensed Antibody or a method of Developing, Manufacturing, using (including methods of administration and dosing regimens) or testing of (or in the case of testing, of or for the presence of) any of the foregoing (or any article necessary or useful to practice or use (including those present during the practice or use of) any such Product, Licensed Antibody or method.

1.42 “COMPANY Territory” means the whole world except the Co-Commercialization Territory.

1.43 “COMPANY Trial” means [***].

CONFIDENTIAL

1.44 “Competing Product” means any (i) [***].

1.45 “Confidential Information” has the meaning set forth in Section 16.1.

1.46 “Controlled” or “Control” means, with respect to any Know-How, Patent, Invention or other intellectual property right, possession (by means of ownership or license) by a Party, directly or through an Affiliate (other than pursuant to this Agreement), where the Party has the right to grant a license or sublicense as provided for in this Agreement. Any Patent, Know-How or other intellectual property right that is licensed or acquired by a Party following the Execution Date and that would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any licenses or sublicenses granted to the other Party under this Agreement would require the granting Party to make any additional payments or royalties to a Third Party in connection with such license or sublicense grants, unless the other Party agrees to pay the additional payments or royalties to the Third Party.

1.47 “Cover” means, with respect to a particular item and a particular Patent, that such Patent claims (as opposed to merely disclosing) directly or indirectly: (a) the composition of such item, any of its ingredients or formulations or any product containing or that is made using such item (by virtue of such product containing or being made using such item); (b) a method of making or using any of the foregoing things referred to in (a); and/or (c) an item used or present in the manufacture of any of the foregoing things referred to in (a) (for example, with respect to a biologic, any vector, plasmid or cell line used to manufacture such product or item or any ingredient in either of them), in each case of (a), (b) and (c) that provides market exclusivity for the Product.

1.48 “Cure Period” has the meaning set forth in Section 17.2(a).

1.49 “Data Protection Laws” means all data protection and privacy legislation in force from time to time including but not limited to the EU General Data Protection Regulation 2016/679, as nationally implemented and supplemented in the countries of the European Region, the Health Insurance Portability and Accountability Act of 1996, and any other federal, state or national legislation relating to Personal Data and privacy, which is applicable to a Party relating to the processing of Personal Data.

1.50 “Data Room” means the virtual data room designated [***] hosted by [***] under [***] which was prepared by MorphoSys and was available to COMPANY from, [***] in its latest version of that later date.

1.51 “Designated JDC Officers” has the meaning set forth in Section 9.5(e).

1.52 “Detail” or “Detailing” means an interactive face-to-face visit by a Sales Representative with a Healthcare Professional or healthcare provider having prescribing authority and who is within the target audience, during which approved uses, safety, effectiveness, contraindications, side effects, warnings, or other relevant characteristics of a pharmaceutical or biological product are discussed in an effort to increase prescribing preferences of a pharmaceutical or biological product for its approved uses. Details shall not include: (a) activities conducted by medical support staff; or (b) e-details, activities conducted at conventions or similar gatherings, or activities performed by market development specialists, managed care account directors, and other personnel not performing face-to-face sales calls or not specifically trained with respect to a pharmaceutical or biological product.

CONFIDENTIAL

1.53 “Detailing Costs” means [***]

1.54 “Develop” or “Development” means all activities covering research, non-clinical, preclinical and Trials (including Trial recruitment and Trial site engagement), toxicology testing, companion diagnostics development, statistical analysis and reporting, all the aforementioned regarding the Licensed Antibody and/or the Product in any country or jurisdiction in the world in the Field and being necessary or reasonably useful or requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining any or all Regulatory Approvals for the Licensed Antibody and/or Product in any country or jurisdiction in the world in the Field. For clarity, “Develop” and “Development” shall include Post-Marketing Authorization Trials that are required by or committed to Regulatory Authorities but shall not include any activities covering Commercialization or Manufacture or other Regulatory Activities.

1.55 “Development Activities” means activities by or on behalf of the Parties or their Affiliates (or their Sublicensee(s) or subcontractor(s)) with respect to the Development of the Licensed Antibody or Product in the Field, which are (i) Joint Development Activities or (ii) Sole Funded Development Activities.

1.56 “Development Costs” means [***] Development Costs shall exclude Commercialization Costs, Medical Affairs Activities Costs and Regulatory Costs. [***]

1.57 “Development Data” means all non-clinical, clinical, technical, biochemical, safety, and scientific data and information and other results, including relevant laboratory notebook information, screening data, Regulatory Data and synthesis schemes, including descriptions in any form, data and other information, including GMP and GDP-related quality information, generated by or resulting from or in connection with the conduct of Joint Development Activities (“Joint Development Data”) or in connection with the conduct of any Sole Funded Development Activity (“Sole Funded Development Data”).

1.58 “Development FTE Rate” means, with respect to FTE costs, [***] US Dollars (USD [***]) per year for Development, Manufacture, and Regulatory Activities-related FTEs. [***]

1.59 “Development Plan” means the plan for the Development of the Product in the Field in the Territory agreed upon by the Parties through the JDC and approved by the JSC, which plan may be amended and/or supplemented from time to time by consensual agreement of the JDC and approval by the JSC and shall cover at least the upcoming [***] months at all times. An initial outline of the Development Plan is provided in EXHIBIT 6 (“Development Plan Outline”).

1.60 “Disclosing Party” has the meaning set forth in Section 16.1.

1.61 “Disclosure Schedule” has the meaning set forth in Section 13.2.

1.62 “Dispute” has the meaning set forth in Section18.3(a).

1.63 “Distribution” means all activities with respect to the Product covering the (a) handling, storage and transportation to fulfil orders; and (b) interactions with wholesalers, specialty pharmacies, distributors and group purchasing organizations.

1.64 “Distribute” shall have the correlative meaning.

CONFIDENTIAL

1.65 “Distributor” means, for the purposes of the [***] definition and Net Sales definition, any Third Party that is not granted a sublicense hereunder, but that (a) has been granted the right to Distribute or resell any quantities of Product, which quantities are provided by a Party or its Affiliates or its Sublicensee(s); (b) pays the Party or its Affiliate or its Sublicensee(s) a transfer price and assumes responsibility to resell in its name; and (c) does not pay the Party or its Affiliate or its Sublicensee(s) a royalty calculated as a percentage of sales or net sales, and (d) does not pay the Party or its Affiliate or its Sublicensee(s) any other consideration in connection with Licensed Antibody or Product.

1.66 “DLBCL” means Diffuse Large B Cell Lymphoma (including any line of treatment, including first line, second line and third line, and including relapsed/refractory “R/R” forms). For clarity, any of the above forms or lines of therapy to treat Diffuse Large B Cell Lymphoma can achieve the milestone events as set out in Section 8.2.

1.67 “Drug Product” means the Product in its final dosage form filled in its designated primary containers (e.g. vials) but not labelled and not packed in the final secondary packaging.

1.68 “Early Access Program” means a program that gives patients access to the Product in a certain country or territory prior to Marketing Authorization grant, or where applicable, prior to Pricing Approval, of the Product in such country or territory and outside the framework of a Trial.

1.69 “Effective Date” shall mean the first (1st) Business Day following the date on which Clearance occurs.

1.70 “EMA” means the European Medicines Agency or any successor agency thereto in the EU.

1.71 “European Major Market” means [***].

1.72 “European Region” means [***].

1.73 “European Union” or “EU” means [***].

1.74 “Execution Date” shall mean the date set forth in the Introductory Clause of this Agreement.

1.75 “Existing Product Marks” means the Product Marks owned by MorphoSys and existing at the Execution Date, which are listed in EXHIBIT 12.

1.76 “External Costs” means [***] external expenses (including [***]) [***] excluding [***] paid by a Party or its Affiliates to Third Parties for [***] To the extent such services are not attributable solely to Product, then only the respective pro rata amount, which shall be agreed between the Parties in good faith, for Product shall be regarded as External Cost.

1.77 “FDA” means the United States Food and Drug Administration or any successor agency thereto in the US.

1.78 “Field” means all human and non-human diagnostic, prophylactic, therapeutic and palliative uses.

CONFIDENTIAL

1.79 “Filing” means, with respect to any Regulatory Approval, the submission to the respective Regulatory Authority of all necessary Regulatory Materials to apply for such Regulatory Approval.

1.80 “Finished Drug Product” means the Drug Product finally labelled and packaged for end-user use, as required for a Trial or for Commercialization, as applicable.

1.81 “First Commercial Sale” means, with respect to any Product and country, the first sale of such Product in a country by COMPANY or its Affiliates or Sublicensees to any Third Party (other than a Sublicensee).

1.82 “First Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed before any other product and the predominant portion of time is devoted to the Detailing of such pharmaceutical product.

1.83 “FL” means follicular lymphoma (including any line of treatment, including first line, second line and third line, and including relapsed/refractory forms). For clarity, any of the above forms or lines of therapy to treat Follicular Lymphoma can achieve the milestone events as set out in Section 8.2.

1.84 “FTE” means the equivalent of one (1) full-time person working over a twelve (12) month period [***].

1.85 “GAAP” means Generally Accepted Accounting Principles and can comprise International Financial Reporting Standards (IFRS) or US-GAAP, consistently applied.

1.86 “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (i) as set forth in European Commission Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into Law by European Commission Directive 2005/28/EC laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products, (ii) regulation 536/2014 of the European Parliament and of the council of 16 April 2014 on clinical trials on medicinal products for human use, (iii) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any further addenda thereto and any other guidelines for good clinical practice for trials on medicinal products in the EU, (iv) the Declaration of Helsinki (2004) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (v) US Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (vi) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time and in each case that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.87 “Germany Co-Detailing Agreement” has the meaning set forth in Section 2.4(d).

1.88 “Global Branding” has the meaning set forth in Section 5.6(a)(i)(1).

1.89 “Global Brand Strategy” has the meaning set forth in Section 5.6(a)(i)(2).

CONFIDENTIAL

1.90 “Global Product Mark” has the meaning set forth in Section 5.6(a)(iii) and includes the Existing Product Marks.

1.91 “Global Trial” would mean a (i) Trial, other than a MorphoSys Trial, that is required to obtain and/or maintain Regulatory Approvals in at least the Co-Commercialization Territory and possibly also other country(ies) within the COMPANY Territory, or (ii) an investigator initiated Trial, which is conducted in at least the Co-Commercialization Territory and possibly also other country(ies) within the COMPANY Territory or (iii) an Early Access Program based on a MorphoSys Trial or a Trial under (i) above, which is conducted in at least the Co-Commercialization Territory and possibly also other country(ies) within the COMPANY Territory. If any activity under each of (i), (ii) and (iii) above is a Non-NDA Study, such activity to be subject to approval under Section 9.2(e).

1.92 “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (i) as set forth in European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time, as well as the OECD Series on Principles of Good Laboratory Practice, (ii) the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (iii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.93 “GMP” means all applicable Good Manufacturing Practices including, as applicable, (i) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice, (ii) the principles detailed in the US Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (iii) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, (iv) the principles detailed in the ICH Q7A guidelines, and (v) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.94 “Governmental Authority” means any multinational, supra-national, federal, state, local, municipal or other governmental authority of any nature (including any Regulatory Authority and any governmental association, division, prefecture, subdivision, department, agency, bureau, branch, office, commission, committee, council, court or other tribunal, such as statutory health insurance funds and their associations), in each case having jurisdiction over the applicable subject matter.

1.95 “Government Official” means (a) any officer, employee of a government or any department, agency or instrument of a government; (b) any person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government, including, for example, a Healthcare Professional employed by a public hospital or healthcare system; (c) any officer or employee of a company or business owned in whole or part by a government; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any political party, officer or employee of a political party ,or any person acting in an official capacity on behalf of a political party; and/or (f) any candidate or relative of any candidate for political office.

CONFIDENTIAL

1.96 “Healthcare Professional” means any member of the medical, pharmacy or nursing professions or any other person who in the course of his or her professional activities may prescribe, purchase, supply or administer a medicinal product.

1.97 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

1.98 “HSR Filing Date” has the meaning defined in Section 18.21(a).

1.99 “IND” means an Investigational New Drug Application (as defined in the US Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §312) in the US, a clinical trial application in Europe, or a comparable application or filing in any other jurisdiction (i.e., a filing with a Regulatory Authority or Ethics Committee that must be made prior to commencing clinical testing in humans).

1.100 “Independent Trial” means a Trial, which has not been agreed by the Parties to be a Global Trial as Joint Development Activity in accordance with Section 3.5. For clarity, an Independent Trial may be conducted in countries in either or both the Co-Commercialization Territory and the COMPANY Territory, provided that (i) such Independent Trial has been reviewed and discussed in the JDC, (ii) any Non-NDA Study is subject to approval under Section 9.2(e), and (iii) such Independent Trial has been included into the Development Plan.

1.101 “Indication” means, with respect to a Product, a separate and distinct disease or medical condition that such Product is intended to treat, cure, mitigate, control, prevent, diagnose, monitor or ameliorate, as set forth in the Market Authorization Application or label for such Product, as applicable, for which such Product has received Regulatory Approval from the applicable Regulatory Authority. For clarity, DLBCL, FL, MCL, MZL, ALL and CLL shall be separate Indications. For the purpose of Section 8.2 only, the use of a Product to treat an expanded set of patients or a sub-population of patients for a disease or medical condition, when such Product has already received Regulatory Approval in a different patient population or sub-population of patients with respect to such disease or medical condition or line of therapy, shall not constitute a separate Indication with respect to such Product, except as specifically outlined [***].

1.102 “Initial Know-How Transfer” has the meaning set forth in Section 3.1.

1.103 “Invention” means any invention, discovery, improvement, technology or other Know-How (in each case, whether patentable or not) that is not existing as of the Execution Date and is invented or generated under this Agreement during the Term.

1.104 “JCC” has the meaning set forth in Section 9.7(a).

1.105 “JDC” has the meaning set forth in Section 9.5(a).

1.106 “JMC” has the meaning set forth in Section 9.6(a).

1.107 “Joint Development Activities” means (i) any Global Trial(s) or MorphoSys Trial(s), including Development Activities directly attributable to, or reasonably allocable to the performance of a Global Trial or a MorphoSys Trial, (ii) establishment and maintenance of the global safety database (or safety databases, as applicable) and, until obtaining of first Regulatory Approval for Product in Territory, pharmacovigilance activities for the Product, and (iii) Manufacturing Development Activities; in each case undertaken by or on behalf of a Party

CONFIDENTIAL

or its Affiliates (or their Sublicensee(s) or subcontractors) with respect to the Licensed Antibody or Product in the Field and, for activities carried out after the Execution Date, consistent with the applicable Development Plan. For the avoidance of doubt, Manufacturing (other than commercial supply), distribution and clinical supply of Product, as well as any combination or comparator products, for Development Activities directly attributable to, or reasonably allocable to the performance of a Global Trial or a MorphoSys Trial shall be regarded as Joint Development Activities.

1.108 “Joint Development Budget” shall mean the annual budget for all Joint Development Costs in the applicable Development Plan as agreed through the JDC and approved by the JSC, which budget may be amended and/or supplemented from time to time by consensual agreement of the JDC and approval by the JSC and shall cover at least the upcoming [***] months at all times. An initial outline of the Joint Development Budget is provided in EXHIBIT 7.

1.109 “Joint Development Costs” means the Development Costs incurred by a Party or its Affiliates directly attributable to, or reasonably allocable to Joint Development Activities, provided that such costs and expenses are consistent with the applicable Development Plan (including the Joint Development Budget contained therein). “Joint Development Costs” shall [***]. For clarity, Joint Development Costs shall exclude Medical Affairs Activities Costs, Regulatory Costs and Commercialization Costs. For the avoidance of doubt, to the extent costs are partly directly attributable to the Joint Development Activities and partly attributable to other activities of COMPANY or MorphoSys (in particular Sole Funded Development Activities), such costs shall constitute “Joint Development Costs” on a pro rata basis, which calculation shall be agreed between the Parties in good faith.

1.110 “Joint Foreground Patents” means all Patents claiming Joint Inventions.

1.111 “Joint Invention” means an Invention that is conceived jointly by employees of, or persons under an obligation of assignment to, MorphoSys and COMPANY.

1.112 “JSC” or “Joint Steering Committee” shall have the meaning set forth in Section 9.2(a).

1.113 “Know-How” means (i) all information, techniques, data, inventions, practices, methods, processes, knowledge, know-how, skill, experience, technical data, test results (including pharmacological, toxicological, clinical, analytical and quality control data, regulatory submissions, correspondence and communications, and marketing, distribution, pricing, cost, manufacturing, patent and legal data or descriptions), and (ii) compositions of matter, assays, cell lines, vectors, plasmids and other materials, including Development Data.

1.114 “Labelling and Packaging” means labelling and packaging of the Drug Product, including insertion of materials such as patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Product considered to be part of the Finished Drug Product, and its handling, storage, quality control, quality assurance, testing and related activities of the Product in connection with the foregoing.

1.115 “Laws” means all laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Governmental Authority.

1.116 “Licensed Antibody” means (a) the humanized monoclonal antibody designated by MorphoSys as “MOR208” or “tafasitamab” or “XmAb5574” the amino acid sequence of which

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is disclosed in EXHIBIT 1 and/or (b) all derivative, follow-on and backup molecules thereof in all cases owned or Controlled by MorphoSys on the Execution Date or during the Term, (c) all derivative, follow-on and backup molecules, invented jointly with COMPANY at any time during the Term to the extent not forbidden by the Xencor Agreement and/or (d) any other anti-CD19 monoclonal antibodies owned or Controlled by MorphoSys as of the Execution Date or during the Term. “Licensed Antibody” excludes XmAb5871 and all Antibodies in the XmAb5871 Program.

1.117 “Losses” has the meaning set forth in Section 14.1.

1.118 “MAA” means a Marketing Authorization application in the form of a BLA in the US, a MAA in Europe, a JNDA in Japan or a comparable filing or filing serving to apply for Marketing Authorization in any other regulatory jurisdiction.

1.119 “M&A Event” has the meaning set forth in Section 18.1.

1.120 “Manufacturing” or “Manufacture” means all activities related to the manufacturing of the Licensed Antibody or a Product (both whether finished or not) or a Placebo thereof, or a combination or comparator product, or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and lot release testing, release, certification, filling, Labelling and Packaging, quality assurance activities related to such aforementioned manufacturing of the Licensed Antibody, Product, combination or comparator product as well as handling and storage of the Licensed Antibody or Product or a Placebo thereof.

1.121 “Manufacturing Development Activities” means development of test methods, stability testing, formulation development, manufacturing development, process development, quality assurance activities, quality control activities, qualification and validation activities, development activities for analytical test methods, analytical testing, release testing, generation of reference materials, manufacturing process validation, scale-up, and all other activities, including CMC-related activities, necessary for or related to the development of Manufacture of Licensed Antibody, Placebo and Product for clinical or commercial use in the Field as far as directly allocable to or reasonably useful for the development of Manufacture for the supply for or Regulatory Approvals in any country worldwide.

1.122 “Marketing Authorization” means, with respect to a Product, the possession of all approvals (including supplements, amendments), licenses, registrations and authorizations of any national (e.g., the FDA), supra-national (e.g., the European Commission), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority, necessary for the manufacture, distribution, use and sale of such Product in a regulatory jurisdiction. For the avoidance of doubt, “Marketing Authorization” shall not include Pricing Approval.

1.123 “Material Breach” has the meaning set forth in Section 17.2(a).

1.124 “MCL” means Mantle Cell Lymphoma (including any line of treatment, including first line, second line and third line, and including relapsed/refractory forms). For clarity, any of the above forms or lines of therapy to treat Mantle Cell Lymphoma can achieve the milestone events as set out in Section 8.2.

1.125 “Medical Affairs Activities” means non-promotional activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, Licensed Antibody(ies) or Product(s), including by way of example: (i) activities of

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medical science liaisons; (ii) the provision of grants or sponsorships to support continuing medical education, symposia, or Third Party research related to the Product; (iii) the development, publication and dissemination of publications relating to the Product and/or related disease or therapeutic indication; (iv) medical information services provided in response to inquiries communicated via Sales Representatives or received by letter, phone call, email or other means of communication; (v) presentation of relevant medical information to third-party payers, advocacy (including patient advocacy groups) and health policy groups; (vi) the conduct of advisory board meetings and other meetings with Healthcare Professionals; and (vii) Non-NDA Studies.

1.126 “Medical Affairs Activities Costs” means costs and expenses [***] the Medical Affairs Activities conducted pursuant to the Agreement and the Development Plan and Co-Commercialization Plan (as applicable) then in effect, incurred by a Party [***] Medical Affairs Activities in the Co-Commercialization Territory in accordance with the Joint Development Budget and Co-Commercialization Budget (as applicable), [***]. For the avoidance of doubt, to the extent costs are partly directly attributable to Medical Affairs Activities and partly attributable to other activities of COMPANY or MorphoSys (in particular Medical Affairs Activities for products controlled by COMPANY that are not Licensed Antibody or Product), such costs shall constitute “Medical Affairs Activities Costs” on a pro rata basis, which calculation shall be agreed between the Parties in good faith.

1.127 “MorphoSys Annual Development Report” means, for each calendar year, the written report that describes MorphoSys’ past and planned Development activities for Licensed Antibody or Product in the Field for that year, and covers other subject matter as called for in Section 3.14(b).

1.128 “MorphoSys Background Patents” means (a) all patents and patent applications listed in EXHIBIT 2; (b) all patent applications (including provisional and utility applications) claiming priority to or common priority with or based on any of the foregoing, including all divisionals, continuations, continuations-in-part, patents of addition and substitutions of any of the foregoing; (c) all patents issuing on any of the foregoing, and all reissues, re-examinations, renewals and extensions of any of the foregoing, (d) all counterparts to the foregoing in other countries; and (e) all supplementary protection certificates, restoration or extension of patent term and other similar rights of MorphoSys and its Affiliates based on any of the foregoing. At the reasonable request of COMPANY, but no more than once per [***], MorphoSys shall provide COMPANY with an updated list of MorphoSys Background Patents and correct any typographical errors.

1.129 “MorphoSys Core Improvement Inventions” means any and all Product Inventions, for which MorphoSys (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1) person who would be a properly named inventor on the US Patent claiming such invention, that were invented in the course of MorphoSys’ or its Affiliate’s Product activities during the Term, and (a) relate to enhancing the antibody-dependent cytotoxic activity of an Fc in comparison to human wild type IgG1 antibodies, including, but not limited to, ADCC, CDC, and/or phagocytosis, and (b) are not claimed in patents all of the claims of which are limited by CD19, any other target, or by CDR or specificity of the Antibody.

1.130 “MorphoSys Foreground Patents” means any Patent claiming a MorphoSys Invention.

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1.131 “MorphoSys Funded Development Activities” means Independent Trials-related activities performed by or on behalf of MorphoSys or its Affiliates (or Sublicensee(s) or subcontractor(s)) for Product.

1.132 “MorphoSys Invention” means an Invention that is conceived solely by employees of MorphoSys or its Affiliates or of a Third Party under an obligation of assignment to MorphoSys or its Affiliates.

1.133 “MorphoSys Know-How” means all Know-How that MorphoSys or its Affiliate Controls during the Term that relates in any way to any Product, Licensed Antibody or a method of Developing, Manufacturing, using (including methods of administration and dosing regimens) or testing of (or in the case of testing, of or for the presence of) any of the foregoing or any article necessary or reasonably useful to practice or use (including those present during the practice or use of) any such Product, Licensed Antibody or method. The MorphoSys Know-How includes all clinical data generated in clinical trials of Product by or for MorphoSys or its Affiliates. To avoid doubt, MorphoSys Know-How does not include Know-How relating to the manufacture of the Licensed Antibody and Product that is Controlled by [***] on the Execution Date. Without limiting the generality of the definition set forth in this Section, the MorphoSys Know-How on the Execution Date is listed in more detail in EXHIBIT 4A hereto.

1.134 “MorphoSys Patent” means any MorphoSys Background Patent and MorphoSys Foreground Patent.

1.135 “MorphoSys Trial(s)” means the Trials outlined in EXHIBIT 8A, [***].

1.136 “MZL” means Marginal Zone Lymphoma (including any line of treatment, including first line, second line and third line, and including relapsed/refractory forms). For clarity, any of the above forms or lines of therapy to treat Marginal Zone Lymphoma can achieve the milestone events as set out in Section 8.2.

1.137 “Net Sales” means the gross amount invoiced by a Party or its Affiliates or any Sublicensee(s) for the sale of Product in the Territory, less any of the following applicable deductions related to such sale and included in the invoiced amounts:

[***]

In the event that a Product is sold as part of a Combination Product, Net Sales of the Product, for the purpose of determining royalty payments, shall be determined by [***].

Net Sales excludes [***].

Net Sales includes [***].

Net Sales amounts shall be determined from the books and records of a Party and its Affiliates maintained in accordance with GAAP consistently applied [***].

1.138 “NHL” means non-Hodgkins lymphoma, including but not limited to DLBCL, FL, marginal zone lymphoma and mantle cell lymphoma (including any line of treatment, including first line, second line and third line, and including relapsed/refractory forms).

1.139 “Non-Breaching Party” has the meaning described in Section 17.2(a).

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1.140 “Non-NDA Study” means a Trial that is either (a) an investigator initiated trial, (b) Early Access Program, (c) interventional health economics and outcomes research (HEOR), (d) non-interventional retrospective or prospective study, or (e) Post-Marketing Authorization Trial, in each case (a) through (e) above such Trial shall not be required by, or are a commitment to, Regulatory Authorities.

1.141 “Other Licensee(s)” means any Third Party to whom Xencor or any of its Affiliates has granted a license or sublicense to research, develop, manufacture and/or commercialize any XmAb5871 Product.

1.142 “Patent” means any patent application or patent anywhere in the world, including all of the following kinds: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any supplementary protection certificates, restoration of patent terms and other similar rights.

1.143 “Patent Challenge” has the meaning set forth in Section 11.20.

1.144 “Personal Data” means any information relating to an identified or identifiable natural person.

1.145 “Pivotal Trial” means a Trial (or – in case of a multiphase clinical trial – those parts of a clinical trial) intended and/or sufficient to provide affirmative evidence for a drug Marketing Authorization approval, including but not limited to a Phase 3 Trial.

1.146 “Phase 1 Trial” means, with respect to a Product, a Trial (or — in case of a multi-phase clinical trial — those parts of a clinical trial) in line with the provisions of 21CFR312, Section 21 (a).

1.147 “Phase 2 Trial” means, with respect to a Product, a Trial (or — in case of a multi-phase clinical trial — those parts of a clinical trial) in line with the provisions of 21CFR312, Section 21 (b).

1.148 “Phase 3 Trial” means, with respect to a Product, a Trial (or — in case of a multi-phase clinical trial — those parts of a clinical trial) in line with the provisions of 21CFR312, Section 21 (c).

1.149 “Placebo” means a substance or mixture of substances lacking presence of an active pharmaceutical ingredient, manufactured for purposes of control treatment in blinded clinical trials with Product.

1.150 “PMDA” means the Pharmaceuticals and Medical Devices Agency in Japan or any successor agency thereto.

1.151 “Post-Marketing Authorization Trial” means with respect to Product, a Trial occurring after Marketing Authorization in a given Indication, including post-market requirement and commitment studies that are required of or agreed to by the Sponsor and that gather additional information about the Product’s safety, efficacy, or optimal use within the Indication covered by the Marketing Authorization, including phase IV Trials and confirmatory Trials.

1.152 “Pre-Launch” means all activities undertaken prior to and in preparation for the launch of the Product in a given country or region. Pre-Launch shall include all activities directed to market research, advisory boards, medical education, disease-related public relations, sales force training and other pre-launch activities prior to the First Commercial Sale of the Product in a given country or region.

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1.153 “Pre-Tax Profit (Loss)” means, for the purposes of this Agreement, for a given period of time, all Net Sales in the Co-Commercialization Territory during such period, less the sum of both Parties’ [***]. For sake of clarity, Pre-Tax Profit (Loss) shall be determined in accordance with GAAP consistently applied for all costs other than FTE Costs, which costs shall be determined as set forth in this Agreement, prior to application of any income taxes. In the event that there is overlap among any of those deductions (i)-(vii) and the deductions (a)-(e) under the Net Sales definition, each individual item shall only be deducted once in each Pre-Tax Profit (Loss) calculation.

1.154 “Pre-Tax Profit (Loss) Share” has the meaning set forth in Section 7.7.

1.155 “Pricing Activities” means activities by or on behalf of the Parties or their Affiliates (or their Sublicensee(s) or subcontractor(s)) with respect to (a) preparation, filing, obtaining and maintaining Pricing Approvals, (b) Pricing Materials, (c) calls and meetings with Governmental Authorities in relation to Pricing Approvals and/or Pricing Materials, all with respect to Licensed Antibody(ies) and/or Product(s).

1.156 “Pricing Approval” means the approval, agreement, determination or decision from a Governmental Authority or a private payer establishing the final net price and reimbursement for the Product for sale in a given country or regulatory jurisdiction, in such country or other regulatory jurisdiction prior to or subsequent to the marketing and sale of the Product in such country or regulatory jurisdiction.

1.157 “Pricing Costs” means [***] Pricing Activities in relation to the Product. [***].

1.158 “Pricing Materials” means applications, submissions, notifications, communications, correspondence, registrations and/or other filings submitted to, made to, received from or otherwise conducted with a Governmental Authority that are necessary in order to obtain and maintain Pricing Approvals in a particular country or regulatory jurisdiction.

1.159 “Product” means any product for use in the Field comprising or containing a Licensed Antibody, alone or in combination with one or more other active ingredients in all forms, in current and future formulations, dosage forms and strengths, and delivery modes, including any improvements to any of the foregoing.

1.160 “Product Inventions” means any and all patentable Inventions that constitute or relate in any way to (a) the Licensed Antibody, Product, Antibody in the XmAb5871 Program, or pharmaceutical composition containing any such Antibody, (b) any method of making, using (including methods of administration and dosing regimens) or testing (in the case of testing, of or for the presence of) any of the foregoing, and/or (c) any article necessary or useful to practice (including those present during the practice of) any method referred to in clause (b) (including cell lines, vectors and plasmids used in production).

1.161 “Product Liability Expenses” means [***].

1.162 “Product Marks” means the trademarks for use in connection with the Commercialization of the Product, including the trade dress, style of packaging, logos, internet domain names, trade names and other proprietary names for the Product used in connection with the Commercialization of the Product. For clarity, Product Marks shall not include the corporate names and logos of COMPANY or MorphoSys.

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1.163 “Pro Rata Percentage” means, in the context of costs, expenses, fees and payments sharing between the Parties under this Agreement, the following proportionate allocation:(a) with respect to COMPANY, fifty-five percent (55%), and (b) with respect to MorphoSys, forty-five percent (45%). For clarity, for Co-Commercialization Costs in the Co-Commercialization Territory, the Pro Rata Percentage shall not apply but the principles set forth in Section 7.7 shall apply.

1.164 “Regulatory Activities” means activities by or on behalf of the Parties or their Affiliates (or their Sublicensee(s) or subcontractor(s)) with respect to (a) preparation, filing, obtaining and maintaining Regulatory Approvals (b) Regulatory Materials, (c) calls and meetings with Regulatory Authorities, all with respect to Licensed Antibody(ies) and/or Product(s).

1.165 “Regulatory Approvals” means all necessary approvals (including INDs, Marketing Authorizations and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Governmental Authority, necessary for the Development, Manufacture, distribution, use, promotion, importing, sale and commercialization of the Product in a given country or regulatory jurisdiction, except for Pricing Approvals.

1.166 “Regulatory Authority” means any Governmental Authority in any jurisdiction of the world involved in the granting of Marketing Authorization and/or authorizations for clinical trials for pharmaceutical products or medical devices (including regulated diagnostics).

1.167 “Regulatory Costs” means [***] Regulatory Activities. [***] Regulatory Costs shall exclude Development Costs, Commercialization Costs, Manufacturing costs and Medical Affairs Activities Costs.

1.168 “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with obtaining or maintaining all Regulatory Approvals and Pricing Approval for the Product in the Territories (including relevant parts of any applicable Drug Master Files (“DMFs”), Chemistry, Manufacturing and Control (“CMC”) data, Common Technical Document (“CTD”) or similar documentation).

1.169 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations and/or other filings submitted to, made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain and maintain Regulatory Approvals, market, sell or otherwise Commercialize the Product in a particular country or regulatory jurisdiction. Regulatory Materials include materials relating to pre-IND meetings, INDs, pre-MAA meetings, MAAs, presentations, responses, and applications for other Regulatory Approvals, excluding Pricing Materials.

1.170 “ROW Territory” means the COMPANY Territory excluding the European Region and Japan.

1.171 “Royalty Term” has the meaning set forth in Section 8.3(c).

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1.172 “Sales Representative” means an authorized salesperson or agent who has been qualified by either Party under the Party’s respective policies and procedures to sell a Product, whether employed or otherwise contracted by a Party.

1.173 “Second Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed in the second position (i.e., no more than one other product is presented to or discussed with the Healthcare Professional before such Product) and the second most predominant portion of time is devoted to the Detailing of such pharmaceutical product.

1.174 “Sole Funded Development Activities” means either a MorphoSys Funded Development Activity and/or COMPANY Funded Development Activity.

1.175 “Sole Funded Development Activity Budget” has the meaning set forth in Section 3.5.

1.176 “Sole Funded Development Activity Plan” has the meaning set forth in Section 3.5.

1.177 “Sponsor” means the Party (or such Party’s Affiliate or sublicensee) taking responsibility for the initiation and management, and/or financing of a Trial in accordance with applicable Laws. For the avoidance of doubt, the allocation of costs for Development activities in the internal relationship between the Parties under this Agreement shall not be decisive to determine which Party is the Sponsor of a Trial under this definition.

1.178 “Sublicense Agreement” means a sublicense or other right (including any option for a sublicense) for any Licensed Antibody, specifically excluding rights granted to Distributors.

1.179 “Sublicensee” means a Third Party to whom a Party (or its Affiliate) has granted a (sub)license, specifically excluding distributors and excluding contract manufacturing organizations with a right to Manufacture on behalf of a Party (or its Affiliate or its Sublicensee) only.

1.180 “Supply Agreement” has the meaning set forth in Section 6.1.

1.181 “Target” means CD19.

1.182 “Technology Transfer” has the meaning assigned to it in Section 6.6(a).

1.183 “Term” has the meaning assigned to it in Section 17.1(a).

1.184 “Territory” means, collectively, the Co-Commercialization Territory and the COMPANY Territory.

1.185 “Third Party” means any person or entity other than a Party or an Affiliate of a Party.

1.186 “Third Party Patents” means all Patents owned by any Third Party (other than Xencor or [***]) that a Party reasonably determines would be necessary for the research, development, manufacture (whether for development or Commercialization activities), use or Commercialization of any Licensed Antibody or Product.

1.187 “Third Party Payments” means [***].

1.188 “TPP” means the target product profile for the Product in the Field worldwide.

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1.189 “Trial” means any clinical study or clinical trial (including interventional clinical trials), Independent Trials and Sole Funded Development Activities in which the Product is administered or otherwise evaluated in humans (including any Post-Marketing Authorization Trial, Non-NDA Studies, paediatric trials) or any non-interventional, retrospective or observational studies related to the Product.

1.190 “US” means the United States of America and its respective territories, districts, commonwealths and possessions (including Guam and Puerto Rico).

1.191 “US Dollar” means U.S. Dollars and all references to “dollars” or “$” herein shall mean U.S. Dollars.

1.192 “US Government Price Calculations and Reporting” has the meaning set forth in Section 4.5.

1.193 “Valid Claim” means (a) a claim of an issued and unexpired patent which has not been found to be unpatentable, invalid or unenforceable by a court or other authority having jurisdiction, from which decision no appeal is taken or can be taken; and (b) a claim of a pending application, which pending application (i) has not been pending for more than seven (7) years from the date of its earliest priority date, and (ii) which claim has not been finally abandoned. For the avoidance of doubt, any claim of an application which directly or indirectly claims priority to any application filed more than [***] years from the date of its earliest priority date shall not be a Valid Claim unless and until such claim becomes the claim of an issued and unexpired patent falling within subsection (i) of this Section.

1.194 “Wild Type IgG 1” means a monoclonal anti-CD19 Antibody, which has identical variable regions as XmAb5574 and XmAb5871 and a wild type IgG 1 backbone and the amino acid sequence of which is set forth in EXHIBIT 9D.

1.195 “Xencor” means XENCOR, INC., a Delaware corporation with its principal offices at 111 West Lemon Avenue, Monrovia, CA 91016.

1.196 “Xencor Agreement” means the collaboration and license agreement entered into by and between MorphoSys and Xencor on June 27, 2010, under which MorphoSys obtained an exclusive license to further develop and commercialize MOR208 worldwide. A redacted version of the Xencor Agreement was provided to COMPANY.

1.197 “Xencor Agreement Effective Date” means the effective date of the Xencor Agreement, i.e. 27 June 2010.

1.198 “Xencor Agreement Term” shall mean the term of the Xencor Agreement.

1.199 “Xencor Background Patents” means (a) all patents and patent applications listed in EXHIBIT 3; (b) all patent applications (including provisional and utility applications) claiming priority to or common priority with or based on any of the foregoing, including all divisionals, continuations, continuations-in-part, patents of addition and substitutions of any of the foregoing; all patents issuing on any of the foregoing, and all reissues, re-examinations, renewals and extensions of any of the foregoing, all counterparts to the foregoing in other countries; and all supplementary protection certificates, restoration or extension of patent term and other similar rights of MorphoSys and its Affiliates based on any of the foregoing; (c) all Patents, for which Xencor (or its Affiliate) has (meaning that Xencor (or its Affiliate) employs or has engaged as a consultant) at least one (1) person who would be a properly named

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inventor on the U.S. patent claiming such invention, that were invented in the course of Xencor’s (or its Affiliate’s) Product and/or Licensed Antibody and/or XmAb5871 Program activities and for which a Patent was filed before the Execution Date; including Xencor Patents filed before the Execution Date, and (d) all Patents other than the Patents listed in EXHIBIT 3 Controlled by Xencor or its Affiliate during the Xencor Agreement Term and claiming priority to a Patent in existence prior to the Execution Date that Cover Licensed Antibody and/or Product, all to the extent Controlled by MorphoSys on the Execution Date, but excluding after a Xencor Change of Control all Patents of the acquirer and/or the acquiring corporate family existing prior to or on the date of such Xencor Change of Control, claiming priority to such a Patent existing prior or on such date, or owned or controlled by such acquirer and/or the acquiring corporate family independently of Xencor (for clarity, in the case where Xencor is merged into another entity, the references here to “Xencor” and “independently of Xencor” mean to refer to “the merged entity” and “independently of the merged entity”). For the avoidance of doubt, all Patents that qualified as Patents under (d) prior to the date of such Xencor Change of Control shall remain part of Xencor Background Patents during the Term. To avoid doubt, Xencor Background Patents exclude Patents on Xencor’s technologies for protein and/or antibody design, such exclusion including Xencor’s PDA® technology.

1.200 “Xencor Candidate Specific Product Invention Patents” means Xencor Background Patents and Xencor Product Invention Patents, both solely related to a Product.

1.201 “Xencor Change of Control” means (a) any acquisition, sale or merger of Xencor (or all or substantially all of its assets), regardless of the form of the transaction (specifically including stock sales, asset sales, and reverse transactions), or (b) Xencor becoming Affiliated with any [***].

1.202 “Xencor Foreground Patents” means the Patents described in EXHIBIT 5, all to the extent Controlled by MorphoSys after the Execution Date during the Term.

1.203 “Xencor Know-How” means all unpatented Know-How that (i) is owned or Controlled by Xencor or its Affiliate as of the Xencor Agreement Effective Date, or owned or Controlled by Xencor or its Affiliate thereafter during the collaboration term of the Xencor Agreement, which is already expired, and (ii) is necessary or useful for Licensed Antibody, and/or Product development and/or commercialization (including Know-How relating to any method of making, using (including methods of administration and dosing regimens) or testing of (or in the case of testing, of or for the presence of) or Manufacturing of a Licensed Antibody and/or Product) or any article necessary or useful to practice (including those present during the practice of any such method) any of the foregoing; but specifically excluding computational protein design methods and drug discovery (but not development) methods and Know-How of an acquirer and/or the acquiring corporate family existing prior to or on the date of a Xencor Change of Control or independently of Xencor thereafter (for clarity, in the case where Xencor is merged into another entity, the references here to “Xencor” and “independently of Xencor” mean to refer to “the merged entity” and “independently of the merged entity”). Without limiting the generality of the definition set forth in this Section, the Xencor Know-How on the Execution Date is listed in more detail in EXHIBIT 4B hereto.

1.204 “Xencor Payments” means the royalty and milestone payments due by MorphoSys to Xencor under the Xencor Agreement.

1.205 “Xencor Product Inventions” means any and all Product Inventions, for which Xencor (or its Affiliate) has (meaning that it employs or has engaged as a consultant) at least one (1)

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person who would be a properly named inventor on the US Patent claiming such invention, that were invented in the course of Xencor’s (or its Affiliate’s) Product and/or XmAb5871 Program activities during the Term.

1.206 “Xencor Product Invention Patents” means all Patents claiming Xencor Product Invention(s).

1.207 “Xencor US Royalties” means [***].

1.208 “XmAb5871” means the monoclonal anti-CD19 Antibody that Xencor referred to as XmAb5871 as of the Xencor Agreement Effective Date, the amino acid sequence of which is set forth in EXHIBIT 9A.

1.209 “XmAb5871 Product” means any pharmaceutical composition containing any Antibody of the XmAb5871 Program.

1.210 “XmAb5871 Program”, “XmAb5871 Program Antibodies”, and “XmAb5871 Antibodies” means all anti-CD19 Antibodies that do not contain any of the Fc variants in EXHIBIT 9B (as “variant” is defined in EXHIBIT 9B) and that both (1) (meaning either of (a) or (b)), and (2): (1) either of: (a) the Fc of such Antibody contains solely a variant listed in EXHIBIT 9C (as “variant” is defined in EXHIBIT 9C); provided, however, that such Antibody is not low-or afucosylated, unless such low- or afucosylated Antibody meets the definition of clause (b) below; or (b) do not have reproducibly higher antibody-dependent cytotoxic activity (including ADCC, CDC, and/or phagocytosis) than XmAb5871 and Wild Type IgG 1, which shall be the case if both (i) such Antibody does not increase the Affinity Constant of Binding to FcgRI by more than a factor of [***] compared to Wild Type IgG 1, does not increase the Affinity Constant of Binding to FcgRIIIa by more than a factor of [***] compared to Wild Type IgG 1, does not have an absolute level of maximal lysis in a CDC activity assay (as set forth in EXHIBIT 9E) of more than [***] percent ([***]%) greater than the absolute level of maximal lysis of Wild Type IgG 1, and does have an Affinity Constant of Binding to FcgRIIb that is more than [***] times higher than XmAb5574, and (ii) such Antibody does not have an Affinity Constant of Binding to FcgRIIa 131 Arg that is higher than [***] of such Antibody’s Affinity Constant of Binding to FcgRIIb, and does not have an Affinity Constant of Binding to FcgRIIa 131His that is more than [***] times higher than Wild Type IgG 1 AND (2) are not antibody-drug conjugates, unless such conjugate inhibits immune function and does not cause either directly or indirectly a cytotoxic effect on target cells. “Affinity Constant of Binding” means the affinity of an Antibody Fc to a Fcg receptor as determined using the protocol in EXHIBIT 9E. The Affinity Constant of Binding is increased, greater or higher if the KA value is nominally increased; as an example a KA of 107 1/M is increased, greater or higher than 106 1/M.

2.	LICENSES AND SUBLICENSES

2.1 License Grant from MorphoSys. Subject to the terms and conditions of this Agreement, and, with respect to Xencor Background Patents, Xencor Foreground Patents and Xencor Know-How, to the extent MorphoSys is entitled under the Xencor Agreement to grant the license rights under this Section 2.1, MorphoSys hereby grants to COMPANY:

(a) an (i) exclusive, royalty-bearing (in accordance with Section 8.3), sublicense under the Xencor Background Patents and Xencor Know-How to research, have

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researched, Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, Commercialize, have Commercialized, import, have imported, export and have exported any Licensed Antibody and/or the Product(s) in the Field in the COMPANY Territory; and a (ii) co-exclusive (together with MorphoSys and its Affiliates and Sublicensees, if any), chargeable (subject to the Pre-Tax Profit (Loss) Share in accordance with Section 7.7) sublicense under the same, to do the same in the Co-Commercialization Territory solely in accordance with the Development Plan and the Co-Commercialization Plan;

(b) an (i) exclusive, royalty-bearing (in accordance with Section 8.3) license under the MorphoSys Background Patents, MorphoSys Foreground Patents, MorphoSys Know-How and MorphoSys’ interest in any Joint Foreground Patents to research, have researched, Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, Commercialize, have Commercialized, import, have imported, export and have exported any Licensed Antibody and/or the Product(s) in the Field in the COMPANY Territory; and a (ii) co-exclusive (together with MorphoSys and its Affiliates and Sublicensees, if any), chargeable (subject to the Pre-Tax Profit (Loss) Share in accordance with Section 7.7) license under the same, to do the same in the Co-Commercialization Territory solely in accordance with the Development Plan and the Co-Commercialization Plan;

(c) an exclusive, royalty-bearing (in accordance with Section 8.3), sublicense and license respectively to all rights to make and use all Xencor Know-How and all MorphoSys Know-How in the Field in the COMPANY Territory solely in order to practice the license of Section 2.1(a) and (b) (and specifically excluding all uses in support of activities outside the scope of the license in Section 2.1(a) and (b));

(d) a (i) non-exclusive, royalty-free sublicense under the Xencor Foreground Patents to research, have researched, Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, Commercialize, have Commercialized, import, have imported, export and have exported Licensed Antibody and/or Product(s) in the Co-Commercialization Territory solely in accordance with the Co-Commercialization Plan and (ii) an exclusive, royalty-free sublicense to MorphoSys’ non-exclusive license under the Xencor Foreground Patents, if any, to research, have researched, Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, Commercialize and have Commercialized, import, have imported, export and have exported Licensed Antibody and/or Product(s) in the Field in the COMPANY Territory. To avoid doubt, the royalty-free nature of the license of this Section 2.1(d) shall not alter in any way the royalty-bearing nature of the license of Section 2.1(a), 2.1(b) or of Section 2.1(e), even if applying to the same Product; and

(e) an (i) exclusive, royalty-bearing (in accordance with Section 8.3), license under the Existing Product Marks to research, have researched, Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, Commercialize, have Commercialized, import, have imported, export and have exported the Licensed Antibody and/or the Product(s) in the Field in the COMPANY Territory; and a (ii) co-exclusive (together with MorphoSys and its Affiliates and Sublicensees, if any), chargeable (subject to the Pre-Tax Profit (Loss) Share in accordance with Section 7.7) license under the same, to do the same in the Co-Commercialization Territory solely in accordance with the Development Plan and the Co-Commercialization Plan.

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2.2 Limitation.

(a) The license grants under Section 2.1(a) to (d) do not include the right to research, have researched, Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, Commercialize, have Commercialized, import, have imported, export and have exported any Antibody that is [***].

(b) The license grants under Section 2.1(a) to (d) to make and have made Licensed Antibody and/or the Product(s) are subject to (i) the COMPANY’s right to have independently Manufactured the Licensed Antibody and/or the Product(s) [***].

(c) The license grants under Section 2.1(a) to (b) are exclusive in the COMPANY Territory, even as to MorphoSys and its Affiliates, to Commercialize the Product(s) in the Field in the COMPANY Territory; provided, however, that MorphoSys retains the right to perform Development Activities and Non-NDA Studies subject to Section 9.2(e)(ii)(4) worldwide pursuant to the Development Plan and this Agreement, including the continuation of MorphoSys Trials and the performance of Independent Trials.

(d) The license grants under Section 2.1(a) to (d) do not include the right to use any Know-How or Patents developed or generated by MorphoSys, its Affiliates or licensees exclusively for use outside of the rights granted and activities contemplated under this Agreement.

(e) The licenses and sublicenses granted to COMPANY in Section 2.1 shall be sublicensable solely as provided in Section 2.5, but shall otherwise be non-assignable and non-transferable (except as explicitly permitted by Article 17 – Term and Termination – or Section 18.1 – Assignment).

(f) COMPANY shall not, and shall procure that its Affiliates and Sublicensees shall not, anywhere in the world, directly or indirectly, sue MorphoSys or its Affiliates and licensees based on a Patent Controlled by COMPANY or any of its Affiliates or Sublicensees as of the Execution Date that Covers a Licensed Antibody and/or a Product for infringement of such Patent due to MorphoSys’, its Affiliates’ or licensees’ Development of Licensed Antibodies and/or Product(s) in the Field in the Territory as agreed under the Development Plan, or Commercialization of Licensed Antibodies and/or Product(s) in the Field in the Co-Commercialization Territory.

2.3 Acknowledgements and Obligations of COMPANY regarding Sublicense.

COMPANY acknowledges and agrees that MorphoSys will notify Xencor promptly after the Execution Date of the sublicenses granted to COMPANY in Section 2.1 and that MorphoSys will provide Xencor with a copy of this Agreement for the sole purpose of enabling Xencor to verify whether this Agreement is in accordance with the Xencor Agreement. The copy of this Agreement that MorphoSys will provide to Xencor will be redacted by MorphoSys with respect to development and commercial plans, and with respect to financial information. COMPANY acknowledges that under the Xencor Agreement, Xencor shall ensure that no information of such copy is disclosed to Xencor personnel other than Xencor officers, or to any Third Party

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other than counsel to Xencor, except solely to the extent required by applicable Laws or to assert Xencor’s rights under the Xencor Agreement (with any further redactions MorphoSys requests that are consistent with the legal requirement, or sufficient for Xencor to assert Xencor’s rights under the Xencor Agreement, meaning, that – with respect to the latter – MorphoSys shall not expand such redactions in a way that limits Xencor’s ability to assert its rights under the Xencor Agreement).

2.4 License Grant from COMPANY. As consideration for all the rights granted by MorphoSys to COMPANY hereunder, subject to the terms and conditions of this Agreement, COMPANY hereby grants to MorphoSys:

(a) A co-exclusive (together with COMPANY), royalty-free, sublicensable (through one (1) or more tiers) license under the COMPANY Foreground Patents and the COMPANY Know-How and COMPANY’s interest in any Joint Foreground Patents to research, have researched, Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, Commercialize, have Commercialized, import, have imported, export and have exported the Licensed Antibody and/or the Product(s) in the Field in the Co-Commercialization Territory;

(b) a non-exclusive, royalty-free, sublicensable (through one (1) or more tiers) license under the COMPANY Foreground Patents and the COMPANY Know-How and COMPANY’s interest in any Joint Foreground Patents, to perform Development Activities worldwide, solely in accordance with the Development Plan, including MorphoSys Funded Development Activities;

(c) a non-exclusive, royalty-free, sublicensable (through one (1) or more tiers) license under any COMPANY Foreground Patents that contain only claims that recite the sequence or make reference to the sequence of the CDRs or variable regions, or portions thereof (whether or not also providing for homology to such sequences), of Licensed Antibody and/or XmAb5871 and/or any and all Indications or applications thereof to research, have researched, Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, Commercialize, have Commercialized, import, have imported, export and have exported XmAb5871 Program Antibodies worldwide for any and all fields and applications; and

(d) an option for MorphoSys, [***] after a Marketing Authorization has been obtained by COMPANY for the EU and after launch of Product in Germany, to co-Detail the Product(s) in Germany in accordance with a Germany co-Detailing agreement with customary compliance and other provisions to govern any co-Detailing in Germany (the “Germany Co-Detailing Agreement”). Such option shall be exercisable by written notice by MorphoSys to COMPANY. Within [***] Business Days after COMPANY’s receipt of such written notice by MorphoSys, COMPANY shall enable MorphoSys’ co-Detailing efforts by providing access to all necessary information, documentation and support required. Within [***] months after receipt of such information, documentation and support, the Parties shall enter into the Germany Co-Detailing Agreement, which shall include a co-Detailing plan that would be consistent with COMPANY’s Commercialization Plan and strategy in the COMPANY Territory that allows MorphoSys to provide up to fifty percent (50%) of the FTEs of the Sales Representatives in Germany [***] months after agreement of such plan and as set forth in such plan, or within a timeframe otherwise mutually agreed between the Parties, the costs for MorphoSys’ co-Detailing activities to be fully borne by COMPANY, details to

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be set forth in the Germany Co-Detailing Agreement, including the FTE rate. To the extent MorphoSys’ co-Detailing costs are partly directly attributable to co-Detailing activities and partly attributable to other activities of MorphoSys (in particular Commercialization activities for products controlled by MorphoSys that are not Licensed Antibody or Product), such costs shall constitute co-Detailing costs on a pro rata basis, which calculation shall be agreed between the Parties in good faith.

2.5 Sublicenses by COMPANY. COMPANY shall be entitled to grant sublicenses under its licenses and sublicenses granted under Section 2.1, subject to all of the following and to any rights retained by MorphoSys under this Agreement:

(a) Notification/Approval of MorphoSys. With respect to the COMPANY Territory, COMPANY shall have the right to grant sublicenses without MorphoSys’ prior approval, provided, however, that COMPANY shall promptly notify MorphoSys after granting a sublicense to any Third Party other than an Affiliate and shall provide MorphoSys with a copy of each such Sublicense Agreement with a Third Party within [***] calendar days for the sole purpose of verifying whether the Sublicense Agreement is in accordance with this Agreement. Such copy may be redacted as COMPANY may reasonably determine with respect to sensitive financial information and confidential information solely relating to matters or products other than Products or Licensed Antibody. MorphoSys shall ensure that no information of such copy is disclosed to any Third Party other than a counsel of MorphoSys, except solely to the extent required by applicable Laws (provided that MorphoSys shall provide COMPANY with notice sufficient to allow COMPANY to seek a protective order, and that MorphoSys shall only disclose such portion of such Sublicense Agreement as required) or to assert MorphoSys’ rights under this Agreement (with any further redactions COMPANY requests that are consistent with the legal requirement, or sufficient for MorphoSys to assert MorphoSys’ rights under this Agreement, meaning, that – with respect to the latter – COMPANY shall not expand such redactions in a way that limits MorphoSys’ ability to assert its rights hereunder). The preceding sentence does not limit the right of MorphoSys to notify Xencor of sublicenses granted by COMPANY and to provide Xencor with a copy of such Sublicense Agreement in accordance with Section 2.3 and Section 2.5(b), redacted as provided above. With respect to the Co-Commercialization Territory, any grant of a sublicense shall require the prior written approval of MorphoSys. For clarity, Sublicense Agreements of COMPANY with its Affiliates shall be consistent with this Agreement.

(b) Consistency Requirement. COMPANY and its Sublicensees may only sublicense or further sublicense if the sublicense or further Sublicense Agreement is on terms consistent with this Agreement, including this Section 2.5. Further, COMPANY shall use Commercially Reasonable Efforts to obtain from each Sublicensee obligations in the Sublicense Agreement for the Sublicensee to comply with Section 17.7 as if the Sublicensee were COMPANY, on the same or better terms as provided for in Section 17.7 (or to avoid doubt, obligations in the Sublicense Agreement for the Sublicensee to provide the rights of Section 17.7 to COMPANY in case the Sublicense Agreement terminates, and for these to be passed on by COMPANY to MorphoSys, or if so requested, to Xencor in case this Agreement also terminates). In any event, COMPANY shall provide in each Sublicense Agreement that whatever rights (if any) and terms with respect to the subject matter of Section 17.7 are granted to COMPANY in case such Sublicense terminates shall be passed on to

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MorphoSys, or where provided under the Xencor Agreement and if so requested, to Xencor if this Agreement also terminates. Also in any event, COMPANY shall in each Sublicense Agreement obtain at a minimum the following: the co-Detailing option and the license to MorphoSys under COMPANY Foreground Patents as set forth under Section 2.4, including to the extent granted under those certain COMPANY Foreground Patents of the Sublicensee, shall survive in case the Sublicense Agreement terminates. In case the Sublicense Agreement terminates, there shall be a non-exclusive, royalty-free, irrevocable, sublicensable (through one (1) or more tiers without consent) license back to COMPANY under those certain COMPANY Foreground Patents as set forth under Section 2.4(b) to research, have researched, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, Commercialize, have Commercialized, import, have imported, export and have exported Licensed Antibody and/or Products; which license shall be passed on to MorphoSys or, if so requested by MorphoSys, to Xencor if this Agreement also terminates.

(c) Performance by Sublicensee(s). The activities and achievements of any Sublicensee(s) shall be counted towards each Party’s performance under this Agreement.

2.6 Registration of Licenses. Each Party and each Party’s Sublicensees shall have the right to register – to the extent possible under the respectively applicable Laws – the licenses granted under Sections 2.1 and 2.4 and sublicenses granted under such licenses in the respectively relevant registers. Upon the other Party’s or the other Party’s Sublicensee’s request each Party shall provide to the other Party or the other Party’s Sublicensee and execute all documents and instruments that may be required to perfect such registration of a license.

2.7 Reservation of Rights; No Implied Licenses. No right, title or interest is granted by either Party whether expressly or by implication to or under any Patents or Know-How, other than those rights and licenses expressly granted in this Agreement. Each Party reserves to itself all rights not expressly granted under this Agreement. Subject to the covenants agreed by the Parties hereunder this Agreement shall not be deemed to restrict a Party from exploiting any of its rights not expressly granted to the other Party under this Agreement.

2.8 Use of Patents and Know-How. Each Party hereby covenants that it (and its Affiliates and Sublicensees) shall not practice any Patents or Know-How (to avoid doubt, including any and all research materials provided during the Development Activities) licensed to the other Party under this Agreement, outside the scope of the licenses granted to the other Party under this Agreement.

2.9 Coordination of Sublicenses and Rights of Other Licensees With This Agreement. COMPANY shall ensure that its agreements with Sublicensees and further Sublicensees are consistent with and impose obligations consistent with the applicable terms and conditions regarding Sublicensees set forth in this Agreement, including Sections 2.5, 2.8, 2.9, 2.10, 3.8, 3.15, 4.9, 8.3(d) to (g), and 14.2 (the Sublicensee shall make an equivalent indemnification of the MorphoSys Indemnitees), and 17.3. Subject to Section 2.5(b), COMPANY shall in particular require its Sublicensees to provide to COMPANY ownership of or a non-exclusive, sublicenseable (through one (1) or more tiers) license under Sublicensee’s Product Invention Patents that contain only claims that recite the sequence or make reference to the sequence of the CDRs or variable regions, or portions thereof (whether or not also

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providing for homology to such sequences) of Licensed Antibody and/or XmAb5871 and/or any and all indications or applications thereof, which license as sublicensed to COMPANY shall be free of additional payments (including royalties). Information provided by a Sublicensee (or of a Sublicensee provided by COMPANY) to MorphoSys under this Section 2.9 shall be treated as Confidential Information of COMPANY.

2.10 Additional Restrictions on Sublicensing. Notwithstanding each Party’s sublicensing rights in this Article 2, neither Party shall be permitted to sublicense, except to Affiliates, (i) any of the Development Activities allocated to it under the Development Plan (other than any activities that are primarily operational in nature) related to a COMPANY Trial, MorphoSys Trial or Global Trial, and (ii) any Co-Commercialization rights in the Co-Commercialization Territory; both (i) and (ii) without the other Party’s prior written consent.

2.11 Liability for Sublicensees. COMPANY shall monitor compliance with and enforce any Sublicense Agreements against its Sublicensees, and shall be jointly and severally liable for the operations, acts and omissions of any Sublicensee as if such operations, acts or omissions were carried out by COMPANY itself.

3.	TRANSFER AND DEVELOPMENT OF PRODUCTS

3.1 Transfer of Licensed Know How. Within [***] Business Days after the Effective Date, MorphoSys shall provide COMPANY with electronic copies of the information contained in the Data Room regarding relevant MorphoSys Know-How and Xencor Know-How (the “Initial Know-How Transfer”). Thereafter, during the Term, to the extent there exists Xencor Know-How or MorphoSys Know-How that was not included in the Initial Know-How Transfer, and that is necessary or useful for COMPANY to conduct the Development, Manufacture and Commercialization activities under this Agreement, MorphoSys shall make available to COMPANY within reasonable time such additional Xencor Know-How or MorphoSys Know-How, including the MorphoSys Know-How and Xencor Know-How as set forth in EXHIBIT 4A and EXHIBIT 4B, as COMPANY shall reasonably request in writing.

3.2 Overview of Development; General Responsibilities. Subject to the terms and conditions of this Agreement, the Parties shall collaborate with respect to the Development of the Licensed Antibody and the Product in the Field, as provided under this Agreement and as set forth in the Development Plan, provided however, that MorphoSys shall be the Sponsor of [***], in both the Co-Commercialization Territory and the COMPANY Territory, and COMPANY shall be the Sponsor of [***] all as set forth in Section 3.6 and Section 3.7 below and in the Development Plan.

3.3 Development Plan. The Parties shall conduct the Development Activities in accordance with the Development Plan and as further specified in this Agreement. The Development Plan shall set forth, among other things, the following Development Activities:

(a) preclinical studies, toxicology studies, pharmaco-economic studies and Trials evaluating the safety and/or efficacy including Phase 1 Trials, Phase 2 Trials, Phase 3 Trials, Pivotal Trials, in each case, together with all protocols, endpoints and investigators conducting such trials;

(b) Non-NDA Studies and Post-Marketing Authorization Trials and studies;

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(c) regulatory plans and other elements of obtaining and maintaining Regulatory Approvals;

(d) the Joint Development Budget and the qualification of each Development Activity as a Joint Development Activity, a Manufacturing Development Activity, a MorphoSys Funded Development Activity or a COMPANY Funded Development Activity (and within this qualification whether such COMPANY Funded Development Activity is a COMPANY Discretionary Manufacturing Activity);

(e) the allocation of the Joint Development Activities to be conducted by each Party and the timeline for completing such Joint Development Activities;

(f) the plans and timeline for preparing the necessary Regulatory Materials/Pricing Materials and for obtaining and/or maintaining Regulatory Approvals/Pricing Approvals in the Territories;

(g) the Manufacturing Development Activities and other Manufacturing process development activities (including CMC related activities), as well as the plans, amounts and timelines for the Manufacture and supply of Product, Placebo, combination and comparator products necessary for the Development, taking into account the respective supply chain timelines and inventory of stock; and

(h) the number of FTEs required for the performance of the Development Plan.

For the avoidance of doubt, the Development Plan shall include also Trials and regulatory plans of the Parties with respect to Sole Funded Development Activities and shall not be limited to the Co-Commercialization Territory. The Initial Development Plan attached hereto as EXHIBIT 6 shall be updated in accordance with this Section 3.3 within [***] days of the Effective Date.

3.4 Updating and Amending Development Plan and Joint Development Budget. On or before [***] during the Term, the JDC shall submit to the JSC for approval the Development Plan (including the Joint Development Budget contained therein), which shall cover the Development Activities to be conducted during the upcoming [***] calendar years, including amendments to ongoing Development Activities, and the JDC shall, every [***] months, review, amend and update, as appropriate, the then-current Development Plan (including the Joint Development Budget) to reflect any changes, any current or forecast budget overruns, reprioritizations of, or additions to the Development Plan, always taking into account the Manufacturing capacities and commitments, and other Third Party-dependant factors. Once reviewed by the JDC pursuant to Section 9.5(c) and approved by the JSC (or otherwise decided upon pursuant to Sections 9.2(e) or 9.3), the amended Development Plan (including the Joint Development Budget contained therein) shall become effective and supersede the previous Development Plan and Joint Development Budget as of the date of such approval or at such other time as decided by the JSC (or otherwise decided upon pursuant to Section 9.2(e) or Section 9.3).

3.5 New Development Activities. From time to time during the Term, in accordance with the timelines set forth in Section 3.4, either Party may submit to the JDC an expansion of the Development Plan to cover new Development Activities (including proposals to make any Non-NDA Study a Joint Development Activity) that are not amending ongoing Joint Development Activity (e.g. a new Trial) and that are not yet included in the Development Plan with respect to the Product in the Territory in the Field for the JDC’s review and referral for decision to the

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JSC. The proposing Party shall provide a detailed proposal for such new Development Activity, including plans for design, budget, timelines, territorial scope, supply plan for Product (and Placebo, combination or comparator product, where applicable), proposed operational responsibilities of the Parties, technical feasibility, implications for future technical development in CMC and a rationale for conducting such Development activity either as Joint Development Activity or Sole Funded Development Activity, if applicable. Once reviewed by the JDC pursuant to Section 9.5(c) and approved by the JSC either as Joint Development Activity or as Sole Funded Development Activity, the updated Development Plan (including the Joint Development Budget contained therein) shall become effective and supersede the previous Development Plan and Joint Development Budget as of the date of such approval, always taking into account the Manufacturing capacities and commitments, and other Third Party-dependant factors. Notwithstanding the foregoing, no Party shall at any time be forced into any new “Joint Development Activity” that is not just amending an ongoing Joint Development Activity (e.g. a new Trial), i.e. if a Party rejects a submitted new Development activity as a Joint Development Activity, such new Development activity may only become a Sole Funded Development Activity, which shall then be subject to the “buy-in” option set forth in Section 7.6(b). For the avoidance of doubt, any Trial described in this Section 3.5 that is solely designed or required to obtain and maintain Regulatory Approval in a jurisdiction of the COMPANY Territory shall always be regarded as COMPANY Funded Development Activity, and Development Data resulting from such Trial shall be used as set forth in Section 3.10(d).

If a Party (the “Proposing Party”) submits to the JDC a proposed update to the Development Plan pursuant to this Section 3.5 to conduct a Trial that may support further Development or Regulatory Approval of a Product as a monotherapy or combination therapy in the COMPANY Territory and/or the Co-Commercialization Territory, and the JDC does not approve such proposed update as a Joint Development Activity within [***] days of presentation of such update to the JDC pursuant to this Section 3.5, then the Proposing Party shall have the right to conduct, fund and support the relevant proposed Trial as an Independent Trial, at its discretion and at its sole expense, and such study shall not be added to the Development Plan as a Joint Development Activity but as a Sole Funded Development Activity, subject to the following terms:

At least [***] months prior to commencing the Sole Funded Development Activity, the Proposing Party shall submit to the other Party via the JDC a detailed protocol and timeline (the “Sole Funded Development Activity Plan”) and initial budget that outlines the anticipated Development Costs (the “Sole Funded Development Activity Budget”). The Proposing Party shall reasonably consider the comments provided by the non-Proposing Party’s JDC representative with respect to such activities, including with respect to the design and conduct of applicable Trials and any safety or dosing concerns raised by the non-Proposing Party. If the non-Proposing Party reasonably believes that there are reasons stipulated in Section 9.2(e)(iv) or (v), and notifies this to the Proposing Party at least [***] months after the Proposing Party’s submission of the detailed protocol and timeline, the Parties will refer the decision making to the JSC which will then be made pursuant to Section 9.2(e) or Section 9.3.

3.6 Specific MorphoSys Obligations regarding [***] and Development Activities. MorphoSys shall use Commercially Reasonable Efforts to continue to fulfil its responsibilities and conduct the Development Activities as Sponsor for [***], in accordance with applicable Laws, GCP and the Development Plan. Such conduct shall be made in close cooperation with COMPANY to the extent permitted by applicable Laws. In cases where the Parties may not

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reach an agreement on any activities which are directly linked to MorphoSys’ responsibilities as a Sponsor of MorphoSys Trials as outlined in the Development Plan and applicable Laws, MorphoSys shall retain the right to act according to its own decision, provided that MorphoSys shall undertake all necessary efforts to take COMPANY’s view into account, as far as legally feasible and subject to the final decision making authority provisions as set forth in Section 9.2(e). Without limiting the foregoing, MorphoSys shall [***] in accordance with the protocol and the timelines outlined in the Development Plan.

In addition to the obligations under Section 9.4 (Development Project Team) and Section 9.5 (Joint Development Committee), MorphoSys shall inform COMPANY regarding the status of [***], and MorphoSys’ Development Activities and other relevant on-going pre-clinical activities through progress reports submitted to the JDC meetings and once yearly in writing. Such reports shall include copies of any preliminary reports and final reports and other information or data reasonably requested by COMPANY if available at the time. MorphoSys’ conduct of [***], shall be regarded as Joint Development Activities and is subject to the cost sharing under Section 7.1. During the conduct of [***], MorphoSys shall provide COMPANY with reasonable advance notice and a copy of briefing material and application dossiers of any meeting or substantive telephone conference with any Regulatory Authority relating to [***], and shall, upon COMPANY’s request, permit COMPANY to participate in any such meeting or telephone conference, to the extent legally permitted. In addition, MorphoSys shall (i) furnish to COMPANY copies of all substantive correspondence that MorphoSys receives from any Regulatory Authority in connection with [***], (ii) coordinate with COMPANY any substantive communication submitted to any Regulatory Authority in connection with the [***], and (iii) provide to COMPANY reasonably detailed minutes of any meetings or substantive telephone conferences relating to [***]. Notwithstanding the above, MorphoSys shall not be required to share with COMPANY any information which MorphoSys is not permitted to share under applicable Laws.

3.7 Specific COMPANY Obligations regarding [***] and Development Activities. COMPANY shall use Commercially Reasonable Efforts to fulfil its responsibilities and conduct the Development Activities as Sponsor for [***] in accordance with applicable Laws, GCP and the Development Plan. Such conduct shall be made in close cooperation with MorphoSys to the extent permitted by applicable Laws. In cases where the Parties may not reach an agreement on any activities which are directly linked to COMPANY’s responsibilities as a Sponsor of such Trial as outlined in the Development Plan and applicable Laws, COMPANY shall retain the right to act according to its own decision, provided that COMPANY shall undertake all necessary efforts to take MorphoSys’ view into account, as far as legally feasible and subject to the final decision making authority provisions as set forth in Section 9.2(e). For clarity, for each MorphoSys Trial, MorphoSys shall have the deciding vote for the Trial design and for COMPANY Trial, COMPANY shall have the deciding vote for the Trial design.

In addition to the obligations under Section 9.4 (Development Project Team) and Section 9.5 (Joint Development Committee), COMPANY shall inform MorphoSys regarding the status of [***] and COMPANY’s Development Activities through progress reports submitted to the JDC meetings and once yearly in writing. Such reports shall include copies of any preliminary reports and final reports and other information or data reasonably requested by MorphoSys if available at the time. COMPANY’s conduct of [***] shall be regarded as Joint Development Activities and is subject to the cost sharing under Section 7.1. During the conduct of [***], COMPANY shall provide MorphoSys with reasonable advance notice and a copy of briefing material and application dossiers of any meeting or substantive telephone conference with

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any Regulatory Authority relating to [***], and shall, upon MorphoSys’ request, permit MorphoSys to participate in any such meeting or telephone conference, to the extent legally permitted. In addition, COMPANY shall (i) furnish to MorphoSys copies of all substantive correspondence that COMPANY receives from any Regulatory Authority in connection with [***], (ii) coordinate with MorphoSys any substantive communication submitted to any Regulatory Authority in connection with [***], and (iii) provide to MorphoSys reasonably detailed minutes of any meetings or substantive telephone conferences relating to [***]. Notwithstanding the above, COMPANY shall not be required to share with MorphoSys any information which COMPANY is not permitted to share under applicable Laws.

3.8 Diligence. Each Party shall use Commercially Reasonable Efforts (i) to Develop the Licensed Antibody and the Product(s) and to obtain and maintain Regulatory Approval for one (1) or more therapeutic, prophylactic or palliative Products in the Field in their respective Territory (i.e. MorphoSys in the Co-Commercialization Territory and COMPANY in the COMPANY Territory and the Co-Commercialization Territory), (ii) to collaborate with respect to the Development of the Licensed Antibody and the Product(s) in the Field in the Territory, and (iii) carry out the Joint Development Activities assigned to it under the Development Plan and in accordance with the Joint Development Budget and time frames set forth in the Development Plan. The Parties shall conduct the Development based on their respective experience, capabilities and capacity and as agreed to in the Development Plan; each Party shall utilize adequately skilled personnel to perform or oversee, as applicable, the Development and Manufacturing of the Product, in accordance with the terms of this Agreement. Neither Party shall be relieved of its diligence obligations under this Agreement by entering into Sublicense Agreements. The activities and achievements of any Sublicensee(s) shall be counted towards each Party’s performance under this Agreement.

3.9 Specific COMPANY Obligations. Without limiting COMPANY’s obligations in Section 3.8 above, COMPANY shall in any case:

(a) use Commercially Reasonable Efforts to achieve the milestone events as set out in Section 8.2 for Indications in the Joint Development Plan;

(b) use Commercially Reasonable Efforts to develop, at least one (1) therapeutic, prophylactic or palliative Product in [***];

(c) file an IND in [***] and perform a Trial in [***] with the intent to seek Regulatory Approval in [***]; both in a reasonable timeline;

(d) where available and commercially reasonable [***], conduct an Early Access Program for the Product in [***] in advance of the first Marketing Authorization of the Product in [***]; and

(e) conduct Trials in accordance with all applicable Laws.

The Parties acknowledge and agree that any breach of this Section 3.9 by COMPANY may constitute a Material Breach of this Agreement giving rise to the termination right set forth in Section 17.2(a).

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3.10 Development Data. All Development Data shall be owned and shared by the Parties as set forth in this Section 3.10:

(a) Joint Development Data shall be jointly owned by both Parties and shall be regarded as COMPANY Know-How and MorphoSys Know-How for all purposes under this Agreement and shall be regarded as the Confidential Information of both Parties. With respect to the data relating to a Party’s proprietary molecule not otherwise subject to the licenses under this Agreement but included in Joint Development Data, the other Party may use such data solely in connection with the Development and Commercialization of the Product, and such data related to the proprietary molecule shall be considered the Confidential Information of the Party which owns such molecule.

(b) Sole Funded Development Data shall be owned solely and exclusively by the Party generating such data, which shall be Confidential Information of such Party.

(c) With respect to Joint Development Data generated by or on behalf of a Party, its Affiliates or Sublicensees or sublicensees, as applicable, such Party shall promptly provide the other Party with copies of reports and summaries thereof, in each case as such reports and summaries become available to such Party, its Affiliates or Sublicensees or sublicensees. Each Party will share all Joint Development Data generated by it or on its behalf, its Affiliates or Sublicensees or sublicensees, as applicable with the other Party [***], and, subject to this Section 3.10, the Party receiving such Joint Development Data is entitled to disclose such Joint Development Data to its Affiliates and Sublicensees or sublicensees, as applicable only for use inside its Territory in accordance with the terms of this Agreement. Each Party shall ensure that its Affiliates and Sublicensees or sublicensees, as applicable, agree to the disclosure of Joint Development Data to the other Party, its Affiliates and Sublicensees or sublicensees, as applicable.

(d) Each Party shall promptly provide the other Party with copies of relevant data, including safety data and medical data, from any Sole Funded Development Activity as such safety data and medical data becomes available to such Party, its Affiliates or Sublicensees or sublicensees and any other data required by Regulatory Authorities; provided, however, that such (i) safety data shall be for use in fulfilling each Party’s pharmacovigilance responsibilities as set forth in Section 4.7(c) or as required by Regulatory Authorities, and (ii) medical data shall only be for use in responding to medical inquiries or as required by Regulatory Authorities, but the other Party, its Affiliates or Sublicensees or sublicensees shall not use such medical data in support of efficacy claims in any Regulatory Approval application, unless such Party has elected to the “buy-in” option set forth in Section 7.6(b). Notwithstanding the foregoing, either Party shall be free to use any such Sole Funded Development Data that is in the public domain.

3.11 Certain Additional Restrictions. Each Party agrees and acknowledges that it and its Affiliates and Sublicensees shall not conduct any Development or Regulatory Activities of the Product(s) except in accordance with a Development Plan established pursuant to this Agreement.

3.12 Allocation of Operational Work Between the Parties. The Parties shall discuss in good faith through the JDC the allocation of the activities to be performed under the Development Plan between the Parties, including for the MorphoSys Trials.

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3.13 Records. Each Party shall maintain current and accurate records of all work conducted by or on behalf of a Party and its Affiliates under the Development Plan, and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with such Development Activities). Such records shall properly reflect all work done and results achieved in the performance of such Development Activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Such records shall be properly retained and archived according to applicable good pharmacovigilance practice, GLP, GCP and/or GMP standards. Each Party shall document such Development Activities, including Trials, to be conducted pursuant to the Development Plan, in formal written study reports upon completion of such activity according to applicable national and international (e.g., ICH, GCP and GLP) guidelines and Manufacturing. All Trial activities and Development Activities should be documented by setting up, maintaining and controlling a trial master file according to ICH-GCP and subject to an audit plan to be agreed to by the Parties.

3.14 Progress Reports; Annual Development Report.

(a) COMPANY Annual Development Report. By [***], but subject to Section 3.15, COMPANY shall provide to MorphoSys the COMPANY Annual Development Report. The COMPANY Annual Development Report shall include in reasonable detail: (i) a summary of COMPANY’s Development Activities in the previous year (including dosage, Trial design and Trial endpoints, protocols, clinical study reports, Product being tested, technical development and quality observations; material meetings, minutes, correspondence with Regulatory Authorities relating to Licensed Antibody and/or Product(s) in the COMPANY Territory; (ii) MAAs relating to Licensed Antibody and/or Product(s) in the COMPANY Territory planned for filing; (iii) data reports; publications; conferences; all patent applications filed by COMPANY or an Affiliate relating to Licensed Antibody and/or Product(s); (iv) COMPANY’s Manufacturing activities, if any; (v) actual patient and site recruitment and projections of the planned patient and site recruitment activities; and (vi) a summary of COMPANY’s planned Development Activities in the following [***] years, to the extent available. COMPANY shall further report to MorphoSys any material change to the COMPANY Annual Development Report, including any material change, within [***] calendar days after its occurrence. Within [***] calendar days after each submission of an annual report(s) to Regulatory Authorities, COMPANY shall also provide to MorphoSys such of its (or its Affiliate’s) annual report(s) relating to Licensed Antibody or Product(s). With respect to annual reports to the Regulatory Authorities relating to Licensed Antibody or Product(s) submitted to the Regulatory Authorities by a Sublicensee, COMPANY shall use Commercially Reasonable Efforts to obtain such reports and the right from such Sublicensee to share such reports with MorphoSys. MorphoSys shall treat such COMPANY Annual Development Reports and such other annual report(s) to the Regulatory Authorities from COMPANY, its Affiliate or, if applicable, its Sublicensee as COMPANY’s Confidential Information and shall not distribute such report(s) to any Third Party without prior written consent by COMPANY, except that, in derogation of Section 16, Xencor will be permitted to receive such reports from MorphoSys under appropriate confidentiality provisions. COMPANY shall, within [***] Business Days, notify MorphoSys in writing once it becomes aware that patient and/or site recruitment for [***] or any Global Trials, for which COMPANY is the Sponsor, is below the

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projections in the latest COMPANY Annual Development Report. The Parties shall convene without undue delay and discuss in good faith potential measures and timeplans for implementation. Each Party shall have the right, but not the obligation, to intervene and provide support to the other Party in the implementation of the measures to drive patient and site recruitment for [***] and Global Trials as agreed between the Parties.

(b) MorphoSys Annual Development Report. By [***], but subject to Section 3.15, MorphoSys shall provide to COMPANY the MorphoSys Annual Development Report. The MorphoSys Annual Development Report shall include in reasonable detail: (i) a summary of MorphoSys’ Development Activities in the previous calendar year (including dosage, Trial design and Trial endpoints, protocols, clinical study reports, Product being tested relating to Licensed Antibody and/or Product(s) in the Co-Commercialization Territory; material meetings, minutes, correspondence with Regulatory Authorities relating to Licensed Antibody and/or Product(s) in the Co-Commercialization Territory; (ii) BLAs relating to Licensed Antibody and/or Product(s) in the Co-Commercialization Territory planned for filing; (iii) data reports, publications, conferences, all patent applications filed by MorphoSys or an Affiliate relating to Licensed Antibody and/or Product(s); (iv) MorphoSys’ Manufacturing activities, if any; (v) actual patient and site recruitment and projections of the planned patient and site recruitment activities; and (vi) a summary of MorphoSys’ planned Development Activities in the upcoming [***] calendar years, to the extent available. MorphoSys shall further summarize to COMPANY any material change to the information described in the MorphoSys Annual Development Report during the next regularly-scheduled JDC meeting. Within [***] calendar days after each submission of an annual report(s) to Regulatory Authorities, MorphoSys shall also provide to COMPANY such of its (or its Affiliates) annual report(s) relating to Licensed Antibody or Product(s). With respect to annual reports to the Regulatory Authorities relating to Licensed Antibody or Product(s) submitted to the Regulatory Authorities by a Sublicensee, MorphoSys shall use Commercially Reasonable Efforts to obtain such reports and the right from such Sublicensee to share such reports with COMPANY. COMPANY shall treat such MorphoSys Annual Development Reports and such other annual report(s) to the Regulatory Authorities from MorphoSys, its Affiliate or, if applicable, its Sublicensee as MorphoSys’ Confidential Information and shall not distribute such report(s) to any Third Party without prior written consent by MorphoSys. MorphoSys shall, within [***] Business Days, notify COMPANY in writing once it becomes aware that patient and/or site recruitment for Global Trials conducted in the Co-Commercialization Territory is below the projections in the latest MorphoSys Annual Development Report. The Parties shall convene without undue delay and discuss in good faith potential measures and timeplans for implementation. Each Party shall have the right, but not the obligation, to intervene and provide support to the other Party in the implementation of the measures to drive patient and site recruitment for [***] and Global Trials as agreed between the Parties.

3.15 Affiliate/Sublicensee Activities. Each Party shall include such Party’s and its respective Affiliates’ and Sublicensees’ accomplishments and activities (past and planned) in the relevant Annual Development Report with the same level of detail as if these had been achieved and conducted by such Party.

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3.16 Status Updates in the Territories by Both Parties. Without limiting the foregoing obligations of each Party under Section 3.13, 3.14 and 3.15, each Party shall provide the JDC with reports detailing its respective Development Activities and Manufacturing under the Development Plan and the results thereof at least [***] prior to any JDC meeting, but in any event, on at least a calendar quarter basis. Without limiting the foregoing, each Party shall promptly, but in any event within [***] calendar days after receipt thereof, provide the other Party with copies of any material documents or correspondence received from any Regulatory Authority related to such Development Activities.

3.17 Compliance. In conducting any Development, Manufacture, Commercialization activities and Regulatory Activities under this Agreement, each of COMPANY and its Affiliates and Sublicensee(s), and MorphoSys and its Affiliates, shall: (a) use Commercially Reasonable Efforts to ensure that its employees, agents, clinical institutions and clinical investigators as well as any further entities actively involved in the conduct of development work (such as contract research organizations, contract manufacturing organizations, vendors, laboratories, etc.) comply with all applicable Laws with respect to Licensed Antibody and/or Products, including (as applicable): the Federal Food, Drug and Cosmetic Act, as amended (“FFDCA”), the Public Health Service Act (PHSA), the rules governing medicinal products in the European Union and including Directive 2001/83/EC and Regulation 726/2004/EC and applicable national legislation regulatory provisions regarding protection of human subjects, and, except to the extent contrary to applicable Law, the spirit and principles of the self-regulatory codes of The Pharmaceutical Research and Manufacturers of America (“PhRMA”) and the European Federation of Pharmaceutical Industry and Associates (“EFPIA”), the rules relating to financial disclosure by clinical investigators, Institutional Review Boards (IRB) and independent ethics committees, GCP, GLP, GMP and Good Distribution Practices, IND regulations, and any conditions imposed by a reviewing Governmental Authority or Ethics Committee/IRB, and comparable statutes and regulatory requirements in other jurisdictions; and (b) not, to the best of its knowledge, utilize, in conducting such studies, any person or entity that at such time is debarred by, or that, at such time, is under investigation by the FDA or other Governmental Authority for debarment, exclusion, or other sanction under the U.S. FFDCA, the U.S. Social Security Act, and comparable statutes and regulatory requirements in other jurisdictions.

3.18 Compensation for Commercial Impact.

(a)

If MorphoSys conducts or supports a Trial as a MorphoSys Funded Development Activity in any one or more countries of the COMPANY Territory, which Trial (i) enrolls at least [***] patients planned per protocol or (ii) enrolls less than [***] patients but cumulatively covers a total of at least [***] patients planned per protocol when taken together with other Trials conducted or supported as MorphoSys Funded Development Activities in [***] during the Term, and where in either of of (i) or (ii) such Trials target the same patient population for which a Product has, at the time such patients are enrolled, already received Regulatory Approval in any such countries and is being sold in any such countries; then, for [***] during which MorphoSys conducts or supports such Trial, MorphoSys shall compensate COMPANY for its lost profit due to lost Net Sales for such Product as calculated by COMPANY, taking into account, without limitation: [***]. In the event MorphoSys reasonably disagrees with the accuracy of the calculation provided by COMPANY, and the Finance Working Group cannot resolve the matter, MorphoSys shall have the right to refer the matter for determination by an Expert in accordance with Section 9.3, and the Expert shall decide the matter taking into consideration the above factors (A) through (F). For clarity, if a MorphoSys Funded Development

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Activity studies a Product in a combination treatment regimen, it shall be subject to the foregoing provisions even though such Product may be approved only as a monotherapy or for use in a different combination.

(b)

If a Party conducts or supports a Trial as Sole Funded Development Activity in the Co-Commercialization Territory, which Trial (i) enrolls at least [***] patients planned per protocol or (ii) enrolls less than [***] patients but cumulatively covers a total of at least [***] patients planned per protocol when taken together with other Trials conducted or supported as Sole Funded Development Activity in [***] during the Term; where in either of (i) or (ii) such Trial targets the same patient population for which a Product has, at the time such patients are enrolled, already received Regulatory Approval in the Co-Commercialization Territory and is being sold in the Co-Commercialization Territory, then, for [***] during which such Party conducts or supports such Trial, such Party will compensate the other Party for its loss under the Pre-Tax Profit (Loss) Share due to the conduct of such Trials as calculated by the Parties through the Finance Working Group, taking into account, without limitation: [***]. In the event the Parties cannot agree on the calculation, and the Finance Working Group cannot resolve the matter, either Party shall have the right to refer the matter for determination by an Expert in accordance with Section 9.3, and the Expert shall decide the matter taking into consideration the above factors (A) through (D). For clarity, if a Sole Funded Development Activity studies a Product in a combination treatment regimen, it shall be subject to the foregoing provisions even though such Product may be approved only as a monotherapy or for use in a different combination.

4.	REGULATORY ACTIVITIES AND PRICING ACTIVITIES

4.1 Diligence; Ownership of Regulatory Approvals and Pricing Approvals.

(a) General Regulatory Activities and Pricing Activities in COMPANY Territory. COMPANY shall be responsible for all Regulatory Activities and Pricing Activities and shall use Commercially Reasonable Efforts in preparing all Regulatory Materials and Pricing Materials necessary or desirable for obtaining and maintaining Regulatory Approvals and Pricing Approvals, as applicable, in the COMPANY Territory in the Field (including in connection with Labelling and Packaging for the Product in the COMPANY Territory) in accordance with the Development Plan and the COMPANY Commercialization Plan. MorphoSys shall have the right to review any essential Regulatory Materials and [***] related to the Licensed Antibody and Product and may provide advice to COMPANY on the proposed strategy and documentation for submission in the COMPANY Territory and COMPANY shall reasonably consider such comments in good faith in preparing such materials. COMPANY shall, subject to Section 4.1(c), prepare and submit such Regulatory Materials, MAAs and Pricing Materials, as applicable, to the applicable Governmental Authorities in the COMPANY Territory. Subject to Section 5.2(b), COMPANY shall use Commercially Reasonable Efforts toward obtaining and maintaining Regulatory Approvals and Pricing Approvals, as applicable, for Product as a therapeutic, prophylactic or palliative product in the countries and regulatory jurisdictions in the COMPANY Territory, in its own name, in a commercially reasonable time and manner. To the extent not prohibited by applicable Laws and feasible based on scheduling timelines, MorphoSys shall be entitled, [***], to attend key meetings and scheduled calls with the relevant Governmental Authorities

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in the COMPANY Territory with respect to obtaining or maintaining the Regulatory Approvals and [***], as applicable, for the Product in the Field. COMPANY shall be responsible for and [***] the Product in the COMPANY Territory and, for clarity, shall [***] to the extent MorphoSys is performing [***] or supporting [***] as agreed between the Parties. For the avoidace of doubt, the exercise of MorphoSys’ rights to review materials and provide advice to COMPANY as described above shall [***].

(b) Specific Regulatory Obligations in COMPANY Territory. COMPANY shall use Commercially Reasonable Efforts to file an MAA with [***] and with the Regulatory Authorities for [***] within [***] months after final tables, listings and figures of any Pivotal Trial in any indication becoming available from a Joint Development Activity, provided such Pivotal Trial has achieved COMPANY’s target product profile (including Trial efficacy endpoints, therapeutic index, and commercial potential) and such MAA is reasonably believed by COMPANY to be sufficient for obtaining Regulatory Approval. For [***], COMPANY shall use Commercially Reasonable Efforts to generate Regulatory Data that is reasonably necessary to obtain Regulatory Approval in [***], as applicable, and shall use Commercially Reasonable Efforts to file an MAA in [***], as applicable, with the applicable Regulatory Authorities within [***] months after final tables, listings and figures of the Trials for generating such data are available, provided such Trial has achieved COMPANY’s target product profile (including Trial efficacy endpoints, therapeutic index, and commercial potential) and such MAA is reasonably believed by COMPANY to be sufficient for obtaining Regulatory Approval in [***], as applicable. The Parties acknowledge and agree that any breach of this obligation by COMPANY may constitute a Material Breach of this Agreement giving rise to the termination right set forth in Section 17.2(a).

(c) Regulatory Activities in the EU. Without limiting COMPANY’s rights and responsibility for preparation of Regulatory Materials and Pricing Materials under Section 4.1.(a) and the draft version of the transition plan attached hereto as EXHIBIT 17, MorphoSys shall use Commercially Reasonable Efforts to continue to (i) prepare Regulatory Materials for Product in the European Region and to prepare the MAA in the name of COMPANY or its designated Affiliate and (ii) be the primary contact point for the EMA, including leading the registration procedure and all meetings with rapporteurs, EMA and CHMP; for the first submission of a MAA in the European Region based on the L-MIND (MOR208C203) Trial, RE-MIND Trial and RE-MIND2 Trial until the grant of such Marketing Authorization for the EU. Such continuation shall be made in close cooperation and alignment with COMPANY and COMPANY representatives shall be permitted to attend key meetings and scheduled calls between MorphoSys and the Regulatory Authorities to the extent permitted by applicable Laws, and subject to Section 9.2(e)(ii). It is the shared objective of both Parties to file the EU MAA in COMPANY’s (or its Affiliate’s) name no later than [***] (assuming Regulatory Authority feedback is supportive). In the event that the Parties determine that it is not reasonably possible to file the EU MAA in COMPANY’s name [***], the Chief Medical Officers (or equivalent functions) of both companies shall discuss in good faith the pros and cons of delaying the MAA filing (to file at a later date in COMPANY’s name) or to file in MorphoSys’ name on or [***]. In the event of disagreement, the matter shall be referred to the Parties’ Chief Executive Officers who shall discuss in good faith and shall reach agreement (without recourse to external Experts as described in Section 9.2(e)) whether to: (a) file the MAA with the EMA in the name of MorphoSys (or its Affiliate) on or before [***], or (b) file the MAA with the EMA in the name of COMPANY

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(or its Affiliate) after [***]. In the event that the Parties’ Chief Executive Officers agree on option (a) as the preferred course, MorphoSys will exercise Commercially Reasonable Efforts to transfer the MAA to COMPANY (or its designated Affiliate) as soon as possible after filing. COMPANY shall be responsible for preparing and submitting all future Marketing Authorizations in COMPANY Territory.

(d) General Regulatory Activities and Pricing Activities in the Co-Commercialization Territory. MorphoSys shall be responsible for the preparation of all Regulatory Materials and Pricing Materials necessary or desirable for obtaining and maintaining Regulatory Approvals and Pricing Approvals, as applicable, in the Co-Commercialization Territory (including in connection with Labelling and Packaging for the Product in the Co-Commercialization Territory) in accordance with the Development Plan and the Co-Commercialization Plan. The Parties shall discuss and agree on (i) the regulatory strategy for filing and maintaining Regulatory Approvals in the Co-Commercialization Territory through the JDC and in alignment with the JCC and (ii) notwithstanding the provisions of Section 4.1, to the extent that [***] for sale of the Product in the Co-Commercialization Territory is/are required, the strategy for obtaining and maintaining [***] through the JCC. COMPANY shall have the right to attend meetings and scheduled calls with the relevant Governmental Authorities in the Co-Commercialization Territory and to participate in the preparation and review of any Regulatory Materials and [***]. MorphoSys shall use good faith efforts to incorporate into any Regulatory Materials and [***] reasonable comments from COMPANY. MorphoSys shall submit such Regulatory Materials, MAAs and Pricing Materials, as applicable, to the applicable Governmental Authorities in the Co-Commercialization Territory. [***]. Regulatory Activities in the Co-Commercialization Territory shall be subject to an audit plan to be agreed to by the Parties.

4.2 Ownership of Regulatory Approvals and Pricing Approvals. Subject to Section 7.1 (Development Cost Sharing) or Section 7.6 (Buy-In), all Regulatory Approvals, and Pricing Approvals, if applicable, for the Product in the Co-Commercialization Territory shall be in the name of MorphoSys and MorphoSys shall own (i.e., hold the BLA and Marketing Authorization in its name) all right, title and interest in and to all such Regulatory Approvals, and Pricing Approvals, if applicable, as applicable, and all related Regulatory Materials and Pricing Materials. Subject to Section 4.1(c) and Section 6.8, all Regulatory Approvals, and Pricing Approvals, if applicable, for the Product in the COMPANY Territory in the Field shall be in the name of COMPANY and COMPANY shall own (i.e., hold each applicable MAA and Marketing Authorization in its name) all right, title and interest in and to all such Regulatory Approvals, and Pricing Approvals, if applicable, and all related Regulatory Materials and Pricing Materials. The Parties shall, for the avoidance of doubt, also after receipt of Marketing Authorizations, exchange Regulatory Materials and [***] through the JDC or JCC, as applicable, and each Party may use the Regulatory Materials and [***] received from the other Party solely for maintaining Regulatory Approvals and [***], as applicable, in its respective Territory in accordance with this Agreement, provided such Party co-funded the relevant Trial in accordance with Section 7.1 or elected the buy-in in accordance with Section 7.6. Each Party shall reasonably cooperate with and provide reasonable assistance to the other Party in connection with all activities undertaken by such Party relating to obtaining and maintaining the Regulatory Approvals.

4.3 Pricing Approvals. Notwithstanding the provisions of Section 4.1, MorphoSys shall (to the extent permitted by applicable Laws) be solely responsible for and shall use

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Commercially Reasonable Efforts toward obtaining and maintaining Pricing Approval(s) in the Co-Commercialization Territory in its own name, in accordance with the Development Plan and the Co-Commercialization Plan. [***]. Notwithstanding the provisions of Section 4.1, to the extent that a given country or regulatory jurisdiction in the COMPANY Territory requires Pricing Approval for sale of the Product in such country or regulatory jurisdiction, COMPANY shall be solely responsible for and shall use Commercially Reasonable Efforts toward obtaining and maintaining such Pricing Approval in its own name following the receipt of the Marketing Authorization in such country or regulatory jurisdiction, subject to Section 9.7(c)(xiii). For clarity, COMPANY shall have the right to determine the timing of seeking Pricing Approval, including the right to sequence or defer seeking Pricing Approval in accordance with COMPANY’S Commercialization strategy. [***].

4.4 Reporting and Review. Each Party shall keep the other Party reasonably and regularly informed in connection with the preparation of all material Regulatory Materials and [***], Governmental Authority review of Regulatory Materials and Pricing Materials, Regulatory Approvals and Pricing Approvals, as applicable, with respect to the Product. Upon reasonable request, each Party shall provide the other Party, in a timely manner, with copies of all material notices, questions, and requests for information in tangible form which it receives from a Governmental Authority with respect to the Product; provided, however, that such Party shall have the right to redact any information to the extent not related to the Product.

4.5 Price Reporting Obligations. Except as otherwise agreed by the Parties, MorphoSys shall be responsible for all federal and state government price reporting and disclosure obligations for Product sold in the Co-Commercialization Territory (“US Government Price Calculations and Reporting”). US Government Price Calculations and Reporting may include, but shall not be limited to, any U.S. federal, state or other jurisdiction legal reporting or compliance obligation with respect to a Product under the applicable statutes, rules, and regulatory guidance relating to the Medicaid Rebate Program, the Medicare Program, the Public Health Service 340B Program, the Department of Veterans Affairs Master Agreement, the Federal Supply Schedule contract, and applicable state or other jurisdiction laws.

4.6 Strategy; Communications. The Parties agree to coordinate, through the JDC and JCC, as applicable, the regulatory strategy for filing and maintaining Regulatory Approvals and [***] in the Co-Commercialization Territory and the COMPANY Territory. The Parties shall generally cooperate in communicating with Regulatory Authorities having jurisdiction regarding the Product in the Territory and each Party shall keep the other Party informed of planned regulatory submissions and material communications, either on its own initiative in accordance with this Agreement or as a result of such a Regulatory Authority initiating contact with such Party in connection therewith. Each Party shall promptly provide, and cause its Affiliates, its Sublicensees, and distributors to provide, the other Party with copies of regulatory submissions to, and material communications with, any Regulatory Authorities. Notwithstanding the foregoing, except as may be required by applicable Laws, neither Party shall, with respect to the Product, communicate with any Regulatory Authority regarding the Product on a significant issue, unless consistent with the Development Plan or requested or permitted in writing to do so by the other Party, or unless so ordered by such Regulatory Authority, in which case such Party shall immediately notify the other Party of such order and shall, to the extent permitted by applicable Laws, take no further actions or communicate with such Regulatory Authority further until the Parties have agreed (in the case of the Co-Commercialization Territory), or discussed (in the case of the COMPANY Territory) as to how to proceed. All communications with Regulatory Authorities regarding the Product shall be undertaken as provided for in this Agreement.

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4.7 Pharmacovigilance.

(a) MorphoSys Trials and COMPANY Trial. For the[***], MorphoSys shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Product in accordance with applicable Laws and this Agreement and shall ensure that, in such Development of the Product, it will record, investigate, summarize, notify, report and review all adverse events in accordance with applicable Laws. For [***], COMPANY shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Product in accordance with applicable Laws and this Agreement and shall ensure that, in such Development of the Product, it will record, investigate, summarize, notify, report and review all adverse events in accordance with applicable Laws.

(b) Exchange of Adverse Event Reports. Each Party shall keep the other Party informed of (i) any Serious Adverse Event (“SAE”) within a reasonable period of time after such SAE is identified or reported and (ii) any Suspected Unexpected Serious Adverse Reaction (“SUSAR”) as soon as reasonably possible after such SUSAR is identified or reported and in any event at the same time as any reporting of such SUSAR to any Regulatory Authority, independent of whether such SUSAR or SAE occurred under a Joint Development Activity or a Sole Funded Development Activity. The Parties shall cooperate in the preparation, review and submission of development safety update reports and periodic safety update reports. The costs of establishing and maintaining the global safety database for the Product shall be shared in accordance with the Pro Rata Percentage.

(c) Pharmacovigilance Agreement. The safety representatives from each of the Parties shall meet and agree upon a written pharmacovigilance agreement for exchanging adverse event and other safety information relating to the Product within [***] days after the Effective Date (the “Pharmacovigilance Agreement”); provided, however, that during Development and Commercialization MorphoSys shall be responsible for maintaining the global safety database for the Product. Such written Pharmacovigilance Agreement shall ensure that adverse event and other safety information is exchanged, and pharmacovigilance obligations fulfilled, according to a schedule that will permit each Party (and its Affiliates, sublicensees or subcontractors) to comply with applicable Laws, current standards for pharmacovigilance practice and regulatory requirements. Each Party reserves the rights to qualify via an audit pharmacovigilance processes and systems. Details will be defined in the Pharmacovigilance Agreement. [***] shall be responsible for developing and maintaining core documents such as the Reference Safety Information section of the investigator brochure, aggregate safety reports (Periodic Adverse Drug Experience Report, Periodic Safety Update Reports, Development Safety Update Reports, etc.) and a core RMP; provided that [***] shall provide [***] a right to review and comment on such materials, which comments [***] shall consider in good faith. [***] shall also be responsible for global signal management in the [***] and for signal reporting in the [***]. [***] shall be responsible for signal reporting in the [***].

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(d) MorphoSys Obligations. For [***], (for which MorphoSys’ responsibilities are addressed in Section 4.7(a) above), for which MorphoSys is the Sponsor, and for Commercialization, MorphoSys shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Product in the COMPANY Territory or the Co-Commercialization Territory (whether or not Marketing Authorization has been achieved), in each case in accordance with applicable Laws and this Agreement, and MorphoSys shall ensure that, in the Development and Commercialization of the Product, it will record, investigate, summarize, notify, report and review all adverse events in accordance with applicable Laws, as further described in the Pharmacovigilance Agreement.

(e) COMPANY Obligations. For [***] (for which COMPANY’s responsibilities are addressed in Section 4.7(a) above), for which COMPANY is the Sponsor, COMPANY shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Product in the Co-Commercialization Territory or the COMPANY Territory (whether or not Marketing Authorization has been achieved), in each case in accordance with applicable Laws and this Agreement, and COMPANY shall ensure that, in the Development and Commercialization of the Product, it will record, investigate, summarize, notify, report and review all adverse events in accordance with applicable Laws, as further described in the Pharmacovigilance Agreement.

4.8 Governmental Authority Communications Received by a Party. Each Party shall promptly inform the other Party of notification of any action by, or notification or other information (including any notice, audit notice, inspection notice, notice of initiation by Governmental Authorities of investigations, document or information requests, inspections, detentions, seizures or injunctions concerning the Product or this Agreement) which it receives (directly or indirectly) from any Governmental Authority in the Territory, whether in relation to the Co-Commercialization Territory or in the COMPANY Territory, which (i) raises any material concerns regarding the quality, safety or efficacy of the Product, (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Product, (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Product, (iv) relates to expedited exchange of individual case safety reports and periodic safety reports with respect to the Product, or product complaints, and which may have an adverse impact on Regulatory Approvals or the continued Commercialization of the Product or (v) raises any material concerns regarding the compliance of either Party (or any of their respective Sublicensees, distributors, or subcontractors) with Laws related to the Product or this Agreement. MorphoSys shall be solely responsible for responding to any such communications relating to the Product in the Co-Commercialization Territory and COMPANY shall be solely responsible for responding to any such communications relating to the Product in the COMPANY Territory in the Field. Each Party shall reasonably cooperate with and assist the other Party in complying with regulatory obligations, including by providing to the other Party, within [***] Business Days (or such shorter period required by a Governmental Authority) after a request, such information and documentation which is in such Party’s possession as may be necessary or reasonably helpful for the other Party to prepare a response to an inquiry from a Governmental Authority with respect to the Product. Each Party shall promptly provide, and ensure that its Affiliates and sublicensees provide the other Party with a copy of all material correspondence received from a Regulatory Authority specifically regarding the matters referred to above.

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4.9 Recall, Withdrawal, or Market Notification of Product. In the event that any Governmental Authority suggests, threatens, recommends or initiates any action to remove the Product from the market whether in the Co-Commercialization Territory or in the COMPANY Territory (in whole or in part, including in clinical Trials), the Party receiving notice thereof shall notify the other Party of such communication promptly, but in no event later than [***], after receipt thereof. Notwithstanding the foregoing, in all cases MorphoSys shall determine whether to initiate any recall, withdrawal or market notification of the Product in the Co-Commercialization Territory, and COMPANY shall determine whether to initiate any such recall, withdrawal or market notification of the Product in the COMPANY Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or market notification; provided, however, that before MorphoSys or COMPANY (as the case may be) initiates a recall, withdrawal or market notification, the Parties shall promptly meet and discuss in good faith the reasons therefor and each Party shall take the other Party’s comments under good faith consideration; further provided, that such discussions shall not delay any action that MorphoSys or COMPANY (as the case may be) reasonably believes has to be taken in relation to any recall, withdrawal or market notification. In the event of any such recall, withdrawal or market notification, MorphoSys or COMPANY (as the case may be) shall determine the necessary actions to be taken, and shall implement such action, with the other Party providing reasonable input (which the first Party shall in good faith consider and incorporate into any recall, withdrawal or market notification strategy) and reasonably necessary assistance, to conduct such recall, withdrawal or market notification. Without limiting the foregoing, each Party shall have the right to propose that a Product recall, withdrawal or market notification should be initiated by the other Party, but such other Party shall make the final decision whether the recall, withdrawal or market notification will be initiated in its respective Territory. Each Party shall at all times utilize a batch tracing system which will enable it to identify, on a prompt basis, customers within its Territory who have been supplied with Product of any particular batch, and to recall such Product from such customers. Details of recalls’ management shall be dealt with in the Supply Agreement.

4.10 Cost Allocation re Recall; Withdrawal or Market Notification. All direct costs and expenses associated with implementing a recall, withdrawal or market notification with respect to the Product in any territory shall be allocated between COMPANY and MorphoSys as follows:

[***]

5.	COMMERCIALIZATION OF PRODUCTS

5.1 Commercialization Efforts

(a) JCC Oversight. The JCC shall oversee all Commercialization of Products in the Field, both in the Co-Commercialization Territory and in the COMPANY Territory.

(b) Commercialization Principles. It is the intent of the Parties that Commercialization of Products will be conducted in accordance with the following principles, and the JCC (or JSC, or the Executive Officers, or the Expert, as applicable) shall take into account and attempt to implement the following principles in its decision-making, including in the preparation, review and approval of the Co-Commercialization Plan and the COMPANY Commercialization Plan, and any updates to and

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amendments of such plans, and otherwise when allocating Commercialization responsibilities between the Parties in accordance with this Agreement:

(i)

MorphoSys shall have the right, but not the obligation, to provide up to fifty percent (50%) of the overall Commercialization efforts (including but not limited to market access, patient support, marketing, sales and medical affairs functions) on an FTE basis for Co-Commercialization of the Product(s) in the Co-Commercialization Territory. By way of example, MorphoSys/COMPANY may provide [***]/[***]% of the Sales Representatives, [***]/[***]% of the market access FTEs and [***]/[***]% of the medical scientific liaison FTEs out of the 100% of FTEs determined to be required for each commercial function as set forth in the Co-Commercialization Plan. The JCC shall periodically (as determined by the JCC) review the efforts contributed by each Party (including any shortfall). At least [***] months prior to anticipated launch in the Co-Commercialization Territory, MorphoSys shall notify COMPANY of the level of Commercialization effort that MorphoSys will provide in the Co-Commercialization Territory following launch.

(ii)

The Co-Commercialization Plan shall include a meaningful role for both Parties. In allocating responsibilities between the Parties, the JCC (or the JSC, or the Executive Officers, or the Expert, if applicable) shall take into consideration each Party’s expertise, capabilities, staffing and available resources to take on such activities, as well as the Parties’ intention to provide MorphoSys an opportunity to build and expand its expertise, capabilities, staffing and available resources in connection with performing Commercialization activities allocated to it.

(iii)

To the extent efforts or costs for the Co-Commercialization activities cannot be attributed solely to the Co-Commercialization of the Product(s) hereunder but are incurred partly also for activities related to product(s) that are not the Product, then such efforts and costs shall only be taken into account on a pro rata basis, which shall be agreed between the Parties in good faith.

(c) Lead Parties. In collaboration with COMPANY, MorphoSys shall lead the strategic aspects of the Parties’ Commercialization of the Product in the Field in the Co-Commercialization Territory, as set forth in Section 5.3 and shall lead the overall strategic Product positioning, branding, core messaging, and overall medical congress strategy and global medical education strategy with respect to global Commercialization in the Territory. In its role as lead Party with respect to such aspects in the Co-Commercialization Territory, MorphoSys shall be responsible for, amongst other things, setting the price. For operational efforts in the Co-Commercialization Territory, the Parties will distribute the responsibilities according to the outline of the Co-Commercialization Plan as set forth in EXHIBIT 14. Notwithstanding the foregoing, COMPANY shall lead the operational efforts regarding Medical Affairs Activities in the Territory. COMPANY shall lead the strategic and operational efforts to Commercialize the Product in the Field in the COMPANY Territory as set forth in Section 5.2, in alignment with the overall strategic Product positioning, branding, core messaging, and overall medical congress strategy and global medical education strategy with respect to global Commercialization as set forth above. In its role as lead Party with respect to such aspects in the COMPANY Territory, COMPANY shall be responsible for among other things, setting the price. Notwithstanding anything in this Section, in case of disputes the final decision making shall be made in accordance with Section 9.2(e).

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(d) Activities and Participation.

(i)

Each Party shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the activities assigned to it under the Co-Commercialization Plan and the COMPANY Commercialization Plan. The Parties shall reasonably cooperate to effectuate implementation of Commercialization of Products in the Field in the Co-Commercialization Territory as set forth in the Co-Commercialization Plan. Notwithstanding anything to the contrary contained herein, a Party or its Affiliate shall not be obligated to undertake or continue any Commercialization activities with respect to the Licensed Antibody or Products if such Party (or Affiliate) reasonably determines that performance of such Commercialization activity would violate applicable Law or if a Regulatory Authority determines that such Commercialization activities with respect to the Licensed Antibody or Product would pose an unacceptable safety risk to patients.

(ii)

With respect to activities allocated to COMPANY under the Co-Commercialization Plan, COMPANY agrees to reasonably cooperate as MorphoSys may request to provide MorphoSys an opportunity to observe and participate in COMPANY’s and its Affiliates’ performance of such activities.

(iii)

Within [***] months after commercial launch of a Product in the first of the European Major Markets, MorphoSys shall have the right to designate up to [***] representatives of MorphoSys (the “MorphoSys Representatives”) to participate in COMPANY’s (or its Affiliates’) strategic planning of Commercialization of Products in the COMPANY Territory [***]. It is the intent of the Parties that any such MorphoSys Representatives shall be an integral part of the team that brings the Products to market in the COMPANY Territory. COMPANY shall use Commercially Reasonable Efforts to inform and involve the MorphoSys Representatives in COMPANY’s internal strategic discussions regarding the Commercialization of Products in the COMPANY Territory, including meetings of COMPANY’s (or its Affiliates’) designated brand value team or equivalent, and to keep the MorphoSys Representatives informed and involved in strategic discussions regarding implementation of Commercialization of Products in the COMPANY Territory.

(e) Subcontracting.

(i)

If either Party (or its Affiliate) desires to subcontract any of its assigned Co-Commercialization activities, such Party shall first discuss it with the other Party and take into account and reasonably consider using the other Party for such subcontracted activities, taking into account (balanced with other factors) the capabilities of the other Party and potential impact on costs and profits, as a potential alternative to subcontracting such activities to a Third Party. In the event that any Commercialization activity allocated to a Party under the

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Co-Commercialization Plan is subcontracted to the other Party (as opposed to being allocated to such Party under the Co-Commercialization Plan), then the sub-contracting Party remains ultimately responsible under this Agreement for the conduct of such activities and the subcontractor Party shall conduct such activities under the management of, and as directed by, the sub-contracting Party, consistent with the terms of this Agreement and all applicable Laws.

(ii)

Notwithstanding the foregoing, the subcontracting Party (or Party whose Affiliate enters into a subcontract) shall remain liable under this Agreement for the performance of all its obligations under this Agreement and shall be responsible and liable for compliance by its subcontractors with the applicable provisions of this Agreement.

5.2 COMPANY Territory.

(a) General. Subject to the terms and conditions of this Agreement, applicable Law, Section 5.1 and the COMPANY Commercialization Plan as set forth in Section 5.2(e), COMPANY shall be solely responsible for the Commercialization of the Products in the COMPANY Territory in the Field during the Term, including:

(i)	the setting of Product prices in the COMPANY Territory;

(ii)	subject to Section 5.6, the selection and protection of relevant trademarks in the COMPANY Territory; and

(iii)	subject to Section 4, all Regulatory Activities in connection with any Commercialization of the Products in the COMPANY Territory.

(b) Specific COMPANY Obligations. COMPANY shall use Commercially Reasonable Efforts to Commercialize at least one therapeutic, prophylactic or palliative Product in the Field in each country or jurisdiction in the COMPANY Territory in which COMPANY, its Affiliates and/or Sublicensees have received both Marketing Authorization and, if applicable, Pricing Approval for such Product(s). In particular, COMPANY shall use Commercially Reasonable Efforts to:

(i)	obtain Regulatory Approvals and Pricing Approvals, and Commercialize the Product(s) in [***];

(ii)	position the Product in First Line Detailing or Second Line Detailing in [***] after it has been launched;

(iii)	engage in outreach activities with the goal of covering up to [***] percent ([***]%) of patient potential in [***] after the Product(s) has/have been launched; and

(iv)

not promote any Product together or in close connection with a product that competes targeting the same (or a subset of the same) patient population as the Product in [***], unless such product is to be used in combination with the Product.

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The Parties acknowledge and agree that any breach of this Section 5.2(b) with respect to obligations relating to [***] may constitute a Material Breach of this Agreement giving rise to the termination right set forth in Section 17.2(a). For clarity, for purposes of this Section 5.2(b), with respect to [***], COMPANY’s obligation to use Commercially Reasonable Efforts with respect to a given Product shall also take into account [***].

(c) Booking Sales. COMPANY shall book all sales of Product(s) in the COMPANY Territory, and shall be responsible, among other things, in the COMPANY Territory for (i) receiving, accepting and filing orders for the Product, (ii) handling all returns of the Product, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of the Product, and (iv) warehousing and distributing of Product(s), all in accordance with GAAP. If MorphoSys receives any orders for a Product in or for the COMPANY Territory, it shall refer such orders to COMPANY.

(d) Cost of Commercialization and Medical Affairs Activities in the COMPANY Territory. Subject to the terms and conditions of this Agreement, COMPANY shall be responsible for [***] in the COMPANY Territory.

(e) COMPANY Commercialization Plan. COMPANY will be solely responsible for developing a COMPANY Commercialization Plan that shall define the overall commercial strategy and detail the operational activities of COMPANY, its Affiliates and Sublicensees in the COMPANY Territory (and shall, for clarity, be consistent with the overall strategic Product positioning, branding, core messaging, and overall medical congress strategy and global medical education strategy with respect to the global Commercialization in the Territory), including:

(i)	Regional go-to market models (e.g. Sales Representatives allocation, medical scientific liaisons allocation, other FTEs, spend);

(ii)	Country-specific market access and pricing strategy;

(iii)	Regional marketing strategy, e.g. positioning, value proposition and core messaging;

(iv)	Regional specific market insights and key performance indicators;

(v)	Regional medical activity plan and congresses; and

(vi)	the plans and timeline for preparing the necessary Pricing Materials and for obtaining and/or maintaining Pricing Approvals in the Territories.

Such COMPANY Commercialization Plan shall be presented to the JCC and approved by the JSC, within [***] calendar days after the Effective Date.

(f) COMPANY Reports. In addition to sharing information on the Commercialization activities of COMPANY in the COMPANY Territory through the JCC, as set forth in Section 9.7(c), COMPANY shall provide to MorphoSys a verbal update on Commercialization activities in the COMPANY Territory for each JCC meeting and a written update on its Commercialization activities for the Product(s) in the COMPANY Territory on a regional or on a country-by-country basis no less than twice every calendar year. Moreover, COMPANY shall submit in writing to MorphoSys,

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as long as existent through the JCC, and otherwise directly to MorphoSys, such other summary reports as MorphoSys may reasonably request from time to time during the Term with respect to material activities undertaken by COMPANY for the Product(s) in the Field in the COMPANY Territory, including general market conditions and general sales information.

5.3 Co-Commercialization Territory.

(a) General. Subject to the terms and conditions of this Agreement, the Co-Commercialization Plan and the Co-Commercialization Budget, the Parties shall be jointly responsible for the Co-Commercialization of the Product(s) in the Co-Commercialization Territory, in the Field, during the Term, including:

(i)	US brand strategy, US go-to market model, positioning, value proposition and core messaging,

(ii)	market access activities,

(iii)	patient advocacy activities,

(iv)	marketing and sales activities,

(v)	market insights activities,

(vi)	Medical Affairs Activities,

(vii)	congress and medical education activities,

(viii)	subject to Section 5.6, the selection and protection of relevant trademarks in the Co-Commercialization Territory, and

(ix)	subject to Section 4, all Regulatory Activities in connection with any such Co-Commercialization of the Product(s) in the Co-Commercialization Territory.

Co-Commercialization of the Product(s) will apply to all indications for which the Product(s) is/are planned to receive (according to the Development Plan and Co-Commercialization Plan) or has/have received Regulatory Approval and, if applicable, Pricing Approval, in the Co-Commercialization Territory, whether based on a Joint Development Activity or a Sole Funded Development Activity.

(b) Specific Obligations. The Parties shall use Commercially Reasonable Efforts to Commercialize at least one (1) therapeutic, prophylactic or palliative Product in the Field in the Co-Commercialization Territory as soon as Marketing Authorization and, if applicable, Pricing Approval for such Product have been received. In particular, the Parties shall use Commercially Reasonable Efforts to:

(i)	position the Product in First Position Detail or Second Position Detail in the Co-Commercialization Territory,

(ii)	ensure a minimum coverage of [***] percent ([***]%) of patient potential, and

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(iii)

not promote any Product together or in close connection with a product targeting the same (or a subset of the same) patient population as the Product in the Co-Commercialization Territory, unless such product is to be used in combination with the Product.

The Parties acknowledge and agree that any breach of this Section 5.3(b) may constitute a Material Breach of this Agreement giving rise to the termination right set forth in Section 17.2(a).

(c) Booking Sales. MorphoSys or its Affiliate shall book all sales of Product(s) in the Co-Commercialization Territory in accordance with the Co-Commercialization Plan, and shall be responsible, among other things, in the Co-Commercialization Territory for (i) receiving, accepting and filing orders for the Product, (ii) handling all returns of the Product, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of the Product, and (iv) warehousing and distributing of Product(s); whereby MorphoSys or its Affiliate shall be the contractual party to the final customer. The allocation of responsibilities and activities under Co-Commercialization Plan shall be made in a manner that permits MorphoSys or its Affiliate to book all sales of Product(s) in the Co-Commercialization Territory in accordance with GAAP. If COMPANY receives any orders for a Product in the Co-Commercialization Territory, it shall refer such orders to MorphoSys or its Affiliate.

(d) Pre-Tax Profit (Loss) Share. The Parties shall equally share the Pre-Tax Profit (Loss) of the Co-Commercialization in the Co-Commercialization Territory pursuant to Section 7.7.

(e) Co-Commercialization Plan. The Parties will jointly develop and mutually agree through the JCC on a Co-Commercialization Plan and a Co-Commercialization Budget that shall define the overall commercial strategy and detail the operational activities, requirements and responsibilities of each Party. The initial Co-Commercialization Plan and Co-Commercialization Budget shall be approved by the JSC within [***] days after the Effective Date. The Co-Commercialization Plan shall be based on the Co-Commercialization Plan outline attached hereto as EXHIBIT 14, and the Co-Commercialization Budget shall be based on the Co-Commercialization Budget outline attached hereto as EXHIBIT 15, and shall include, inter alia,

(i)

the overall strategy and the operational details of engagement of, and relationships with, all stakeholders within the Co-Commercialization Territory, including Government Officials, patient access/advocacy groups, Healthcare Professionals, education providers, medical congress organizers, and pricing and access related groups,

(ii)	alignment on external spend to support the overall strategy,

(iii)	alignment on number of Commercial FTEs from each Party,

(iv)	the specific overall responsibility of MorphoSys for Labelling and Packaging, Distribution and logistics services in the Co-Commercialization Territory, and

(v)	the specific overall responsibility of COMPANY for Medical Affairs Activities in cooperation with MorphoSys in the Territory.

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(f) Sales Force. Both Parties shall ensure that all Sales Representatives Detailing the Product in the Co-Commercialization Territory will be required to complete the same training and certification process. In particular, the Parties will be jointly responsible for the training of both Parties’ Sales Representatives and will prepare and implement a training program and training materials for such Sales Representatives, including Detail scripts. Without limiting the generality of the foregoing, each Party shall:

(i)

be solely responsible for recruiting, hiring and maintaining its sales force of Sales Representatives, including determining incentive compensations, for the Commercialization of the Product in accordance with its standard procedures and the requirements of this Agreement;

(ii)

be responsible for the activities of its Sales Representatives, including compliance by its Sales Representatives with training and Detailing requirements and ensuring Sales Representatives have and maintain all credentials, licenses, or other governmental or institutional approvals necessary to engage in Detailing and related activities;

(iii)

ensure that any of its Sales Representatives involved in the Commercialization of the Product will not have any legal or regulatory disqualifications, bars or sanctions, including but not limited to any suspension or revocation of required credentials, licensing, or other governmental or institutional approvals necessary to engage in Detailing and related activities, or any record of debarment, exclusion, or other sanction under the U.S. Federal Food, Drug, and Cosmetic Act, the U.S. Social Security Act, and comparable statutes and regulatory requirements in other jurisdictions; and

(iv)	maintain records and otherwise establish procedures to ensure compliance with all applicable Laws and professional requirements that apply to the Commercialization of the Product.

(g) Detailing in the Co-Commercialization Territory. If either Party undertakes Detail calls promoting a product in addition to the Product, it shall comply with Section 5.3(b), and will be reimbursed following an allocation key that depends on the number of products, including the Product, that a Sales Representative discusses in such Detail call ([***]).

5.4 Legal Compliance. Each Party shall, and shall ensure that its Affiliates and sublicensees and subcontracting parties, in Commercializing the Product(s) in the Field, comply with all applicable Laws, including all applicable Regulatory Approvals for the Product in its respective Territory and have in place a compliance program consistent therewith. In addition, neither Party nor its Affiliates or sublicensees shall use in any capacity, in connection with its Commercialization of the Product hereunder, any person who has been debarred pursuant to Section 306 of the FD&C Act, or who is the subject of a conviction described in such section, and each Party shall inform the other Party in writing immediately if it or any person who is performing services for each Party hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Laws outside of the US), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to such Party’s

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knowledge, is threatened, relating to the debarment of such Party or any person used in any capacity by such Party in connection with its Commercialization of the Product(s) hereunder. Each Party shall be responsible for reporting its own expenditures in compliance with the Physician Payments Sunshine Act, subject to further agreement between the Parties as to any information exchange necessary to properly calculate and report spending on research and development which understanding shall be documented in the Co-Commercialization Plan.

5.5 Promotional Materials.

(a) COMPANY Territory. The Parties will seek to align on and discuss core messages in promotional materials (including digital communications on websites) related to the Product for use in the COMPANY Territory in accordance with the Regulatory Approvals and applicable Laws. Such coordination by the Parties is intended to ensure that such promotional materials take into account the Global Brand Strategy for the Product. The Parties shall exchange samples of regional materials only (i.e. excluding any specific country related materials) in the English language of its promotional materials related to the Product for information and comment (and each Party shall consider any such comments in good faith) prior to distributing such promotional materials (for clarity, such samples need only be submitted for each different type of promotional material, as opposed to each item of promotional material needing to be submitted). To the extent either Party wants to include any trademarks Controlled by the other Party in the promotional materials or on the Product packaging or labelling, such Party may include, upon the other Party’s prior written approval only, on a royalty-free basis such trademarks and shall comply with the other Party’s then-current guidelines for trademark usage, a copy of which shall be requested from the Party intending to use the Controlled trademark; provided, however, that COMPANY shall be responsible for the finalization and use of promotional materials in the COMPANY Territory. For (i) any media release by COMPANY referencing the Product, COMPANY shall include the statement set forth in EXHIBIT 18 in the section containing background information on the Product; and for (ii) any peer-reviewed publication COMPANY shall include the identical statement set forth in EXHIBIT 18 in e.g. the Materials and Methods section, the acknowledgements or the references at the discretion of the lead author and publisher. COMPANY shall own all right, title and interest in and to any promotional materials created by or on behalf of it hereunder relating to the Product in the COMPANY Territory.

(b) Co-Commercialization Territory. The Parties shall develop promotional materials for use in the Co-Commercialization Territory by both Parties and their Affiliates that comply with each Party’s applicable policies, SOPs, the Co-Commercialization Plan, and Applicable Laws and Regulatory Approvals. Copies of all promotional materials used by COMPANY and MorphoSys and their Affiliates in the Co-Commercialization Territory shall be archived by COMPANY and/or MorphoSys, as applicable, in accordance with applicable Laws. The promotional materials developed by the Parties shall be reviewed and approved by the JCC. The JCC shall establish and implement a review process to ensure that both Parties’ compliance officers and legal departments certify compliance of the promotional materials with applicable Laws and policies of the Parties. If the Parties cannot agree upon the content of a particular promotional material, the matter may be referred to the legal departments of the Parties, and then to the JCC for resolution, subject to the final approval of the Parties’ respective compliance officers and legal departments. If the

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Parties’ compliance officers or legal departments are unable to mutually approve the content of a particular promotional material in accordance with the immediately preceding sentence, then such promotional material shall include the content approved by the Party with the more conservative compliance or legal position regarding such content. The Parties shall jointly own all right, title and interest in and to any promotional materials created hereunder relating to the Product(s) in the Co-Commercialization Territory. Promotional material in the Co-Commercialization Territory shall include logos of MorphoSys and COMPANY (or the other entity marketing the Product) at equal size.

(c) Use of Promotional Materials Exclusively for the Product. The Parties will only use promotional materials, and any aspects thereof uniquely tied to the related Product, exclusively in connection with the Commercialization of such Product in the COMPANY Territory and in the Co-Commercialization Territory in the Field in accordance with the terms of this Agreement, and shall not use, or allow any other person to use, any such promotional materials except in accordance with this Agreement.

5.6 Product Marks

(a) Product Mark.

(i)	The Parties shall be jointly responsible for:

(1)

establishing a global branding for the Product, including identifying and selecting Product Marks and trademark standards for any Product Marks to be adopted as well as global look and feel of Products and Product packaging in the Territory (“Global Branding”). COMPANY and MorphoSys (and its Affiliates and sublicensees respectively) shall only use the Product Marks pursuant to the terms of this Agreement (i) to identify the Product(s) and (ii) in connection with the Commercialization of the Product(s), and COMPANY and MorphoSys shall not (and shall ensure that each of their Affiliates and sublicensees do not) use such Product Marks in the course of trade to identify, or otherwise in connection with, any other products, and

(2)

aligning on a global brand strategy, which shall encompass Product positioning, alignment on core messages, discussing strategy related to commercial terms of sale, setting strategy for key opinion leader engagement (“Global Brand Strategy”). Such Global Brand Strategy may be updated from time to time by mutual agreement by the Parties. If the Parties do not mutually agree on the above, COMPANY shall have the right to decide on the brand strategy for the Product(s) in the COMPANY Territory, taking into account MorphoSys’ comments, and the Parties shall jointly decide on the brand strategy for the Product(s) in the Co-Commercialization Territory.

(ii)	The Parties shall maintain, at all times, high quality standards for all materials, products and services for which the Product Marks are

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used, which standards shall be no less than the standards of quality that have been maintained for the materials, products or services provided by the respective Party prior to the date of this Agreement.

(iii)

To the extent permissible by Regulatory Authorities and applicable Law, COMPANY and MorphoSys shall use the same Product Mark in the COMPANY Territory and the Co-Commercialization Territory (a “Global Product Mark”). Any Global Product Mark, which is not an Existing Product Mark, shall be co-owned by COMPANY and MorphoSys in all countries and regions in which such Global Product Mark is applied for, registered, or used. Where joint ownership is not possible or is impracticable under applicable Laws, the Parties shall discuss in good faith possible solutions. The Parties shall only use any Global Product Mark in the form as agreed upon between the Parties. Any Existing Product Mark shall be solely owned by MorphoSys in all countries and regions in which such Existing Product Mark is applied for, registered, or used and is subject to the license in Section 2.1(e).

(iv)

[***] shall have the obligation to prepare, file, prosecute and maintain the Global Product Marks in the [***], and [***] shall have the obligation to prepare, file, prosecute and maintain the Global Product Marks in the [***]. In the event that either Party intends not to prepare, file, prosecute, or maintain a Global Product Mark in [***], such Party shall provide reasonable prior written notice to the other Party of such intention (which notice shall, in any event, be given no later than [***] weeks prior to the next deadline for any action that may be taken with respect to such Global Product Mark in [***]), and the other Party shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Global Product Mark in [***]. Upon the continuing Party’s written exercise of such option to the non-continuing Party, the continuing Party shall assume responsibility and full control for the preparation, filing, prosecution, and maintenance of any such Global Product Mark, and the continuing Party shall [***]. The non-continuing Party shall assign to the continuing Party its interest in such Global Product Mark and shall execute such documents and perform such acts, [***], as may be reasonably necessary to permit the continuing Party to file such Global Product Mark application, and/or to prosecute and/or maintain such Global Product Mark.

(v)

Whether or not a Global Product Mark is adopted by the Parties, alternative Product Marks may need to be selected upon the Regulatory Authority’s request, provided they are consistent with the Global Brand Strategy initially agreed between the Parties to the extent practicable. The use of an alternative Product Mark by a Party requires the prior written consent of the other Party, such consent not to be unreasonably withheld. If one of the Parties needs to use an alternative Product Mark instead of a Global Product Mark that has been adopted by the Parties, the Parties will enter into good faith negotiations on whether the application, registration and use of such alternative Product Mark is indeed feasible, in particular in view of the Global Brand Strategy agreed upon between the Parties.

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(vi)

Any Product Marks, which are not Existing Product Marks and which are used exclusively within the COMPANY Territory shall be owned by COMPANY. COMPANY, [***], shall control the filing, prosecution, enforcement (subject to Section 5.6(b)) and maintenance of the Product Marks used exclusively in the COMPANY Territory.

(vii)

Any Product Marks used exclusively within the Co-Commercialization Territory shall be owned by MorphoSys. MorphoSys, [***], shall control the filing, prosecution, enforcement (subject to Section 5.6(b)) and maintenance of the Product Marks used exclusively in the Co-Commercialization Territory.

(b) Infringement of the Product Mark. In the event that either Party becomes aware of any infringement of the Product Marks by a Third Party including, but not limited to, the existence of conflicting trademarks or company names of Third Parties in the Territory, such Party shall promptly notify the other Party and the Parties shall consult with each other in good faith with respect thereto. Neither of the Parties is under an obligation to monitor the market for Third Party use of the Product Marks. Each Party shall, at its sole discretion, have the right to determine how to proceed with respect to such infringement [***], including by the institution of legal proceedings against such Third Party, [***]. If a Party does not bring an action against such infringement of a Product Mark [***] within [***] calendar days after notification thereof to or by the respective Party, then the other Party shall have the right, but not the obligation, to bring, [***], an appropriate action [***] against any person or entity engaged in such infringement and [***]; whereby the latter Party shall not initiate such legal action without first conferring with the former Party and considering in good faith the former Party’s reasons for not bringing any such action. If requested to do so, the Parties shall reasonably cooperate with any and all action initiated by the other Party, [***]. If an infringement of a Global Product Mark occurs [***], the Parties will consult fully with each other to agree on the requisite course of action.

(c) Acknowledgments. Each Party acknowledges the sole ownership by the other Party and validity of all trademarks, trade dress, logos and slogans and related elements of a Global Brand Strategy (other than jointly owned Global Product Marks) owned by the other Party and used or intended to be used in connection with the Commercialization of the Product in the other Party’s Territory, in accordance with this Agreement. Each Party agrees that it will not at any time during or after the Term assert or claim any interest in, or do anything which may adversely affect the validity or enforceability of, any copyright, trademark, trade dress, logo or slogan owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product in accordance with this Agreement. Neither Party will register, seek to register or cause to be registered any copyrights, trademarks, trade dress, logos or slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product or any variation thereof, under any applicable Laws providing for registration of copyrights, trademarks, service marks, trade names or fictitious names (including as an Internet domain name) or similar Laws, in such other Party’s Territory, without the other Party’s prior written consent (in its sole discretion). Each Party agrees that all use of the other Party’s trademarks, names and

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logos will inure to the benefit of such other Party, including all goodwill in connection therewith. To the extent a Global Product Mark is used in the Co-Commercialization Territory and the COMPANY Territory, the Parties shall jointly own rights to any internet domain names incorporating the Global Product Mark or any variation or part of such Global Product Mark as its URL address or any part of such address under the country code top level domains corresponding to the countries of its respective Territory. With respect to generic top-level domains, the Parties shall jointly determine if the Global Product Mark shall be registered under the respective domains and which Party shall be entitled to register a respective domain name. Each Party shall be responsible for all costs incurred with respect to the Internet domain names registered by such Party.

(d) Sublicensee. Licenses granted by COMPANY to a Sublicensee or by MorphoSys to a sublicensee under a Product Mark or a Global Product Mark have to be consistent with this Section 5.6 and shall impose on the Sublicensee or sublicensee respectively obligations at least as strict as the Parties’ obligations under this Section 5.6. Except for licenses to Affiliates of either Party, licenses under a Global Product Mark shall not be granted by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld.

5.7 Display of Trade Names/Logos. To the extent legally permitted by applicable Laws and compliant with Regulatory Approvals and each Party’s applicable SOPs (in each case, as approved by the JCC), all Labelling and Packaging materials, labels and Promotional Materials relating to Products in the Field in the Co-Commercialization Territory shall display the then-current MorphoSys trade name/logo in a size equal to the size of the logo of COMPANY (or the other entity marketing the Product).

6.	MANUFACTURE OF PRODUCTS AND SUPPLY

6.1 General.

(a) Supply of Product through MorphoSys. Subject to COMPANY’s right to [***], MorphoSys shall use Commercially Reasonable Efforts to source [***] (i) the demands of Licensed Antibody and Product for the conduct of the MorphoSys Trials pursuant to Section 6.2, (ii) to supply COMPANY with Drug Product for Development Activities other than MorphoSys Trials pursuant to Section 6.3, and (iii) to supply COMPANY with Drug Product for Commercialization pursuant to Section 6.4; all subject to [***]. The Parties shall use Commercially Reasonable Efforts to conclude within [***] after the Effective Date, a supply agreement (including a quality agreement to be concluded with [***] after the Effective Date) (“Supply Agreement”), for the clinical and commercial supply to COMPANY of the Drug Product and, where applicable, combination or comparator products. In any case COMPANY shall be responsible for Labelling and Packaging of the Product to be Commercialized in the COMPANY Territory and/or for COMPANY Funded Development Activities. At least [***] prior to the termination or expiration of [***] the Parties shall discuss in good faith either Party’s responsibility and the source for further supply in the JMC.

(b) Right of COMPANY to [***]. As of the Effective Date, COMPANY shall have the right to [***]. Until such time, MorphoSys shall (a) continue to use Commercially Reasonable Efforts to source Drug Product [***] as set forth in Section 6.1(a) and (b)

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consult with and, subject to confidentiality obligations [***]. At the request of either Party, the Parties agree to discuss in good faith the advantages and disadvantages of having COMPANY [***] for Commercialization in COMPANY Territory or for supply for Trials in the Territory. At the request of COMPANY to [***], subject to the obligations of MorphoSys [***], MorphoSys agrees that COMPANY may have Manufactured the Licensed Antibody or the Product(s) for Commercialization in the COMPANY Territory [***] and (A) COMPANY shall take into account MorphoSys’ reasonable commercial interests (which for purposes of this Section shall mean [***], and (B) MorphoSys shall use Commercially Reasonable Efforts to support COMPANY in its reasonable efforts to have such [***] to MorphoSys and COMPANY, respectively, shall be provided according to the following:

(i)

Unless otherwise agreed between the Parties, MorphoSys shall supply the Co-Commercialization Territory and MorphoSys Trials [***], COMPANY shall supply COMPANY Territory for Commercialization in the COMPANY Territory [***], and supply for COMPANY Funded Development Activities, COMPANY Trial and Global Trials to be agreed between the Parties;

(ii)

Unless otherwise agreed between the Parties, MorphoSys shall use Commercially Reasonable Efforts to support COMPANY in obtaining Third Party licenses which may be needed for the Manufacture of Product on COMPANY’s behalf, [***], if applicable, [***]; for clarity, all other costs of the direct supply under this Section 6.1(b) shall be borne by [***]; provided that MorphoSys shall use Commercially Reasonable Efforts to [***];

(iii)	The Parties shall cooperate and align in their negotiations [***] in order to [***]; in any case, the terms of [***] to MorphoSys or COMPANY under an [***] shall [***];

(iv)	The Parties shall [***];

(v)	The Parties shall agree on a mechanism to share any Product-specific equipment, cell lines and resins used [***] to maximize efficiency;

(vi)	The Parties shall consult, cooperate and align on process improvements or changes to ensure that the Manufacturing processes do not diverge;

(vii)

In the event that the Manufacturing process needs to be changed for one or more countries, the Parties shall keep each other informed about such changes and secure access to such changed process for the other Party upon request; and

(viii)

The Parties shall aim to keep a common master dossier, and if not possible, consult, cooperate and align how to achieve creation and maintenance of the dossiers efficiently and to the benefit of both Parties.

Without limiting COMPANY’s right to have Manufactured the Licensed Antibody or the Product(s) for Commercialization in the COMPANY Territory [***], the Parties will agree

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in good faith on the details of the transition and implementation of the [***] the Supply Agreement. COMPANY will use Commercially Reasonable Efforts to support MorphoSys in its efforts to [***] in accordance with the above (i) to (viii).

6.2 Clinical Supply for the MorphoSys Trials. MorphoSys shall use Commercially Reasonable Efforts to source and to supply the demands of GMP-compliant (if legally required) Licensed Antibody and Finished Drug Product, and if applicable Placebo, combination or comparator product(s) (including Labelling and Packaging) for the conduct of the MorphoSys Trials, subject to [***]. All costs related to such supply shall be regarded as [***].

6.3 Clinical Supply for Further Clinical Development. MorphoSys shall use Commercially Reasonable Efforts to [***] the demands of GMP-compliant (if legally required) Drug Product and Placebo in accordance with the Development Plan and the Supply Agreement (i) for the conduct of Joint Development activities other than the MorphoSys Trials, including COMPANY Trial, and (ii) for the conduct of any Sole Funded Development Activity, provided that the supply for the purposes of (i) above shall have preference to the supply for the purposes of (ii) above, and provided further that MorphoSys’ above obligation to use Commercially Reasonable Efforts to source Drug Product shall no longer apply with respect to supply in the COMPANY Territory once COMPANY directly sources Product [***]. Supply with Drug Product and Placebo for Joint Development Activities under this Section 6.3 shall be regarded as [***], whereas Supply with Drug Product and Placebo for COMPANY Funded Development Activities will be [***]. Combination products Controlled by a Party and used for Joint Development Activities shall be provided by such Party [***]. Labelling and Packaging of the Drug Product for Global Trials that are Joint Development Activities shall be discussed in the JMC and the associated costs shall be regarded as [***].

6.4 Commercial Supply. MorphoSys shall use Commercially Reasonable Efforts to source Drug Product [***] the demands of GMP-compliant Drug Product for Commercialization in the COMPANY Territory and the Co-Commercialization Territory, provided that MorphoSys’ above obligation to use Commercially Reasonable Efforts to source Drug Product shall no longer apply with respect to supply in the COMPANY Territory once COMPANY [***]. Supply of COMPANY with Drug Product for Commercialization in COMPANY Territory will be [***]. Supply of COMPANY with Drug Product for Commercialization in the Co-Commercialization Territory will be [***]. In case of a Technology Transfer to the COMPANY or to another Third Party manufacturer under a COMPANY Discretionary Activity according to Section 6.6(c), COMPANY shall use Commercially Reasonable Efforts to source Drug Product and to supply the Parties with GMP-compliant Drug Product for Commercialization in the Co-Commercialization Territory, if necessary according to the Co-Commercialization Plan. Supply in such a case will be [***], subject to a supply agreement to be mutually agreed between the Parties in good faith; in addition Section 6.6(c) shall apply with regard to [***].

6.5 Forecasting and Ordering. For the supply of Product through MorphoSys, COMPANY shall provide its forecasts in alignment with its capacity reservation plan, and submit binding orders for clinical and commercial demand of Drug Product, both with respect to the COMPANY Territory and the Co-Commercialization Territory, to MorphoSys in sufficient time before MorphoSys is required to submit its forecast and [***] so that MorphoSys can forward COMPANY’s [***] for Manufacturing campaigns in accordance with the timelines of [***]. MorphoSys shall use Commercially Reasonable Efforts to supply COMPANY with Drug Product [***].

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6.6 Technology Transfer to COMPANY or Third Party.

(a) General. If after discussion in the JMC and decision of the JSC, and subject to COMPANY’s final decision-making authority set forth in Section 9.2(e)(ii)(3), there will be a transfer of [***] (“Technology Transfer”), MorphoSys agrees to use Commercially Reasonable Efforts to (i) [***] (ii) support the Technology Transfer to COMPANY or COMPANY Affiliate or a Third Party manufacturer, [***]. For any Technology Transfer or further technology transfer (for clarity, including transfers pursuant to Section 6.6(b) and 6.6(c) Sections 6.1(b)(ii), 6.1(b)(iii), 6.1(b)(vi) and 6.1(b)(vii) shall apply. Any other technology transfer than the Technology Transfer will be subject to the mutual agreement of the Parties, provided that such technology transfer [***]. MorphoSys has not taken, and shall not take, any actions [***] described in this Section 6.6. No more than [***] time during any [***] month period, MorphoSys shall have the right to request and obtain, in accordance with the Supply Agreement, a technology transfer of the Manufacturing Process of the Product from COMPANY or any of its Affiliate or Third Party manufacturer, to MorphoSys, a MorphoSys Affiliate or any Third Party within a reasonable time after request, [***] if COMPANY desires at a later point in time to source Licensed Antibody or Drug Product from MORPHOSYS, a MorphoSys Affiliate or the Third Party. COMPANY’s right to the Technology Transfer to a Third Party under this Section shall be conditioned upon COMPANY ensuring that the new applicable Third Party agreement shall provide for at least one (1) further technology transfer to MorphoSys, its Affiliates or Third Party manufacturer, and COMPANY using Commercially Reasonable Efforts to obtain the right to additional technology transfers. In order to facilitate such future technology transfer, [***], COMPANY shall (A) allow MorphoSys to be present in person during the performance of the key steps of the Technology Transfer, and in any case during the rendering of in-person advice and instructions [***] in the course of the Technology Transfer, and (B) upon request of MorphoSys provide to MorphoSys access to the Manufacturing documentation.

(b) Technology Transfer for Development or Commercial Supply for both Parties. If both Parties agree (for clarity, beyond the discussions in the JMC and the JSC where neither Party shall have the final say and, for clarity, this Section 6.6(b) shall not limit the right of COMPANY to pursue a Technology Transfer [***] pursuant to Section 6.6(a) or Section 9.2(e)(ii)) that a Technology Transfer or a further technology transfer to a Third Party for Development or Commercial supply will be pursued for supply of both Parties as provided under this Agreement, the Parties will discuss and agree on the Third Party manufacturer or COMPANY or COMPANY Affiliate to be the manufacturer as sole or second supplier of Product; except as otherwise agreed by the Parties, such agreed Technology Transfer or further technology transfer will be regarded as [***]. Supply by a Third Party manufacturer or by COMPANY or an Affiliate as manufacturer shall be charged as follows: if such supply is for the (i) Co-Commercialization in the Co-Commercialization Territory, the related costs [***] and/or (ii) Trials for the Co-Commercialization Territory and/or Global Trials, the related cost [***]. In addition, [***].

(c) Technology Transfer for Development or Commercial Supply for COMPANY. If COMPANY requests to initiate a Technology Transfer or a further technology transfer in connection with the Development or Commercial supply in the COMPANY Territory, it shall bring this request to the JMC for discussion and decision by the JSC. If the JSC decides in accordance with Section 9.2(e)(ii)(3) that COMPANY

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may pursue such transfer, COMPANY shall designate itself, an Affiliate or a Third Party manufacturer, in each case that is acceptable, in case of a Technology Transfer [***]; the activities relating to such requested Technology Transfer will be regarded as [***]. In case of such transfer, COMPANY shall ensure that, if MorphoSys desires at a later point in time to source Licensed Antibody or Drug Product from the COMPANY, COMPANY’s Affiliate or its Third Party manufacturer, as the case may be, for the (i) Co-Commercialization in the Co-Commercialization Territory at [***] and/or (ii) Trials for the Co-Commercialization Territory and/or Global Trials at [***]; the cost for such respective supply shall [***] and COMPANY shall use Commercially Reasonable Efforts to ensure such supply to MorphoSys would be [***], for which COMPANY sources the Licensed Antibody or Drug Product from such manufacturer or Manufactures itself for the COMPANY Territory; provided, however, that (A) the Parties will agree in good faith [***].

(d) Supply after a Technology Transfer [***] or after a further technology transfer. In case of a Technology Transfer or a further technology transfer to a Third Party manufacturer by either Party (the “Transferring Party”), the Transferring Party shall, through the JMC, keep the other Party (the “Non-Transferring Party”) closely informed regarding the negotiation and execution of the supply agreement between the Transferring Party and the Third Party manufacturer and shall reasonably consider the Non-Transferring Party’s input thereto. The Transferring Party shall use Commercially Reasonable Efforts to ensure that, if the Non-Transferring Party is or will be supplied by the Transferring Party by use of such Third Party manufacturer, that the Non-Transferring Party shall receive the benefit of any rights and remedies with respect to damages and indemnification that are available to the Transferring Party in respect of such Third Party manufacturer’s breach of representations or warranties or other obligations under such supply agreement, to the same extent as the Transferring Party. In case the Non-Transferring Party seeks to be supplied by the Transferring Party by use of the Transferring Party’s Third Party manufacturer, the Parties will negotiate in good faith a supply agreement between the Parties, which supply agreement shall comply with and implement the principles for liability and indemnification as set out [***], as applicable, including if the Third Party manufacturer under such supply agreement is [***]. In case of a Technology Transfer or a further technology transfer not to a Third Party manufacturer but to either Party for such Party’s own Manufacture and in case such Party also supplies the other Party, the Parties shall negotiate a supply agreement between the Parties for such supply, which supply agreement shall comply with and implement the principles for liability and indemnification as set out [***], as applicable.

6.7 [***] Supply. Subject to Section 6.4, except to the extent that (i) COMPANY sources product directly for the COMPANY Territory [***] pursuant to Section 6.1(b), or (ii) that COMPANY, any Affiliate of COMPANY, or a Third Party supplies the Product after a Technology Transfer pursuant to Section 6.6 above, MorphoSys and COMPANY shall and shall ensure that its Affiliates, Sublicensees and distributors source and purchase all of their clinical and commercial requirements of the Product for Development Activities, including for MorphoSys Funded Development Activities and COMPANY Funded Development Activities or for Commercialization via MorphoSys [***]. Without limiting the foregoing, subject to Section 6.6(a) and (c), as of the Effective Date COMPANY shall have the right to identify and qualify a [***] manufacturer for eventual clinical and commercial supply for the COMPANY Territory following any Technology Transfer after reasonable consultation with MorphoSys, but in any

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event at COMPANY’S sole discretion. To the extent legally permissible, MorphoSys and its Affiliates shall not, and MorphoSys shall use Commercially Reasonable Efforts to ensure that its Sublicensees and distributors do not, supply any Third Party with the Licensed Antibody or Product for [***] supply of the COMPANY Territory.

6.8 CMC Data. In the case where MorphoSys sources Drug Product [***] and supplies the demands of Drug Product for Commercialization in the COMPANY Territory, the Co-Commercialization Territory, or Global Trials, MorphoSys will [***] to obtain [***] the CMC related sections of the dossier, as necessary to prepare Regulatory Materials for the European Union and, upon COMPANY’s request and to the extent possible, also for any other jurisdictions in the COMPANY Territory. MorphoSys shall own and MorphoSys shall maintain the master dossier for the Co-Commercialization Territory and MorphoSys and COMPANY shall co-own and MorphoSys and COMPANY shall jointly maintain the master dossier for the COMPANY Territory, in each case to the extent legally possible, and Parties shall discuss in good faith whether the master dossier shall be co-owned at a certain point in time. Related CMC activities reasonably useful for the MorphoSys Trials and Global Trials will be regarded as [***]; related CMC activities not reasonably useful for the MorphoSys Trials and Global Trials will be regarded as [***]. Certain confidential CMC information that is not specific to the Licensed Antibody or Drug Product (e.g., manufacturing trade secrets) may be provided by [***] directly to Regulatory Authorities and may not be disclosed to [***]. For the avoidance of doubt, the Parties shall exchange CMC information through the JMC and each Party may use CMC information received from the other Party. In the case where more than one Party is responsible for supply, either under each Party’s supply relationship [***] or under each Party’s supply relationship with a Third Party manufacturer or COMPANY or COMPANY Affiliate, the Parties shall aim to keep a common master dossier, and if not possible consult, cooperate and align how to achieve creation and maintenance of the dossiers efficiently and to the benefit of both Parties.

7.	SHARING OF JOINT DEVELOPMENT COSTS AND PRE-TAX PROFIT (LOSS) SHARE

7.1 Development Costs Sharing Principle. Beginning as of the Execution Date the Parties shall share all Joint Development Costs set forth in the Development Plan in accordance with the Pro Rata Percentage as set forth in the applicable Development Plan. Joint Development Costs will be shared on a GAAP accrual basis, so that each Party can accurately report expenses in its financial statements. Each Party shall invoice the other Party by providing copies of all invoices received from Third Parties and records of the number of FTEs, in accordance with Section 7.8. ln order to ensure that the Parties have received sufficient funds, Development Costs will be shared once they are incurred and invoiced by a Party or invoiced by a Third Party. For the avoidance of doubt, Development activities carried out by MorphoSys prior to the Execution Date may not conform with the Development Plan inasmuch as the Development Plan first came into existence as of the Execution Date.

7.2 Development Costs not shared. All Development costs and Manufacturing costs for [***] Funded Development Activities shall be [***]. All Development costs and Manufacturing costs for [***] Funded Development Activities (including, for the avoidance of doubt, [***]), shall be [***].

7.3 Development and Co-Commercialization Budget Overruns. Each Party shall promptly inform the other Party upon determining that it is likely to exceed the budget amounts

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set forth in the annual Joint Development Budget or in the Co-Commercialization Budget (each a “Budget”). To the extent that a Budget for a particular calendar year is exceeded by less than [***] percent ([***]%), each Party shall bear its share of such excess amount as set forth in Section 7.1 and Section 7.7(a), as applicable. To the extent that a Budget for a particular calendar year is exceeded by more than [***] percent ([***]%) (such excess over [***] percent ([***]%), the “Excess Amount”), COMPANY shall fully bear its share of such Excess Amount; and COMPANY shall also initially (subject to the following) bear MorphoSys’ share if MorphoSys so requests the company to do so, subject to repayment as follows. COMPANY shall deduct such MorphoSys share of such Excess Amount (or parts of it, as applicable) from future milestone and/or royalties payments due to MorphoSys under this Agreement, provided that no milestone payment may be reduced by more than [***] percent ([***]%) and no royalty payments shall be reduced to represent less than [***] percent ([***]%) of Net Sales at any time. In the event that any portion of the Excess Amount of MorphoSys that was borne in accordance with the previous sentence by COMPANY remains outstanding and not reimbursed to COMPANY for [***] months or longer, then COMPANY may invoice MorphoSys for payment of such portion, plus interest on such amount at an annual rate of [***] percent ([***]%) from the date the payment to MorphoSys by the COMPANY was originally due, and MorphoSys shall pay to the COMPANY any such invoiced amount in accordance with Section 8.5.

7.4 Calculation of Development Costs Sharing, Forecasts and Currency.

(a) Within [***] Business Days of the end of any calendar quarter, each Party shall submit a calculation of all Joint Development Costs (including accurate records and books of accounts containing all data reasonably required for the calculation and verification of FTEs used by each Party in accordance with GAAP and the Development Plan) in accordance with GAAP on an accrual basis, incurred by such Party which may be subject to a reimbursement or cost sharing under this Agreement.

(b) In addition, each Party shall submit an updated forecast of the Joint Development Costs for the next [***] calendar quarters. Each Party shall be entitled to audit the cost calculations claimed by the other Party under this Section 7.4 and the audit provisions set forth in Section 8.3(g) shall apply mutatis mutandis to any such audit.

(c) Joint Development Costs incurred in Euros or US dollars shall not be converted and shall be payable in Euros or US dollars, as the case may be, whereas Joint Development Costs incurred in other currencies than Euros or US dollars shall be converted to US dollars using [***]. The Party incurring such Joint Development Costs shall provide to the other Party a true, accurate and complete report of the [***] exchange rate used in the calculation. All payments will be made without deduction of exchange, collection or other charges.

7.5 Development and Commercial FTE Costs. With respect to Development or Commercial-related FTE costs, which a Party is obligated to bear and then submit to the other Party for sharing or reimbursement, as the case may be, each Party shall calculate its costs using the relevant FTE Rate as set forth in Section 1.29 and Section 1.58, respectively.

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7.6 Sole Funded Development Activities and Data Buy-In Mechanism.

(a) Responsibility for Sole Funded Development Activities. Subject to Section 3.5, each Party shall be fully responsible for its Sole Funded Development Activities.

(b) Sole Funded Development Data Buy-In Option. Either Party (such Party, the “Buy-In Party”) shall have the right to use the other Party’s Sole Funded Development Data the same way it may use Joint Development Data under this Agreement (including, for clarity, Sole Funded Development Data resulting from Non-NDA Studies that are Independent Trials), subject to the payment of (i) a buy-in fee constituting [***] incurred as of delivery of the buy-in notice (including internal and Out-of-Pocket Costs) for such Development activities that it would have otherwise been required to pay in accordance with the Pro Rata Percentage if such Development activities had been Joint Development Activities and (ii) its Pro Rata Percentage of Development Costs that are incurred after delivery of the buy-in notice whereby, with effect as of delivery of the buy-in notice, (A) such Development Costs shall be considered part of Joint Development Costs, (B) the respective Development activity shall be considered part of the Joint Development Plan, and (C) budget overruns shall be considered Budget overruns as governed by Section 7.3. Such buy-in payment shall entitle the Buy-In Party to use only the Development Data of the Sole Funded Development Activity that the Buy-In Party elected to participate in and so paid for.

7.7 Co-Commercialization Costs – Pre-Tax Profit (Loss) Share.

(a) Principles. The Parties shall share Pre-Tax Profit (Loss) as follows: (i) MorphoSys shall be entitled to (and bear) fifty percent (50%) of Pre-Tax Profit (Loss); and (ii) COMPANY shall be entitled to (and bear) fifty percent (50%) of Pre-Tax Profit (Loss) (“Pre-Tax Profit (Loss) Share”). The Pre-Tax Profit (Loss) calculation shall exclude [***]. It is further understood that allowable costs to be deducted from Net Sales in the Co-Commercialization Territory as set forth in the Definitions of Pre-Tax Profit (Loss) and Pre-Tax Profit (Loss) Share shall include [***]. To the extent any Commercialization activity is conducted in the Co-Commercialization Territory (or an External Cost or Commercial FTE cost is incurred) in support of Product(s) but also in support of other products, services or efforts of a Party or are not solely attributable to Product(s), then the External Costs and Commercial FTE costs thereof shall be only included in the Pre-Tax Profit (Loss) calculation as allowable costs pro rata for Product.

(b) Report of Costs under the Pre-Tax Profit (Loss) Share. The Parties shall furnish to each other a written report for [***] showing the [***]; in each case, solely to the extent incurred with respect to the Co-Commercialization Territory during such [***]. Such reports shall be furnished in reasonable detail for performing the Pre-Tax Profit (Loss) Share calculation. Such reports shall be due no later than [***] calendar days following the end of each [***].

(c) Report on Net Sales in Co-Commercialization Territory and Reconciliation Calculation. MorphoSys shall compile and furnish to COMPANY a written report for each [***] showing the amount and calculation of the Net Sales for such [***] in the Co-Commercialization Territory. The report shall include gross sales and the calculation of Net Sales thereon, including the amount of any deductions provided for in the definition of Net Sales (broken down by category as enumerated in such definition). In addition, MorphoSys shall perform a reconciliation calculation to ensure that each

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Party bears and receives its share of Pre-Tax Profit (Loss) as set forth under this Agreement. Such report shall be due no later than [***] calendar days following the end of each [***] and such reconciliation calculation shall be due no later than [***] calendar days following the end of each [***]. The reconciliation procedures shall also include for each Party to keep the other Party informed [***], on a regular ongoing basis, about forecasts of Net Sales of Product(s) in the Co-Commercialization Territory and forecasts of Pre-Tax Profit (Loss) in the Co-Commercialization Territory. In addition, taking into account the reasonable need of COMPANY to have such information for revenue forecasts and guidance, MorphoSys shall provide to COMPANY on a regular, ongoing basis, [***] estimates with regard to the Net Sales levels in the Co-Commercialization Territory.

(d) Reconciliation Payment. The amounts resulting from the reconciliation calculation of the Pre-Tax Profit (Loss) Share under Section 7.7(c) shall be payable for each [***] after performance of such calculation as set forth in Section 7.7(c) by MorphoSys or, as applicable, by COMPANY, within [***] calendar days of receipt of a respective undisputed invoice of the other Party. All items of the Pre-Tax Profit (Loss) Share being part of the reconciliation calculation in currencies other than US dollars shall be converted into US dollars by using the average closing exchange rate reported by Bloomberg for the respective quarter.

(e) Audits. Each Party shall be entitled to audit the cost reports and calculations of the Pre-Tax Profit (Loss) claimed by the other Party under this Section 7.7 and the audit provisions set forth in Section 8.3(f) shall apply mutatis mutandis to any such audit.

(f) Record Keeping. MorphoSys shall keep and shall ensure that its Affiliates and Sublicensees keep, in accordance with GAAP, books and accounts of record in connection with the sales and other dispositions of Products in the Co-Commercialization Territory (including use in Trials, or provision on a compassionate use basis or as marketing samples) in sufficient detail to permit accurate determination of all figures necessary for verification of the Pre-Tax Profit (Loss) Share hereunder. MorphoSys and its Affiliates and Sublicensees shall maintain such records for a period of at least [***] years after the end of the [***] in which they were generated and make such records available upon request following the audit provisions set forth in Section 8.3 (g) which shall apply mutatis mutandis to any such audit.

7.8 Finance Working Group. Within [***] calendar days after the Effective Date, each Party shall appoint two senior finance representatives who shall together form a joint working group (the “Finance Working Group”), which shall report to the JSC. The Finance Working Group shall include individuals from each Party with expertise in the areas of accounting, cost allocation, budgeting and financial reporting. The Finance Working Group shall be responsible for: (i) coordinating and conducting the accounting, reporting, reconciliation and other related activities set forth in this Agreement, (ii) advising and providing support to the JSC, and the other committees if applicable, with respect to financial, accounting, budgeting, reporting and other issues that may arise in connection with the various plans and corresponding budgets for activities hereunder, (iii) reviewing relevant FTE costs and External Costs incurred by the Parties and their Affiliates hereunder, (iv) recommending for approval by the JSC any changes to reporting procedures, (v) coordinating or performing the budgeting, consolidation, completion and review of the Pre-Tax Profit (Loss) Share in accordance with the reconciliation procedures set forth in Section 7.7 and as set forth in the Definitions of Pre-Tax Profit (Loss)

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and Pre-Tax Profit (Loss) Share, including budgeting and calculation of allowable costs, (vi) performing and reviewing calculations for the reconciliation of payments, (vii) reviewing and detailing the reconciliation methodology and Pre-Tax Profit (Loss) Share calculation and determination of allowable costs, and recommending for approval by the JSC any changes to such methodology, determination and details, (viii) coordinating audits, and discussing and attempting to resolve discrepancies or issues arising from such audits. If the Finance Working Group does not approve such methodologies and costs brought forward by a Party or is unable to resolve any disputes or differences, the matter shall be brought to the JSC. For any Dispute unresolved by the JSC related to Commercial Manufacturing Costs in the COMPANY Territory referred to in Section 6.4, if the Executive Officers are also unable to resolve such Dispute, such Dispute shall be directly brought to the Expert for decision under Section 9.3. For the purpose of the reporting due under Sections 7.4(a) and 7.7, each Party shall provide the actual number of their FTEs (per Trial and per function) having worked for such Party in performance of this Agreement to the extent such FTEs are to be included in defined costs to be allocated between the Parties under this Agreement. The Finance Working Group will agree on a process to provide each Party with all necessary information that is required to close each respective Party’s books under the applicable GAAP.

8.	FINANCIAL TERMS

8.1 License Fee and Contribution.

(a) Initial License Fee. COMPANY shall pay to MorphoSys a one-time, non-creditable, non-refundable, upfront and initial license fee of US dollar seven hundred fifty million (USD 750,000,000). This initial license fee shall be due on the Effective Date and payable by COMPANY within [***] Business Days after the Effective Date.

(b) Contribution to Equity. COMPANY shall purchase from MorphoSys ordinary shares of MorphoSys in bearer form with no par value and a notional value attributable to each share of €1.00 in the form of American Depositary Shares against a total consideration of US dollar one hundred fifty million (USD 150,000,000), subject to the terms and conditions of EXHIBIT 16.

8.2 Milestone Payments.

(a) Development / Regulatory Milestones. COMPANY shall pay the following non-refundable and non-creditable milestone payments to MorphoSys, each due upon the first achievement of each milestone event indicated below (whether achieved by or on behalf of either Party or its Affiliate, Sublicensee or any other entity acting on behalf of any of them) with respect to the first Product achieving such milestone event. COMPANY shall notify MorphoSys upon achievement of any milestone event as set

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forth below and shall pay the applicable milestone payment within [***] calendar days of achievement of such milestone event:

Oncology:
Milestone event	Milestone payment (in US dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total oncology development & regulatory milestones	535 million

Autoimmune Indications**:
Milestone event	Milestone payment (in US dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total autoimmune development & regulatory milestones	205 million

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AutoImmune Indications Alternative Milestones***:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For each Regulatory Approval referred to in this table, “Approval” shall mean a final or a conditional approval or approval on exceptional circumstances.

Each milestone payment would be payable only upon first achievement of such milestone for the first Product and no amounts would be due for subsequent or repeated achievements of the same milestone by another Product.

If any milestone event occurs without one of the preceding milestone events occurring in such country, the milestone payment to be made in such country with respect to the preceding milestone event would be paid at the same time as the payment for the

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subsequent milestone event. For example, if there is a filing of the first MAA in the 1st Autoimmune Indication, any Phase 1, Phase 2, or Phase 3 Trial milestones for such 1st Autoimmune Indication, if not previously paid, shall be paid at the time of such first MAA filing. *COMPANY would pay [***] percent ([***]%), [***] percent ([***]%) and [***] percent ([***]%) of each European approval milestone upon achievement of Pricing Approval in each of the [***], respectively.

**COMPANY would only pay these autoimmune milestones listed above if they are triggered based on a Trial that is a COMPANY Funded Development Activity.

***COMPANY would only pay these autoimmune milestones listed above if they are triggered based on a Trial that is a Joint Development Activity, in both cases excluding any non-NDA Studies.

For all purposes under this Section, whether an Indication is “1st”, “2nd”, “3rd” or “4th” (if applicable) for any given milestone event will be determined not based on which Indication started first in development, but on which indication first achieves the milestone event.

(b) Sales Milestones. COMPANY shall notify MorphoSys upon achievement of any milestone event as set forth below and, within [***] calendar days of the first (1st) occurrence of any of the following milestone events, COMPANY shall make the following one-time, non-creditable, non-refundable payments to MorphoSys based on Net Sales in any calendar year in the COMPANY Territory (across all Products and all indications) in accordance with the invoicing process outlined in Section 8.5:

Milestone event (in US dollars)	Payment (in US dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total Sales Milestones	315 million

For the avoidance of doubt, if more than one of the above Net Sales thresholds are achieved for the first time in the same calendar year, all such achieved milestone payments that were not previously paid will become due at such time.

(c) Disputes on whether a development milestone event or a sales milestone event has occurred shall be settled according to Section 18.3(b).

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8.3 Royalties from COMPANY.

(a) Royalties for Products in the European Region and Japan. In further consideration of the licenses granted by MorphoSys to COMPANY, COMPANY shall pay to MorphoSys tiered royalties on incremental annual Net Sales of Products in the European Region and Japan:

Net Sales of Products in European Region and Japan in any calendar year (in US dollars)	Royalty Rate

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

The royalty rates under this Section are incremental with respect to the annual Net Sales of Products. As an example, if Products achieve in any given calendar year [***] US dollar (USD [***]) in Net Sales in the COMPANY Territory, then a [***] percent ([***]%) royalty shall be paid on the first [***] dollars (USD [***]), a [***] percent ([***]%) royalty shall be paid on the next [***] dollars (USD [***]), and a [***] percent ([***]%) royalty shall be paid on the remaining [***] dollars (USD [***]).

(b) Net Sales of Products in ROW Territory. In further consideration of the licenses granted by MorphoSys to COMPANY, COMPANY shall pay to MorphoSys a royalty of [***] percent ([***]%) of Net Sales of Products in the ROW Territory.

(c) Royalty Term. The royalties under Section 8.3 shall be paid by COMPANY to MorphoSys during the Royalty Term. “Royalty Term” means the time from [***] of a Product in a given country in the COMPANY Territory on a country-by-country and Product-by-Product basis and until the last to occur of: (i) the expiration of the last Valid Claim Covering such Product within the Xencor Background Patents, MorphoSys Background Patents, Joint Foreground Patents and MorphoSys Foreground Patents in such country, (ii) [***] years after the first post-Marketing Authorization sale of such Product in such country and (iii) expiration of the regulatory exclusivity for such Product in such country. The royalties payable with respect to Net Sales of Products shall be reduced by [***] percent ([***]%) of the otherwise applicable rates, with respect to Net Sales of a Product in a country during any portion of the Royalty Term to the extent there is no such Valid Claim in such country; provided, however, that, subject to Section 8.10, the royalty payments due in any calendar quarter during the Royalty Term shall in no case amount to less than [***] percent ([***]%) of Net Sales of Products in the COMPANY Territory. COMPANY has selected this royalty scheme from among other choices available to COMPANY as the most appropriate and convenient approach to determine the value of the licenses granted by MorphoSys to COMPANY hereunder.

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(d) Reporting of Net Sales and Monthly Forecast. Within [***] calendar days of the end of each calendar quarter for which royalties are due, COMPANY shall deliver to MorphoSys a written report setting forth the following information for such calendar quarter, on a Product-by-Product, country-by-country and COMPANY Territory-wide basis (a) Net Sales of each Product, gross sales associated therewith and the calculation of Net Sales thereon, including the amount of any deductions provided for in the definition of Net Sales (broken down by category as enumerated in such definition), and (b) the royalties due hereunder for the sale of each such Product. No reports under this Section 8.3(d) shall be due for any such Product before the [***] of such Product or after the Royalty Term for such Product has expired in all countries in the COMPANY Territory. The total royalty due for the sale of all such Products during such calendar quarter shall be calculated in accordance with this Section 8.3. In addition, taking into account the reasonable need of MorphoSys to have such information for revenue forecasts and guidance, COMPANY shall provide to MorphoSys on a regular, ongoing basis, [***] estimates with regard to the Net Sales levels in [***].

(e) Currency. Royalties on Net Sales in Euros or US dollars shall not be converted and shall be payable in Euros or US dollars, as the case may be, whereas royalties on Net Sales in other currencies than US dollars or Euros shall be converted to US dollars or Euros using the average of the exchange rate as reported by [***] (or a successor entity) during the calendar quarter to which such payment pertains. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, each such invoice or report shall include the currency conversion and rate used as a separate line item. All payments will be made without deduction of exchange, collection or other charges.

(f) Record Keeping. In accordance with GAAP, COMPANY shall keep and shall ensure that its Affiliates and Sublicensees keep books and accounts of record in connection with the sales and other dispositions of Products (including use in Trials, or provision on a compassionate use basis or as marketing samples) in sufficient detail to permit accurate determination of all figures necessary for verification of royalties or other payments to be paid hereunder. COMPANY and its Affiliates and Sublicensees shall maintain such records for a period of at least [***] years after the end of the calendar quarter in which they were generated and make such records available to MorphoSys or an independent certified public accounting firm reviewing such documents and records on behalf of Xencor and being selected by Xencor.

(g) Audits. Upon [***] calendar days prior notice from MorphoSys, COMPANY shall permit an independent certified public accounting firm selected by MorphoSys, to examine the relevant books and records of COMPANY and its Affiliates and Sublicensees as may be reasonably necessary to verify the amounts reported by COMPANY in accordance with Section 8.3(d) and the payment of royalties hereunder. An examination by MorphoSys under this Section 8.3(g) shall occur not more than once in any calendar year and shall be limited to the pertinent books and records for any calendar year ending not more than [***] years before the date of the request. The accounting firm shall be provided access to such books and records at COMPANY’s or its Affiliates’ or Sublicensees’ facility(ies) where such books and records are

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normally kept and such examination shall be conducted during COMPANY’s or its Affiliates’ or Sublicensees’ facility(ies), normal business hours. COMPANY may require the accounting firm to sign a reasonably acceptable non-disclosure agreement before providing the accounting firm with access to COMPANY’s or its Affiliates’ or Sublicensees’ facilities or records. Upon completion of the audit, the accounting firm shall provide both COMPANY and MorphoSys a written report disclosing any discrepancies in the reports submitted by COMPANY or the royalties paid by COMPANY, and, in each case, the specific details concerning any discrepancies. MorphoSys shall be entitled to report the results of any such audit to Xencor. If such accounting firm concludes that additional royalties were due to MorphoSys, then COMPANY will pay to MorphoSys the additional royalties within [***] calendar days of the date COMPANY receives such accountant’s written report plus interest in the amount of [***] percentage point above the then-applicable rate on the deposit facility of the [***] per annum. Further, if the amount of such underpayments exceeds more than [***] percent ([***]%) of the amount that was properly payable to MorphoSys, then COMPANY shall reimburse MorphoSys for MorphoSys’ costs in connection with the audit (otherwise such audit shall be at MorphoSys’ cost). If such accounting firm concludes that COMPANY overpaid royalties to MorphoSys, then MorphoSys will refund such overpayments to COMPANY plus interest in the amount of [***] percentage point above the then-applicable rate on the deposit facility of the [***] per annum, within [***] calendar days of the date MorphoSys receives such accountant’s report.

8.4 Third Party Licenses and Third Party Payments.

(a) General. If either Party determines that it may be desirable to obtain a license from a Third Party, such Party shall promptly notify the other Party of such determination in writing giving detailed reasoning and the Parties shall discuss, through the JSC, the necessity or usefulness to obtain such Third Party’s license.

(b) Third Party Payments. Except as otherwise set forth in Section 11.15, in the event the Parties agree to seek a license from a Third Party, [***] shall have the first right to reasonably lead negotiations and conclude such license for the [***]. [***] shall have the right to participate in any such negotiation. In the event [***] seeks a license from a Third Party for the [***] shall have the first right to reasonably lead negotiations and conclude such license for the [***]. [***] shall have the right to participate in any such negotiation. Whichever Party negotiates such Third Party license shall keep the other Party informed and shall take due account of the other Party’s interests, and such other Party shall provide any assistance reasonably requested. In the event the Parties agree during the Term to seek a Third Party license, the Parties shall [***] all Third Party Payments that are due on or after the Execution Date to Third Parties in relation to any Licensed Antibody or Products (i) in accordance with [***] if such license is worldwide and (ii) in accordance with [***] if such license is limited to the Co-Commercialization Territory. For the avoidance of doubt, this Section 8.4 does not apply for payments made which are [***]. In the event the Parties disagree as to whether to seek a license from a Third Party but [***] has reasonably determined that it would be less burdensome and/or more efficient to Develop and Commercialize the Product in the [***] shall have the right to negotiate and conclude such license in its own name and for the [***], provided that [***] in the Field in the [***] and provided further that if [***] obtains a license from a Third Party in the [***] that is necessary for Commercialization of the Product in the form as existing on the Execution Date, in the [***].

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(c) Third Party Licenses under Issued Specific Composition Patents. If MorphoSys or COMPANY enter into any agreement with a Third Party for a license under an issued Patent which Covers the specific composition of matter of: (i) XmAb5574 due to and because of the sequence of its Fv or of its Fc variants, or of (ii) the Xencor High-ADCC/CDC Fc variants of any other Licensed Antibody which is under development or commercialization by MorphoSys or its Affiliate(s) or COMPANY or its Affiliate(s) due to and because of the sequence of such Xencor High-ADCC/CDC Fc variants (“Issued Specific Composition Patents”) to avoid doubt, an issued Patent will “Cover the specific composition” via a use claim if the scope of the use claims is limited to uses of such specific composition of matter due to and because of the sequence (meaning the Fv or Fc variants in the case of XmAb5574 and the Xencor High-ADCC/CDC Fc variants of such other Licensed Antibody) (and the foregoing specifically excluding Patents that apply due to any chemical modification thereto not present in the form thereof having been tested in the Xencor Phase 1 Trial), then [***] percent ([***]%) of the net sales royalties actually paid to the Third Party under such license with respect to Net Sales in any given calendar quarter in any given country may be offset against the royalty that would otherwise have been payable to MorphoSys with respect to such Net Sales in such calendar quarter; provided, however, that the foregoing reduction shall not reduce the royalty owed to MorphoSys in any given calendar quarter below [***] percent ([***]%) of Net Sales of Products in the COMPANY Territory.

(d) Payments under the Xencor Agreement. During the Term, MorphoSys shall be responsible for making the Xencor Payments to Xencor, provided, however, that Xencor US Royalties shall be shared in accordance with the Pre-Tax Profit (Loss) Share.

8.5 General Payment Terms. Unless otherwise specified, (i) COMPANY shall make all payments under this Agreement, including the initial license fee and the milestone payments due to MorphoSys under this Agreement, in US dollars, and the royalty payments as set forth in Sections 8.3(a) and (b), and (ii) both Parties shall make all payments to each other under the Pre-Tax Profit (Loss) Share reconciliation to each other in US dollars. All payments under this Agreement are exclusive of applicable statutory value-added tax (VAT), if any, which shall be listed separately on each invoice. All payments other than royalties due under this Agreement shall be made to the respective Party within [***] calendar days, unless otherwise set forth in this Agreement, following the receipt of an invoice, which shall in no case be sent prior to the respective due date. All royalty payments are due and payable within [***] calendar days upon receipt of an invoice from MorphoSys, which shall in no case be sent prior to the receipt of the Net Sales report provided by COMPANY pursuant to Section 8.3(d). Each payment under this Agreement shall be made by electronic transfer in immediately available funds via bank wire transfer to such bank account as the respective Party shall designate in writing to the other Party at least [***] calendar days before the payment is due. For the purpose of this Section 8.5, “VAT” means, in the EU, value-added tax calculated in accordance with Council Directive 2006/112/EC and, in a jurisdiction outside the EU, any equivalent tax. The Parties will cooperate in good faith to obtain any potential exemptions or reductions from VAT which may be levied on any payments and provide all necessary data and documents.

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8.6 Late Payment. Unless otherwise set forth in this Agreement, all payments under this Agreement shall bear interest from the date due until paid at a rate equal to [***] percentage points above the then-applicable rate on the deposit facility of the [***] per annum.

8.7 Withholding Tax. If Laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments by a Party (“Payer”) to the other Party (“Payee”), the Payer shall support the Payee in obtaining the benefit of any relevant tax treaties to minimize as far as reasonably possible any taxes which may be levied on any payments. If either Party is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to the other Party or the appropriate Governmental Authority (with the assistance of the other Party to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the other Party of its obligation to withhold tax, and the other Party shall apply the reduced rate of withholding tax, or dispense with withholding tax, as the case may be, provided that the other Party has received evidence of such delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] calendar days prior to the time that the payment is due. If, in accordance with the foregoing, a Party withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to the other Party proof of such payment within [***] days following such latter payment.

8.8 Consistent Methodology. For the avoidance of doubt, all calculations hereunder shall be made in accordance with the applicable budgets, definitions and terms set forth in this Agreement, the applicable Exhibits, accounting policies and methodologies as agreed by the Finance Working Group and in accordance with GAAP.

8.9 Blocked Payments. In the event that, by reason of Laws in any country, it becomes impossible or illegal for a Party or its Affiliates to transfer, or have transferred on its behalf, payments to the other Party, such blocked Party shall promptly notify the other Party of the conditions preventing such transfer and such distribution fees or other payments shall be deposited in local currency in the relevant country to the credit of the receiving Party in a recognized banking institution within a period of [***] calendar days designated by the receiving Party.

8.10 Limitation to royalty deductions allowed. Notwithstanding anything to the contrary in this Agreement (except with respect to [***], the royalty payments due in any calendar quarter to MorphoSys under this Agreement shall never be reduced to less than [***] percent ([***]%) of the Net Sales in such calendar quarter, whether by application of deductions allowed hereunder or otherwise, provided that in the event a deduction by COMPANY is disallowed in a particular calendar quarter by reason of this limitation (whether because of this Section 8.10 or other similar limitations in this Agreement), such disallowed deduction may be carried forward and deducted by COMPANY to the extent permissible in the next calendar quarter only.

9.	GOVERNANCE

9.1 General Committee Authority. Each committee formed under this Agreement shall have solely the powers expressly assigned to it in this Agreement. No committee shall have any power to amend, modify, or waive compliance with this Agreement.

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9.2 Joint Steering Committee.

(a) Purpose of the Joint Steering Committee (“JSC”). The JSC shall have the authority to make decisions with respect to activities which have strategic importance to the Development, Manufacture or Commercialization of the Licensed Antibody and Product as well as unresolved disputes from the JDC, JMC and JCC pursuant to Sections 9.5(e), 9.6(e) or 9.7(e), respectively.

(b) Formation and Composition of JSC. The Parties shall form the JSC shortly after the Execution Date to start planning prior to the Effective Date. Each Party shall initially appoint two (2) representatives to the JSC, with one (1) representative having knowledge, expertise or responsibility in the strategic research and development of products similar to the Product and the other representative having knowledge, expertise or responsibility in the strategic commercialization of products similar to the Products, both representatives being on senior management level. In addition to its JSC representatives, a Party may have other personnel attend JSC meetings for informational purposes. Each Party may replace its JSC representatives at any time upon written notice to the other Party. MorphoSys and COMPANY shall alternate on a yearly basis the chair of the JSC. The chairperson shall be responsible for administering JSC meetings, but shall have no additional powers or rights beyond those held by the other representatives on the JSC.

(c) Specific Responsibilities of the JSC. In addition to its general responsibilities, the JSC shall in particular:

(i)

Discuss and decide upon the overall strategy for Developing, Commercializing and Manufacturing the Licensed Antibody and Product in both the Co-Commercialization Territory and the COMPANY Territory, including approval of the Development Plan, Joint Development Budget, the TPP, the overall strategy for seeking Regulatory Approvals and Pricing Approvals, the Co-Commercialization Plan, the Co-Commercialization Budget and including discussing and reviewing the COMPANY Commercialization Plan and approval of alignment of COMPANY Commercialization Plan with the overall strategic Product positioning, branding, core messaging, and overall medical congress strategy and global medical education strategy with respect to global Commercialization in the Territory;

(ii)	Approve the COMPANY Commercialization Plan, the Co-Commercialization Plan and the Co-Commercialization Budget, and any updates and amendments thereto;

(iii)

Approve additional Global Trials, including Independent Trials, and other material amendments of the Development Plan, including the determination of proposed new Development activities as either Joint Development Activity or Sole Funded Development Activity, subject to Section 3.5;

(iv)	Approve the strategic aspects of material Regulatory Activities and material Pricing Activities in the Territory;

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(v)	Discuss and decide upon the overall global strategy for Commercializing the Product and material Pricing Activities in both the Co-Commercialization Territory and the COMPANY Territory;

(vi)	Discuss and decide responsibility for the Common Technical Document (CTD);

(vii)

Consider in good faith any reasonable concerns of a Party that a Sole Funded Development Activity or investigator initiated Trial might adversely affect in a material way the value proposition of Licensed Antibody or Product, by, as non-limiting examples, positioning Licensed Antibody or Product in a niche or addressing a significant number of patients that would otherwise be treated within the label of an already existing Regulatory Approval for Product;

(viii)

Review and approve COMPANY’s demand and sales forecasts for the COMPANY Territory and the Parties’ demand and sales forecast for the Co-Commercialization Territory and the respective timelines after reconciliation by the JMC;

(ix)	Discuss and approve a potential Technology Transfer and the related supply chain strategy after discussion of the same in the JMC;

(x)	Discuss and review new in-license agreements for Third Party licenses in accordance with Section 8.4(a) and 8.4(b); and

(xi)

Oversee the JDC, JMC, JCC and Finance Working Group (as defined in Section 7.8), approve proposals, plans and Pre-Tax Profit (Loss) Share calculation methodology presented by these committees or group and decide upon issues, which these committees referred to the JSC pursuant to Section 9.5(e), Section 9.6(e), Section 9.7(e) or Section 7.8 and coordinate matters that affect more than one of such committees.

(d) JSC Meetings. The JSC shall meet at least [***], unless otherwise agreed between the JSC members. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) with at least [***] calendar days prior written notice to the other Party in the event such Party reasonably believes that a significant strategic matter must be addressed prior to the next scheduled meeting. The JSC may meet in person, by videoconference or by teleconference. There shall be at least one (1) meeting in person per year. In-person JSC meetings shall be held at locations alternately selected by MorphoSys and by COMPANY. Meetings of the JSC shall be effective only if both JSC representatives of each Party are present or participating in such meeting. Each Party shall report to the JSC on all strategically important issues relating to the Development, Manufacture or Commercialization of Licensed Antibody or Product promptly after such issues arise. Each Party shall bear the expense of its respective JSC representatives’ participation in JSC meetings. The chairperson shall be responsible for preparing reasonably detailed written minutes of JSC meetings that reflect all decisions made at such meetings. The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within [***] Business Days after each JSC meeting. Minutes shall be deemed approved unless one or more members of the JSC object to the accuracy of such minutes within [***] Business Days of receipt.

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(e) JSC Decision-Making. The JSC shall act and decide by consensus. Each Party shall have one (1) vote on behalf of that Party; the members of one Party can only cast one joint vote. The JSC shall use commercially reasonable efforts to resolve the matters within its roles and functions. If the JSC cannot reach consensus within [***] weeks on any issue that comes before the JSC for which the JSC is responsible under this Agreement, then the Parties shall immediately refer the matter to the chief executive officers or presidents (“Executive Officers”) for attempted resolution by good faith negotiations within [***] calendar days after such notice is received. If the Executive Officers are unable to resolve such dispute within [***] calendar days after such dispute is first referred to them, then:

(i)	Subject to Section 9.2(e) (iv), (v) and (vi), and Section 9.2(f), MorphoSys shall have the final decision making authority, if such dispute relates to any of the following:

(1)	any MorphoSys Trials (for clarity including [***], subject to Section 3.7);

(2)	strategic decisions related to Joint Development Activities in the Territory;

(3)	operational decisions related to Joint Development Activities in the Co-Commercialization Territory;

(4)	strategic and operational decisions related to Regulatory Activities in the Co-Commercialization Territory;

(5)	Manufacturing [***] (subject to Section 9.2(e)(ii)(2);

(6)

strategic and operational aspects of Commercialization of the Product (including, for clarity, Product pricing decisions) in the Co-Commercialization Territory and strategic aspects regarding Medical Affairs Activities in the Co-Commercialization Territory, except as set forth in Section 9.2(e)(ii)(5);

(7)	strategic Product positioning, branding, core messaging, and overall medical congress strategy and global medical education strategy with respect to global Commercialization in the Territory;

(8)	MorphoSys Funded Development Activities, including amendments hereto;

(9)	MorphoSys’ compliance with any agreement existing on Execution Date, as amended, with a Third Party to which MorphoSys is the contractual party (including the Xencor Agreement and [***]);

(10)	MorphoSys’ compliance with its responsibilities or legal obligations as the Sponsor of a Trial; and

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(11)	Non-NDA Studies in the Co-Commercialization Territory.

(ii)	Subject to Section 9.2(e)(iii), (iv), (v) and (vi), and Section 9.2(f), COMPANY shall have the final decision making authority, if such dispute relates to any of the following:

(1)	COMPANY Trial;

(2)	operational decisions related to Joint Development Activities in the COMPANY Territory;

(3)	the Technology Transfer and further technology transfers;

(4)	Commercialization activities of the Product (including for clarity, Product pricing decisions) in the COMPANY Territory;

(5)

operational activities regarding Medical Affairs Activities in the Co-Commercialization Territory and strategic and operational activities regarding Medical Affairs Activities in the COMPANY Territory;

(6)	COMPANY Funded Development Activities, including amendments thereto;

(7)	strategic and operational decisions regarding Regulatory Activities in the COMPANY Territory; and

(8)	COMPANY’s compliance with its responsibilities or legal obligations as the Sponsor of a Trial; and

(9)	Non-NDA Studies in the COMPANY Territory.

(iii)

Subject to Section 9.2(e)(iv), (v) and (vi), and Section 9.2(f), MorphoSys shall have the final decision making authority, if any dispute relates to any issue for which each Party would otherwise have the final say according to the foregoing (i) and (ii) (i.e. overlap of final decisions);

(iv)

The respective Party shall not have the final decision making authority under each of (i), (ii) and (iii) above and the other Party shall have a veto right (and if such veto right is exercised, no action shall be taken with respect to the applicable decision), if the other Party reasonably believes and shows that the outcome of such Party’s decision or its execution:

(1)	would materially amend any mutually agreed Joint Development Activity (including the MorphoSys Trials and COMPANY Trial) or mutually agreed Co-Commercialization Plan and Co-Commercialization Budget;

(2)	may result in a material safety issue for the Product;

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(3)	would cause or oblige such other Party to violate Laws or breach agreements with Third Parties validly existing on Execution Date, in case of MorphoSys, in particular but not limited to, the [***];

(4)

in case of a Technology Transfer or a further technology transfer, such transfer, would in any regard, adversely affect the supply of Product in, with respect to COMPANY, the COMPANY Territory, or with respect to either Party, the Co-Commercialization Territory, and Trials; an increase in the supply price [***], due to a Technology Transfer shall be deemed such an adverse effect, if COMPANY does not commit in writing to fully bear such [***];

(5)

will increase the overall financial burden of such other Party by more than [***] percent ([***]%) in sharing Joint Development Costs pursuant Section 7.1 or Co-Commercialization Costs or Medical Affairs Activities Costs pursuant to Section 7.7.

(v)

The respective Party shall not have the final decision making authority under each of (i), (ii) and (iii) above and the other Party may refer the matter for determination by an Expert in accordance with Section 9.3, (y) if such other Party reasonably believes and shows that the outcome of such Party’s decision or its execution might adversely affect in a material way the Licensed Antibody and/or the Product or the Development, Regulatory Activities, Manufacture or Commercialization of the Licensed Antibody and/or the Product in the Co-Commercialization Territory or the COMPANY Territory, , or (z) in the event a Party disputes the obligation to pay or to share compensation or the calculation made in accordance with Section 3.18.

(vi)

Neither Party shall have the final decision making authority if the dispute was initially brought to the JSC’s attention by the Finance Working Group and as such relates to a specific financial and/or accounting matter resulting from Section 7. Such dispute may be referred to an Expert in accordance with Section 9.3, if it was not resolved by the JSC, nor by the Executive Officers.

(f) Limitations to a Party’s Decision Making Authority. Notwithstanding the foregoing provisions of Section 9.2(e), neither Party shall exercise its right to finally resolve a dispute hereunder in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement or in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement. In addition, in resolving a dispute hereunder each Party shall act in good faith and in a commercially reasonable manner. While a disputed matter remains unresolved, all previously agreed upon rights and obligations of each Party with respect to such disputed matter in the Development Plan shall continue to remain in effect. Nothing in this Section 9.2(f), shall affect the right of a Party to exercise its rights or remedies for a breach of this Agreement by the other Party (in particular, but not limited to, firm obligations and obligations to use Commercially Reasonable Efforts, violations of payment obligations, breach of the other Party’s intellectual property rights, violations of Confidentiality).

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9.3 Expert Decision. If a dispute remains unresolved pursuant to Section 9.2(e)(v), on which neither Party has the deciding vote, then upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint an appropriate expert (“Expert”). If the Parties are unable to agree on an Expert by mutual written agreement within seven (7) calendar days after the receipt by a Party of the written request in the immediately preceding sentence, the Expert shall be appointed by the International Centre for Expertise of the International Chamber of Commerce (“ICC”) under its rules of expertise; provided, however, that initially, the Parties shall [***] the fees charged by ICC upon appointment of the Expert. The Parties will then promptly make available the same set of documents supporting their proposals to the mutually agreed Expert or the appointed Expert, as the case may be. Such Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination. Each Party shall submit to such Expert and exchange with each other in advance of such Expert’s review their last, best offers. Such Expert shall be limited to awarding only one or the other of the offers submitted. No later than [***] calendar days after the agreement or designation of such Expert, as the case may be, such Expert shall make a determination. Such Expert shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of such Expert shall be final and conclusive and binding on the Parties and their Affiliates and Sublicensees, absent manifest error. The costs of such Expert shall be borne [***]. The Parties shall use their good faith efforts to expedite the processes set forth in Section 9.2(e) and this Section 9.3.

9.4 Development Project Team. As soon as reasonably practicable after the formation of the JDC, the JDC will establish a development project team (the “Development Project Team”) that will meet by teleconference (i) on a [***] basis for the first [***] months after establishment of the Development Project Team and (ii) at least [***] thereafter for such period agreed by the Parties, in each case to discuss the status, safety and efficacy data (if available) emerging from each MorphoSys Trial and any Global Trial that is a Joint Development Activity. The Development Project Team will consist of the lead clinician and clinical scientist for each applicable Trial and their respective counterparts from the Party not conducting such Clinical Study. Development Project Team members will have the right to join the weekly safety call with lead Trial investigators, and have contemporaneous access to any material safety data and all key efficacy data, including: (a) interim analyses, (b) first interpretable results, (c) draft tables, listings and figures, (d) final tables, listings and figures from such Trial.

9.5 Joint Development Committee.

(a) Purpose of the Joint Development Committee (“JDC”). The JDC shall govern and oversee the global Development Activities of Licensed Antibody and Products in the Territory in the Field, as long as a Product is in Development in any country of the Territory in the Field.

(b) Formation and Composition of JDC. The Parties shall form a JDC promptly after the Execution Date to start planning Development activities prior to the Effective Date. Each Party shall initially appoint three (3) representatives to the JDC, with each representative having knowledge, expertise or responsibility in the research, development and regulatory activities of products similar to the Products and the appropriate seniority. The JDC may change its size from time to time by mutual consent of its members; provided, however, that the JDC shall consist at all times of an equal number of representatives of each of MorphoSys and COMPANY. In addition to its JDC representatives, a Party may have other personnel attend JDC meetings for informational purposes. Each Party may replace its JDC representatives at any time

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upon written notice to the other Party. MorphoSys and COMPANY shall alternate on a yearly basis the chair of the JDC. The chairperson shall be responsible for administering JDC meetings, but shall have no additional powers or rights beyond those held by the other representatives on the JDC. The JDC may constitute working groups for addressing specific matters under its responsibility.

(c) Specific Responsibilities of the JDC. In addition to its general responsibilities, the JDC shall in particular:

(i)	Manage and oversee the preparation and implementation of the Development Plan;

(ii)	Review, discuss and approve non-material amendments to the Development Plan;

(iii)

Every [***] months, review, discuss, amend, update and submit to the JSC for approval: the Development Plan (subject to Section 3.6), including the Joint Development Budget, the TPP, and any material amendments thereto; review and discuss proposals for new Development Activities pursuant to Section 3.5 and seek input from the JCC;

(iv)

Decide upon which Party will be responsible for the performance of the various activities set forth in the Development Plan on the basis of each Party’s respective experience, capabilities and capacity as set forth in Section 3.11, including which Party will be the Sponsor of a new Global Trial that is a Joint Development Activity;

(v)

Oversee the conduct and progress of all Trials required as set forth in the Development Plan, including compliance with Laws and applicable GLP, GCP and/or GMP standards, mitigation actions, e.g. clinical Trial liaison activities and medical scientific activities, in order to improve Trial recruitment and Trial site engagement and any Development Activities;

(vi)	Align with the Medical Affairs function with regards to Early Access Programs and investigator initiated Trials;

(vii)	Review and discuss the progress of any Sole Funded Development Activity;

(viii)

Coordinate and facilitate the exchange of information between the Parties under this Agreement regarding the strategy for implementing the Development Activities, including sharing and reviewing of Development Data created pursuant to this Agreement and establishing procedures for the efficient and prompt sharing of information and materials and Know-How reasonably necessary or useful for the Development of the Product in the Territory;

(ix)

Coordinate and facilitate exchange by both Parties of Regulatory Data and Regulatory Materials in support of filings, facility inspections and Product launch in the Co-Commercialization Territory and the COMPANY Territory; review, discuss and, with respect to Joint Development Activities only, approve the design of the Trial protocols and endpoints;

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(x)	Discuss and agree on the regulatory strategy for filing and maintaining Regulatory Approvals in the Co-Commercialization Territory, in alignment with the JCC;

(xi)	Review and discuss the regulatory strategy for filing and maintaining Regulatory Approvals in the COMPANY Territory, in alignment with the JCC;

(xii)

Review and discuss the contents of all submissions to Regulatory Authorities and Governmental Authorities in the Territory for Regulatory Approvals, Regulatory Materials and all necessary filing and registration activities related thereto;

(xiii)	Discuss and agree on all matters related to the maintenance of each Party’s safety database and the global safety database, as applicable;

(xiv)	Review, discuss and oversee issues regarding pharmacovigilance and safety in both the Co-Commercialization Territory and the COMPANY Territory;

(xv)	Review and provide comments to the JMC regarding Manufacturing Development Activities and discuss progress and issues concerning Manufacturing Development Activities;

(xvi)	Review and discuss demand forecasts and timelines of Drug Product for supply of the Development Activities under the Supply Agreement and report such demand forecasts and timelines to the JMC;

(xvii)	Discuss and agree the publication strategy for Development Data;

(xviii)

Review and discuss subcontractors (e.g. contract research organizations, and vendors) and collaboration partners for Joint Development Activities (subject to qualification of such subcontractors in accordance with Laws, GMP and GDP), and report the proposed subcontractors to the JSC for approval; decide on thresholds for seeking the other Party’s approval to engage such subcontractors and partners, and decide which Party (or the Parties) negotiates the respective agreements and signs such agreements with such subcontractor, with the other Party’s prior approval;

(xix)	Review results of subcontracted Joint Development Activities.

(d) JDC Meetings. The JDC shall meet once per [***] unless otherwise agreed between the JDC members. Either Party may also call a special meeting of the JDC (by videoconference or teleconference) with at least [***] calendar days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. The JDC may meet in person, by videoconference or by teleconference. There shall be at least one (1)

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meeting in person per year. In-person JDC meetings shall be held at locations alternately selected by MorphoSys and by COMPANY. Meetings of the JDC shall be effective only if all JDC representatives of each Party are present or participating in such meeting. Each Party shall report to the JDC on all material issues relating to the Development of any Licensed Antibody or Product promptly after such issues arise. Each Party shall bear the expense of its respective JDC representatives’ participation in JDC meetings. The chairperson shall be responsible for preparing reasonably detailed written minutes of JDC meetings that reflect all decisions made at such meetings. The JDC chairperson shall send draft meeting minutes to each member of the JDC for review and approval within [***] Business Days after each JDC meeting. Minutes shall be deemed approved unless one or more members of the JDC object to the accuracy of such minutes within [***] Business Days of receipt.

(e) JDC Decision-Making. Subject to Section 9.5(c), the JDC shall have the authority to make decisions with respect to the Development of Licensed Antibodies and Products in the Territory in the Field. The JDC shall act by consensus. Each representative from each Party shall have one (1) vote on behalf of that Party. If the JDC cannot reach consensus within [***] Business Days on any issue that comes before the JDC for which the JDC is responsible, then the Parties shall immediately refer such matter to the Chief Development Officer at MorphoSys and the Chief Medical Officer at COMPANY (“Designated JDC Officers”) for resolution. In the event of a Dispute between COMPANY and MorphoSys that cannot be resolved within [***] Business Days by the Designated JDC Officers with respect to matters concerning the Development, the Designated JDC Officers shall refer the issue to the JSC which will decide upon the matter pursuant to Section 9.2(e).

9.6 Joint Manufacturing Committee.

(a) Purpose of the Joint Manufacturing Committee (“JMC”). The JMC shall discuss and shall have the authority to make decisions only as expressly set out in Section 9.6(c) below.

(b) Formation and Composition of JMC. The Parties shall form a JMC promptly after the Execution Date to start planning Development activities prior to the Effective Date. Each Party shall initially appoint two (2) representatives to the JMC, with each representative having knowledge, expertise or responsibility in the manufacturing of products similar to the Products and the appropriate seniority. The JMC may change its size from time to time by mutual consent of its members; provided, however, that the JMC shall consist at all times of an equal number of representatives of each of MorphoSys and COMPANY. In addition to its JMC representatives, a Party may have other persons attend JMC meetings for informational purposes, including also representatives of [***] if appropriate. Each Party may replace its JMC representatives at any time upon written notice to the other Party. MorphoSys and COMPANY shall alternate on a yearly basis the chair of the JMC. The chairperson shall be responsible for administering JMC meetings, but shall have no additional powers or rights beyond those held by the other representatives on the JMC. The JMC may constitute working groups for addressing specific matters under its responsibility.

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(c) Specific Responsibilities of the JMC. The JMC shall in particular:

(i)

Discuss and approve the Manufacturing Development Activities and discuss progress and issues concerning Manufacturing Development Activities and COMPANY Discretionary Manufacturing Development Activities, all in accordance with the Development Plan;

(ii)	Oversee, discuss and approve the overall supply chain management and related regulatory strategy, forecasting procedures, as well as contingency plans;

(iii)	Facilitate, to the extent permitted under this Agreement, exchange of CMC information;

(iv)

Discuss the need and scope of a potential Technology Transfer and review potential Third Party manufacturers (and COMPANY as manufacturer) capabilities for provision of Drug Product, Drug Substance and analytical test methods, and oversee the Technology Transfer where agreed by the Parties through the JSC and [***];

(v)

Review, discuss and reconcile demand and sales forecasts and timelines of Drug Product for supply of the Development Activities and Commercialization in the Territory after discussion of such demand and sales forecasts and timelines in the JDC and/or JCC, as the case may be, and report such reconciled demand and sales forecasts and timelines to the JSC for approval;

(vi)

Review and discuss any material issues and problems relating to the Manufacture of Products, including shortages, delays and non-compliances; discuss and approve remediation plans and corrective actions;

(vii)

Review and discuss potential Third Party vendors for e.g. (a) Labelling and Packaging of the Drug Product and (b) Distribution of the Finished Drug Product; for Global Trials that are Joint Development Activities and for Co-Commercialization in the Co-Commercialization Territory, and report the proposed Third Party vendors to the JSC for approval. All Third Party vendors shall undergo successful qualification by the quality assurance function of the Party being responsible for contracting the Third Party; and

(viii)	Facilitate the involvement of the respective other Party in cases set out under Section 6.6(d).

(d) JMC Meetings. The JMC shall meet at least [***], unless otherwise agreed between the JMC members, and as needed for the forecasting mechanism under the [***]. Either Party may also call a special meeting of the JMC (by videoconference or teleconference) by at least [***] calendar days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. The JMC may meet in person, by videoconference, or by teleconference. There shall be at least one (1) meeting in person per year. In-person JMC meetings shall be held at locations alternately selected by MorphoSys and by COMPANY. Meetings of the JMC shall be effective only if both JMC representatives of each Party are present or participating in such

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meeting. Each Party shall report to the JMC on all material issues relating to the Manufacturing of Products promptly after such issues arise. Each Party shall bear the expense of its respective JMC members’ participation in JMC meetings. The chairperson shall be responsible for preparing reasonably detailed written minutes of JMC meetings that reflect all decisions made at such meetings. The JMC chairperson shall send meeting minutes to each member of the JMC for review and approval within [***] Business Days after each JMC meeting. Minutes shall be deemed approved unless one or more members of the JMC object to the accuracy of such minutes within [***] Business Days of receipt.

(e) JMC Decision-Making. The JMC shall act by consensus. Each representative from each Party shall have one (1) vote on behalf of that Party. If the JMC cannot reach consensus within [***] Business Days on any issue that comes before the JMC for which the JMC is responsible, then the Parties shall refer such matter to the relevant Chief Officers at MorphoSys and COMPANY (“Designated JMC Officers”) for resolution. In the event of a Dispute between COMPANY and MorphoSys that cannot be resolved within [***] Business Days by the Designated JMC Officers with respect to matters concerning the Manufacturing, the Designated JMC Officers shall refer the issue to the JSC which will decide upon the matter pursuant to Section 9.2(e).

9.7 Joint Commercialization Committee.

(a) Purpose of the Joint Commercialization Committee (“JCC”). The JCC shall govern and oversee the global Commercialization of Product in the Territory in the Field, as long as a Product is Commercialized in any country of the Territory in the Field.

(b) Formation and Composition of JCC. The Parties shall form a JCC within [***] calendar days following the Execution Date. Each Party shall initially appoint two (2) representatives to the JCC, with each representative having knowledge, expertise or responsibility in the commercialization of products similar to the Products and the appropriate seniority. The JCC may change its size from time to time by mutual consent of its members; provided, however, that the JCC shall consist at all times of an equal number of representatives of each of MorphoSys and COMPANY. In addition to its JCC representatives, a Party may have other persons attend JCC meetings for informational purposes. Each Party may replace its JCC representatives at any time upon written notice to the other Party. The JCC shall be chaired by [***]. The chairperson shall be responsible for administering JCC meetings, but shall have no additional powers or rights beyond those held by the other representatives on the JCC. The JCC may constitute working groups for addressing specific matters under its responsibility.

(c) Specific Responsibilities of the JCC. In combination with all the responsibilities of the JCC set forth in Article 5, the JCC shall in particular with respect to the Product in the Field:

(i)	Oversee and align on the overall global Commercialization strategy, in particular global market access, global marketing and global medical affairs strategies in the Territory;

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(ii)

Serve as a conduit for sharing information, knowledge and expertise relating to the Commercialization of the Product, and the principles of information-sharing with respect to Commercialization in Co-Commercialization Territory and in the COMPANY Territory shall be reciprocal;

(iii)	Align, oversee and implement the Global Brand Strategy for Product(s) for use in the Field in the Territory;

(iv)	Discuss and agree on the Co-Commercialization Plan and the Co-Commercialization Budget and any updates and amendments thereto;

(v)	Review and discuss the COMPANY Commercialization Plan and any updates and amendments thereto, whereby COMPANY shall consider in good faith any comments by MorphoSys with regards to the above;

(vi)	Share and discuss information on the Commercialization activities of COMPANY under this Agreement in the COMPANY Territory, including launch sequences, Pre-Launch and post-launch activities;

(vii)

Review and discuss demand and sales forecasts and timelines of Drug Product for supply of the Commercialization in the Territory under the Supply Agreement and report such demand and sales forecasts and timelines to the JMC;

(viii)	Review and provide comments to the JMC regarding supply chain management, forecasting procedures, and issues of material shortages;

(ix)	Share and discuss information on competitor activities with relevance for the Commercialization of the Product;

(x)	Review and facilitate public relations and align on communication strategy related to Product enquiries;

(xi)	Review and discuss [***] in the Territory;

(xii)

Discuss and agree on the [***] for the Co-Commercialization of the Product in the Co-Commercialization Territory, whereby MorphoSys shall have the final decision, in particular with respect to setting the price;

(xiii)

Discuss and agree on the [***] for Commercialization of the Product in the COMPANY Territory, to the extent legally permitted, whereby COMPANY shall have the final decision, in particular with respect to setting the price;

(xiv)

Discuss and agree on the strategy for receiving and maintaining [***] of the Product in European Major Markets, Canada, Australia, Israel, Japan, South Korea, Brazil, Argentina, Russia, India, China, Hong Kong and Mexico where applicable;

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(xv)	Oversee and align Medical Affairs Activities of each Party, subject to Section 5.1(c) and 5.3(e)(v), and align with the JDC with regards to Early Access Programs and investigator initiated Trials; and

(xvi)	Oversee and align marketing and sales activities, market access activities, patient advocacy activities, and market insight activities of the Parties, in the Co-Commercialization Territory.

(d) JCC Meetings. The JCC shall meet at least once per [***], unless otherwise agreed between the JCC members. Either Party may also call a special meeting of the JCC (by videoconference or teleconference) by at least [***] calendar days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. The JCC may meet in person, by videoconference, or by teleconference. There shall be at least one (1) meeting in person per year. In-person JCC meetings shall be held at locations alternately selected by MorphoSys and by COMPANY. Meetings of the JCC shall be effective only if both JCC representatives of each Party are present or participating in such meeting. Each Party shall report to the JCC on all material issues relating to the Commercialization of Products promptly after such issues arise. Each Party shall bear the expense of its respective JCC members’ participation in JCC meetings. The chairperson shall be responsible for preparing reasonably detailed written minutes of JCC meetings that reflect all discussions held at such meetings. The JCC chairperson shall send meeting minutes to each member of the JCC for review and approval within [***] Business Days after each JCC meeting. Minutes shall be deemed approved unless one or more members of the JCC object to the accuracy of such minutes within [***] Business Days of receipt.

(e) JCC Decision-Making. The JCC shall act by consensus. Each representative from each Party shall have one (1) vote on behalf of that Party. If the JCC cannot reach consensus within [***] Business Days on any issue that comes before the JCC for which the JCC is responsible, then the Parties shall refer such matter to the relevant Chief Officers at MorphoSys and COMPANY (“Designated JCC Officers”) for resolution. In the event of a Dispute between COMPANY and MorphoSys that cannot be resolved within [***] Business Days by the Designated JCC Officers with respect to matters concerning the Commercialization, the Designated JCC Officers shall refer the issue to the JSC which will decide upon the matter pursuant to Section 9.2(e).

9.8 Compliance Subcommittee.

(a)

Within [***] days after the Effective Date, the JSC will establish a joint compliance sub-committee of the JSC (the “Compliance Subcommittee”), and establish the roles and responsibilities, to facilitate the coordination between the Parties with respect to each of its respective compliance obligations that relate to the Co-Commercialization and Co-Detailing in Germany, if applicable.

(b)

Each Party shall initially appoint two (2) representatives to the Compliance Subcommittee, with each representative having knowledge, expertise or responsibility in compliance and the appropriate seniority. The Compliance Subcommittee may change its size from time to time by mutual consent of its representatives; provided, however, that the Compliance Subcommittee shall consist at all times of an equal number of representatives of each of MorphoSys

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and COMPANY. In addition to its Compliance Subcommittee representatives, a Party may have other persons attend Compliance Subcommittee meetings for informational purposes, including representatives of [***] if appropriate. Each Party may replace its Compliance Subcommittee representatives at any time upon written notice to the other Party. The Compliance Subcommittee may establish working groups for addressing specific matters under its responsibility.

(c)	Specific Responsibilities of the Compliance Subcommittee. The Compliance Subcommittee shall in particular:

(i) At least [***] months prior to the first Regulatory Approval of a Product in the Co-Commercialization Territory or, if earlier, prior to the execution of a Co-Detailing plan pursuant to the MorphoSys Co-Detail option described in Section 2.4(d), coordinate and exchange relevant information about those aspects of each Party’s respective compliance programs that are necessary for each Party to adequately perform its activities under this Agreement in a manner consistent with Laws and the regulations, requirements, and best practices promulgated by applicable Regulatory Authorities;

(ii) Participate in the establishment and implementation of the review process of promotional materials pursuant to Section 5.5(b);

(iii) Establish a process for the Parties to review and approve joint activities in the Co-Commercialization Territory and, if applicable, in Germany following the exercise of the MorphoSys co-Detail option described in Section 2.4(d);

(iv) Resolve significant discrepancies between the Parties’ respective compliance policies, procedures, and systems which come to the attention of the Parties and relevant to each of the Parties to comply with its obligations under applicable Laws;

(v) Manage compliance with any agreements and settlements with Governmental Authorities to which either of the Parties or their Affiliates engaged in Co-Commercialization of the Product are subject; and

(vi) Perform other such duties as may be specifically delegated to the Compliance Subcommittee under this Agreement by the JSC.

(c) Compliance Subcommittee Meetings. The Compliance Subcommittee shall meet at least once [***] (in person or by teleconference), unless otherwise agreed among the Compliance Subcommittee representatives. Each Party shall report to the Compliance Subcommittee on all material compliance issues that may impact performance of the other Party under this Agreement or is relevant to each of the Parties to comply with its obligations under applicable Laws promptly after such issues arise. Each Party shall bear the expense of its respective Compliance Subcommittee representatives’ participation in Compliance Subcommittee meetings. Minutes shall be deemed approved unless one or more representatives of the Compliance Subcommittee object to the accuracy of such minutes within [***] Business Days of receipt.

(d)

Compliance Subcommittee Decision-Making. If the Compliance Subcommittee disagree on any important compliance matter, then the Parties shall refer such matter to the relevant Chief Officers at MorphoSys and COMPANY (“Designated

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Compliance Subcommittee Officers”) for resolution. In the event of a Dispute between COMPANY and MorphoSys that cannot be resolved within [***] Business Days by the Designated Compliance Subcommittee Officers, the Designated Compliance Subcommittee Officers shall refer the issue to the JSC, which will decide upon the matter pursuant to Section 9.2(e).

9.9 Discontinuation of a Committee. Except as otherwise specifically stated in this Agreement, each committee formed under this Agreement shall continue to exist until the JSC agrees by consensus to disband such committee. Once the committee is disbanded as provided above, such committee shall have no further obligations under this Agreement and all decisions previously allocated to such committee shall thereafter be made by the JSC.

9.10 Alliance Managers. Promptly after the Execution Date, each Party shall appoint a senior representative to act as a coordinator and alliance manager (the “Alliance Manager”). Each Party may, at any time, replace its Alliance Manager with another suitably qualified individual, on written notice to the other Party. The Alliance Managers shall be primarily responsible for facilitating communications between the Parties and coordinating the Parties’ activities under this Agreement.

10.	INVENTIONS

10.1 Ownership of COMPANY Inventions, MorphoSys Inventions and Joint Inventions.

(a) MorphoSys Inventions and COMPANY Inventions. To the extent such Inventions do not belong to Xencor under the Xencor Agreement, as between the Parties, MorphoSys shall solely own, and it alone shall have the right to apply for, Patents for any MorphoSys Inventions and COMPANY shall solely own, and it alone shall have the right to apply for, Patents for any COMPANY Inventions.

(b) Joint Inventions. Subject to Section 10.1(c) below, Joint Inventions and Joint Foreground Patents shall be jointly owned by the Parties. MorphoSys and COMPANY shall each own an undivided one-half interest in any Joint Inventions and any Patents claiming such Joint Inventions, in each case without obligation to account to the other for the exploitation thereof within its respective own Territory and subject to the restrictions set forth in this Agreement. The Parties shall agree in good faith on the exploitation of Joint Inventions and Joint Foreground Patents for activities that are not related to the Licensed Antibody or Product.

(c) MorphoSys Core Improvement Inventions. COMPANY acknowledges that MorphoSys is obliged to assign MorphoSys Core Improvement Inventions to Xencor under the Xencor Agreement and that consequently MorphoSys and COMPANY will assign their interests in any Joint Inventions which constitute MorphoSys Core Improvement Inventions to Xencor.

10.2 Mutual Support. Each Party shall effectuate that the ownership rights of all Inventions that are developed, made or conceived under this Agreement shall vest in the respective Party or Parties in accordance with the ownership principles described in Section 10.1. Each Party shall require any Affiliates, employees, consultants, Sublicensees or independent contractors performing an activity pursuant to this Agreement to assign all Inventions that are the subject

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of patent applications claiming Inventions that are developed, made or conceived by such Affiliates, employees, consultants, Sublicensees or independent contractors to MorphoSys and/or COMPANY according to the ownership principles described in Section 10.1.

10.3 Disclosures; Disputes Regarding Inventions. Each Party shall promptly disclose to the other Party all Inventions made by it (meaning by its, its Affiliates’ or its Sublicensee’s employees, consultants, or independent contractors) under this Agreement, including Joint Inventions. Before filing an application, divisional or continuation of (i) a Candidate-Specific Patent, (ii) a MorphoSys Patent, (iii) a COMPANY Foreground Patent, (iv) a Joint Foreground Patent or (v) Xencor Candidate Specific Product Invention Patent, the filing Party shall provide the other Party with a copy of any proposed patent application at least thirty (30) Business Days before filing such application. If the non-filing Party believes that the filing Party’s proposed patent application discloses Confidential Information of the non-filing Party, the non-filing Party shall so notify the filing Party within [***] Business Days before filing of the application, and the filing Party shall amend its proposed application to comply with the confidentiality provisions of this Agreement. If the Parties disagree as to whether an Invention is a Joint Invention, a MorphoSys Invention or a COMPANY Invention, and are unable to reach agreement within [***] calendar days after commencing discussions, then the Parties shall agree on and nominate one external patent counsel to determine inventorship.

11.	PROSECUTION AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

11.1 Cooperation regarding Patent Prosecution and Patent Strategy.

The Parties shall, within [***] calendar days after the Execution Date, establish a routine intellectual property call. The intellectual property call shall provide a collaborative forum for the Parties to address intellectual property matters under this Agreement and shall (a) be the primary point of contact for the Parties regarding the exchange of information on filing, prosecution, maintenance, enforcement and defense matters of (i) Candidate-Specific Patents, (ii) MorphoSys Patents, (iii) COMPANY Foreground Patents, (iv) Joint Foreground Patents and (v) Xencor Candidate Specific Product Invention Patents, as set forth in Article 11, (b) review and discuss the overall strategy for obtaining, maintaining and enforcing patent protection and aligning the patenting strategy with other exclusivities available for the Product and (c) discuss the selection of the Product Marks and the filing, prosecution, maintenance, enforcement and defense of such matters, subject to Section 5.6. The forum shall also be responsible for discussing prosecution strategy with the goal of achieving strong and robust Patents. The prosecuting Party shall consider in good faith the comments of the other Party with respect to strategies for filing and prosecuting such Patents. If the non-prosecuting Party fails to provide its comments reasonably in advance of the deadline for filing or otherwise responding to the patent authorities, the prosecuting Party shall be free to act without consideration of the non-prosecuting Party’s comments. The Parties shall also strive to coordinate and align their activities under this Agreement in a professional and pro-active manner. In addition, each Party shall provide to the other Party all data, information and materials necessary to meet any disclosure obligations, e.g. to the USPTO under 37 CFR 1.56. Additionally, in the event either Party determines that it requires a license to Third Party IP to Commercialize the Product, such matter shall be discussed as well.

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11.2 Patent Prosecution of Xencor Background Patents.

(a) Xencor Background Patents. Subject to Sections 11.2.(c) and 11.7 and if not specified differently below, [***] has the sole right in its sole discretion to perform the filing, prosecution and maintenance of the Xencor Background Patents on a worldwide basis.

(b) Broader Anti-CD19 Patents. [***] has the sole right in its sole discretion to perform the filing, prosecution and maintenance of the Broader Anti-CD19 Patents worldwide. With respect to the prosecution and maintenance costs, [***] bears [***] percent ([***]%), while [***] bears the remaining [***] percent ([***]%).

(c) Candidate-Specific Patents. [***] shall be solely responsible, in its own discretion, to perform the prosecution and maintenance of Candidate-Specific Patents in the [***] and [***] for the prosecution and maintenance [***] shall be [***], while [***] shall be solely responsible, in its own discretion, to perform the prosecution and maintenance of Candidate-Specific Patents [***] and shall be responsible for all of the [***] in the [***].

11.3 Patent Prosecution of Xencor Foreground Patents.

(a) MorphoSys Core Improvement Inventions. Under the Xencor Agreement Xencor has the sole right in its sole discretion to perform the filing, prosecution and maintenance of the MorphoSys Core Improvement Inventions on a worldwide basis.

(b) Xencor Foreground Patents. Under the Xencor Agreement, but subject to Section 11.6, Xencor is responsible to perform the filing, prosecution and maintenance of Xencor Foreground Patents on a worldwide basis.

11.4 Patent Prosecution of MorphoSys Background Patents.

(a) Initial Phase/Patent Filing. [***] shall be responsible for drafting and filing of a MorphoSys Background Patent up to the stage of entry into the national/regional phases.

(b) MorphoSys Background Patents in the Co-Commercialization Territory. [***], in the [***] shall have the right to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations) and maintain the MorphoSys Background Patents.

(c) MorphoSys Background Patents in the COMPANY Territory. [***], in the [***] shall have the right, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations) and maintain the MorphoSys Background Patents, provided that with respect to Patent family [***] (as specified in EXHIBIT 2) [***] shall align with the co-owner of Patent family [***] with respect to the prosecution and maintenance of such Patents in the [***].

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11.5 Patent Prosecution of MorphoSys Foreground Patents.

(a) Initial Phase/Patent Filing. [***] shall be responsible for drafting and filing of a MorphoSys Foreground Patent up to the stage of entry into the national/regional phases.

(b) Prosecution and Maintenance. [***] shall have the right to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations) and maintain the MorphoSys Foreground Patents in the [***].

11.6 Patent Prosecution of COMPANY Foreground Patents.

(a) Initial Phase/Patent Filing. [***] shall be responsible for drafting and filing of a COMPANY Foreground Patent up to the stage of entry into the national/regional phases.

(b) Prosecution and Maintenance. [***] shall have the right to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations) and maintain the COMPANY Foreground Patents in the [***].

11.7 Xencor Candidate Specific Patents.

(a) Initial Phase/Patent Filing of Xencor Candidate Specific Product Invention Patents. [***] decide on the optimal strategy for drafting, filing, prosecution and maintenance of Xencor Candidate Specific Patents, including the content and the timing of a respective patent application.

(b) National/Regional Phases. Upon entry into the national/regional phases, [***] shall have the right, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations) and maintain the Xencor Candidate Specific Patents in the [***] and [***] shall have the right, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain the Xencor Candidate Specific Patents in the [***]. [***] shall closely cooperate on all prosecutional matters.

11.8 Patent Prosecution of Joint Foreground Patents.

(a) Initial Phase/Patent Filing. Each Party shall promptly disclose to the other in writing, and shall ensure that its Affiliates, or licensees and Sublicensees, and its and their employees, agents and contractors so disclose, the development, making, conception or reduction to practice of any Joint Inventions. [***] decide on the optimal strategy for drafting, filing, prosecution and maintenance of Joint Foreground Patents for Joint Inventions. Such decision shall include the content and the timing of a respective patent application for the respective Joint Invention.

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(b) National/Regional Phases. Unless otherwise agreed, upon entry into the national/regional phases, [***] shall have the right, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations) and maintain Joint Foreground Patents in the [***] and [***] shall have the right, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain Joint Foreground Patents in the [***]. The Parties shall closely cooperate on all prosecutional matters.

11.9 Right to Take Over. In the event that [***] intends not to prepare, file, prosecute, or maintain (i) a Candidate-Specific Patent, (ii) a MorphoSys Patent, (iii) a COMPANY Foreground Patent, (iv) a Joint Foreground Patent or (vi) a Xencor Candidate Specific Product Invention Patent in any country or jurisdiction within its respective Territory, [***] shall provide reasonable prior written notice to [***] of such intention (which notice shall, in any event, be given no later than [***] weeks prior to the next deadline for any action that may be taken with respect to such Patent in the respective Territory), and [***] shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Patent. Upon [***] written exercise of such option to [***] , [***] shall assume responsibility and full control for the preparation, filing, prosecution, and maintenance of any such Patent, and [***] shall [***]. [***] shall assign to [***] its interest in such Patent and shall execute such documents and perform such acts, [***], as may be reasonably necessary to permit [***] to file such patent application, and/or to prosecute and/or maintain such Patent.

In addition, and unless not agreed otherwise between the Parties, [***] shall prosecute, maintain and enforce the Xencor Background Patents and Xencor Foreground Patents in the event that that [***] abandons or does not enforce, its patent rights, to the extent permissible [***], provided that in the event that [***] intends not to prepare, file, prosecute, or maintain a Xencor Background Patents and Xencor Foreground Patents in any country or jurisdiction, [***] shall provide reasonable prior written notice to [***] of such intention and the procedure set forth under the first paragraph under this Section 11.9 shall apply accordingly.

11.10 Costs. From and after the Effective Date:

(a) Before the entry of the national/regional phase the costs of drafting, filing, prosecution and maintenance of (i) a Candidate-Specific Patent, (ii) a MorphoSys Background Patent, (iii) a Joint Foreground Patent or (iv) Xencor Candidate Specific Product Invention Patent shall be [***]. Thereafter, the costs of prosecution and maintenance of (i) a Candidate-Specific Patent, (ii) a MorphoSys Background Patent, (iii) a Joint Foreground Patent or (iv) Xencor Candidate Specific Product Invention Patent in the [***] shall be [***] and the costs of prosecution and maintenance of (i) a Candidate-Specific Patent, (ii) a MorphoSys Background Patent, (iii) a Joint Foreground Patent or (iv) Xencor Candidate Specific Product Invention Patent [***] shall be [***], provided that with respect to Patent family [***] (as specified in EXHIBIT 2) [***] with respect to the drafting, filing, prosecution and maintenance of such Patents in the [***].

(b) Before the entry of the national/regional phase the costs of drafting, filing, prosecution and maintenance of a MorphoSys Foreground Patent shall be [***]. Thereafter, the costs of prosecution and maintenance of a MorphoSys Foreground Patent [***] shall be [***].

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(c) Before the entry of the national/regional phase the costs of drafting, filing, prosecution and maintenance of a COMPANY Foreground Patent shall be [***]. Thereafter, the costs of prosecution and maintenance of a COMPANY Foreground Patent [***] shall be [***].

(d) Costs that are incurred [***] under this Section 11.10 shall be invoiced on a day-to-day basis, and paid as set forth in Section 8.5.

11.11 Patent Term Extensions. The Parties shall mutually discuss in good faith on patent term extensions, whereas (a) [***] shall have the sole right in its sole discretion and at its sole expense to apply to extend the patent term of (i) a Candidate-Specific Patent, (ii) a MorphoSys Patent, (iii) a COMPANY Foreground Patent, (iv) a Joint Foreground Patent or (vi) a Xencor Candidate Specific Product Invention Patent with respect to a Product in the [***] and (b) [***] shall have the sole right in its sole discretion and at its sole expense to apply to extend the patent term of (i) a Candidate-Specific Patent, (ii) a MorphoSys Patent, (iii) a COMPANY Foreground Patent, (iv) a Joint Foreground Patent or (vi) a Xencor Candidate Specific Product Invention Patent with respect to a Product in the [***], subject to the procedures set forth in the Xencor Agreement and the patent term extension Laws or Supplemental Protection Certificate Laws. Upon the other Party’s request each Party shall provide to the other Party and execute all documents and instruments that may be reasonably required to record or perfect an application for patent term extension of the respective other Party. With respect to clauses (i) and (vi) above, [***] will negotiate in good faith to reach mutual agreement with [***] on patent term extensions. If, following such negotiations the [***] are unable to agree on a strategy for patent term extensions, [***] shall assert its final decision-making authority rights in accordance with the Xencor Agreement, with the exception of [***].

11.12 Patent Enforcement.

(a) Notification. Each Party shall promptly notify the other Party in writing if the notifying Party reasonably believes that any Xencor Background Patent, MorphoSys Patent, COMPANY Foreground Patent or any Joint Foreground Patent is being or has been infringed or misappropriated in any territory by a Third Party.

(b) Enforcement in Co-Commercialization Territory. [***] shall [***] with respect to the enforcement of any Candidate-Specific Patent, MorphoSys Patent, or any Joint Foreground Patent with respect to all past, present and future activities or conduct of a Third Party in the [***] that may constitute an infringement of the respective Candidate-Specific Patent, MorphoSys Patent, or Joint Foreground Patent.

(c) Enforcement in COMPANY Territory. [***] shall have the first right, but not the obligation, to enforce any Candidate-Specific Patent, MorphoSys Background Patent, COMPANY Foreground Patent or any Joint Foreground Patent with respect to all past, present and future activities or conduct of a Third Party in the [***] that may constitute an infringement of the respective Candidate-Specific Patent, MorphoSys Background Patent, COMPANY Foreground Patent or Joint Foreground Patent, provided that with respect to Patent family [***] (as specified in EXHIBIT 2) [***] shall cooperate with the co-owner of Patent family [***] with respect to the enforcement of such Patents in the [***].

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(d) Coordination. [***] does not require the consent of [***] to bring an enforcement action in the [***] and with respect to the [***], any enforcement action by [***] requires the consent of [***]. [***] shall reasonably consider [***] comments, if any, on any such enforcement activities, but for the avoidance of doubt, [***], as the case may be, shall control the litigation in all respects and shall make all decisions in its own discretion, subject only to the provisions regarding settlement provided below in Section 11.13.

(e) [***] Back-up Right for Third Party Infringement of a Candidate-Specific Patent. If [***], do not bring action to prevent or abate Third Party Patent Infringement within [***] calendar days within their [***] after notification thereof to or by [***] pursuant to Section 11.12(a), then [***] has the right, but not the obligation, to bring, [***], an appropriate action in the respective Territory against any person or entity engaged in such Third Party Patent Infringement of a Candidate-Specific Patent directly or contributorily; whereby [***] is obliged [***] not to initiate legal action without first conferring with [***] and considering in good faith [***] reasons for not bringing any such action. [***] acknowledge that [***] does not require the consent of [***], to bring such an enforcement action and that [***] to control the litigation in all respects and shall make all decisions in its own discretion, subject only to the provisions regarding settlement provided below in Section 11.13.

(f) Xencor Background Patents and Xencor Foreground Patents. [***] acknowledge that with respect to any Infringement of any Xencor Background Patent which is not a Candidate-Specific Patent and Xencor Foreground Patent by Product activities within the scope of the license [***] (“Shared Patent Competitive Infringement”), [***] has the first right, but not the obligation, to enforce the Xencor Background Patents which are not Candidate-Specific Patents and Xencor Foreground Patents [***]. [***] further acknowledge that [***] and that [***] shall keep [***] reasonably informed of [***] activities related to prevention or abatement of Shared Patent Competitive Infringement and considers [***] comments on any such activities. If [***] brings suit against a Third Party to enforce Xencor Background Patents which are not Candidate-Specific Patents and Xencor Foreground Patents against Shared Patent Competitive Infringement, [***], shall have the right, at [***] consent, to join the proceedings as a plaintiff, whereby, [***] shall have the right to join the proceedings in the [***] and [***] shall have the right to join the proceedings in the [***], and whereby the respective joining Party [***] depending on the extent of the respective joining Party’s participation. If [***] does not bring action to prevent or abate Shared Patent Competitive Infringement within [***] calendar days (or initiate the exchange of patent lists within [***] calendar days of receiving notice of a Biosimilar application within the framework of the Biologics Price Competition and Innovation Act or any foreign equivalent), after notification thereof to or by [***] pursuant to Section 11.12(a), then, [***], (i) [***] have the right, but not the obligation, to bring, [***], an appropriate action in the [***] against any person or entity engaged in such Shared Patent Competitive Infringement directly or contributorily and retain all related recoveries and (ii) [***] has the right, but not the obligation, to bring, [***], an appropriate action in the [***] against any person or entity engaged in such Shared Patent Competitive Infringement directly or contributorily [***]; provided, however, [***] shall not initiate legal action without first conferring with [***] and considering in good faith [***] reasons for not bringing any such action.

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(g) Infringement of MorphoSys Background Patents by Activities with respect to XmAb5871 Program Antibodies by Third Parties. [***] acknowledge that as to the MorphoSys Background Patents, [***] shall have the right to enforce them against Third Party research, development, manufacture, use, sale, offer for sale, importation or exportation of XmAb5871 Program Antibodies ([***]). [***] agree that, [***] shall have the above right to enforce MorphoSys Background Patents in the Co-Commercialization Territory, while [***] shall have such right in the [***]. [***] undertakes to, as required [***], discuss with [***] in good faith any concerns [***] may have with respect to such enforcement for a period of not less than [***] calendar days before initiating the enforcement of a MorphoSys Background Patent in [***]. Under [***] only has the right to enforce MorphoSys Background Patents against Third Party research, development, manufacture, use, sale, offer for sale, importation or exportation of XmAb5871 Program Antibodies ([***]) if [***] grants its withholdable consent for [***] to do so. [***] may request such consent and will meet and confer with [***] as to the proposed enforcement. [***] shall have the right to grant its withholdable consent for [***] and to meet and confer with [***] with regard to requests for consent of [***] which relate to the [***] while [***] shall have such right with regard to requests for consent of [***] which relate to the [***]. If [***] elects to enforce, and [***], consents, then [***], shall cooperate by being joined in name as a party plaintiff ([***]) and under the [***] shall not knowingly take any position in the suit that would make any admission as to the unenforceability or invalidity of any MorphoSys Background Patent, unless [***], approves of such position or has already taken such position in litigation.

(h) Participation of [***] with Respect to Infringement Suits. [***] acknowledge (i) that [***] if [***] brings an action against infringement [***] bringing the action shall maintain control of the action and [***] shall be entitled to separate representation in such matter by counsel of its own choice [***], and [***] shall cooperate fully with [***] bringing such action including by being joined as a party plaintiff if necessary to obtain standing for such action ([***] of the [***], including [***] of [***] being joined), (ii) that [***] related to cooperation with [***] bringing the action will be [***] on an on-going basis, and (iii) [***] the above rights and obligations under (i), (ii) and (iii) shall apply to [***] with regard to [***] and to [***] with regard to [***].

(i) Other Xencor Background Patents. Should any Xencor Background Patent not be covered by the above provisions under Sections 11.12(b) to (g), then the following shall apply: To the extent that [***] or pursuant to applicable Laws has the right to enforce such Xencor Background Patent against activities infringing such Xencor Background Patent or to support such enforcement, e.g. by joining infringement proceedings, [***] shall have such right (but not the obligation) within [***] while [***] shall have such right (but not the obligation) within [***].

(j) Right to Take Over. If [***] fails to institute or defend such litigation or otherwise take steps to remedy the infringement of a Candidate-Specific Patent, MorphoSys Patent, COMPANY Foreground Patent or any Joint Foreground Patent, within [***] calendar days (or any shorter period required by applicable Laws) of the date [***] has provided notice to [***] of such infringement or claim pursuant to Section 11.12(a), then [***] will have the right (but not the obligation), [***], to bring or defend any such suit, action or proceeding by counsel of its own choice. [***] elects not to take steps will have the right, [***], to be represented in any such action by counsel of its own choice. In case of nullity actions, opposition proceedings or other proceedings challenging the

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validity of a Candidate-Specific Patent, MorphoSys Patent, COMPANY Foreground Patent or any Joint Foreground Patent [***] having the first right to defend such action pursuant to Sections 11.12(b), 11.12(c),11.12(f), and 11.12(h) and above shall during the [***] calendar days period pursuant to sentence 1 in any event carry out all steps and activities required to prevent that the respective Patent is invalidated or otherwise deteriorated by way of a default judgment or a similar decision of the responsible legal body following from the failure of [***] to carry out certain steps and/or activities required by the applicable Laws and procedural rules.

(k) Enforcement of step in rights. Notwithstanding anything to the contrary in the foregoing, to the extent that [***] has step in rights to enforce any Candidate-Specific Patent or other Xencor Background Patent, [***] shall not exercise such right with respect to any Candidate-Specific Patent or other Xencor Background Patent without [***] prior written consent, which consent shall not be unreasonably withheld.

11.13 Settlement.

(a) [***] shall not settle a claim brought under Section 11.12 involving a Candidate-Specific Patent, a Xencor Background Patent, a MorphoSys Patent, a COMPANY Foreground Patent or a Joint Foreground Patent in a manner that would [***], or make any admission as to invalidity or unenforceability of any Candidate-Specific Patent, MorphoSys Patent, COMPANY Foreground Patent or Joint Foreground Patent in each case without the prior written consent of [***] (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) [***] shall not settle a claim brought under Section 11.12 involving a Candidate-Specific Patent, a MorphoSys Patent, a COMPANY Foreground Patent or a Joint Foreground Patent in a manner that would [***], or make any admission as to invalidity or unenforceability of any Candidate-Specific Patent, MorphoSys Patent, COMPANY Foreground Patent or Joint Foreground Patent in each case without the prior written consent of [***] (which consent shall not be unreasonably withheld, conditioned or delayed).

11.14 Allocation of Proceeds. Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Article 11 will be allocated, [***]:

[***]

11.15 Infringement of Third-Party Rights.

(a)

If the Development, Manufacture or Commercialization of the Product by either Party, its Affiliates, Sublicensees, as applicable, or other licensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent relating to the Manufacture, use, sale, offer for sale or importation of a Product, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. [***]. In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other Party’s request and expense.

[***]

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11.16 Patent Oppositions and Other Proceedings. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, re-examination or other attack upon the validity, title or enforceability of a Patent owned or controlled by a Third Party that covers or may cover the Manufacture, use for the Field or sale of any Product, such Party shall notify the other Party. The Parties shall closely cooperate on such oppositions and other proceedings.

11.17 Affiliates / Sublicensees. To the extent this Agreement provides for such rights of COMPANY, COMPANY may grant to its Affiliates or Sublicensees its rights to prosecute any Candidate-Specific Patent, MorphoSys Background Patent, COMPANY Foreground Patent, Xencor Candidate Specific Patents and/or any Joint Foreground Patent as set forth in Sections 11.2 (c), 11.4, 11.6, 11.7 and 11.8.

11.18 Compensation to Inventors. As between the Parties, only MorphoSys shall be responsible for any compensation and any other payments due to the inventors of any Patents owned or co-owned by MorphoSys and only COMPANY shall be responsible for any compensation and any other payments due to the inventors of any Patents owned or co-owned by COMPANY. With respect to Joint Patents, each Party shall be responsible for compensating its own inventors.

11.19 Patent Assistance. Each Party shall do or procure to be done all such acts and things, and execute or procure the execution of all such documents, as the other Party may from time to time reasonably request to assist the other Party in the preparation, filing, prosecution, maintenance and enforcement activities described in this Article 11.

11.20 Patent Challenges. [***].

12.	NON-COMPETE

12.1 Non-Compete Obligation. During the Term, neither Party shall, and will ensure that its Affiliates and Sublicensees (and, with respect to Sublicensees, to the extent permitted by applicable Law) performing Commercialization related functions will not, directly or indirectly, clinically develop, have clinically developed, commercialize or have commercialized a Competing Product in the Field in the Territory; unless the Parties mutually agree on the terms and conditions to jointly Develop and Commercialize in their respective Territory such Competing Product. A breach of this Section 12.1 may constitute a Material Breach of this Agreement giving rise to the termination right set forth in Section 17.2(a); provided that in case of a Change of Control of a Party as set forth in Section 12.2, such Party shall not be regarded as being in Material Breach of this Agreement, if the Acquirer (as defined below) already develops or commercializes a Competing Product at the time of the Change of Control.

12.2 Change of Control by Acquirer. In case a Party or any of its Affiliates undergoes a Change of Control, such Party will notify the other Party as reasonably possible in advance, however no later than upon effective date of such Change of Control.

(a) The Third Party taking over control (“Acquirer”) shall confirm in writing within [***] Business Days after the effective date of the Change of Control to the other Party that it will continue to perform the Development and Commercialization of Licensed Antibody and/or Product under this Agreement according to the then-current Development Plan, Co-Commercialization Plan and COMPANY Commercialization Plan, including respective budgets.

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(b) In case the Acquirer or any of its Affiliates directly or indirectly clinically develops, has clinically developed, commercializes or has commercialized a Competing Product, the acquiree (“Acquiree”) will indicate this fact in its abovementioned notification under 12.2(a) to the other Party. The Acquiree shall, and shall ensure that Acquirer shall as well, meet with the other Party within [***] months after closing the transaction of such Change of Control to discuss the Development and Commercialization plan of the Acquirer for Licensed Antibody and Products.

(c) In case such Acquirer or any of its Affiliates directly or indirectly clinically develops, has clinically developed, commercializes or has commercialized a Competing Product, the Acquirer shall confirm in its abovementioned notification under 12.2(a) to the other Party that it will (i) perform the Development in the Territory and Commercialization in the Territory of Licensed Antibody and/or Product according to a development and commercialization plan which is at least as strenuous as the last Development Plan for the Territory and the Co-Commercialization Plan for the Co-Commercialization Territory and the COMPANY Commercialization Plan for the COMPANY Territory (if applicable) of the Acquiree prior to the Change of Control and which provides for at least similar efforts for Licensed Antibody(ies) and Product(s) as for the development and commercialization of the Acquirer’s Competing Product; (ii) devote at least as much effort to the Development and Commercialization of Licensed Antibody and/or Product as to the development and commercialization of the Competing Product; and (iii) within [***] days after the effective date of such Change of Control, set-up and maintain totally separate and distinct teams in all areas and on all levels below the Vice-President or General Manager level, as applicable, with appropriate firewalls and boundaries in place to prevent any sharing of any information that is related to the Product (including Development, Manufacture and Commercialization thereof) and the development, manufacture and commercialization of the Competing Product, including handle such Competing Product by a team of sales representatives and medical affairs representatives of such Party that is different from the teams that handle the Product(s). A breach of this Section may constitute a Material Breach of this Agreement giving rise to the termination right set forth in Section 17.2(a).

13.	REPRESENTATION AND WARRANTIES, COVENANTS

13.1 Reciprocal Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) It is duly organized and validly existing under the Laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) This Agreement is a legal and valid obligation binding upon its execution and enforceable against it in accordance with its terms and conditions;

(c) The execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary corporate action, and the person executing this Agreement on behalf of such Party has been duly authorized to do so by all requisite corporate actions;

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(d) The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(e) It has not granted, and shall not grant during the Term of the Agreement, any right to any Third Party which would conflict with the rights granted to the other Party hereunder.

13.2 MorphoSys Warranties. Except as disclosed in EXHIBIT 19 (“Disclosure Schedule”), MorphoSys hereby warrants and represents to COMPANY as of the Execution Date that:

(a) MorphoSys has the right to grant the licenses under the Xencor Foreground Patents, Xencor Background Patents, Xencor Know-How, MorphoSys Patents, MorphoSys Know-How and MorphoSys’ interest in any Joint Foreground Patents as set forth in this Agreement and for COMPANY’s use in any Indication in the Field;

(b) Xencor Background Patents listed on EXHIBIT 3 and MorphoSys Background Patents listed on EXHIBIT 2, save for the Patent family [***] (as specified in EXHIBIT 2) which is co-owned by MorphoSys, Xencor Know-How listed on EXHIBIT 4B and MorphoSys Know-How listed on EXHIBIT 4A are Controlled by MorphoSys free and clear of any liens, charges, and encumbrances or licenses in the Field, to the extent needed in order to grant the license as set forth in this Agreement;

(c) MorphoSys has not received from any Third Party any written notice stating any claim that any Patent right owned or controlled by such Third Party would be infringed by the Development, Manufacture, Commercialization of Licensed Antibody or Product;

(d) To MorphoSys’ Knowledge, the Xencor Background Patents, and the MorphoSys Patents which are granted Patents on the Execution Date are valid and enforceable and MorphoSys has complied with all applicable Laws in all material respects and duties of candor with respect to the filing, prosecution and maintenance of the Xencor Background Patents, and the MorphoSys Patents. MorphoSys has paid (with respect to the MorphoSys Patents for which it is responsible for prosecution and maintenance) and, to MorphoSys’ Knowledge, Xencor has paid (with respect to the Xencor Background Patents for which Xencor is responsible for prosecution and maintenance), all maintenance and annuity fees with respect to the MorphoSys Patents, Xencor Background Patents due as of the Effective Date. To MorphoSys’ Knowledge, no action or proceeding regarding inventorship of a MorphoSys Patent, or to MorphoSys’ knowledge, regarding inventorship of a Xencor Background Patent or Xencor Foreground Patent, has been brought or threatened in writing; “MorphoSys’ Knowledge” means, when referring to the knowledge of MorphoSys, the actual knowledge of MorphoSys’ personnel with the following titles: [***].

(e) MorphoSys has provided to COMPANY in the Data Room true and correct partially-redacted copies of the [***] and the Xencor Agreement in their current form, which agreements are in full force and effect. MorphoSys is not in breach of either of

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the Xencor Agreement or the [***]. MorphoSys has not received any written notice of breach of the [***] or the Xencor Agreement. To MorphoSys’ Knowledge (i) Xencor is not in breach of the Xencor Agreement and (ii) [***]; and MorphoSys has not received any written notice of breach of the [***] or the Xencor Agreement. MorphoSys applied reasonable efforts to ensure that none of the redactions made to the [***] and the Xencor Agreement provided to COMPANY by MorphoSys contain provisions that would be reasonably considered material to COMPANY’S assessment of the transaction underlying this Agreement or the terms of this Agreement;

(f) MorphoSys has complied with all applicable Law in all material respects in conducting the MorphoSys Trials;

(g) The Development of any Licensed Antibody and/or the Product(s) by MorphoSys, or to MorphoSys’ Knowledge with respect to any subcontractors, as of the Effective Date has been carried out in all material respects in accordance with all applicable Laws and applicable GLP, GCP and/or GMP standards, and MorphoSys is not aware of any problems concerning the safety or efficacy of any Licensed Antibody and/or the Product(s) raised by any Regulatory Authority with respect thereto;

(h) MorphoSys and its Affiliates have complied with the Data Protection Laws in all material respects at all times in accessing, collecting, using or otherwise processing any Personal Data in connection with the Development of any Licensed Antibody and/or the Product(s), including by entering into appropriate contractual arrangements with any Third Parties, and to MorphoSys’ Knowledge, no material claim, action, proceeding, suit, investigation or complaint: (a) is pending by or against MorphoSys or its Affiliates; or (b) has been threatened by or against MorphoSys or its Affiliates, alleging a violation or potential violation of any person’s rights in relation to their Personal Data under Data Protection Laws; and

(i) MorphoSys US Inc., a Delaware corporation, is a wholly owned subsidiary of MorphoSys AG.

13.3 COMPANY Warranties. COMPANY hereby warrants, covenants and represents to MorphoSys as of the Execution Date that:

(a) COMPANY and its Affiliates do not own or Control any Competing Product;

(b) Subject to the representations and indemnities expressly contained in this Agreement, COMPANY accepts the Licensed Antibody program in the condition it is in on the Execution Date, based upon its own inspection, examination and determination with respect thereto (including the due diligence investigation conducted by it), without reliance upon any express or implied representations or warranties of any nature of MorphoSys or any employee, advisor or other representative of MorphoSys.

13.4 Additional MorphoSys Covenant. MorphoSys agrees that, during the Term:

(a)

it will not, and will cause its Affiliates not to (i) terminate, whether for convenience or otherwise, the Xencor Agreement without COMPANY’s prior written consent; (ii) terminate, whether for convenience or otherwise, the [***] without COMPANY’s prior written consent, which after the consummation of a successful Technology Transfer for Development and Commercial Supply in

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the COMPANY Territory and the Co-Commercialization Territory pursuant to Section 6.6 shall not be unreasonably withheld, or (iii) [***] or the Xencor Agreement in any manner that would materially adversely affect the rights granted to COMPANY hereunder without COMPANY’s prior written consent; and

(b)	it will, and will cause its Affiliates to comply in all material respects with the terms of the Xencor Agreement and the [***].

13.5 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 13.1 TO 13.3, THE PATENTS AND KNOW-HOW PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT TO THE PATENTS AND KNOW-HOW OR OTHERWISE WITH RESPECT TO THE ACTIVITIES UNDER THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY EXPRESSLY DOES NOT WARRANT (I) THE SUCCESS OF ACTIVITIES PERFORMED PURSUANT TO THIS AGREEMENT OR (II) THE SAFETY, EFFICACY OR USEFULNESS FOR ANY PURPOSE OF THE PATENTS OR KNOW-HOW IT PROVIDES UNDER THIS AGREEMENT OR THE SUBJECT MATTER OF THEM.

14.	INDEMNIFICATION AND INSURANCE

14.1 Indemnification by MorphoSys.

(a)

General Indemnification by MorphoSys. MorphoSys shall defend, indemnify and hold harmless COMPANY, its Affiliates, and their respective directors, officers, employees and agents (“COMPANY Indemnitees”) from and against any losses, damages, liabilities, fines, amounts paid in settlements, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any demand, claim, action or proceeding brought or initiated by a Third Party (each, a “Third Party Claim”) to the extent arising from or occurring as a result of or in connection with (i) MorphoSys’, its Affiliates or its Sublicensees’ exercise of rights under this Agreement, including the Development, storage, handling, use, Commercialization, or importation of any Licensed Antibody or Product by MorphoSys or any of its Affiliates or Sublicensees in or for the Co-Commercialization Territory (ii) any breach by MorphoSys of its representations, warranties, covenant or obligations under this Agreement, (iii) any Product in the Co-Commercialization Territory that MorphoSys expressly and deliberately decides not to withdraw, recall or provide any market notification in accordance with Section 4.9 although COMPANY and one or more competent Regulatory Authorities expressly recommended in writing to MorphoSys the withdrawal, recall or provision of any market notification with respect to such Product, or (iv) the gross negligence or wilful misconduct of any MorphoSys Indemnitee; provided, however, with regards to (i) through (iv) above, excluding [***] (which, for clarity, shall be

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governed solely by Section 14.1(b), (c) and (d), as applicable) and except to the extent that COMPANY has an indemnification obligation pursuant to Section 14.2 for such Loss and provided that COMPANY Indemnitees comply with the procedure set forth in Section 14.3 and except to the extent that such Losses are in connection with any demand, claim, action or proceeding brought by a Third Party relating to the Patent of a Third Party or relating to [***] as of the Execution Date under the [***].

(b)	Indemnification by MorphoSys regarding [***].

(i)

Subject to the limitations set out in subsections 14.1(b)(ii), (iii) and (iv) below, MorphoSys shall indemnify and hold harmless COMPANY, its Affiliated Companies and its and its Affiliated Companies’ Representatives from and against any third party (as each of Affiliated Companies and Affiliated Companies’ Representatives is understood in the [***]) claim with respect to Licensed Antibody or Product [***], (A) to COMPANY for the COMPANY Territory or (B) for Commercialization by the Parties in the Co-Commercialization Territory, in each case of (A) or (B), to the extent such third party claims are arising from (1) [***] negligent or willful breach of [***] representations and warranties given in [***] (2) [***] negligent or willful non-compliance with its obligations under the [***], or (3) a Third Party patent holder asserting a claim that [***] use of its intellectual property rights in connection with [***] performance of its services [***] the Licensed Antibody or the Product infringes such Third Party’s intellectual property rights, in each case of (1) through (3) above, except to the extent (I) COMPANY has contributed to such third party claims by COMPANY’s, its Affiliated Companies or its Affiliated Companies’ Representatives’ negligent or wilful breach of its representations or warranties given under Sections 13.1 or 13.3, or by COMPANY’s, its Affiliated Companies or its Affiliated Companies’ Representatives’ negligent or wilful non-compliance with its obligations under this Agreement, (II) such third party claims result from COMPANY’s use of the rights or licences granted by MorphoSys hereunder not in accordance with this Agreement or (III) COMPANY has an indemnification obligation pursuant to Section 14.2.

(ii)	The following shall apply to the above obligation of MorphoSys:

(1)

Notwithstanding anything to the contrary set forth in Section 14.1(b)(i) above, MorphoSys’ indemnification obligations thereunder with respect to seeking indemnification from [***] shall be limited to MorphoSys being obligated to use diligent efforts to exercise its rights, to the extent available, under [***] provided that, in considering diligent efforts hereunder, MorphoSys shall take into account the interests of COMPANY to be remedied under this Section 14.1(b).

(2)

MorphoSys’ indemnification and liability obligation under this Section 14.1(b) shall be limited to and shall in terms of scope and extent in no respect exceed [***]. Further, MorphoSys shall be entitled to defend itself against a claim brought under Section 14.1(b), including by asserting the same defenses, which are available to and ultimately asserted by [***] against a

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respective claim brought against [***]; the limitation periods applicable under the [***] for such claim under [***] shall apply for a claim brought under Section 14.1(b) of this Agreement against MorphoSys.

(3)

Without limiting the foregoing subsections 14.1(b)(ii)(1) and (2), MorphoSys’ obligations under Section 14.1(b)(i) shall always be subject to the following DISCLAIMER OF DAMAGES under (y) and subject to the following CAPS under (z):

(y)

EXCEPT FOR CASES OF WILLFUL MISCONDUCT AND SUCH CASES WHERE A LIMITATION OF LIABILITY OR A LIMITATION OF INDEMNIFICATION OBLIGATIONS IS NOT PERMITTED UNDER [***] LAW, FOR WHICH CASES THERE SHALL BE NO LIMITATION OF LIABILITY OR INDEMNIFICATION OBLIGATIONS, IN NO EVENT, EITHER DIRECTLY OR BY WAY OF INDEMNIFICATION, AND IRRESPECTIVE OF THE THEORY OF LIABILITY, OF WHETHER BREACH OF CONTRACT, TORT OR OTHERWISE, SHALL MORPHOSYS BE LIABLE AND/OR INDEMNIFY FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, ENHANCED, OR CONSEQUENTIAL DAMAGES (THE AFOREMENTIONED TERMS TO BE INTERPRETED UNDER THE RESPECTIVE LAWS [***]) ARISING FROM, RELATED TO OR IN CONNECTION WITH THIS SECTION 14.1(b) INCLUDING, WITHOUT LIMITATION ANY CLAIMS FOR DAMAGES BY THIRD PARTIES, CLAIMS FOR DAMAGES BASED UPON LOST PROFITS, LOSS OF REPUTATION OR LOSS OF GOODWILL, EVEN IF MORPHOSYS HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES. PROVIDED, HOWEVER, THAT THIS DISCLAIMER OF CONSEQUENTIAL DAMAGES SHALL NOT APPLY IF AND TO THE EXTENT MORPHOSYS IS OBLIGATED TO INDEMNIFY ONE OR MORE PARTIES UNDER SECTION 14.1(b)(i) FOR (A) THIRD PARTY CLAIMS FOR DAMAGES CAUSED BY A RECALL, (B) THIRD PARTY CLAIMS RELATING TO DEATH OR BODILY HARM CAUSED BY [***] PRODUCT OR (C) THIRD PARTY CLAIMS FOR BREACH OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS BY [***], (D) BREACH OF [***] CONFIDENTIALITY OBLIGATIONS ARISING UNDER [***].

MORPHOSYS’ OBLIGATION UNDER SECTION 14.1(b) SHALL, TO THE FULL EXTENT ALLOWABLE UNDER APPLICABLE LAW, NOT COVER ANY REMEDY, COMPENSATION OR INDEMNIFICATION FOR LOSS OF THE VALUE OF THE PRODUCT DUE TO A NEGLIGENT OR WILLFUL BREACH OF [***]).

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ALL AFOREMENTIONED, TO THE FULL EXTENT ALLOWABLE UNDER APPLICABLE LAW, WILL BE SUBJECT TO THE OTHER LIMITATIONS, CAPS AND REQUIREMENTS SET OUT IN THIS SECTION 14.1(b)(ii).

(z)

THE AFOREMENTIONED OBLIGATION OF MORPHOSYS UNDER SECTION 14.1(b) SHALL, TO THE FULL EXTENT ALLOWABLE UNDER [***] LAW, further BE SUBJECT TO THE LIMITATIONS AND CAPS WHICH APPLY TO MORPHOSYS’, ITS AFFILIATED COMPANIES’ AND ITS OR ITS AFFILIATED COMPANIES’ REPRESENTATIVES’ CLAIMS AS SET FORTH IN [***], PROVIDED THAT IF AND TO THE EXTENT SUCH LIMITATIONS AND CAPS ARE MORE RESTRICTIVE THAN THOSE SET FORTH IN THIS SECTION 14.1(b)(ii) AND, IN CASE MORPHOSYS IS OBLIGATED TOWARDS COMPANY PURSUANT TO SECTION 14.1(b)(iii), IN ADDITION AS SET FORTH IN [***] AND ALL SUCH LIMITATIONS SHALL LIKEWISE APPLY MUTATIS MUTANDIS FOR MORPHOSYS’ OBLIGATIONS UNDER THIS SECTION 14.1(b). THE AFOREMENTIONED PROVISIONS ARE SET OUT IN EXHIBIT 20 WHICH IS HEREBY INCORPORATED INTO, AND SHALL BE AN INTEGRAL PART OF, THIS SECTION 14.1(b).

(4) To be eligible to be indemnified pursuant to this Section 14.1(b), [***] shall provide [***] with prompt notice of the third party claim giving rise to the indemnification obligation arising pursuant to this Section 14.1(b) and, to the extent legally possible, giving [***] the [***] ability to defend (with the reasonable cooperation of [***] or settle any such claim, provided, however, that [***] shall not enter into any settlement that admits fault, wrongdoing or damages without [***] written consent, such consent not to be unreasonably withheld or delayed. [***] shall have the right to participate, [***] and with counsel of its choice, in the defense of any claim or suit that has been assumed by the [***] subject to the relevant terms of [***].

(5) In the event that, on the one side, [***], and, on the other side, [***] are held jointly liable for any third party claims, the party which satisfies such third party may demand adjustment of advancements from the other party [***], provided, however, that [***] accepts that [***] shall (i) only be obligated to compensate within [***] and (ii) be entitled to demand from the other party or parties adjustments that exceed the limits of [***].

(iii)

For the purpose of this Section 14.1(b) the term ‘Affiliated Companies’ and the term ‘Representative’ shall be defined and interpreted as under [***]. Except as explicitly set forth in Section 14.1(b)(i) or Section 14.1(b)(ii) above, Section 14.1(b) and EXHIBIT 20 shall be interpreted under [***] law [***] and in the same manner as interpreted in [***].

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(iv)

Subject to Section 11.15, if [***] determines that it may be desirable to obtain a license from a Third Party to settle a claim by Third Party patent holder asserting that [***] designated by [***], use of its intellectual property rights in connection with such [***] of its services when [***] infringes such Third Party’s intellectual property rights, [***] shall promptly notify [***] of such determination in writing giving detailed reasoning and the Parties shall discuss, through the JSC, the necessity or usefulness to obtain such Third Party’s license. [***] shall have the first right to reasonably lead negotiations and conclude such license for [***]. [***] shall have the right to participate in any such negotiation. [***] shall keep [***] informed and shall take due account of [***] interests, and [***] shall provide any assistance reasonably requested. In case a license is concluded, [***] such Third Party Payments in accordance with [***] with respect to [***]. With respect to such Third Party Payments relating to the [***].

(v)

THE REMEDIES SET FORTH IN SECTION 14.1(b)(i), AND THE REMEDIES SET FORTH IN SECTION 11.15 WITH RESPECT TO [***] CLAIMS, CONSTITUTE COMPANY’S (AND ITS AFFILIATED COMPANIES’ AND ITS AND ITS AFFILIATED COMPANIES REPRESENTATIVES’) SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS SUBJECT TO LIABILITY AND INDEMNIFICATION UNDER THIS SECTION 14.1(b) AND SECTION 11.15.

(c)

Liability/Indemnification for [***] Product [***]. Except in case of a [***], in which case this Section 14.1(c) shall not apply, MorphoSys shall (A) be liable for Losses or (B) defend, indemnify and hold harmless COMPANY Indemnitees from and against any Losses in connection with any Third Party Claim, each with respect to Licensed Antibody or Product [***] for the Co-Commercialization Territory or the Company Territory to the extent arising from or occurring as a result of or in connection with (i) [***] (ii) [***], or (iii) a Third Party patent holder asserting a claim that [***] infringe its rights, in each case of (i) through (iii) above, except to the extent any COMPANY Indemnity has contributed to Losses or Third Party claims by COMPANY’s’ breach of COMPANY’s representations or warranties given under Sections 13.1 or 13.2, or by COMPANY Indemnitees’ negligent or wilful non-compliance with its obligations under this Agreement or [***] and further except to the extent that COMPANY has an indemnification obligation pursuant to Section 14.2 or under [***], provided however that all indemnification obligations set forth in this Section 14.1(c) shall be limited to and shall in terms of scope, extent and limitations in no respect exceed what MorphoSys and/or its Affiliates are entitled to claim, if any, from [***]. THE REMEDIES SET FORTH IN THIS SECTION 14.1(c) CONSTITUTE COMPANY’S (AND ITS AFFILIATES’) SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS SUBJECT TO THIS SECTION 14.1(c).

(d)

Indemnification for [***] Product. Except in case of [***], in which case this Section 14.1(d) shall not apply, MorphoSys shall defend, indemnify and hold harmless, COMPANY Indemnitees from and against any Losses in connection

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with any Third Party Claim with respect to Licensed Antibody or Product [***] to the extent arising from or occurring as a result of or in connection with (i) any of MorphoSys’ or its Affiliate’s breach of MorphoSys’ or its Affiliate’s representations and warranties [***] (ii) MorphoSys’ or its Affiliate’s non-compliance with its obligations [***], or (iii) a Third Party patent holder asserting a claim that MorphoSys’ or its Affiliate’s use of its intellectual property rights or [***] infringe its rights, in each case of (i) through (iii) above, except to the extent COMPANY has contributed to Third Party claims by any COMPANY’s breach of its representations or warranties given under Sections 13.1 or 13.2 or, or by any COMPANY Indemnitees’ non-compliance with its obligations under this Agreement or [***] and further except to the extent that Company has an indemnification obligation pursuant to Section 14.12.

14.2 Indemnification by COMPANY.

(a)

General Indemnification. COMPANY shall defend, indemnify and hold harmless MorphoSys, its Affiliates, and their respective directors, officers, employees, and agents (“MorphoSys Indemnitees”) from and against any Losses in connection with any Third Party Claim to the extent arising from or occurring as a result of or in connection with: (i) COMPANY’s, its Affiliates’ or its Sublicensees’ exercise of rights under this Agreement, including the Development, storage, handling, use, Commercialization, or importation of any Licensed Antibody or Product by COMPANY or any of its Affiliates or Sublicensees in or for the COMPANY Territory, (ii) COMPANY’s, its Affiliates’ or Sublicensees’ exercise of the rights granted under this Agreement with respect to the Co-Commercialization Territory, including the Co-Commercialization of any Licensed Antibody or Product by COMPANY or any of its Affiliates or Sublicensees in or for the Co-Commercialization Territory, (iii) any breach by COMPANY of its representations, warranties, covenants or obligations under this Agreement, or (iv) the gross negligence or wilful misconduct of any COMPANY Indemnitee; provided, however, with regards to (i) through (iv) above, excluding [***] (which, for clarity, shall be governed solely by Section 14.214.1(b) and (c)) and except to the extent that MorphoSys has an indemnification obligation pursuant to Section 14.1 for such Loss and provided that MorphoSys Indemnitees comply with the procedure set forth in Section 14.3.

(b)

Liability/Indemnification for [***] Product [***]. COMPANY shall (A) be liable for Losses or (B) defend, indemnify and hold harmless MorphoSys Indemnitees from and against any Losses in connection with any Third Party Claim, each with respect to Licensed Antibody or Product [***] to the extent arising from or occurring as a result of or in connection with (i) [***] (ii) [***], or (iii) a Third Party patent holder asserting a claim that [***] infringe its rights, in each case of (i) – (iii) above, except to the extent MorphoSys has contributed to Losses or Third Party claims by MorphoSys’ breach of its representations or warranties given under Sections 13.1 or 13.2, or by any MorphoSys Indemnity’s non-compliance with its obligations under this Agreement or [***] and further except to the extent that MorphoSys has an indemnification obligation pursuant to Section 14.1 or [***];provided, however that all indemnification obligations set forth in this Section 14.2(b) shall be limited to and shall in terms of scope, extent and

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limitations in no respect exceed what COMPANY and/or its Affiliates are entitled to claim, if any, from [***]. THE REMEDIES SET FORTH IN THIS SECTION 14.2(b) CONSTITUTE MORPHOSYS’ (AND ITS AFFILIATES’) SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS SUBJECT TO THIS SECTION 14.2(b).

(c)

Indemnification for [***] Product. COMPANY shall defend, indemnify and hold harmless MorphoSys Indemnitees from and against any Losses in connection with any Third Party Claim with respect to Licensed Antibody or Product [***] to the extent arising from or occurring as a result of or in connection with (i) COMPANY’s or its Affiliate’s breach of COMPANY’s or its Affiliate’s representations and warranties in [***] (ii) COMPANY’s or its Affiliate’s non-compliance with its obligations under [***], or (iii) a Third Party patent holder asserting a claim that COMPANY’s or its Affiliate’s use of its intellectual property rights or [***], in each case of (i) – (iii) above, except to the extent MorphoSys has contributed to Third Party claims by MorphoSys’ breach of its representations or warranties given under Sections 13.1 or 13.2, or by any MorphoSys Indemnity’s non-compliance with its obligations under this Agreement or [***] and further except to the extent that MorphoSys has an indemnification obligation pursuant to Section 14.1.

14.3 Indemnification Procedure. Subject to the indemnification procedure for the indemnification in Section 14.2(b) as set out in Section 14.1(b)(ii), the following shall apply to all indemnification claims under this Agreement:

(a)

Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Third Party Claim or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 14.1 or Section 14.2; provided, however, that the failure to give such prompt written notice shall not relieve Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. In no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

(b)

Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] calendar days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel of its own choice. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the

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Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

(c)

Right to Participate in Defense. Without limiting Section 14.3(b) above, any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be [***] unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 14.3(b) (in which case the Indemnified Party shall control the defense).

(d)	Settlement. [***].

(e)

Cooperation. The Indemnified Party will, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the defense or prosecution of any Third Party Claim. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall [***] the Indemnified Party for [***].

14.4 Expenses. [***].

14.5 Insurance. Each Party shall have and maintain such types and amounts of liability insurance, including by self-insurance, as is normal and customary in the industry generally for parties similarly situated, and shall upon request provide the other Party with a certificate of insurance in that regard, along with any amendments and revisions thereto.

15.	LIMITATION OF LIABILITY

15.1 EXCLUSION OF INDIRECT DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO AN AWARD OF ENHANCED DAMAGES AVAILABLE UNDER 3 U.S.C. § 284 FOR WILFUL PATENT INFRINGEMENT. THIS LIMITATION OF LIABILITY DOES NOT APPLY IN CASES

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OF (I) WILFUL MISCONDUCT OR GROSS NEGLIGENCE, (II) DEATH OR PERSONAL INJURY CAUSED BY A PARTY’S OR ITS EMPLOYEES, AGENTS OR SUBCONTRACTORS NEGLIGENCE TO THE EXTENT SUCH EXCLUSION IS PROHIBITED BY APPLICABLE LAWS (III) BREACHES OF ARTICLE 16 (CONFIDENTIALITY), (IV) BREACHES OF ARTICLE 12 (NON-COMPETE), AND (V) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 14.1(a), (c) OR (d) OR 14.2; FOR CLARITY, FOR THE INDEMNIFICATION OBLIGATION UNDER SECTION 14.1(b) THE LIMITATIONS AND CAPS SET OUT IN SUCH SECTION 14.1(b) SHALL APPLY IN PLACE OF THIS SECTION 15.

EXCLUSION OF LIABILITY [***]. EXCEPT FOR CASES OF WILLFUL MISCONDUCT OR SUCH CASES WHERE A LIMITATION OF LIABILITY IS NOT PERMITTED UNDER APPLICABLE LAW, SECTIONS 14.1(b), 14.1(c), 14.2(b), 11.15, OR 15.3 SHALL BE EACH PARTY’S (AND ITS AFFILIATES’) SOLE AND EXCLUSIVE REMEDY, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER LIABILITY, IRRESPECTIVE OF THE THEORY OF LIABILITY, WHETHER BREACH OF CONTRACT, TORT OR OTHERWISE, IN CONNECTION WITH [***].

16.	CONFIDENTIALITY

16.1 Definition. During the Term and subject to the terms and conditions of this Agreement, a Party or its Affiliates (a “Disclosing Party”) may communicate to the other Party or its Affiliates (a “Receiving Party”) confidential information in connection with this Agreement or the performance of its obligations, or the use of its rights hereunder, including scientific and Manufacturing information and plans, strategies, marketing, sales and business plans, pricing and financials, personnel matters, present or future products, sales, suppliers, customers, employees, investors or businesses (collectively, “Confidential Information”). Without limiting the foregoing, “Confidential Information” is hereby deemed to include any information exchanged between the Parties pursuant to that certain Confidential Disclosure Agreement between the Parties dated as of [***] (“CDA”), as amended on [***] (“CDA Amendment”), which shall both be superseded by this Article 16, except (a) with respect to the non-solicitation provisions under Section 4 of the CDA Amendment and (b) with respect to the standstill provisions under Section 5 of the CDA Amendment; which shall all remain effective for the purposes of this Agreement.

16.2 Exclusions. Notwithstanding the foregoing, information of a Disclosing Party shall not be deemed Confidential Information with respect to a Receiving Party for purposes of this Agreement if such information:

(a) was already known to the Receiving Party, as evidenced by their written records, other than under an obligation of confidentiality or non-use, at the time of disclosure to the Receiving Party or its Affiliates;

(b) was generally available or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available or otherwise became part of the public domain after its disclosure to the Receiving Party, through no fault of or breach of its obligations under this Article 16 by the Receiving Party;

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that controls such information and know-how not to disclose such information or know-how to others; or

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(e) was independently discovered or developed by the Receiving Party or its Affiliates, as evidenced by their written records, without the use of, and by personnel who had no access to, Confidential Information belonging to the Party that controls such information and know-how.

16.3 Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that, during the Term and for [***] years thereafter, a Receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of a Disclosing Party. In particular, a Party shall not use any Confidential Information disclosed in any governance committee hereunder for its other products, strategies, and for that purpose, COMPANY and MorphoSys shall ensure that the persons having access to MorphoSys Know-How, COMPANY Know-How, Development Data, Regulatory Materials, Pricing Materials and other Product-related information (e.g. governance committees members) shall not use Confidential Information of the other Party for any product (including any Competing Product) of the respective Party.

16.4 Authorized Disclosure. A Receiving Party may disclose Confidential Information of a Disclosing Party to the extent that such disclosure is:

(a) made in response to a valid order of a court of competent jurisdiction or other governmental or regulatory body of competent jurisdiction; provided, however, that such Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued; and further provided that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(b) otherwise required by Law; provided, however, subject to Section 16.6, that the Disclosing Party shall provide the Receiving Party with notice of such disclosure in advance thereof to the extent practicable;

(c) made by such Party to regulatory authorities as required in connection with any regulatory filing or application; provided. however, that reasonable measures shall be taken to assure confidential treatment of such information;

(d) made by a Receiving Party, in connection with the performance of this Agreement, to directors, officers, employees, legal and financial advisors, consultants, representatives or agents who have a need to know such information, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least similar in scope to those set forth in this Article 14;

(e) made by a Receiving Party on a need-to-know-basis to (i) existing or potential acquirers or merger candidates; (ii) existing or potential Sublicensees or existing or potential contractors (to the extent contemplated hereunder); (iii) investment bankers;

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(iv) existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or to Affiliates or Sublicensees, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use equivalent in scope to those set forth in this Article 16 or in accordance with applicable industry standards but for no less than five (5) years from disclosure;

(f) made by the Receiving Party with the prior written consent of the Disclosing Party.

16.5 Use of Name. Neither Party may make public use of the other Party’s name except (i) in connection with announcements and other disclosures relating to this Agreement and the activities contemplated hereby as permitted in Section 16.6, (ii) as required by applicable Laws, (iii) as expressly permitted under this Agreement, and (iv) otherwise as agreed in writing by such other Party.

16.6 Press Releases and Publications.

(a) Public Disclosures. The Parties have mutually agreed on a press release announcing the execution of this Agreement, which is attached hereto as EXHIBIT 10. Subject to Section 16.7, for subsequent press releases and other written public disclosures relating to this Agreement or the Parties’ relationship hereunder (each, a “Public Disclosure”), each Party shall submit to the other Party a draft of such Public Disclosures for review and comment by the other Party at least [***] full Business Days prior to the date on which such Party plans to release such Public Disclosure. In addition, and subject to the requirements of applicable securities and other Laws governing such disclosures, (i) COMPANY shall include the statement as set forth in EXHIBIT 18 in the section containing background information on the Product of each of COMPANY’s Public Disclosures and each public announcements referencing the Licensed Antibody and/or Product(s), and (ii) each Party shall use good faith efforts to notify the other Party in advance of any significant public announcement regarding Licensed Antibody’s and/or Products’ performance and achievements under this Agreement. In case of any disclosure after the Execution Date that is required by Laws as reasonably advised by the Disclosing Party’s counsel, such Party will provide the other Party with prompt notice of the required disclosure, such other Party shall not be entitled to withhold consent, but the Parties shall work together in good faith to find a mutually acceptable manner in which to make the disclosure.

(b) Ad hoc Requirements. If a Party is unable to comply with the foregoing [***]-Business Day notice requirement because of a legal obligation or stock exchange requirement to make more rapid disclosure, such Party shall not be in breach of this Agreement but shall in that case give telephone and email notice to a senior executive of the other Party and provide a draft disclosure with as much notice as possible prior to the release of such Public Disclosure. The Parties however acknowledge that for so-called “ad hoc” announcements required under the German Securities Act, no prior notice may be possible.

(c) Public Domain. A Party may publicly disclose, without regard to the preceding requirements of this Section 16.6, information that was previously disclosed in a Public Disclosure that was in compliance with such requirements.

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(d) Milestone Reporting. Both Parties agree that as part of their corporate communications policy and standard practice, MorphoSys and/or COMPANY may announce the achievement of payment-bearing milestones under this Agreement and the related due amounts, and each Party shall be permitted to do so in accordance with applicable reporting standards.

(e) Development Results. Each Party (and/or its Affiliates or Sublicensees) under this Agreement may wish to publish the results of research and development under this Agreement. In order to safeguard intellectual property rights, the Party (or Affiliate or Sublicensee) wishing to publish or otherwise publicly disclose the results of such research and development shall first submit a draft of each proposed manuscript or presentation or poster to the other Party for review, comment and consideration of appropriate patent action at least [***] weeks prior to any submission for publication or other public disclosure. Within [***] Business Days of receipt of the pre-publication materials, such other Party shall advise the Party seeking publication as to whether a patent application shall be prepared and filed or whether trade secret protection should be pursued and, if so, such other Party shall determine the appropriate timing and content of any such publications. Approval of a publication shall not be unreasonably withheld, conditioned or delayed.

16.7 Terms of Agreement. The Parties agree that the terms of this Agreement are confidential and shall not be disclosed by either Party to any Third Party (except to a Party’s professional advisor and as permitted for Confidential Information under Sections 16.4 and 16.6) without prior written permission of the other Party; provided, however, that (i) either Party may make any filings of this Agreement required by Law or regulation in any country as set forth in Section 16.8; and (ii) that MorphoSys and COMPANY may disclose, without the other Party’s prior written permission, to prospective investors that are under confidentiality obligations no less stringent than those hereunder the individual milestone amounts, royalty rate and royalty tiers payable under this Agreement; and further provided that a Party may publicly disclose information that was previously disclosed in compliance with Section 16.7 and 16.8.

16.8 SEC Filings. The Parties acknowledge that they may be obligated to make a filing (including to file a copy of this Agreement) with the United States Securities and Exchange Commission (“SEC”) or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it shall (i) submit in connection with such filing a redacted copy of this Agreement in the form to be agreed between the Parties within [***] calendar days of the Execution Date (the “Redacted Agreement”), (ii) request, and use Commercially Reasonable Efforts consistent with applicable Laws to obtain, confidential treatment of all terms redacted from this Agreement, as reflected in the Redacted Agreement, for a period of at least [***] years, (iii) promptly deliver to each other Party any written correspondence received by it or its representatives from such Governmental Authority with respect to such confidential treatment request and promptly advise each other Party of any other material communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (iv) upon the written request of any other Party, if legally justifiable, request an appropriate extension of the term of the confidential treatment period, and (v) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use Commercially Reasonable Efforts consistent with applicable Laws to support the redactions in the Redacted Agreement as originally filed and not agree to any changes to the Redacted Agreement without, to the extent practical, first

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discussing such changes with each other Party and taking each other Party’s comments into consideration when deciding whether to agree to such changes. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

17.	TERM AND TERMINATION

17.1 Term and Expiration.

(a) Term. The term of this Agreement shall commence as of the Execution Date and, unless earlier terminated in accordance with this Article 17 or under Section 18.21(c), shall expire upon the payment of the last applicable payment under this Agreement (the “Term”).

(b) Expiration. Upon expiration of the Term, COMPANY shall retain the licenses granted in Section 2.1 as non-exclusive, irrevocable, perpetual, fully paid-up licenses and MorphoSys shall retain the licenses under Section 2.4 as irrevocable, perpetual, fully-paid-up licenses.

(c) No relief from Existing Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination (including payment obligations).

17.2 Termination for Material Breach, Insolvency and Patent Challenge.

(a) Termination for Breach. Any material failure by a Party (“Breaching Party”) to comply with any of its material obligations contained in this Agreement (such failure a “Material Breach”) shall entitle the other Party (“Non-Breaching Party”) to give to the Breaching Party written notice specifying the nature of the Material Breach, requiring the Breaching Party to make good or otherwise cure such Material Breach. If such Material Breach is not cured within [***] calendar days after the receipt of notice pursuant to this Section (except for a Material Breach consisting of non-payment, in which case the cure period shall be [***] calendar days) (the “Cure Period”), the Non-Breaching Party shall be entitled to terminate with immediate effect (unless such Material Breach (excluding any payment breach), by its nature, cannot reasonably be cured within the Cure Period, and the Breaching Party has (i) notified the Non-Breaching Party of its plan for curing such Material Breach, (ii) commenced and sustained the required efforts to cure such Material Breach during the Cure Period, and (iii) ultimately does cure such Material Breach within [***] calendar days after the end of the Cure Period, or such longer period as may be agreed upon between the Parties) by providing a written notice pursuant to this Section 17.2 (“Termination Notice”) to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement and other remedies available under applicable Laws.

(b) Termination for Insolvency. A Party shall be entitled to terminate with immediate effect by providing a Termination Notice to the other Party and without prejudice to any of its other rights conferred on it by this Agreement and other remedies available under applicable Laws in case (i) of a Material Breach due to lack of financial resources of the other Party, (ii) filing for or institution of bankruptcy, reorganization, liquidation or receivership proceeding, or (iii) upon an assignment of a substantial

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portion of the assets for the benefit of the other Party’s creditors; provided, however, that such termination (with immediate effect) shall remain effective only if such proceeding is not dismissed within [***] calendar days after the filing thereof.

17.3 Termination on Patent Challenge. In case of a Patent Challenge, in addition to any other remedies that MorphoSys may have, including those remedies set forth in Section 11.20, MorphoSys shall be entitled to terminate this Agreement with immediate effect by providing a Termination Notice to COMPANY. COMPANY shall include in all Sublicense Agreements provisions as set forth in Section 11.20 that COMPANY is permitted to terminate such Sublicense Agreement. If a Sublicensee directly, or indirectly through assistance granted to a Third Party, undertakes a Patent Challenge of any such Patent, then COMPANY upon receipt of notice from MorphoSys of such Patent Challenge shall immediately terminate the applicable Sublicense Agreement. If COMPANY fails to so terminate such Sublicense Agreement, MorphoSys may terminate this Agreement. Notwithstanding the above, COMPANY shall include provisions in all Sublicense Agreements that in case of a Patent Challenge by a Sublicensee allow for a termination of such Sublicense Agreement by COMPANY.

17.4 Termination of Entire Agreement or Country-by-Country Basis. The Parties can exercise their respective termination rights as stipulated in Section 17.2 either with regard to the Agreement in its entirety or on a country-by-country basis, as the case may be, at their sole discretion. In the event of any termination on a country by country basis, Section 17.7 or 17.8 shall only apply to the countries which have been terminated.

17.5 No Final Say after Notice of Termination. COMPANY shall no longer have the right to exercise its final say on the JSC pursuant to Section 9.2(e) for any purpose other than with respect to ongoing regulatory obligations, including to amend the Development Plan, after MorphoSys has filed a Termination Notice, and all decisions of matters where COMPANY had final decision making authority pursuant to Section 9.2(e) shall thereafter be taken by mutual agreement of the Parties.

17.6 Termination for Convenience. After the [***] anniversary of the Effective Date, COMPANY shall have the right for convenience to file a [***] prior written notice of termination of this Agreement to MorphoSys (such period, the “Notice Period”). During the Notice Period, COMPANY shall continue to fund Development Activities as provided under this Agreement. If any Trial(s) or other Development Activities with Licensed Antibody or Product will still be on-going at the end of the Notice Period, then MorphoSys shall notify COMPANY in writing at least [***] calendar days after delivery of the applicable termination notice, which of the following MorphoSys elects, on a Development Activity-by-Development Activity basis, and COMPANY shall (and ensure that its Affiliates or Sublicensees) comply with and carry out MorphoSys’ election: (i) COMPANY shall (and ensure that its Affiliates or Sublicensees) continue such on-going Trial(s) or Development Activities at MorphoSys’ costs, or (ii) transfer sponsorship (if applicable) of such on-going Trial(s) or Development Activities to MorphoSys, or if so requested by MorphoSys, to Xencor on a reasonable timeline (such transfer to take place no later than the expiration of the Notice Period, to the extent practically possible) and [***] for such transfer and perform as stipulated in Section 17.8(k)(i); or (iii) COMPANY shall (and ensure that its Affiliates or Sublicensees) wind down or assist in the wind down the Trial(s) or Development Activities and shall be [***] associated with such wind-down, and shall continue to comply with all remaining obligations and commitments made to Regulatory Authorities by COMPANY and by Affiliates or Sublicensees (including if applicable, patient registries), to the extent the compliance with such obligations and commitments is required by

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applicable Laws, at [***]. For clarity and unless requested otherwise by MorphoSys, during the Notice Period COMPANY shall continue performing Commercialization activities in the COMPANY Territory and Co-Commercialization activities in the Co-Commercialization Territory in accordance with the terms of this Agreement, including the Co-Commercialization Plan.

In addition, COMPANY shall [***]. If, prior to COMPANY’s exercise of its right to terminate this Agreement under this Section 17.6, COMPANY has achieved [***] with respect to (y) any Product in [***], based on a [***], then MorphoSys shall pay COMPANY a [***] percent ([***]%) royalty on Net Sales of such Product sold by MorphoSys in the COMPANY Territory following the Notice Period during the Royalty Term or (z) any Product in the Co-Commercialization Territory, based on [***], then MorphoSys shall pay COMPANY [***] percent ([***]%) royalty on Net Sales of such Product sold by MorphoSys in the Co-Commercialization Territory following the Notice Period during the Royalty Term. The provisions of Section 8.4 and 8.5 shall survive any termination of this Agreement pursuant to this Section 17.6.

17.7 Consequences upon COMPANY’s Termination Notice.

(a) Upon Termination Notice by COMPANY under 17.2(a) (Material Breach by MorphoSys) or 17.2(b) (Insolvency of MorphoSys) the effects of termination shall apply as stipulated in this Section 17.7, without prejudice to any of its other rights conferred on COMPANY by this Agreement and other remedies available under applicable Laws, except that the continuation of contribution by COMPANY under Section 17.7(h) shall in this case be limited to [***] calendar days.

(b) Further, if COMPANY submits to MorphoSys a Termination Notice:

(i)

provided that either Party has received [***] for a Product in country(ies) within the (y) COMPANY Territory based on [***], MorphoSys shall pay, as consideration for the assignments and transfers, and licenses or contributions as stipulated in this Section 17.7, to COMPANY royalties on Net Sales of such Product in such country(ies) within the COMPANY Territory at the rate of [***] percent ([***]%) or (z) Co-Commercialization Territory based on [***], MorphoSys shall pay, as consideration for the assignments and transfers, and licenses or contributions as stipulated in this Section 17.7, to COMPANY royalties on Net Sales of such Product in the Co-Commercialization Territory at the rate of [***] percent ([***]%); Section 8.3 (b) – (f) shall apply accordingly. For clarity, MorphoSys shall not be obligated to (a) pay any royalties to COMPANY in the COMPANY Territory in case of a termination before COMPANY has received [***] in any country of the COMPANY Territory based on [***] or (b) pay any royalties to COMPANY in the Co-Commercialization Territory in case of a termination before MorphoSys has received [***] in the Co-Commercialization Territory based on [***], and this clause shall not be deemed to limit any other right or remedy of the COMPANY under this Agreement in the event of a termination of this Agreement by the COMPANY; and

(ii)	COMPANY shall be entitled during a period of [***] calendar days following the effective date of termination of this Agreement to sell in

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the COMPANY Territory any inventory of Products that remains on hand as of the effective date of the termination. COMPANY shall pay MorphoSys the royalties applicable to such sales in accordance with the terms and conditions of this Agreement. At any time within [***] calendar days after the effective date of termination with respect to any country(ies) in the COMPANY Territory, MorphoSys shall have the right, upon written notification to COMPANY, to purchase from COMPANY [***] any or all of the inventory of Products held by COMPANY as of the date of such notification.

(c) Each of COMPANY’s Third Party Sublicensees with respect to any affected Products in any affected country at such time shall continue to have the rights and license set forth in their Sublicense Agreements, subject to the continued performance of their obligations thereunder; provided, however, that such Third Party Sublicensee agrees in writing that the Sublicense Agreements be transferred from COMPANY to MorphoSys so that MorphoSys is entitled to enforce all relevant terms and conditions of such Sublicense Agreement directly against such Third Party Sublicensee, except that MorphoSys shall not be bound to perform any duties or obligations set forth in any Sublicense Agreements that extend beyond the duties and obligations of MorphoSys set forth in this Agreement; and further provided that such Third Party Sublicensee is not then in breach of its Sublicense Agreement.

17.8 MorphoSys’ Rights upon MorphoSys’ Termination Notice and Effects of MorphoSys’ Termination. Upon a Termination Notice by MorphoSys under Section 17.2(a) (Material Breach by COMPANY), Section 17.2(b) (Insolvency of COMPANY), or Section 17.2(c) (Patent Challenge) or Section 17.6 (Termination for Convenience), COMPANY shall, subject to Section 17.4 or, if applicable, Section 17.6, transfer to MorphoSys the full MOR208 program, including the following:

(a) License Termination. The licenses granted by MorphoSys to COMPANY under Article 2 shall terminate and COMPANY, its Affiliates and Sublicensees, and all Third Parties working on behalf of any of the foregoing, shall immediately stop using all Xencor Know-How, MorphoSys Know-How, Licensed Antibodies and Products, and stop all activities covered by the Patents licensed to COMPANY under Section 2.1 and COMPANY shall transfer prosecution, maintenance and enforcement of such Patents to MorphoSys.

(b) Termination of Co-Commercialization. The Co-Commercialization in the Co-Commercialization Territory and the Pre-Tax Profit (Loss) Share shall terminate. For clarity, MorphoSys may continue Commercialization in the Territory at its convenience and COMPANY shall cooperate to transfer all Commercialization activities ongoing by or on behalf of COMPANY, its Affiliates and Sublicensees to MorphoSys.

(c) Return of Licensed Know-How; Transfer of Know-how. Within [***] calendar days following such termination, COMPANY shall (and ensure that its Affiliates or Sublicensees) return to MorphoSys all then still existing Xencor Know-How, and MorphoSys Know-How received from MorphoSys as well as any Joint Development Data. COMPANY shall (and ensure that its Affiliates or Sublicensees) upon MorphoSys’ request (at no cost to MorphoSys) transfer to MorphoSys or its designee any COMPANY Know-How; such transfer shall be effected by the delivery of documents, to the extent such COMPANY Know-How is embodied in documents, and

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to the extent that such Know-How is not fully embodied in documents, COMPANY shall (and ensure that its Affiliates or Sublicensees) make its employees and agents who have knowledge of such Know-How in addition to that embodied in documents available to MorphoSys for interviews and demonstrations to effect such transfer. Further, MorphoSys shall have the right to use COMPANY Funded Development Data the same way MorphoSys may use Joint Development Data under this Agreement, subject to the payment of a buy-in fee equivalent to [***].

(d) Survival and Extension of Granted License. The licenses granted to MorphoSys pursuant to Section 2.4 shall survive and become perpetual, irrevocable, royalty-free, and fully paid; provided, however, that all such licenses shall, from the effect of the applicable termination notice, also grant MorphoSys the right to research, have researched, develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported the Licensed Antibody and/or the Product(s) (i) inside the Field inside the Territory and (ii) in all other fields. COMPANY shall (and ensure that its Affiliates or Sublicensees) transfer prosecution, maintenance and enforcement of Patents licensed under Section 2.4 to MorphoSys. If COMPANY (or any Affiliate or Sublicensee) needs to make any payments specifically related to Licensed Antibody(ies) or Products to any Third Party for such Know-How of COMPANY or such technology claimed in a Patent Controlled by COMPANY, before COMPANY grants to MorphoSys such license, COMPANY shall first provide MorphoSys in writing with information about such payments, and MorphoSys shall request such license grant, and upon such request, MorphoSys shall commit to reimburse COMPANY (or Affiliate or Sublicensee) for such payments.

(e) Contract Transfer and/or Assignment. To the extent requested by MorphoSys in writing within [***] calendar days following the applicable termination notice, COMPANY shall (and ensure that its Affiliates or Sublicensees) transfer and/or assign to MorphoSys or, if so requested by MorphoSys, to Xencor all or specific licenses, manufacturing agreements and other contracts specific to Licensed Antibody and Products (including clinical trial, Manufacturing agreements, sublicensing and Distribution agreements with respect thereto), to the extent such licenses and other contracts are in effect as of the date of such termination and such transfer and/or assignment is permitted under the contract. COMPANY shall (and ensure that its Affiliates or Sublicensees) provide copies for review, but only to the extent permitted under such contracts, to enable MorphoSys and/or Xencor to make such decision within [***] calendar days after the applicable termination notice. To the extent that any such agreement or contract is not assignable by COMPANY (or Affiliate or Sublicensee), upon the request of MorphoSys, COMPANY shall (and ensure that its Affiliates or Sublicensees) cooperate in good faith and use diligent efforts to allow MorphoSys or any Affiliate or Third Party designated by MorphoSys to obtain and to enjoy the benefits of such agreement in the form of a license or other right to the extent COMPANY (or Affiliate or Sublicensee) has the right and ability to do so.

(f) Trademarks, Copyrights, other IP. To the extent requested by MorphoSys in writing within [***] calendar days following the applicable termination notice, to the extent permitted by applicable Laws, COMPANY shall (and ensure that its Affiliates or Sublicensees) transfer or otherwise exclusively license any intellectual property rights to MorphoSys or, if so requested by MorphoSys, to Xencor to (i) all Product Marks

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controlled by COMPANY (or Affiliate or Sublicensee) used in connection with the Commercialization of Licensed Antibody and/or Products in the Territory, (ii) to its part of the ownership in Global Product Marks and (iii) to its rights (including copyrights), title or interest in the promotional materials, package inserts and marketing materials, including marketing plans, for the Product used in the Territory, all (i), (ii) and (iii) including any goodwill associated therewith, and any registrations, applications and any internet domain name registrations and slogans, all to the extent related to the Product.

(g) Regulatory and Data Transfer. To the extent requested by MorphoSys in writing within [***] calendar days following the applicable termination notice and to the full extent permitted by Laws, COMPANY shall (and ensure that its Affiliates or Sublicensees) take all actions reasonably necessary to transfer to MorphoSys, or if so requested by MorphoSys, to Xencor, all Development Data (including all raw clinical data, SAS datasets, trial master files, Regulatory Data and regulatory correspondence and minutes of meetings with Governmental Authorities), Commercialisation data, including market research data, INDs, MAAs, Marketing Authorizations, Pricing Approvals and other regulatory filings related to Licensed Antibody or Product that COMPANY or its Affiliates or Sublicensees holds as of the time of such termination, and any other documentation or data needed in accordance with International Conference of Harmonization E6 Good Clinical Practice: Consolidated Guidance), in each case of the foregoing to the extent reasonably required to support continued clinical and other Development and Commercialization. COMPANY shall (or ensure that its Affiliates or Sublicensees) appoint MorphoSys or a designated Third Party as COMPANY’s agent for all Product-related matters involving regulatory authorities until all Marketing Authorizations and other regulatory filings and approvals have been transferred to MorphoSys or its designee, it being agreed that both Parties shall use reasonable and diligent efforts to have this transfer occur as rapidly as feasible. If the effective date of termination is after First Commercial Sale of a Product, then COMPANY (or ensure that its Affiliates or Sublicensees) shall appoint MorphoSys or a designated Third Party as its exclusive distributor of such Product and grant MorphoSys the right to appoint sub-distributors, until such time as all Marketing Authorizations have been transferred to MorphoSys or its designee it being agreed that both Parties shall use reasonable and diligent efforts to have this transfer occur as rapidly as feasible.

(h) Continuation of COMPANY Ongoing Trials. If any Trial(s) with Licensed Antibody or Product are on-going at the time of termination, then MorphoSys shall notify COMPANY in writing within [***] calendar days after the applicable termination notice, which of the following MorphoSys elects and COMPANY shall (and ensure that its Affiliates or Sublicensees) comply with and carry out MorphoSys’ election:

(i)

COMPANY shall (and ensure that its Affiliates or Sublicensees) continue such on-going Trial(s) and/or transfer sponsorship (if applicable) of such on-going Trial(s) to MorphoSys, or if so requested by MorphoSys, to Xencor on a reasonable timeline and shall bear the costs as stipulated in Section 17.8(i); or

(ii)	COMPANY shall (and ensure that its Affiliates or Sublicensees) wind down the Trial and shall be fully and solely responsible for [***], and shall continue to comply with all remaining obligations and

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commitments made to Regulatory Authorities by COMPANY and by Affiliates or Sublicensees (including if applicable, patient registries), to the extent the compliance with such obligations and commitments is required by applicable Laws, [***].

(i) Continuation of Contribution. If this Agreement is terminated by MorphoSys in accordance with Section 17.2(a) (Material Breach by COMPANY), Section 17.2(b) (Insolvency of COMPANY), or Section 17.2(c) (Patent Challenge), and subject to the applicable termination notice, COMPANY shall continue to be responsible [***] until the earlier of (i) MorphoSys has concluded an agreement with a Third Party subject to which such Third Party receives a license or licenses to (A) Develop and Commercialize the Product in the COMPANY Territory and Co-Commercialization Territory in the Field or (B) to Commercialize the Product in the COMPANY Territory and Co-Commercialization Territory in the Field or (ii) [***] months after the applicable termination notice. If, within [***] months after the applicable termination notice, MorphoSys has entered into an agreement with a Third Party subject to which such Third Party receives a license to Develop and/or Commercialize the Product in the Field in the COMPANY Territory and Co-Commercialization Territory, under which good faith and arm’s length agreement such Third Party is obligated to pay to MorphoSys upfront fees and near-term [***] milestone payments, with such payments being in the aggregate at least [***] times the amount of Joint Development Costs paid by COMPANY to MorphoSys under this Agreement, then, promptly following receipt by MorphoSys of at least such aggregate payments from such Third Party, MorphoSys will [***] of the amount of Joint Development Costs paid by COMPANY under this Section 17.8(i). Except as stipulated in this Section (i), MorphoSys shall not be obligated [***].

(j) No Further Representations. COMPANY shall (and ensure that its Affiliates and Sublicensees) discontinue making any representation regarding its status as a licensee of MorphoSys for Licensed Antibody and Product and shall cease conducting all activities with respect to the Commercializing and Co-Commercializing all of the foregoing.

(k) Transition Assistance.

(i)

To the extent reasonably permissible under the circumstances at the time, and to the extent requested by MorphoSys in writing [***] calendar days following the applicable termination notice, COMPANY shall (and ensure that its Affiliates and Sublicensees) provide such assistance as may be reasonably necessary to transfer and/or transition over a reasonable period of time to MorphoSys, or if so requested by MorphoSys, to Xencor any rights, items and contracts specified under 17.8(b), (d), (e), (f) and (g), including COMPANY Know-How, Product Marks, Global Product Marks, Development Data, Regulatory Data, Regulatory Materials, and Regulatory Approvals, (including contracts with contract research organisations, contract Manufacturing organisations and distributors) specific to Licensed Antibody or the Products with respect thereto, and provided that MorphoSys agrees to assume financial responsibility and all other obligations towards Third Parties under any licenses or contracts (other than the case where COMPANY has failed to obtain royalty-free rights under those certain Xencor Patents licensed to MorphoSys under Section 2.4(b)).

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(ii)

In addition, to the extent that COMPANY or a COMPANY Affiliate is then manufacturing itself (respectively) Products and upon MorphoSys’ request in writing within [***] calendar days after the applicable termination notice, COMPANY shall use Commercially Reasonable Efforts to (or ensure that its Affiliate) continue to manufacture Products for MorphoSys’ or Xencor’s use until the earlier of (i) [***] years and if reasonably required by MorphoSys to fully accomplish the technology transfer without supply interruption then [***] (for a total in that case of [***]) after the effective date of termination, and (ii) such time as MorphoSys has validated an alternative manufacturer (including [***]), and quantities of Product supplied by such manufacturer may legally be sold. Any such Product shall be supplied to MorphoSys and MorphoSys shall [***] COMPANY at COMPANY’s (or its Affiliate’s) [***], determined in accordance with GAAP.

(l) Remaining Inventories. MorphoSys shall have the right to purchase from COMPANY (or its Affiliate) all of the inventory of Products held by COMPANY (or its Affiliate) as of the effective date of termination at [***], determined in accordance with GAAP.

(m) Affiliates. COMPANY shall ensure that its Affiliates comply with Section 17.8 as if they were COMPANY.

17.9 Survival. Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: Articles 1, 7 (with respect to wind down of activities and obligations thereunder), 10, 14, 15, 16, 17, 18 (other than Section 18.21), Sections: 2.7, 2.8, 3.12, 8.3(f), 8.3(g), 8.5, 8.6, 8.7, 8.9, 8.10, 11.4, 11.15, 13.5, and any other Section or clause, which by its nature should survive. Except as set forth in this Section 17.9 or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations shall cease.

18.	MISCELLANEOUS

18.1 Assignment. MorphoSys interests in this Agreement shall be assignable to Xencor in case of termination of the Xencor Agreement. Without limiting the foregoing, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by a Party to any Third Party without the prior written consent of the other Party; provided, however, that each Party may, without such consent, assign this Agreement in its entirety (i) to such Party’s Affiliate (for so long as the relationship of affiliation endures) or (ii), subject to Section 12.3, if such Party merges with, or all or substantially all of its business or assets are acquired by another entity (whether by merger, sale of assets, sale of stock or otherwise), to the Party’s merger partner or the Acquirer as part of such acquisition (each of (i) and (ii), an “M&A Event”). Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, if this Agreement is assigned by a Party in connection with an M&A Event, such assignment shall not provide the non-assigning Party with rights or access to intellectual

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property or technology of the merger partner or acquirer of the assigning Party existing prior to such M&A Event. Any permitted assignment shall be binding on the successors of the assigning Party. In addition, notwithstanding anything express or implied in this Agreement, if MorphoSys and/or COMPANY becomes part of the corporate family of a larger pharmaceutical or biopharmaceutical company, then under no circumstances shall any entities in that family other than MorphoSys and/or COMPANY and its respective Affiliates prior to joining the corporate family, be deemed to be “Affiliates” of MorphoSys or COMPANY for purposes of the intellectual property definitions in this Agreement. Other than an assignment under the first sentence of this Section 18.1, any assignment or attempted assignment by either Party in violation of the terms of this Section shall be null and void.

18.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Laws, and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from, and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

18.3 Governing Law, Dispute Resolution.

(a) Governing Law, Jurisdiction. This Agreement, and any disputes between the Parties related to or arising out of this Agreement (including the Parties’ relationship created hereby, the negotiations for and entry into this Agreement, its conclusion, binding effect, amendment, coverage, termination, or the performance or alleged non-performance of a Party of its obligations under this Agreement) (each a “Dispute”), shall be governed by the Laws of [***], without regard to any choice of law principle that would require the application of the Law of another jurisdiction. The United Nations Convention on Contracts for International Sales of Goods (CISG) shall not apply to this Agreement. Notwithstanding the foregoing, the obligations under Section [***] shall be interpreted under [***] law except as otherwise specified in such Section.

(b) Dispute Resolution. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and/or obligations hereunder. It is the intent and objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. Accordingly, subject to the specific resolution process set forth under Sections 9.2(e) and 9.3 for certain controversies, any Dispute, including any such Dispute involving Affiliates of any Party shall be resolved as set forth in EXHIBIT 11.

(c) Injunctive Relief. Notwithstanding the foregoing, nothing in this Section shall limit either Party’s right to seek immediate temporary injunctive or other temporary equitable relief whenever the facts or circumstances would permit a Party to seek such relief in a court of competent jurisdiction.

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18.4 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided herein), or sent by internationally-recognized overnight courier addressed as follows:

If to MorphoSys, to:

MorphoSys AG

Semmelweisstrasse 7

82152 Planegg

Germany

Attention: CEO

Facsimile: +49 89 899 27 5310

If to COMPANY, to:

Incyte Corporation

1801 Augustine Cut-Off

Wilmington, DE 19803

USA

Attention: CEO

With a copy to: General Counsel

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered. It is understood and agreed that this Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

18.5 Entire Agreement, Modifications. This Agreement, including the Exhibits attached hereto, each of which is hereby incorporated and made part of in this Agreement by reference, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto, provided, however, that the Confidential Disclosure Agreement between the Parties dated as of [***], shall remain partially in effect as set forth in Section 16.1. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment or modification of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

18.6 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

18.7 Relationship of MorphoSys AG and MorphoSys Inc. With regard to the performance of this Agreement the following shall apply:

(a) MorphoSys Obligations. In case this Agreement imposes an obligation on “MorphoSys” (for clarity, as being defined as MorphoSys AG and MorphoSys Inc.), the

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respective MorphoSys Party which, at the sole discretion of MorphoSys, in the internal relationship between these MorphoSys Parties is responsible for this obligation, shall be obligated to fulfil such obligation; provided, however, that MorphoSys Inc. may only perform obligations under this Agreement so long as it remains a subsidiary of MorphoSys AG. In case neither of MorphoSys AG or MorphoSys Inc. performs the respective obligation, COMPANY shall be entitled to enforce such right towards both MorphoSys Parties for performance of the respective obligation; however, COMPANY’s rights and remedies for enforcement shall be without duplication and the respective obligations of MorphoSys will be deemed fulfilled if either MorphoSys AG or MorphoSys Inc. fulfilled the respective obligation.

(b) COMPANY’s Obligation. In case this Agreement imposes an obligation on COMPANY, either MorphoSys AG or MorphoSys Inc. shall be entitled to enforce such right towards COMPANY; however, MorphoSys AG and MorphoSys Inc. can only claim performance once and the respective obligation will be deemed fulfilled if COMPANY has fulfilled the respective obligations towards either MorphoSys AG and MorphoSys Inc.

18.8 Relationship of the Parties. It is expressly agreed that the Parties’ relationship under this Agreement is strictly one of licensor-licensee, and that this Agreement does not create or constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding (or purport to be binding) on the other.

18.9 Mutual Duty of Good Faith. The Parties undertake to be loyal to one another. Each Party shall inform the other immediately of all events that arise during the Term and that may affect its conduct. Both Parties undertake not to actively entice away the respective other Party’s employees who are or were involved in the performance of any activities under this Agreement, prior to expiration of a blocking period of [***] months following the Execution Date; provided, however, that the foregoing provision will not prevent any of the Parties from (i) employing or engaging any such person who contacts a Party on his or her own initiative without any direct or indirect solicitation by or encouragement from such Party, (ii) engaging in general solicitations not specifically targeted at such persons or employing or engaging any such person who contacts a Party’s response to such general solicitation or (iii) employing or engaging any such person who no longer works for a Party at the time the other Party first commence employment discussions with such person.

18.10 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of claims based on the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

18.11 No Benefit to Third Parties. This Agreement is for the sole benefit of the Parties hereto and their successors and permitted assigns, and it shall not be construed as conferring any rights on any other parties, except as expressly set forth in this Agreement.

18.12 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further

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acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement and the performance thereunder, or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

18.13 English Language. This Agreement has been written and executed in the English language as used in the United States of America and shall be interpreted in accordance with the English language as used in the United States of America. Any translation by a Party into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

18.14 No Drafting Party. This Agreement has been submitted to the scrutiny of, and has been negotiated by, both Parties and their counsel, and shall be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such terms having been drafted by any Party or its counsel. No rule of strict construction shall be applied against either Party.

18.15 Anti-Corruption and Bribery. Each Party shall, and its officers, directors, employees, agents, representatives, or any other person acting on its behalf (collectively its “Representatives”) shall, comply at all times with all applicable Laws combating bribery and corruption, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, the bribery provisions in the German Criminal Code (“Anti-Bribery Laws”). Each Party further represents and warrants that neither it nor any of its Representatives has offered to pay, paid, or accepted, and undertakes that neither it nor any of its Representatives will offer, pay, or accept, any bribes (including any improper advantages, such as, but not limited to, cash or cash equivalents, improper gifts, excessive entertainment, lavish travel, substantial favors etc.) to or by any person (including, in particular, any Government Official or Healthcare Professional of any jurisdiction) to secure or retain a business advantage for such Party’s own benefit, the benefit of the other Party under or in connection with this Agreement, or for the benefit of any other party. Each Party shall take appropriate steps, in particular maintain and effectively enforce internal policies and procedures, to ensure that Representatives will not breach any Anti-Bribery Laws. Each Party shall be responsible for any breach of Anti-Bribery Laws by its Representatives under or in connection with this Agreement. In addition, Each Party shall ensure that any person engaged by such Party for purposes of performing services or providing goods under or in connection with this Agreement does so only on the basis of a written contract which imposes on and secures from such person terms equivalent to those imposed on each Party in this and the foregoing paragraphs of this Section. Any material breach of any obligation under this Section by a Party or its Representatives may entitle the other Party to terminate this Agreement in accordance with Section 17.2(a) and claim any damages resulting from such breach.

18.16 Trade Controls. Each Party will perform all activities under this Agreement in compliance with all applicable Export Controls and Economic Sanctions Laws, including all applicable U.S. and EU laws, regulations, and orders imposing trade sanctions on countries (including their governments, residents, and entities organized under the laws of or operating from such countries), individuals, or entities and/or regulating the export, re-export, transfer, disclosure, or provision of commodities, software, technology, or services.

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18.17 Protection of Personal Data. Each Party shall comply with all applicable Data Protection Laws. The Parties agree that the collection, processing and disclosure of personal data, including but not limited to personal data (as defined by privacy Laws) related to study participants (e.g. health and medical information), investigators and any study staff (e.g., name, hospital or clinic address and phone number, curriculum vitae) is subject to compliance with privacy Laws. Each Party undertakes to comply with the requirements set forth in applicable privacy Laws. Within [***] days from the Execution Date, and prior to the processing of personal data, the Parties shall enter into a Data Processing Agreement in accordance with privacy Laws, in substantially the form attached hereto as EXHIBIT 13, which shall be incorporated by reference herein, that establishes the Parties’ obligations to each other and with regard to the personal data to be processed including but not limited to Regulation (EU) 2016/679 and of the Council of 27 April 2016, on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, the EU general data protection regulation (GDPR) repealing Directive 95/46/EC.

18.18 Construction. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The word “any” means “any” unless otherwise clearly indicated by context. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Laws refer to such Laws as from time to time enacted, repealed or amended, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Sections and Exhibits, unless otherwise specifically provided, refer to the Sections and Exhibits of this Agreement. Definitions using the singular shall be applicable also to the plural and vice-versa. Headings are for convenience only.

18.19 Cumulative Remedies. Except to the extent otherwise expressly set forth in this Agreement, the rights and remedies of the Parties set forth herein or otherwise available at law or equity are cumulative and not alternative or exclusive.

18.20 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by e-mail delivery of a “PDF” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “PDF” signature page were an original thereof, provided that such facsimile or “PDF” signature is confirmed by an original signature.

18.21 Anti-Trust Filing.

(a) Each of the Parties shall prepare and make appropriate filings under the HSR Act and other applicable antitrust regulations and laws in all required jurisdictions relating to the transaction contemplated by this Agreement as soon as reasonably practicable after the Execution Date (but not later than [***] Business Days, unless the

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Parties mutually agree otherwise) (“HSR Filing Date”). The Parties agree to cooperate in the Clearance process and to furnish promptly to the FTC, the Antitrust Division of the DOJ and any other agency or authority requiring antitrust filing in any other jurisdiction, any information reasonably requested by them in connection with such filings. In the event a provision of this Agreement needs to be deleted or substantially revised in order to obtain Clearance of this transaction, the Parties will negotiate in good faith an amendment to this Agreement. Each Party shall bear its own expenses in connection with the Parties’ cooperation under this Section 18.21 except that COMPANY shall pay all filing fees due with respect to any filings under the HSR Act, in Germany and in Austria.

(b) Other than the provisions of this Section 18.21 and Section 16, the rights and obligations of the Parties under this Agreement shall not become effective until the Effective Date. Upon the occurrence of the Effective Date, all provisions of this Agreement shall become effective automatically without the need for further action by the Parties.

(c) In the event that Clearance is not obtained within [***] calendar days after the HSR Filing Date, or such other date as the Parties may mutually agree, this Agreement may be terminated by any Party on written notice to the other Party.

(d) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall (i) make promptly its respective filings and thereafter make any other required submissions, under the HSR Act and any other applicable Law with respect to this Agreement, if required, and (ii) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective this transaction, and the other transactions contemplated by this Agreement, including using its best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to this Agreement; provided, that the term “best efforts” as used in this Section 18.21(d) shall not require any Party to (a) sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer, or dispose of any portion of the assets, operations, rights, product lines, or businesses, or interests therein, of itself or any of its Affiliates (or consent to any of the foregoing actions), (b) restrain, restrict, prohibit or limit the ability of any Party to conduct its business or own its assets (or consent to any of the foregoing actions) or (c) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to challenge the transactions contemplated by this Agreement or impose any of the restrictions referenced in clause (a) or (b) above.

[END OF CONTRACT TERMS – SIGNATURE PAGE TO FOLLOW ON NEXT PAGE]

CONFIDENTIAL

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this collaboration and license agreement to be executed by their respective duly authorized officers.

MorphoSys AG

By:	By:

Name:	Name:

Title:	Title:

MorphoSys US Inc.

By:	By:

Name:	Name:

Title:	Title:

INCYTE CORPORATION

By:	By:

Name:	Name:

Title:	Title:

CONFIDENTIAL

EXHIBITS to Collaboration and License Agreement:

EXHIBIT 1	AMINO ACID SEQUENCE OF LICENSED ANTIBODY (MOR208)
EXHIBIT 2	MORPHOSYS BACKGROUND PATENTS
EXHIBIT 3	XENCOR BACKGROUND PATENTS
EXHIBIT 4	KNOW-HOW
EXHIBIT 5	XENCOR FOREGROUND PATENTS
EXHIBIT 6	DEVELOPMENT PLAN OUTLINE
EXHIBIT 7	JOINT DEVELOPMENT BUDGET OUTLINE
EXHIBIT 8A	MORPHOSYS TRIALS OUTLINE
EXHIBIT 8B	COMPANY TRIAL OUTLINE
EXHIBIT 8C	COMPANY JAPAN TRIAL OUTLINE
EXHIBIT 9	XMAB5871
EXHIBIT 10	PRESS RELEASE
EXHIBIT 11	DISPUTE RESOLUTION PROCEDURE
EXHIBIT 12	EXISTING PRODUCT MARKS
EXHIBIT 13	DATA PROCESSING AGREEMENT
EXHIBIT 14	CO-COMMERCIALIZATION PLAN OUTLINE
EXHIBIT 15	CO-COMMERCIALIZATION BUDGET OUTLINE
EXHIBIT 16	CONTRIBUTION TO EQUITY AND SHARE ISSUANCE
EXHIBIT 17	TRANSITION PLAN DRAFT
EXHIBIT 18	STATEMENT FOR COMPANY’S MEDIA RELEASES AND PUBLICATIONS
EXHIBIT 19	DISCLOSURE SCHEDULE
EXHIBIT 20	ADDITIONAL CAP RE OBLIGATION UNDER SECTION 14.1(B)(II)(3)(Z)

EXHIBIT 1

AMINO ACID SEQUENCE OF LICENSED ANTIBODY (MOR208)

[***]

EXHIBIT 2

MORPHOSYS BACKGROUND PATENTS

[***]

EXHIBIT 3

XENCOR BACKGROUND PATENTS

[***]

EXHIBIT 4

KNOW-HOW

[***]

EXHIBIT 5

Xencor Foreground Patents

[***]

EXHIBIT 6

DEVELOPMENT PLAN OUTLINE

[***]

EXHIBIT 7

JOINT DEVELOPMENT BUDGET OUTLINE

[***]

EXHIBIT 8A

MORPHOSYS TRIALS OUTLINE

[***]

EXHIBIT 8B

COMPANY TRIAL(I) OUTLINE

[***]

EXHIBIT 8C

COMPANY JAPAN TRIAL OUTLINE

[***]

EXHIBIT 9

XMAB5871

[***]

EXHIBIT 10

PRESS RELEASE

Media Release

Planegg/Munich, Germany, and Wilmington, Delaware, U.S., January 12/13, 2020

MorphoSys and Incyte Sign Global Collaboration and License

Agreement for Tafasitamab

- MorphoSys and Incyte to co-commercialize tafasitamab in the U.S.

- Incyte has exclusive commercialization rights outside of the U.S.

- MorphoSys and Incyte to host joint conference call on January 13, 2020 at 7:00am

PST / 4:00pm CET

MorphoSys AG (FSE: MOR; Prime Standard Segment; MDAX & TecDAX; NASDAQ: MOR) and Incyte Corporation (NASDAQ: INCY) announced today that the companies have entered into a collaboration and license agreement to further develop and commercialize MorphoSys’ proprietary anti-CD19 antibody tafasitamab (MOR208) globally. Tafasitamab is an Fc-engineered antibody against CD19 currently in clinical development for the treatment of B cell malignancies. MorphoSys and Incyte will co-commercialize tafasitamab in the U.S., while Incyte has exclusive commercialization rights outside of the U.S.

“The global partnership with Incyte is an important step towards unlocking the full potential of tafasitamab and achieving our goal of rapidly bringing tafasitamab to patients inside and outside of the U.S.,” said Jean-Paul Kress, M.D., Chief Executive Officer of MorphoSys. “The combination of our strong antibody and drug development expertise partnered with Incyte’s well-established hematology-oncology experience and their commercial operations in key territories has the potential to significantly broaden the tafasitamab opportunity. We are pleased to work with Incyte to jointly improve the lives of patients suffering from DLBCL and other devastating diseases.”

“Bringing together Incyte’s expertise and MorphoSys‘ commitment to innovation will allow us to make tafasitamab widely available to patients with cancer, upon approval,” said Hervé Hoppenot, CEO of Incyte. “We look forward to collaborating closely with the team at MorphoSys and adding tafasitamab to our portfolio of oncology candidates as part of our committment to bringing new, advanced treatment options to patients and the clinical community around the world.”

Under the terms of the agreement, MorphoSys will receive an upfront payment of $750 million and, in addition, Incyte will make an equity investment into MorphoSys of $150 million in new American Depositary Shares (ADS) of MorphoSys at a premium to the share price at signing of the agreement. Depending on the achievement of certain developmental, regulatory and commercial milestones, MorphoSys will be eligible to receive milestone payments amounting to up to $1.1 billion. MorphoSys will also receive tiered royalties on ex-U.S. net sales of tafasitamab in a mid-teens to mid-twenties percentage range of net sales.

In the U.S., MorphoSys and Incyte will co-commercialize tafasitamab, with MorphoSys leading the commercialization strategy and booking all revenues from sales of tafasitamab. Incyte and MorphoSys will be jointly responsible for commercialization activities in the U.S. and will share profits and losses on a 50:50 basis. Outside the U.S., Incyte will have exclusive commercialization rights, and will lead the commercialization strategy and book all revenues from sales of tafasitamab, paying MorphoSys royalties on ex-U.S. net sales.

Furthermore, the companies will share development costs associated with global and U.S.-specific trials at a rate of 55% (Incyte) to 45% (MorphoSys); Incyte will cover 100% of the future development costs for trials that are specific to ex-U.S. countries.

Both parties have agreed to co-develop tafasitamab broadly in relapsed/refractory diffuse large B cell lymphoma (r/r DLBCL), frontline DLBCL as well as additional indications beyond DLBCL, such as follicular lymphoma (FL), marginal zone lymphoma (MZL) and chronic lymphocytic leukemia (CLL). Incyte will be responsible for initiating a combination study of its investigational PI3K-delta inhibitor parsaclisib and tafasitamab in r/r B cell malignancies. Further, Incyte will be responsible for leading any potential registration-enabling studies in CLL and a phase 3 trial in r/r FL/MZL. MorphoSys will continue to be responsible for its currently ongoing clinical trials of tafasitamab in non-Hodgkin lymphoma (NHL), CLL, r/r DLBCL and frontline DLBCL. The parties will share responsibility in starting additional global trials, and Incyte intends to pursue development in additional territories including Japan and China.

MorphoSys recently submitted a Biologics License Application (BLA) for tafasitamab, in combination with lenalidomide, to the U.S. Food and Drug Administration (FDA) for the treatment of r/r DLBCL; the FDA decision regarding a potential approval is expected by mid-2020. The submission of a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in r/r DLBCL is planned for mid-2020.

The agreement between MorphoSys and Incyte, including the equity investment, is subject to clearance by the U.S. antitrust authorities under the Hart-Scott-Rodino Act as well as by the German and Austrian antitrust authorities, and will become effective as soon as these conditions have been met.

MorphoSys and Incyte will host a joint conference call on January 13, 2020 at 7:00am PST/ 4:00pm CET.

Dial-in numbers for the conference call on Monday, January 13, 2020 at 7:00am PST; 3:00pm GMT; 10:00am EST; 04:00pm CET:

For Germany:	+49 69 201 744 220
For the U.K.:	+44 203 009 2470
For the U.S.:	+1 877 423 0830

Participant PIN:	55656540#

Please dial in 10 minutes before the beginning of the conference.

A live webcast will be made available at www.morphosys.com and at investor.incyte.com.

About Tafasitamab

Tafasitamab is an investigational humanized Fc-engineered monoclonal antibody directed against CD19. In 2010, MorphoSys licensed exclusive worldwide rights to develop and commercialize tafasitamab from Xencor, Inc. Tafasitamab incorporates an XmAb® engineered Fc domain, which is intended to lead to a significant potentiation of antibody-dependent cell-mediated cytotoxicity (ADCC) and antibody-dependent cellular phagocytosis (ADCP), thus aiming to improve a key mechanism of tumor cell killing. MorphoSys is clinically investigating tafasitamab as a therapeutic option in B cell malignancies in a number of ongoing combination trials. An open-label phase 2 combination trial (L-MIND study) is investigating the safety and efficacy of tafasitamab in combination with lenalidomide in patients with relapsed/refractory DLBCL who are not eligible for high-dose chemotherapy (HDC) and autologous stem cell transplantation (ASCT). Based on interim data from L-MIND, in October 2017 the U.S. FDA granted Breakthrough Therapy Designation for tafasitamab plus lenalidomide in this patient population. Re-MIND, the real-world data lenalidomide alone matched control cohort met its primary endpoint in October 2019, demonstrating clinical superiority of the tafasitamab/lenalidomide combination compared to lenalidomide alone. The ongoing phase 3 study B-MIND assesses the combination of tafasitamab and bendamustine versus rituximab and bendamustine in r/r DLBCL. In addition, tafasitamab is currently being investigated in patients with relapsed/refractory CLL/SLL after discontinuation of a prior Bruton tyrosine kinase (BTK) inhibitor therapy (e.g. ibrutinib) in combination with idelalisib or venetoclax.

About MorphoSys

MorphoSys (FSE & NASDAQ: MOR) is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of exceptional, innovative therapies for patients suffering from serious diseases. The focus is on cancer. Based on its leading expertise in antibody, protein and peptide technologies, MorphoSys, together with its partners, has developed and contributed to the development of more than 100 product candidates, of which 28 are currently in clinical development. In 2017, Tremfya®, marketed by Janssen for the treatment of plaque psoriasis, became the first drug based on MorphoSys’s antibody technology to receive regulatory approval. The Company’s most advanced proprietary product candidate, tafasitamab (MOR208), has been granted U.S. FDA breakthrough therapy designation for the treatment of patients with relapsed/refractory diffuse large B-cell lymphoma (DLBCL). Headquartered near Munich, Germany, the MorphoSys group, including the fully owned U.S. subsidiary MorphoSys US Inc., has approximately 405 employees. More information at https://www.morphosys.com.

HuCAL®, HuCAL GOLD®, HuCAL PLATINUM®, CysDisplay®, RapMAT®, arYla®, Ylanthia®, 100 billion high potentials®, Slonomics®, Lanthio Pharma®, LanthioPep® and ENFORCERTM are trademarks of the MorphoSys Group. Tremfya® is a trademark of Janssen Biotech, Inc. XmAb® is a trademark of Xencor, Inc.

About Parsaclisib

Parsaclisib (INCB50465) is a highly selective and potent inhibitor of the phosphatidylinositol 3-kinase delta (PI3Kd) isoform. PI3Kd is an important target implicated in malignant B-cell growth, survival and proliferation, and its inhibition has potential as a mechanism to treat hematologic malignancies and a variety of B-cell mediated and antibody-driven diseases beyond oncology. The CITADEL (Clinical Investigation of TArgeted PI3K-DELta Inhibition in Lymphomas) clinical trial program is currently evaluating parsaclisib in several ongoing Phase 2 trials as a treatment for non-Hodgkin lymphomas (follicular, marginal zone and mantle cell). Parsaclisib is also being studied for patients with autoimmune hemolytic anemia and as part of a combination therapy for patients with myeloproliferative neoplasms and non-Hodgkin lymphomas including diffuse large B-cell lymphoma.

About Incyte Corporation

Incyte is a Wilmington, Delaware-based, global biopharmaceutical company focused on finding solutions for serious unmet medical needs through the discovery, development and commercialization of proprietary therapeutics. For additional information on Incyte, please visit Incyte.com and follow @Incyte.

MorphoSys forward looking statements

This communication contains certain forward-looking statements concerning the MorphoSys group of companies, including the expectations regarding the licensing agreement for tafasitamab, the further clinical development of tafasitamab, interactions with regulatory authorities and expectations regarding regulatory filings and possible approvals for tafasitamab as well as the potential future commercialization of tafasitamab. The forward-looking statements contained herein represent the judgment of MorphoSys as of the date of this release and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of MorphoSys, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if MorphoSys’ results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Among the factors that may result in differences are MorphoSys’ expectations regarding the licensing agreement for tafasitamab, the further clinical development of tafasitamab, interactions with regulatory authorities and expectations regarding regulatory filings and possible approvals for tafasitamab as well as the potential future commercialization of tafasitamab, MorphoSys’ reliance on collaborations with third parties, estimating the commercial potential of its development programs and other risks indicated in the risk factors included in MorphoSys’s Annual Report on Form 20-F and other filings with the US Securities and Exchange Commission. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this document. MorphoSys expressly disclaims any obligation to update any such forward-looking statements in this document to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.

Incyte forward looking statements

Except for the historical information set forth herein, the matters set forth in this press release contain predictions, estimates and other forward-looking statements, including without limitation statements regarding: whether the planned transaction will close within the expected timeframe or ever; whether tafasitamab will be approved for use in humans anywhere or will be commercialized anywhere successfully or at all; whether the MAA for tafacitinib will be submitted within the expected timeframe or at all; whether tafasitamab or parsaclisib will be effective in the treatment of the indications discussed in this press release; whether this collaboration will broaden the potential market for tafasitamab; and whether and when any of the milestone payments or royalties under this collaboration will ever be paid by Incyte. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: obtaining regulatory approval for this planned collaboration; research and development efforts related to the collaboration programs; the possibility that results of clinical trials may be unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; other market or economic factors, including other scientific developments; unanticipated delays; the effects of market competition; risks associated with relationships between collaboration partners; the impact of governmental actions regarding pricing, importation and reimbursement for pharmaceuticals; and such other risks detailed from time to time in each company’s reports filed with the Securities and Exchange Commission, including Incyte’s quarterly report on Form 10-Q for the quarter ended September 30, 2019 and MorphoSys’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018. Each party disclaims any intent or obligation to update these forward-looking statements.

For more information, please contact:

MorphoSys AG

Dr. Sarah Fakih

Vice President Corporate Communications & IR

Tel: +49 (0) 89 / 899 27-26663

Sarah.Fakih@morphosys.com

Dr. Julia Neugebauer

Director Corporate Communications & IR

Tel: +49 (0) 89 / 899 27-179

Julia.Neugebauer@morphosys.com

Dr. Verena Kupas

Associate Director Corporate Communications & IR

Tel: +49 (0) 89 / 899 27-26814

Verena.Kupas@morphosys.com

Incyte Corporation

Catalina Loveman

Executive Director, Public Affairs

Tel: +1 302 498 6171

cloveman@incyte.com

Dr. Michael Booth

Division Vice President, Investor Relations & Corporate Responsibility

Tel: +1 302 498 5914

mbooth@incyte.com

EXHIBIT 11

Dispute Resolution Procedure

(a) Any Dispute shall be brought to the attention of a senior management representative of each Party, who shall attempt to resolve the Dispute in good faith. If, however, the senior management representatives of the Parties are unable to resolve a Dispute, the CEOs or presidents (or their respective designee, provided the designee has authority to resolve the Dispute) of the Parties shall on the request of any of the Parties attempt in good faith to promptly resolve such Dispute within [***] calendar days. The limitation period with respect to claims relating to a dispute submitted to CEOs or presidents as provided for above is suspended by submission of the dispute until [***] after lapse of the aforementioned period of time.

(b) If the CEOs or presidents or permitted designees are unable to resolve such Dispute within such period, either Party may submit the Dispute to final and binding arbitration in accordance with the [***]; provided, however, any dispute regarding the validity, scope or enforceability of patents licensed under this Agreement shall be submitted to a court of competent jurisdiction. The arbitration shall be conducted in the English language by [***] appointed in accordance with the [***], with the exception that the sole arbitrator or the President shall be nominated by the Parties. The place of arbitration is [***].

(c) The costs of the arbitration as well as all reasonable out-of-pocket costs (including, without limitation, reasonable attorneys’ fees and reasonable travel expenses) shall be borne [***].

(d) Except as may be required by applicable Laws, neither Party, nor any Affiliate thereof, nor an arbitrator may disclose the existence, content or result of any arbitration held with respect to this Agreement without the prior written consent of both Parties. The Parties mutually agree that all information, documents, testimony, exhibits and other written, recorded, graphic or other information produced, exchanged or used in any way in any arbitration proceeding under this Section are designated as confidential and shall not be disclosed to anyone other than the Parties, their attorneys and advisors, and the arbitrators. Furthermore, any and all documents, materials or other information designated as confidential that are produced to or received by the other Party or any Affiliate as part of the arbitration proceeding shall be returned to the Party that produced or provided such materials within [***] calendar days of the conclusion of the arbitration, or such materials shall be certified in writing to have been destroyed within [***] calendar days of the conclusion of the arbitration; provided, however, that the Parties and their counsel may retain copies of briefs and other papers filed with the arbitrators that contain or constitute such confidential material, so long as such briefs and other papers are maintained according to the confidentiality provisions of this Agreement.

(e) By agreeing to arbitration neither Party intends to deprive any competent court having jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or injunction in aid of the arbitration proceedings. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the arbitration panel shall have full authority to grant provisional remedies and to award damages for failure of any Party to respect the arbitration panel’s order to that effect.

(f) The arbitral tribunal shall [***].

(g) If a Party fails to make the payment of any advance on costs fixed by the [***], and if the other Party makes the payment in lieu of the defaulting Party, the arbitral tribunal may, at the request of the paying Party, issue a separate award for reimbursement of the payment. Alternatively, the paying Party may ask the arbitral tribunal to order interim or conservatory measures, or it may, at its discretion, apply the competent state courts.

EXHIBIT 12

EXISTING PRODUCT MARKS

[***]

EXHIBIT 13

DATA PROCESSING AGREEMENT

(JOINT CONTROLLER VERSION)

This Data Processing Agreement (“DPA”) is effective on <<Insert Effective Date>> (“DPA Effective Date”) and is between MorphoSys AG (“MorphoSys”), acting on its own behalf and as an agent for each MorphoSys Affiliate and <<Insert COMPANY Name >> (“COMPANY”) as an agent for each COMPANY Affiliate, each a “Party” and together, “Parties”.

WHEREAS, the Parties entered into a separate collaboration and license agreement (the “Agreement”) effective as of <<Insert Agreement Effective Date>> for the further development and commercialization of tafasitamab worldwide.

WHEREAS, this DPA is being entered into between the Parties to establish the data protection duties and obligations between them regarding Shared Personal Data (defined below), where the Parties are acting as Joint Controllers (defined below) and this DPA forms part of, and should be read in conjunction with, the Agreement.

NOW THEREFORE, in consideration of the mutual obligations set out herein, the Parties hereby agree to the terms and conditions as follows:

1.	DEFINITIONS. IN THIS DPA, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS SET OUT BELOW.

“Agreement” means any existing agreement entered into between the Parties pursuant to which collaboration activities involve Shared Personal Data;

“Affiliate” means an entity that owns or controls, is owned or controlled by or is or under common control or ownership, where control is defined as the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise;

“Controller”, “Data Subject”, “Joint Controller”, “Personal Data”, “Process/Processing”, “Processor”, and “Special Categories of Personal Data” shall have the same meaning as in the Data Protection Laws (and its derivatives) as may apply;

“Data Protection Laws” means the EU General Data Protection Regulation 2016/679 (“GDPR”) (and its derivatives), Directive 2002/58/EC (as transposed into domestic legislation of each European Union Member State or Member State of the EEA) and any other applicable data protection laws, regulations, codes of practice, codes of conduct, guidance issued by any relevant Supervisory Authority in the relevant jurisdiction relating to the protection of natural persons with regard to Personal Data, privacy or Applicable Law amending, replacing or superseding any of the foregoing and in particular, following exit by the United Kingdom from the European Union, or, and to the extent applicable, the data protection or privacy laws of any other country including, without limitation, Switzerland;

“EEA” means the European Economic Area;

“Permitted Purposes” the purposes for which Processing of Shared Personal Data is permitted, as set out in Annex 1 to this DPA;

“Personal Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Shared Personal Data transmitted, stored or otherwise Processed;

“Shared Personal Data” means Personal Data that is provided by a Party and Processed by the other Party or any of each Party’s Affiliates whereby each Party is acting as a Joint Controller of the Personal Data.

“Standard Contractual Clauses” means the standard contractual clauses for the transfer of personal data to controllers established in third countries which do not ensure an adequate level of protection as set out in Commission Decision C(2004)5721; and

“Supervisory Authority” means (a) an independent public authority which is established by a European Union Member State or member of the EEA pursuant to Article 51 GDPR; and (b) any similar regulatory authority responsible for the enforcement of Data Protection Laws.

2. ROLES OF THE PARTIES. IN THE COURSE OF THE PARTIES’ PERFORMANCE OF WORK UNDER THE AGREEMENT, THE PARTIES ACKNOWLEDGE THAT EACH PROCESSES SHARED PERSONAL DATA AS JOINT CONTROLLERS. ACCORDINGLY, EACH PARTY HEREBY UNDERTAKES TO COMPLY WITH THE PROVISIONS SET OUT IN THIS DPA WITH RESPECT TO ITS PROCESSING OF SHARED PERSONAL DATA.

3. COMPLIANCE WITH LAW. EACH OF THE PARTIES SHALL COMPLY WITH ITS RESPECTIVE OBLIGATIONS UNDER APPLICABLE DATA PROTECTION LAWS IN RELATION TO ITS PROCESSING OF SHARED PERSONAL DATA PURSUANT TO THE AGREEMENT (INCLUDING THIS DPA).

4.	GENERAL OBLIGATIONS.

4.1 In respect of its Processing of Shared Personal Data as Joint Controllers, each Party shall undertake to:

4.1.1	not Process Shared Personal Data in a way that is incompatible with the Permitted Purposes;

4.1.2

not Process Shared Personal Data for longer than is necessary to carry out the Permitted Purposes (other than to comply with a requirement of EU, Member State or UK applicable laws to which the Parties are subject);

4.1.3

take all measures required pursuant to Article 32 of the GDPR, and, where the Personal Data is Processed in a jurisdiction other than in the EEA, shall comply with the obligations set out in the relevant schedule, to ensure the security of Processing of Shared Personal Data, including (where relevant) each of the technical and organisational measures listed in Annex 3;

4.1.4

ensure that persons authorized to process Shared Personal Data have undertaken appropriate training in relation to Data Protection Laws; committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality;

4.1.5	ensure that, in relation to any Processors appointed by a Party:

4.1.5.1	appropriate, documented due diligence is carried out on such Processor(s) prior to its appointment to ensure that, to the reasonable satisfaction of the respective Party, it is able to comply with (and that it will be in a position to ensure the the Party’s compliance with) all relevant provisions of the Data Protection Laws; and

4.1.5.2

the Party (or such Party’s Affiliate, provided that the Party has express third party rights) has entered into a contract with the Processor which incorporates all necessary provisions of the Data Protection Laws.

4.2 Each Party shall co-operate with the other, to the extent reasonably requested, in relation to:

(i)	any requests from Data Subjects to exercise rights under applicable Data Protection Laws;

(ii)	any other communication from a Data Subject concerning the Processing of Shared Personal Data; and

(iii)	any communication from a Supervisory Authority concerning either the Processing of Shared Personal Data, or compliance with the Data Protection Laws in relation to the Shared Personal Data.

5.	PERSONAL DATA BREACH.

5.1 Each Party shall notify the other and the other Party’s Affiliate (as applicable) as set forth in Section 9.3 below without undue delay upon becoming aware of or reasonably suspecting a Personal Data Breach.

5.2 In the event of a Personal Data Breach, the Party and its Affiliate(s) shall not inform any third party without first obtaining the prior written consent of the other Party, and each Party’s relevant Affiliate (if applicable), unless notification is required by EU or Member State law to which the Party or its Affiliate is subject, in which case the Party or its Affiliate shall to the extent permitted by such law inform the other Party or its Affiliate(s) of that legal requirement, provide a copy of the proposed notification and consider any comments made by the Party or its Affiliate(s) before notifying the Personal Data Breach.

5.3 Each Party shall co-operate with the other, to the extent reasonably requested, in relation to any notifications to Supervisory Authorities or to Data Subjects, which are required following a Personal Data Breach.

5.4 The Parties acknowledge that they are Joint Controllers regarding the determination of the purposes and means of Processing of Shared Personal Data under the Agreement. This DPA constitutes an arrangement setting out the respective responsibilities of the Parties, as Joint Controllers, for compliance with the obligations under applicable Data Protection Laws.

6.	JOINT CONTROLLERS’ OBLIGATIONS.

6.1 As Joint Controllers, the Parties agree that they shall:

6.1.1

Each maintain a register of their processing activities in the context of the services provided or received under the Agreement. The register shall contain at least the required information under the applicable Data Protection Laws;

6.1.2	Co-operate to ensure that Data Subjects are provided with all information regarding the Processing of the Shared Personal Data to which they are entitled under applicable Data Protection Laws;

6.1.3

Except where an express request is made by a Data Subject to liaise directly with the other Party, be responsible for responding to all requests from Data Subjects to exercise rights under applicable Data Protection Laws (in relation to which the Party shall provide the other Party with reasonable assistance upon request). Notwithstanding the foregoing, a Party shall notify the other Party immediately upon receiving any such request always in accordance with Section 9.3 below, and shall take due account of the other Party’s views when responding to a request on behalf of the Parties;

6.1.4

Each its own retention periods in respect of the Shared Personal Data which it Processes. The Parties shall not Process Shared Personal Data for longer than is necessary to carry out the Permitted Purposes set out in Annex 1;

6.1.5

Except where the Data Protection Laws or other applicable laws provide otherwise, be jointly and severally liable towards Data Subjects for all damages they have suffered in the framework of the Processing of Shared Personal Data under the Agreement. In the event that one of the Parties is addressed or subpoenaed in that regard that Party shall immediately inform the other Party thereof in accordance with Section 9.3 below.

7. ASSURANCE. IN ADDITION TO ANY AUDIT RIGHTS GRANTED PURSUANT TO THE AGREEMENT, A PARTY SHALL MAKE AVAILABLE TO THE OTHER PARTY ON REQUEST ALL INFORMATION NECESSARY TO DEMONSTRATE COMPLIANCE WITH THIS DPA AND THE APPLICABLE DATA PROTECTION LAWS.

8.	INTERNATIONAL TRANSFERS

8.1 A Party shall not (and shall ensure that each appointed Processor shall not) transfer Shared Personal Data outside of the EEA, Switzerland, or any other jurisdiction except in accordance with the applicable Data Protection Laws.

8.2 Without prejudice to the foregoing, each Party consents to the Processing of Shared Personal Data by the other Party in accordance with the following when Personal Data is transferred out of the EEA or Switzerland

8.2.1	Processing of Shared Personal Data by a Party or its Processor(s) in a country which is considered an adequate country by the European Commission; or

8.2.2

Processing of Shared Personal Data by a Party or its Processor(s) in third countries (countries not recognized as adequate per the European Commission) provided that: (a) a Party enters into Standard Contractual Clauses and the Standard Contractual Clauses shall come into effect on the commencement of an International Transfer among any Parties to the Standard Contractual Clauses; or

8.2.3

A Party or its Processor(s) is Privacy Shield certified and maintain such accreditation. In the event a Party or its Processor(s) fails to maintain such accreditation, it shall notify the other party immediately and the Parties agree that they will enter into Standard Contractual Clauses or terminate Services and this DPA.

<<PLACEHOLDER: Insert transfer language for jurisdictions outside of the EEA/Switzerland as applicable (Annex 4).>>

9.	TERMINATION

9.1 Subject to Section 8.2, the Parties agree that this DPA shall terminate automatically upon termination of the Agreement.

9.2 Any obligation imposed on either Party under this DPA in relation to the Processing of Shared Personal Data shall survive any termination or expiration of this DPA.

10.	MISCELLANEOUS

10.1 Governing Law. This DPA shall be governed by the governing law of the Agreement.

10.2 Entire Agreement; Order of Precedence. This DPA, together with all Annexes attached hereto and incorporated herein by reference, constitutes the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes all prior understanding and agreements relating to its subject matter. With regard to the subject matter of this DPA, in the event of inconsistencies between the provisions of this DPA and any other agreements (including but not limited to the Agreement) between the Parties, the provisions of this DPA shall prevail with regard to the Parties’ data protection obligations for Shared Personal Data of a Data Subject from a European Union Member State or member state of the EEA. In the event of any conflict or inconsistency between this DPA and the Standard Contractual Clauses (if entered into), the Standard Contractual Clauses shall prevail.

10.3 Notices. Any general notice to be given to a Party under or in connection with this DPA shall be in writing and shall be delivered (i) personally; (ii) by a globally recognized overnight courier; or (iii) by certified mail, postage prepaid, return receipt requested, or its equivalent. Such notices shall be deemed given upon receipt.

If any such notice is sent via Section 10.3, any such notice shall be sent to the Party at the applicable address set forth below or to such other address as to which the Party has given written notice thereof.

In the event of notices to be provided by any Party where time is of the essence in accordance with this DPA as a result of: (a) Personal Data Breach; (b) Data Subject request; or (c) inquiry/communication from a Supervisory Authority, such notices to be given by a Party to the other Party shall be emailed to the email address set forth below.

If to COMPANY:

General Notices:

Global Privacy Officer

1801 Augustine Cut-off

Wilmington, Delaware 19803

United States

In the Event of Personal Data Breach:

cybersecurity@COMPANY.com

In the Event of Data Subject Rights Request/Inquiry from a Supervisory Authority:

privacy@COMPANY.com

If to MorphoSys AG:

General Notices:

Data Protection Officer

Semmelweisstrasse 7

82152 Planegg

Germany

In the Event of Personal Data Breach:

datenschutz@morphosy.com

In the Event of Data Subject Rights Request/Inquiry from a Supervisory Authority:

datenschutz@morphosy.com

10.4 Costs of Compliance; Modification. Compliance by either Party with the provisions of this DPA or any amendments hereto will be at no additional cost to the other Party. If either Party wishes to vary any terms to this DPA or any Annexes attached hereto, no variation shall be valid or effective unless it is in writing and is duly signed or executed by each Party by their respective authorized representatives at no additional cost to the other Party.

10.5 Changes in Data Protection Laws. The Parties may notify each other in writing from time to time of any variations to this DPA which are required as a result of a change in Data Protection Laws including without limitation to the generality of the foregoing, any variations which are: (i) required as a result of any changes to United Kingdom Data Protection Laws following any exit of the United Kingdom from the European Union; or (ii) required to take account of any new data transfer mechanisms for the purposes of Section 7. Any such variations shall take effect on the date falling thirty (30) calendar days after the date such written notice is received by either Party.

10.6 Severance. Should any provision of this DPA be invalid or unenforceable, then the remainder of this DPA shall remain valid and in force. The invalid or unenforceable provision shall be either (i) amended as necessary to ensure its validity and enforceability, while preserving the Parties’ intentions as closely as possible or, if this is not possible, (ii) construed in a manner as if the invalid or unenforceable part had never been contained therein.

10.7 Third party rights. Either Party’s Affiliate(s) may enforce any term of this DPA which is expressly or implicitly intended to benefit it.

IN WITNESS WHEREOF, the Parties hereto, by their authorized representatives, have executed this DPA, effective as of the Effective Date first written above.

<<Insert COMPANY Name>>	MorphoSys AG

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

MorphoSys AG

By:

Name:

Title:

Date:

ANNEX 1: PERMITTED PURPOSES & DETAILS OF PROCESSING SHARED PERSONAL DATA

A)	Either Party may jointly Process the Shared Personal Data for the following purposes (the “Permitted Purposes”)

•	Personal Data may be Processed by the Parties in furtherance of co-development activities established under the terms of the Agreement.

B)	This section includes certain Details of the Processing of Shared Personal Data as required by Article 28(3) GDPR.

(1) Subject Matter and Duration of the Processing of Shared Personal Data:

The subject matter and duration of the Processing of the Shared Personal Data are set out in this DPA.

(2) The Nature and Purpose of the Processing of Shared Personal Data:

The Parties are performing their respective activities under the terms of the Agreement, which involve the Processing of Shared Personal Data. The scope of the activities to be performed are set out in the Agreement, and the Shared Personal Data will be Processed by the Parties to in accordance with the terms of this DPA.

(3) The Types of Shared Personal Data to be Processed:

•	Basic identification data (e.g. name, address, email, telephone, date of birth etc.)

•	Medical/health data (e.g. blood type, urine test, x-rays, physical exams, known conditions, medical survey or questionnaire results, results of other procedures (specify) etc.)

•	Genetic data (e.g. chromosomal, deoxyribonucleic acid (DNA) or ribonucleic acid (RNA) data, other elements enabling equivalent information to be obtained etc.)

•	Biometric data (e.g. iris or retina scan, facial image, fingerprint, full body scan, dactyloscopic data)

•	Financial data (e.g. bank account number)

•	Location data

•	Other sensitive data (e.g. race or ethnic origin)

(4) The categories of Data Subject to whom the Parties’ Personal Data relates:

•	Pharmaceutical Trial Participants

•	Trial Doctors and Medical Professionals

•	Employees, agents, contractors, representatives, vendors of both COMPANY and MorphoSys

(5) The Obligations and Rights of the Parties and their respective Affiliates:

The obligations and rights of the Parties and their respective Affiliates are set out in this DPA.

(6) The Processing Operations Carried Out in Relation to the Shared Personal Data:

The following Processing operations carried out in relation to the Shared Personal Data, for the Permitted Purposes of , the scope of which are set out in this Agreement are as follows:

•	Collecting and recording the data;

•	Hosting the data;

•	Organizing the data;

•	Adapting or altering the data;

•	Consulting or retrieving the data;

•	Disclosing or transferring the data

ANNEX 2: STANDARD CONTRACTUAL CLAUSES

Between

(name)
(address and country of establishment)
(hereinafter the data exporter)

and

(name)
(address and country of establishment)
(hereinafter data importer)

each a party; together the parties.

1. DEFINITIONS

For the purposes of the clauses:

(a) personal data, special categories of data/sensitive data, process/processing, controller, processor, data subject and supervisory authority/authority shall have the same meaning as in Directive 95/46/EC of 24 October 1995 (whereby the authority shall mean the competent data protection authority in the territory in which the data exporter is established);

(b) the data exporter shall mean the controller who transfers the personal data;

(c) the data importer shall mean the controller who agrees to receive from the data exporter personal data for further processing in accordance with the terms of these clauses and who is not subject to a third country’s system ensuring adequate protection;

(d) clauses shall mean these contractual clauses, which are a free-standing document that does not incorporate commercial business terms established by the parties under separate commercial arrangements.

The details of the transfer (as well as the personal data covered) are specified in Annex B, which forms an integral part of the clauses.

2. OBLIGATIONS OF THE DATA EXPORTER

The data exporter warrants and undertakes that:

(a) The personal data have been collected, processed and transferred in accordance with the laws applicable to the data exporter.

(b) It has used reasonable efforts to determine that the data importer is able to satisfy its legal obligations under these clauses.

(c) It will provide the data importer, when so requested, with copies of relevant data protection laws or references to them (where relevant, and not including legal advice) of the country in which the data exporter is established.

(d) It will respond to enquiries from data subjects and the authority concerning processing of the personal data by the data importer, unless the parties have agreed that the data importer will so respond, in which case the data exporter will still respond to the extent reasonably possible and with the information reasonably available to it if the data importer is unwilling or unable to respond. Responses will be made within a reasonable time.

(e) It will make available, upon request, a copy of the clauses to data subjects who are third party beneficiaries under Clause 3, unless the clauses contain confidential information, in which case it may remove such information. Where information is removed, the data exporter shall inform data subjects in writing of the reason for removal and of their right to draw the removal to the attention of the authority. However, the data exporter shall abide by a decision of the authority regarding access to the full text of the clauses by data subjects, as long as data subjects have agreed to respect the confidentiality of the confidential information removed. The data exporter shall also provide a copy of the clauses to the authority where required.

3. OBLIGATIONS OF THE DATA IMPORTER

The data importer warrants and undertakes that:

(a) It will have in place appropriate technical and organisational measures to protect the personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and which provide a level of security appropriate to the risk represented by the processing and the nature of the data to be protected.

(b) It will have in place procedures so that any third party it authorises to have access to the personal data, including processors, will respect and maintain the confidentiality and security of the personal data. Any person acting under the authority of the data importer, including a data processor, shall be obligated to process the personal data only on instructions from the data importer. This provision does not apply to persons authorised or required by law or regulation to have access to the personal data.

(c) It has no reason to believe, at the time of entering into these clauses, in the existence of any local laws that would have a substantial adverse effect on the guarantees provided for under these clauses, and it will inform the data exporter (which will pass such notification on to the authority where required) if it becomes aware of any such laws.

(d) It will process the personal data for purposes described in Annex B, and has the legal authority to give the warranties and fulfil the undertakings set out in these clauses.

(e) It will identify to the data exporter a contact point within its organisation authorised to respond to enquiries concerning processing of the personal data, and will cooperate in good faith with the data exporter, the data subject and the authority concerning all such enquiries within a reasonable time. In case of legal dissolution of the data exporter, or if the parties have so agreed, the data importer will assume responsibility for compliance with the provisions of Clause 1(e).

(f) At the request of the data exporter, it will provide the data exporter with evidence of financial resources sufficient to fulfil its responsibilities under Clause 3 (which may include insurance coverage).

(g) Upon reasonable request of the data exporter, it will submit its data processing facilities, data files and documentation needed for processing to reviewing, auditing and/or certifying by the data exporter (or any independent or impartial inspection agents or auditors, selected by the data exporter and not reasonably objected to by the data importer) to ascertain compliance with the warranties and undertakings in these clauses, with reasonable notice and during regular business hours. The request will be subject to any necessary consent or approval from a regulatory or supervisory authority within the country of the data importer, which consent or approval the data importer will attempt to obtain in a timely fashion.

(h) It will process the personal data, at its option, in accordance with:

(i) the data protection laws of the country in which the data exporter is established, or

(ii) the relevant provisions of any Commission decision pursuant to Article 25(6) of Directive 95/46/EC, where the data importer complies with the relevant provisions of such an authorisation or decision and is based in a country to which such an authorisation or decision pertains, but is not covered by such authorisation or decision for the purposes of the transfer(s) of the personal data, or

(iii) the data processing principles set forth in Annex A.

Data importer to indicate which option it selects:
(iii)
Initials of data importer:

(i) It will not disclose or transfer the personal data to a third party data controller located outside the European Economic Area (EEA) unless it notifies the data exporter about the transfer and

(i) the third party data controller processes the personal data in accordance with a Commission decision finding that a third country provides adequate protection, or

(ii) the third party data controller becomes a signatory to these clauses or another data transfer agreement approved by a competent authority in the EU, or

(iii) data subjects have been given the opportunity to object, after having been informed of the purposes of the transfer, the categories of recipients and the fact that the countries to which data is exported may have different data protection standards, or

(iv) with regard to onward transfers of sensitive data, data subjects have given their unambiguous consent to the onward transfer

4. LIABILITY AND THIRD PARTY RIGHTS

(a) Each party shall be liable to the other parties for damages it causes by any breach of these clauses. Liability as between the parties is limited to actual damage suffered. Punitive damages (i.e. damages intended to punish a party for its outrageous conduct) are specifically excluded. Each party shall be liable to data subjects for damages it causes by any breach of third party rights under these clauses. This does not affect the liability of the data exporter under its data protection law.

(b) The parties agree that a data subject shall have the right to enforce as a third party beneficiary this clause and clauses Clause 1(b), Clause 1(d), Clause 1(e), Clause 2(a), Clause 2(c), Clause 2(d), Clause 2(e), Clause 2(h), Clause 2(i), Clause 3(a), Clause 5, Clause 6(d)and Clause 7 against the data importer or the data exporter, for their respective breach of their contractual obligations, with regard to his personal data, and accept jurisdiction for this purpose in the data exporter’s country of establishment. In cases involving allegations of breach by the data importer, the data subject must first request the data exporter to take appropriate action to enforce his rights against the data importer; if the data exporter does not take such action within a reasonable period (which under normal circumstances would be one month), the data subject may then enforce his rights against the data importer directly. A data subject is entitled to proceed directly against a data exporter that has failed to use reasonable efforts to determine that the data importer is able to satisfy its legal obligations under these clauses (the data exporter shall have the burden to prove that it took reasonable efforts).

5. LAW APPLICABLE TO THE CLAUSES

These clauses shall be governed by the law of the country in which the data exporter is established, with the exception of the laws and regulations relating to processing of the personal data by the data importer under Clause 2(h) which shall apply only if so selected by the data importer under that clause.

6. RESOLUTION OF DISPUTES WITH DATA SUBJECTS OR THE AUTHORITY

(a) In the event of a dispute or claim brought by a data subject or the authority concerning the processing of the personal data against either or both of the parties, the parties will inform each other about any such disputes or claims, and will cooperate with a view to settling them amicably in a timely fashion.

(b) The parties agree to respond to any generally available non-binding mediation procedure initiated by a data subject or by the authority. If they do participate in the proceedings, the parties may elect to do so remotely (such as by telephone or other electronic means). The parties also agree to consider participating in any other arbitration, mediation or other dispute resolution proceedings developed for data protection disputes.

(c) Each party shall abide by a decision of a competent court of the data exporter’s country of establishment or of the authority which is final and against which no further appeal is possible.

7. TERMINATION

(a) In the event that the data importer is in breach of its obligations under these clauses, then the data exporter may temporarily suspend the transfer of personal data to the data importer until the breach is repaired or the contract is terminated.

(b) In the event that:

(i) the transfer of personal data to the data importer has been temporarily suspended by the data exporter for longer than one month pursuant to Clause 6(a);

(ii) compliance by the data importer with these clauses would put it in breach of its legal or regulatory obligations in the country of import;

(iii) the data importer is in substantial or persistent breach of any warranties or undertakings given by it under these clauses;

(iv) a final decision against which no further appeal is possible of a competent court of the data exporter’s country of establishment or of the authority rules that there has been a breach of the clauses by the data importer or the data exporter; or

(v) a petition is presented for the administration or winding up of the data importer, whether in its personal or business capacity, which petition is not dismissed within the applicable period for such dismissal under applicable law; a winding up order is made; a receiver is appointed over any of its assets; a trustee in bankruptcy is appointed, if the data importer is an individual; a company voluntary arrangement is commenced by it; or any equivalent event in any jurisdiction occurs then the data exporter, without prejudice to any other rights which it may have against the data importer, shall be entitled to terminate these clauses, in which case the authority shall be informed where required. In cases covered by Clause 6.1(b)(i), Clause 6.1(b)(ii), or Clause 6.1(b)(iv) above the data importer may also terminate these clauses.

(c) Either party may terminate these clauses if

(i) any Commission positive adequacy decision under Article 25(6) of Directive 95/46/EC (or any superseding text) is issued in relation to the country (or a sector thereof) to which the data is transferred and processed by the data importer, or

(ii) Directive 95/46/EC (or any superseding text) becomes directly applicable in such country.

(d) The parties agree that the termination of these clauses at any time, in any circumstances and for whatever reason (except for termination under Clause 6(c) does not exempt them from the obligations and/or conditions under the clauses as regards the processing of the personal data transferred.

8. VARIATION OF THESE CLAUSES

The parties may not modify these clauses except to update any information in Annex B, in which case they will inform the authority where required. This does not preclude the parties from adding additional commercial clauses where required.

9. DESCRIPTION OF THE TRANSFER

The details of the transfer and of the personal data are specified in Annex B. The parties agree that Annex B may contain confidential business information which they will not disclose to third parties, except as required by law or in response to a competent regulatory or government agency, or as required under Clause 1(e). The parties may execute additional annexes to cover additional transfers, which will be submitted to the authority where required. Annex B may, in the alternative, be drafted to cover multiple transfers.

Dated:

DATA EXPORTER	DATA IMPORTER

ANNEX A

DATA PROCESSING PRINCIPLES

1. Purpose limitation: Personal data may be processed and subsequently used or further communicated only for purposes described in Annex B or subsequently authorised by the data subject.

2. Data quality and proportionality: Personal data must be accurate and, where necessary, kept up to date. The personal data must be adequate, relevant and not excessive in relation to the purposes for which they are transferred and further processed.

3. Transparency: Data subjects must be provided with information necessary to ensure fair processing (such as information about the purposes of processing and about the transfer), unless such information has already been given by the data exporter.

4. Security and confidentiality: Technical and organisational security measures must be taken by the data controller that are appropriate to the risks, such as against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, presented by the processing. Any person acting under the authority of the data controller, including a processor, must not process the data except on instructions from the data controller.

5. Rights of access, rectification, deletion and objection: As provided in Article 12 of Directive 95/46/EC, data subjects must, whether directly or via a third party, be provided with the personal information about them that an organisation holds, except for requests which are manifestly abusive, based on unreasonable intervals or their number or repetitive or systematic nature, or for which access need not be granted under the law of the country of the data exporter. Provided that the authority has given its prior approval, access need also not be granted when doing so would be likely to seriously harm the interests of the data importer or other organisations dealing with the data importer and such interests are not overridden by the interests for fundamental rights and freedoms of the data subject. The sources of the personal data need not be identified when this is not possible by reasonable efforts, or where the rights of persons other than the individual would be violated. Data subjects must be able to have the personal information about them rectified, amended, or deleted where it is inaccurate or processed against these principles. If there are compelling grounds to doubt the legitimacy of the request, the organisation may require further justifications before proceeding to rectification, amendment or deletion. Notification of any rectification, amendment or deletion to third parties to whom the data have been disclosed need not be made when this involves a disproportionate effort. A data subject must also be able to object to the processing of the personal data relating to him if there are compelling legitimate grounds relating to his particular situation. The burden of proof for any refusal rests on the data importer, and the data subject may always challenge a refusal before the authority.

6. Sensitive data: The data importer shall take such additional measures (e.g. relating to security) as are necessary to protect such sensitive data in accordance with its obligations under Clause 2.

7. Data used for marketing purposes: Where data are processed for the purposes of direct marketing, effective procedures should exist allowing the data subject at any time to “opt-out” from having his data used for such purposes.

8. Automated decisions: For purposes hereof “automated decision” shall mean a decision by the data exporter or the data importer which produces legal effects concerning a data subject or significantly affects a data subject and which is based solely on automated processing of personal data intended to evaluate certain personal aspects relating to him, such as his performance at work, creditworthiness, reliability, conduct, etc. The data importer shall not make any automated decisions concerning data subjects, except when:

(a) such decisions are made by the data importer in entering into or performing a contract with the data subject, and

(ii) (the data subject is given an opportunity to discuss the results of a relevant automated decision with a representative of the parties making such decision or otherwise to make representations to that parties.

or

(b) where otherwise provided by the law of the data exporter.

ANNEX B

DESCRIPTION OF THE TRANSFER

(To be completed by the parties)

Data subjects See Annex 1
The personal data transferred concern the following categories of data subjects:
See Annex 1

Contact points for data protection enquiries:

See DPA

ANNEX 3: TECHNICAL AND ORGANIZATIONAL SECURITY MEASURES

(A) Data Processing

The Parties must assess and reduce the scope of data access and processing limited to what is strictly necessary for the performance of the Agreement.

(B) Confidentiality

The Parties shall ensure:

1.

Access to Personal Data stored or Processed is limited to members of its personnel on a strict need-to-know basis. For the avoidance of doubt, “personnel” includes employees, agents and contractors of Data Processor.

2.	Access to facilities where information systems are located is be limited to authorized personnel who are specifically identified.

3.	Relevant personnel who are authorized to grant, alter or cancel authorized access to data and resources have been appropriately identified.

4.	Authorization profiles are defined according to the roles and responsibilities of its personnel in order to restrict access to Personal Data to duly authorized users.

5.

Identification and authentication rules include things such as: (a) automated de-provisioning of access to personnel who are no longer with the respective Party; (b) personal users’ identifiers; (c) no default accounts; (d) no accounts are shared among users; (e) authentication methods based on strong password requirements; and/or (f) devices use officially recommended cryptographic mechanisms or biometric devices.

(C) Backups

The Parties shall ensure:

1.	Backups are performed frequently, tested regularly and stored off-site.

2.	Backups are secure by either encrypting the backups themselves or encrypting data at the source, in either case storage is maintained at a secure location.

(D) Encryption

The Parties shall ensure:

1.	Data “at rest” is protected and is encrypted with AES-256 or stronger.

2.	Data in transit is protected by the Parties e.g. through TLS (1.1 or higher) or hashing (SHA-2 or stronger).

3.	Personal Data and Parties’ proprietary data that is transferred/uploaded to the provider is encrypted (according to specifications for “data in transit” above) and secure.

(E) Security of Infrastructure and Applications

The Parties shall ensure:

1.	Software patches are applied routinely and promptly.

2.	It performs regular penetration testing, vulnerability management, and intrusion prevention.

3.	Applications, servers, storage, network devices, etc. are protected with complex passwords. In addition resources, exposed to external access must be protected by Multi-Factor authentication (MFA)

4.	Critical firmware and software updates are installed after successful testing without delay.

5.

Users of the Parties’ systems are required to notify the data privacy officer and/or the IT Service Desk immediately if information is lost or stolen in accordance with the Parties’ respective policies and the type of data impacted (ie: personal data or confidential/proprietary data).

6.	It has dedicated points of contact responsible for dealing with reports of information security breaches or failures.

7.	Audit logs and records of security incidents are maintained, are subject to periodic review.

(F) Development and Change Management Process

The Parties shall ensure:

1.

It follows standardized and documented procedures for coding, configuration management, patch installation, and change management for all systems (e.g. applications, servers, storage, network devices, etc.) involved in delivery of contracted services.

2.

(G) Availability

The Parties must:

1.	Design core IT infrastructure failsafe and redundant.

2.	Have disaster recovery and backup-and-restore processes in place.

3.	Have a business continuity plan that addresses the prompt restoration of the availability of and access to Parties’ Personal Data

(H) Audits and Standards

The Parties must:

1.	Review or audit its security operations by external security experts on a periodic basis.

2.	Comply with appropriate security standards.

(I) Test and Development Environments

The Parties shall ensure that:

Only anonymized or dummy data are used in a non-production (e.g. test or development, training) environment and that these environments are secured to the same standard as production.

(J) Traceability and Logs

The Parties must:

1.

Set up a logging process that records the relevant events (end users, maintenance and administrative activities, unauthorized access to Personal Data, abusive use of Personal Data, abnormalities, events related to security, etc.) and allows for determinations of the origin of an incident and that these logs are available to the Parties for e.g. incident investigation.

2.

Collaborate in the event of a security incident and help each other to clarify the case, e.g. by secure exchange of relevant log data.Protect the logging equipment and the logged information against sabotage and unauthorized access.

(K) Miscellaneous

The Parties must:

1.	Inform each other in case of a cyber security incident, data breach or any other critical incident which may disrupt joint operations.

2.	Have policies and procedures relevant to Personal Data and IT security in place.

3.

Have technical mechanisms and operational procedures in place to allow for the prompt retrieval, erasure, blocking and restriction of Parties’ Personal Data relating to a particular individual (i.e. an individual’s personal data).

4.	Perform phishing trainings for ongoing security awareness for internal users.

5.	Provide security awareness training for all personnel.

<<PLACEHOLDER: ANNEX 4: TERMS AND CONDITIONS OF TRANSFER OF PERSONAL DATA

SUBJECT TO <<INSERT COUNTRY>> DATA PROTECTION LAW>>

EXHIBIT 14

CO-COMMERCIALIZATION PLAN OUTLINE

[***]

EXHIBIT 15

CO-COMMERCIALIZATION BUDGET OUTLINE

[***]

EXHIBIT 16

CONTRIBUTION TO EQUITY AND SHARE ISSUANCE

(the “Purchase Agreement”)

A. COMPANY shall acquire a stake in the share capital of MorphoSys through the purchase from MorphoSys of new shares of MorphoSys in the form of American Depositary Shares (“ADSs”), subject to the terms of the Agreement and the further terms and conditions of this EXHIBIT 16 (“Purchase Agreement”). “MorphoSys”, for the purpose of this EXHIBIT 16, including its Annexes, shall mean MorphoSys AG only. In case of any conflicts or inconsistencies between the terms of the Agreement and this EXHIBIT 16, the terms and conditions of this EXHIBIT 16 shall prevail with respect to the subject matter hereof. As at the Execution Date, the registered share capital of MorphoSys amounts to € 31,957,958, divided into 31,957,958 ordinary shares in bearer form with no par value and a notional value attributable to each share of €1.00 (the “Existing Shares”). All Existing Shares of MorphoSys are admitted to trading on the regulated market (regulierter Markt) and to the sub-segment of the regulated market with additional obligations arising from admission (Prime Standard) on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse).

B. MorphoSys is party to the Amended and Restated Deposit Agreement dated April 18, 2018, among MorphoSys, The Bank of New York Mellon, as depositary (the “Depositary”) and the owners and holders of American Depositary Shares (the “Deposit Agreement”), pursuant to which the Depositary has issued ADSs representing one-quarter of an Existing Share. The ADSs are listed for quotation on the Nasdaq Global Market (the “Nasdaq Market”).

C. The management board (Vorstand) of MorphoSys has been authorised, until 30 April 2022, to increase, with the consent of the supervisory board (Aufsichtsrat) of MorphoSys, the share capital of MorphoSys by up to € 2,915,977.00 (the “Authorised Capital”) through the issuance of new no-par value bearer shares against cash contributions (the “Authorisation”). The management board of MorphoSys is authorised to exclude, with the consent of the supervisory board of MorphoSys, the subscription rights of the shareholders, inter alia, in case of a capital increase against contribution in cash, if the issue price of the newly issued shares is not significantly lower than the market price of the Existing Shares prevailing at the time of issuance and the number of shares issued does not exceed 10% of the share capital of MorphoSys, neither at the time when the Authorisation has become effective nor when it is used.

D. The new shares of MorphoSys underlying the new ADSs to be purchased by COMPANY (the “New ADSs”) shall be created by way of a capital increase against contribution in cash on the basis of the Authorisation and deposited with the Depositary who will deliver the New ADSs purchased by COMPANY to COMPANY. Each New ADS purchased by COMPANY will represent one-quarter of a New Share of MorphoSys.

1.	ISSUE AND SUBSCRIPTION OF NEW SHARES

(a) Board Resolutions. To the extent permitted by law, the management board of MorphoSys shall, subject to the satisfaction of the conditions set forth in Section 9(b) hereof, within [***] Business Days after the Effective Date (the “Capital Increase Resolution Date”) resolve on an increase of the share capital of MorphoSys pursuant to the Authorisation with exclusion of subscription rights of the existing shareholders (the “Capital Increase”) through the issuance of the Final Number of New Shares against cash consideration at the Purchase Price per New Share for the Aggregate Purchase Price admitting the COMPANY, or at the COMPANY’s written request received by MorphoSys within [***] Business Days after the Execution Date, the German credit institution selected by MorphoSys to act as settlement agent (the “German Settlement Agent”) to subscribe for the New Shares acting in its own name but for the account of COMPANY (the “Management Board Resolution”; a draft of the resolution is attached hereto as Annex 1).

Immediately after passing the Management Board Resolution, the management board of MorphoSys shall, to the extent permitted by law, ask the supervisory board of MorphoSys to approve the Capital Increase under the Authorisation as well as the issue of the New Shares at the Aggregate Purchase Price as resolved by the Management Board (the “Supervisory Board Resolution”, a draft of the resolution is attached hereto as Annex 2).

“Purchase Price” shall mean a USD amount per New Share [***].

“Market Price” shall mean the closing market price of the ADSs as quoted on the Nasdaq Stock Market.

“New Shares” shall mean new ordinary shares of MorphoSys in bearer form with no par value and a notional value attributable to each share of €1.00, which shall carry the same rights and obligations as the Existing Shares, except that they shall carry dividend rights only from and including the fiscal year of MorphoSys in which they have been issued.

[***]

“Final Number” shall mean such number of New Shares that results of the division of (a) USD 150,000,000 by (b) the Purchase Price rounded down to the next full New Share.

“Aggregate Purchase Price” shall mean the result of the multiplication of (a) the Final Number of New Shares with (b) the Purchase Price.

(b) Payment of Aggregate Purchase Price; Subscription of New Shares. COMPANY shall, subject to the satisfaction of the conditions set forth in Section 9(a), immediately upon receipt of copies of the Management Board Resolution and the Supervisory Board Resolution by telefax or pdf-document attached to an email (such date, the “Subscription Date”) (i) effect payment of the Aggregate Purchase Price to an account of MorphoSys (the “Capital Increase Account”) maintained with the German Settlement Agent as notified by MorphoSys to COMPANY in due time prior to subscription and (ii) subscribe for, or, if COMPANY appointed the German Settlement Agent as set forth in Section 1 (a), cause the German Settlement Agent, acting in its own name but for the account of COMPANY, to immediately subscribe for, the New Shares by way of executing and delivering to MorphoSys a subscription certificate (Zeichnungsschein) (the “Subscription Certificate”) for the New Shares in the form attached as Annex 3 hereto, duly signed in duplicate form, and (iii) upon credit of the Aggregate Purchase Price to the Capital Increase Account cause the German Settlement Agent to deliver to MorphoSys a bank certificate (Einzahlungsbestätigung) in the form attached as Annex 4 hereto (the “Bank Certificate”) confirming such credit.

(c) Registration of Capital Increase. Without undue delay (unverzüglich) upon receipt of the Subscription Certificate and Bank Certificate in accordance with Section 1 (b) above and provided the Management Board Resolution and the Supervisory Board Resolution have been passed in accordance with Section 1 (a) above, MorphoSys shall use its [***] efforts to effect the registration of the Capital Increase in the commercial register.

(d) Notification of German Settlement Agent. Without undue delay (unverzüglich) upon the registration of the Capital Increase with the commercial register (the time of such registration referred to as the “Registration Time”), MorphoSys shall, by telefax or pdf-document attached to an email, with two original certified copies to follow promptly by courier, furnish the German Settlement Agent with a certified copy of the registration notice of the commercial register, a certified chronological excerpt from the commercial register and a certified copy of the articles of association of MorphoSys, each evidencing such Capital Increase.

(e) Delivery of Global Note. Without undue delay after Registration Time, MorphoSys shall deliver to the German Settlement Agent one global share certificate in the form set forth as Annex 5 hereto representing the New Shares. COMPANY shall cause the German Settlement Agent, acting in its own name, but for the account of COMPANY, to deliver such global share certificate to Clearstream Banking AG, Frankfurt am Main (“Clearstream”), and procure the New Shares to be credited to such securities account with a participant of Clearstream as the Depositary may designate to enable the delivery by the Depositary of the New ADSs in respect of the New Shares to COMPANY, as the case may be, by way of book-entry.

2.	DELIVERY OF NEW ADSs

Without undue delay after confirmation of receipt of the New Shares by the Depositary, MorphoSys shall instruct the Depositary to deliver four ADSs per New Share representing such New Share free of payment to a securities account of COMPANY as notified by COMPANY to MorphoSys or as the Depositary may otherwise require in due time prior to Registration Time. COMPANY shall take all steps necessary required by it to effect the delivery of the ADSs.

3.	REPRESENTATIONS REGARDING DELIVERY OF ADSs

COMPANY represents and warrants to MorphoSys that:

(a) COMPANY is acquiring the New ADSs for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the amount of ADSs COMPANY is acquiring. Further, COMPANY does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the New ADSs COMPANY is acquiring.

(b) COMPANY understands that the New ADSs have not been, and will not be, registered under the U.S. Securities Act of 1933 (the “Securities Act”), and are being sold in reliance upon a specific exemption from the registration provisions of the Securities Act. COMPANY understands that the New ADSs are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, COMPANY must hold the New ADSs indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. COMPANY acknowledges that MorphoSys has no obligation to register or qualify the ADSs.

(c) For so long as the New ADSs are “restricted securities” under the Securities Act the New ADSs will not be fungible with all other ADSs issued pursuant to the Deposit Agreement and will be subject to the following legend restricting transfer or surrender for the purpose of withdrawal:

“THE AMERICAN DEPOSITARY SHARES TO WHICH THIS CONFIRMATION RELATES AND THE ORDINARY SHARES (THE “SHARES”) OF MORPHOSYS AG (“MORPHOSYS”) REPRESENTED THEREBY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR IN A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THAT ACT, AS CONFIRMED BY AN OPINION OF COUNSEL THAT IS SATISFACTORY TO MORPHOSYS AND THE DEPOSITARY, AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.”

(d) So long as the above restriction applies, the New ADSs will not be eligible for settlement through the Depositary Trust Corporation.

4.	REPRESENTATIONS OF MORPHOSYS

MorphoSys represents and warrants to COMPANY each of the matters set forth in Annex 6 hereto.

5.	IMPLEMENTATION OF CAPITAL INCREASE; CONSEQUENCES IN CASE OF FAILURE

If the registration of the Capital Increase with the commercial register has not been effected until [***] months after the Effective Date, 12:00 (Frankfurt time), at the election of COMPANY, (i) the Parties shall reinitiate such efforts for an additional [***]-month period, or (ii) the Subscription Certificate for the New Shares shall, in accordance with its terms, expire and MorphoSys shall without undue delay (unverzüglich) repay the Aggregate Purchase Price. If COMPANY elects the option under (i) above, and the Capital Increase has not been effected within such additional [***]-month period, then the consequence under (ii) applies. Upon repayment to COMPANY of the foregoing amount, the Parties shall have no further obligation to each other with respect to the matters set forth in Section 8.1(b) of the Collaboration Agreement and this Purchase Agreement.

6.	LISTING

MorphoSys undertakes to cause, without undue delay after Registration Time, the New Shares to be admitted to trading on the regulated market (Regulierter Markt) segment of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard), or any successor thereof, and to use [***] efforts to maintain such listing.

7.	REMOVAL OF RESTRICTIVE LEGENDS

MorphoSys agrees that at such time as the New ADSs cease to be “restricted securities” such that any legend of the type set forth in Section 3(c) is no longer required, MorphoSys shall, no later than [***] Business Days following notice by

COMPANY, use commercially reasonable efforts to cause the Depositary to remove any such legend (including by causing the delivery of any required instructions or legal opinions) and to facilitate any transfers of such New ADSs to an unrestricted depositary facility.

8.	LOCK-UP

(a) Lock-up Period. COMPANY hereby undertakes to MorphoSys that for a period of eighteen (18) months following Registration Time (the “Lock-Up Period”), it will not,

i.

sell, transfer, pledge, encumber or otherwise dispose of (verfügen über) (including the granting of any option over or the creation of any form of trust relationship in respect of) any New Shares or New ADSs;

ii.	enter into any agreement or transaction in respect of any voting rights or other rights attaching to any New Shares or New ADSs;

iii.	enter into any transaction (including derivative transactions) or carry out any other action that would be the economic equivalent of any of the above;

in each case without the prior written consent of the management board of MorphoSys. The foregoing restrictions shall not apply to: (A) any transfers to COMPANY’s Affiliates, (B) any transfers made following termination of the Collaboration Agreement pursuant to Section 17.2(a) thereof where MorphoSys is the Breaching Party and (C) any transfers in connection with or following a MorphoSys Change of Control; provided that in each transfer pursuant to clause (A), the transferee agrees to be bound in writing by the terms of this Purchase Agreement prior to such transfer.

(b) Restriction on Sales following the Lock-Up Period. Following the end of the Lock-Up Period, COMPANY may only transfer, sell or otherwise dispose of, in any three (3)-month period, 25% of the aggregate number of New Shares or New ADSs subscribed to herein; provided that, notwithstanding the foregoing limitation, COMPANY may sell up to 50% of the aggregate number of New Shares or New ADSs subscribed to herein following the end of the Lock-Up Period in a sale to a single purchaser (but in the event that any such sale to a single purchaser exceeds 25% of the New Shares or New ADSs subscribed to herein, the number of New Shares or New ADSs that may be sold in any other transactions within three (3) months of such sale to a single purchaser shall be reduced by such excess amount in order to ensure that sales within any three (3)-month period from the first sale to a single purchaser do not exceed in total 50% of the New Shares or New ADSs subscribed to herein (including the New Shares or New ADSs sold in the first sale to a single purchaser)). In the event COMPANY intends to sell more than 25% of the aggregate number of New Shares or New ADSs subscribed to herein in a single transaction, COMPANY shall notify and consult with MorphoSys about offering to sell such New Shares or New ADSs to certain investors of MorphoSys identified by MorphoSys.

9.	CONDITIONS TO SUBSCRIPTION

(a) COMPANY Conditions. COMPANY’s obligations pursuant to Section 1(b) are subject to the fulfillment of the following conditions (unless waived in writing by COMPANY):

(i)

Representations and Warranties. The representations and warranties made by MorphoSys in Section 13.1 of the Agreement and Section 4 hereof shall be true and correct as of the Execution Date and as of the Subscription Date as though made on and as of the Subscription Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 9(a), all such representations and warranties of MorphoSys (other than Sections 1.1 and 1.2 in Annex 6 hereto) shall be deemed to be true and correct for purposes of this Section 9(a) unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material”, “materiality” or “Material Adverse Effect” qualifiers set forth therein, constitute a Material Adverse Effect.

For purposes of this Purchase Agreement, “Material Adverse Effect” means any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Event, has had a material adverse effect on the business, properties, management, financial position, stockholders’ equity or results of operations of MorphoSys and its subsidiaries taken as a whole or on the performance by MorphoSys of its obligations under this Purchase Agreement or the Agreement, except to the extent that any such Effect results from or arises out of: (A) changes in conditions in the United States, German or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general political, economic or business conditions in the United States and Germany thereof, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, floods or other natural disasters, (E) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof or (F) the execution, delivery and announcement of this Agreement and any actions contemplated hereby or thereby, provided, however, that the Effects excluded in clauses (A), (B), (C) and (D) shall only be excluded to the extent such Effects are not disproportionately adverse on MorphoSys and its subsidiaries as compared to other companies operating in MorphoSys’s industry.

(ii)

Covenants. All covenants and agreements contained in this Purchase Agreement to be performed or complied with by MorphoSys on or prior to the Subscription Date shall have been performed or complied with in all material respects.

(iii)	No Material Adverse Effect. From and after the Execution Date until the Subscription Date, there shall have occurred no event that has caused a Material Adverse Effect.

(b)	MorphoSys’s Conditions. MorphoSys’s obligation to issue and sell the New ADSs is subject to the fulfillment of the following conditions (unless waived in writing by MorphoSys):

(i)

Representations and Warranties. The representations and warranties made by COMPANY in Section 3 hereof and Section 13.1 of the Agreement shall be true and correct as of the Execution Date and as of the Subscription Date as though made on and as of the Subscription Date.

Annex 1 to EXHIBIT 16

Management Board Resolution

English convenience translation

Niederschrift über eine Beschlussfassung des Vorstandes der MorphoSys AG (“Gesellschaft”) vom [●] 2020	Minutes of a resolution of the Management Board of MorphoSys AG (“Company”) of [●], 2020

I.	I.

Aufgrund der von der Hauptversammlung am 17. Mai 2017 beschlossenen Ermächtigung ist der Vorstand nach § 5 Abs. 6 der Satzung der Gesellschaft ermächtigt, mit Zustimmung des Aufsichtsrats bis zum 30. April 2022 (einschließlich) das Grundkapital der Gesellschaft gegen Bareinlagen einmalig oder mehrmalig um bis zu € 2.915.977,00 durch Ausgabe von bis zu 2.915.977 neuen und auf den Inhaber lautende Stückaktien zu erhöhen (im Folgenden “Genehmigtes Kapital 2017-I”).	Based on the authorization resolved by the general meeting on May 17, 2017 and § 5(6) of the articles of the Company, the management board, with the approval of the supervisory board, is authorized through and including April 30, 2022 to increase the registered share capital of the Company against cash contributions once or several times by up to € 2,915,977.00 through the issuance of up to 2,915,977 new no par-value bearer shares (defined as “Authorized Capital 2017-I”).

Zugleich wurde der Vorstand ermächtigt, mit Zustimmung des Aufsichtsrats das Bezugsrecht der Aktionäre unter anderem auszuschließen, wenn die neuen Aktien zu einem Ausgabebetrag ausgegeben werden, der den Börsenpreis von Aktien gleicher Ausstattung nicht wesentlich unterschreitet und die gemäß oder in entsprechender Anwendung des § 186 Abs. 3 Satz 4 AktG gegen Bareinlagen unter Ausschluss des Bezugsrechts während der Laufzeit dieser Ermächtigung ausgegebenen Aktien insgesamt 10 % des Grundkapitals nicht überschreiten, und zwar weder zum Zeitpunkt des Wirksamwerdens noch zum Zeitpunkt der Ausübung dieser Ermächtigung.	At the same time, the management board was authorized to exclude the subscription rights of the shareholders with the approval of the supervisory board, inter alia, if the issue price for the new shares is not significantly below the stock exchange price of shares conferring identical rights, and the shares issued pursuant to Section 186 (3) sentence 4 German Stock Corporation Act (either applied directly or accordingly) against cash consideration and with exclusion of subscription rights during the term of this authorisation do not exceed, in total, 10 % of the registered share capital neither at the time when the authorization becomes effective nor at the time when it is used.

Weiter wurde der Vorstand ermächtigt, mit Zustimmung des Aufsichtsrats die weiteren Einzelheiten der Kapitalerhöhung und ihrer Durchführung festzulegen.	Furthermore, the management board was authorized to determine the further details of the capital increase and its implementation with the approval of the supervisory board.

Die Gesellschaft hat mit [COMPANY] eine Kollaboration zu [●] vereinbart. Im Zusammenhang mit dieser Kollaboration und zur Stärkung der künftigen strategischen Zusammenarbeit möchte [COMPANY] ein Eigenkapitalinvestment bei der Gesellschaft erbringen. [COMPANY] wird von der Gesellschaft [●] neue auf den Inhaber lautende Stückaktien in Form von American Depositary Shares (“ADS”), die jeweils ein Viertel einer auf den Inhaber lautenden Stückaktie der Gesellschaft vertreten, erwerben.	The Company has agreed on a collaboration with [COMPANY] regarding [●]. In the context of this collaboration and in order to further strengthen the future strategic collaboration, [●] wishes to make an equity investment in the Company. [COMPANY] shall purchase from the Company [●] new no par-value bearer shares in the form of American Depositary Shares (“ADS”), each representing one quarter of a no par-value bearer share of the Company.

Zur Schaffung der neuen Aktien der Gesellschaft die den ADS unterliegen, werden die nachfolgenden Beschlüsse gefasst.	The following resolutions are adopted for the creation of the new shares of the Company underlying the ADS.

II.	II.

Der Vorstand hat nach ordnungsgemäßer Beratung einstimmig entschieden, dass eine Ausgabe neuer Aktien an [COMPANY] aus dem Genehmigten Kapital 2017-I im Interesse der Gesellschaft und ihrer Aktionäre liegt, um die langfristigen Ziele der Gesellschaft zu erreichen. Demgemäß hat der Vorstand am [●] [To be completed: Procedure, e.g. physical meeting, conference call etc.] unter dem Vorbehalt der Zustimmung des Aufsichtsrats einstimmig wie folgt entschieden:	After due consideration, the management board has unanimously decided that the issuance of new shares from the Authorised Capital 2017-I to [COMPANY] is in the best interest of the Company and its shareholders to achieve the Company’s long-term goals. Therefore, on [●] the management board, subject to the approval by the supervisory board, [To be completed: Procedure, e.g. physical meeting, conference call etc.] unanimously decided by way of passing a resolution by as follows:

1.   Unter [teilweiser] Ausnutzung des Genehmigten Kapitals 2017-I (§ 5 Abs. 6 der Satzung) wird das eingetragene Grundkapital der Gesellschaft von derzeit € [31.957.958,00] um € [●] auf € [●] gegen Bareinlage durch Ausgabe von [●] neuen auf den Inhaber lautende Stückaktien (“Neue Aktien”) erhöht (“Kapitalerhöhung”).

1.   By [partially] utilizing the Authorized Capital 2017-I (§ 5(6) of the articles of the Company), the registered share capital of the Company from currently € [31,957,958.00] is increased by € [●] to € [●] against cash contributions by issuance of [●] new no par-value bearer shares (the “New Shares”) (the “Capital Increase”).

2. [Die Neuen Aktien sind ab dem am 1. Januar 2020 beginnenden Geschäftsjahr voll gewinnanteilsberechtigt.]	2. [The New Shares carry full dividend rights as of the financial year commenced on January 1, 2020.]

3. Der Ausgabebetrag beträgt € [●] je Neuer Aktie. Der Gesamtausgabebetrag für die insgesamt [●] Neuen Aktien beläuft sich damit auf € [●].	3. The issue price is € [●] per New Share. The total issue price for the [●] New Shares amounts to € [●].

4. Das gesetzliche Bezugsrecht der Aktionäre der Gesellschaft wird auf der Grundlage der Ermächtigung in § 5 Abs. 6 der Satzung ausgeschlossen.	4. Pursuant to the authorization in § 5(6) of the articles of the Company, the subscription rights of the Company’s shareholders are excluded.

5. Zur Zeichnung der Neuen Aktien in eigenem Namen aber für Rechnung von [COMPANY] wird [German Subscription Agent] zugelassen.	5. The New Shares will be subscribed for by [German Subscription Agent], acting in its own name but for the account of [COMPANY].

6. Die Kosten der Kapitalerhöhung werden von der Gesellschaft getragen.	6. The costs of the Capital Increase will be borne by the Company.

III.	III.

Diese Beschlüsse bedürfen der Zustimmung des Aufsichtsrats der Gesellschaft.	These resolutions require the consent of the Company’s supervisory board.

IV.	IV.

Als Vorsitzender des Vorstands stelle ich fest:	As chairman of the management board, I hereby declare the following:

1.   Sämtliche Mitglieder des Vorstands haben unter Verzicht auf alle durch Gesetz oder Satzung vorgeschriebenen Form- und Fristerfordernisse für das Fassen von Vorstandsbeschlüssen an der Beschlussfassung teilgenommen.

1.   All management board members took part in the adoption of the resolutions and waived all requirements with regard to notice and form, whether imposed by law or by the articles of association, for the passing of management board resolutions.

2. Sämtliche Mitglieder des Vorstands haben den unter II. genannten Beschlussvorschlägen zugestimmt.	2. All management board members have approved the proposed resolutions under II. above.

3. Damit wurden die Beschlüsse mit dem unter II. genannten Wortlaut gefasst.	3. Therefore, the resolutions were adopted with the wording stated under II. above.

Allein die deutsche Fassung dieses Beschlusses ist rechtlich bindend.	The German version of this resolution is legally binding only.

CONFIDENTIAL

Planegg, den / this                . [●] 2020

Dr. Jean-Paul Kress
Vorstandsvorsitzender

CONFIDENTIAL

Annex 2 to EXHIBIT 16

Supervisory Board Resolution

Niederschrift über eine Beschlussfassung des Aufsichtsrats der MorphoSys AG (“Gesellschaft”) vom [●] 2020	English convenience translation Minutes of a resolution of the Supervisory Board of MorphoSys AG (“Company”) of [●], 2020

I.	I.

Aufgrund der von der Hauptversammlung am 17. Mai 2017 beschlossenen Ermächtigung und § 5 Abs. 6 der Satzung der Gesellschaft hat der Vorstand der Gesellschaft – unter dem Vorbehalt der Zustimmung des Aufsichtsrats – am [●] 2020 den in der Anlage dieser Niederschrift beigefügten Beschluss über die Erhöhung des eingetragenen Grundkapitals von gegenwärtig € [31.957.958,00] um € [●] auf € [●] gegen Bareinlage durch Ausgabe von [●] neuen und auf den Inhaber lautenden Stückaktien mit einem anteiligen Betrag am Grundkapital von € [●] je Aktie (“Neue Aktien”) zum Ausgabebetrag von € 1,00 je Neuer Aktie gefasst (“Kapitalerhöhung”).	Based on the authorization resolved by the general meeting on May 17, 2017 and § 5(6) of the articles of the Company, the management board of the Company, subject to the approval of the supervisory board, adopted on [●], 2020 the enclosed resolution (Annex) regarding the increase of the registered share capital of the Company against cash contributions from currently € [31,957,958.00] by € [●] to € [●] by issuance of [●] new no par-value bearer shares with a pro rata share in the share capital of € 1.00 per share (the “New Shares”) at an issue price of € [●] per New Share (“Capital Increase”).

Das gesetzliche Bezugsrecht der Aktionäre wurde dabei auf der Grundlage der Ermächtigung in § 5 Abs. 6 der Satzung ausgeschlossen. Zur Zeichnung der Neuen Aktien wurde [German Subscription Agent] zugelassen.	The subscription rights of the Company’s shareholders were excluded in accordance with the authorization in § 5(6) of the articles of the Company. It was further resolved that the New Shares shall be subscribed by [German Subscription Agent].

II.	II.

Der Aufsichtsrat hat am [●] 2020 im Wege des Umlaufbeschlussverfahrens per Email (§ 10 Abs. 2 der Satzung) in Kenntnis des ihm als Anlage zu diesen Beschlussvorschlägen übermittelten Vorstandsbeschlusses vom [●] 2020 über folgende Beschlussvorschläge abgestimmt:	On [●], 2020, the supervisory board, having full knowledge of the management board resolution of [●], 2020, which was forwarded to the supervisory board together with these resolution proposals, resolved by way of an email-vote (§ 10(2) of the articles) as follows:

1. Der Aufsichtsrat stimmt dem dieser Niederschrift als Anlage beigefügten Beschluss des Vorstands vom [●] 2020 vollumfänglich zu.	1. The supervisory board approves the resolution of the management board of [●], 2020, the minutes of which are attached as Annex hereto, in full.

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2.   Auf der Grundlage der Ermächtigung in § 5 Abs. 7 der Satzung wird die Satzung in § 5 Abs. 1, Abs. 2 und Abs. 6 in Anpassung an die Kapitalerhöhung aus dem Genehmigten Kapital 2017-I mit Wirkung vom Zeitpunkt der Eintragung der Durchführung der Kapitalerhöhung im Handelsregister wie folgt neu gefasst:

2.   Based on the authorisation pursuant to § 5(7) of the articles of the Company, with effect as of the date of the registration with the commercial register of the execution of the Capital Increase from the Authorized Capital 2017-I, § 5(1), (2) and (6) of the articles shall be amended as follows:

a) § 5 Abs. 1 der Satzung erhält folgende Fassung:	a) § 5(1) of the articles is amended as follows:

“(1) Das Grundkapital beträgt €[●].”	“(1) The registered share capital amounts to €[●].”

b) § 5 Abs. 2 der Satzung erhält folgende Fassung:	b) § 5(2) of the articles is amended as follows:

“(2) Das Grundkapital ist eingeteilt in [●] auf den Inhaber lautende nennwertlose Stückaktien.”	“(2) The share capital is divided into [●] no-par-value bearer shares.”

c) Satz 1 von § 5 Abs. 6 der Satzung wird wie folgt angepasst:	c) Sentence 1 of § 5(6) of the articles is amended as follows:

“(1)   Der Vorstand ist ermächtigt, mit Zustimmung des Aufsichtsrats bis zum 30. April 2022 (einschließlich) das Grundkapital der Gesellschaft gegen Bareinlagen einmalig oder mehrmalig um insgesamt bis zu [●] € durch Ausgabe von bis zu [●] neuen und auf den Inhaber lautende Stückaktien zu erhöhen (Genehmigtes Kapital 2017- I).”

“(1)   With the Supervisory Board´s consent, the Management Board is authorized to increase the Company’s share capital by issuing a maximum of [●] new no-par value bearer shares against contribution in cash up to an amount of € [●] on one or several occasions until and including the date of April 30, 2022 (Authorized Capital 2017-I).”

d) Die übrigen Satzungsbestimmungen bleiben unverändert.	d) The other provisions of the articles remain unchanged.

3.   Die Mitglieder des Aufsichtsrats verzichten auf alle durch Gesetz und Satzung vorgeschriebenen Form- und Fristerfordernisse für das Fassen von Aufsichtsratsbeschlüssen in Bezug auf diese Beschlussfassung.

3. The supervisory board members waive all requirements with regard to notice and form, whether imposed by law or by the articles of association both with respect to this resolution.

CONFIDENTIAL

III.	III.

Als Vorsitzender des Aufsichtsrats stelle ich fest:	As chairman of the supervisory board, I hereby declare the following:

1.   Sämtliche Mitglieder des Aufsichtsrats haben unter Verzicht auf alle durch Gesetz oder Satzung vorgeschriebenen Form- und Fristerfordernisse für das Fassen von Aufsichtsratsbeschlüssen an der Beschlussfassung teilgenommen.

1.   All supervisory board members took part in the adoption of the resolutions and waived all requirements with regard to notice and form, whether imposed by law or by the articles of association, for the passing of supervisory board resolutions.

2. Sämtliche Mitglieder des Aufsichtsrats haben den unter II. genannten Beschlussvorschlägen zugestimmt.	2. All supervisory board members have approved the resolution proposals stated under II. above.

3. Damit wurden die Beschlüsse mit dem unter II. genannten Wortlaut gefasst.	3. Therefore, the resolutions were adopted with the wording stated under II. above.

Allein die deutsche Fassung dieser Beschlüsse ist rechtlich bindend.	Only the German version of this resolution is legally binding.

Certain identified information, marked by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

EXECUTION VERSION	CONFIDENTIAL

                    , den / this        . [●] 2020

Dr. Marc Cluzel
Aufsichtsratsvorsitzender

Anlage/Annex:

Beschluss des Vorstands vom                    . [●] 2020 (Kopie) / Resolution of the management board dated [●], 2020 (copy)

CONFIDENTIAL

Annex 3 to EXHIBIT 16

Subscription Certificate

English Convenience Translation

Zeichnungsschein	Subscription Certificate

Der Vorstand der MorphoSys AG, eingetragen im Handelsregister des Amtsgerichts München unter HRB 121023 (die „Gesellschaft“) ist auf Grund der am 17. Mai 2017 von der ordentlichen Hauptversammlung der Gesellschaft beschlossenen Ermächtigung nach § 5 Abs. (6) der Satzung der Gesellschaft ermächtigt, mit Zustimmung des Aufsichtsrats bis zum 30. April 2022 (einschließlich) das Grundkapital der Gesellschaft gegen Bareinlagen einmalig oder mehrmalig um bis zu € 2.915.977,00 durch Ausgabe von bis zu 2.915.977 neuen und auf den Inhaber lautenden Stückaktien zu erhöhen (Genehmigtes Kapital 2017-I).	Based on the authorization resolved by the general meeting of MorphoSys AG registered in the commercial register of the local court of Munich under HRB 121023 (the “Company”) on May 17, 2017 and § 5(6) of the articles of the Company, the management board, with the approval of the supervisory board, is authorized through and including April 30, 2022 to increase the registered share capital of the Company against cash contributions once or several times by up to € 2,915,977.00 through the issuance of up to 2,915,977 new no par-value bearer shares (Authorized Capital 2017-I).

Zugleich wurde der Vorstand ermächtigt, mit Zustimmung des Aufsichtsrats das Bezugsrecht der Aktionäre auszuschließen, wenn die neuen Aktien zu einem Ausgabebetrag ausgegeben werden, der den Börsenpreis von Aktien gleicher Ausstattung nicht wesentlich unterschreitet und die gemäß oder in entsprechender An-wendung des § 186 Abs. 3 Satz 4 AktG gegen Bareinlagen unter Ausschluss des Bezugsrechts während der Laufzeit dieser Ermächtigung ausgegebenen Aktien insgesamt 10% des Grundkapitals nicht überschreiten, und zwar weder zum Zeitpunkt des Wirksamwerdens noch zum Zeitpunkt der Ausübung dieser Ermächtigung. Weiter wurde der Vorstand ermächtigt, mit Zustimmung des Aufsichtsrats die weiteren Einzelheiten der Kapitalerhöhung und ihrer Durchführung festzulegen.	At the same time, the management board was authorized to exclude the sub-scription rights of the shareholders with the approval of the supervisory board, inter alia, if the issue price for the new shares is not significantly below the stock exchange price of shares conferring identical rights, and the shares issued pursuant to Section 186 (3) sentence 4 German Stock Corporation Act (either applied directly or accordingly) against cash consideration and with exclusion of subscription rights during the term of this authorisation do not exceed, in total, 10 % of the registered share capital neither at the time when the authorization be-comes effective nor at the time when it is used. Furthermore, the management board was authorized to determine the further details of the capital increase and its implementation with the approval of the supervisory board.

CONFIDENTIAL

Im Rahmen dieser Ermächtigung hat der Vorstand am [●]. 2020 mit Zustimmung des Aufsichtsrats vom [●]. 2020 beschlossen, unter [teilweiser] Ausnutzung des Genehmigten Kapitals 2017-I (§ 5 Abs. (6) der Satzung), das eingetragene Grundkapital der Gesellschaft von derzeit € [31.957.958,00] um € [●] auf € [●] gegen Bareinlage durch Ausgabe von [●] neuen auf den Inhaber lautenden Stückaktien mit einem anteiligen Betrag am Grundkapital von € 1,00 je Aktie mit voller Gewinnanteilsberechtigung ab dem am 1. Januar 2020 beginnenden Geschäftsjahr und unter Ausschluss des Bezugsrechts der Aktionäre zu erhöhen.	Within this authorization and by [partially] utilizing the Authorized Capital 2017-I (§ 5(6) of the articles) the management board resolved on [●] 2020 with approval of the supervisory board on [●] 2020 to increase the registered share capital of the Company under exclusion of subscription rights of the Company’s shareholders from currently € [31,957,958.00] by [●] € to € [●] against cash contribution by issuance of [●] new no par-value bearer shares with a notional value in the registered share capital of 1.00 € per share and carrying full dividend rights as of the financial year commenced on January 1, 2020.

Die neuen Aktien werden jeweils zum Ausgabebetrag von € [●] je neuer Aktie ausgegeben.	The new shares shall be issued at the issue price of € [●] per new share.

Zur Zeichnung der [●] neuen Aktien zum Ausgabebetrag von € [●] je neuer Aktie wurde ausschließlich [German Subscription Agent] in eigenem Namen aber für Rechnung von [COMPANY] zugelassen.	The [●] new shares will be subscribed at the issue price of € [●] per new share exclusively by [German Subscription Agent], acting in its own name but for the account of [COMPANY].

Wir, die unterzeichnende [German Subscription Agent], zeichnen und übernehmen hiermit in eigenem Namen

[●] Stück

(in Worten:[●])

neue auf den Inhaber lautende Stückaktien der MorphoSys AG mit einem anteiligen Betrag am Grundkapital von € 1,00 je Aktie und mit voller Gewinnanteilsberechtigung ab dem am 1. Januar 2020 beginnenden Geschäftsjahr, gegen Bareinlagen zu einem Ausgabebetrag von € [●] je neuer Aktie und [COMPANY] zahlt auf diese Aktien den Ausgabebetrag in Höhe von rund € [●] je neuer Aktie und damit den gesamten Ausgabebetrag in Höhe von insgesamt

€ [●]

(in Worten: [●] Euro)

auf das bei [German Subscription Agent], zins- und provisionsfrei geführte Sonderkonto der Gesellschaft mit der Bezeichnung “[●]” ein.

We, the undersigned [German Subscription Agent], hereby subscribe to and assume in our own name

[●]

(in words [●])

new no par-value bearer shares of MorphoSys AG with a notional value in the registered share capital of 1.00 € per share and carrying full dividend rights as of the financial year commenced on January 1, 2020 against cash contribution at the issue price of € [●] per new share and [COMPANY] pays on these shares the issue price of € [●] per new share and thus the total issue price of

€ [●]

(in words:[●] Euro).

to the special account of the Company at [German Subscription Agent], free of interest and commis-sion with the name “[●]”.

Die Zeichnung wird unverbindlich, wenn die Durchführung der Kapitalerhöhung nicht bis zum [Insert: date [4] months after Effective Date] (12:00 Uhr MEZ) in das Handelsregister der Gesellschaft eingetragen worden ist.	The subscription will become null and void if the execution of the capital increase has not been registered with the commercial register of the Company until [Insert: date [4] months after Effective Date] (12:00 hrs CET).

Die deutsche Fassung dieses Zeichnungsscheins ist alleine maßgebend.	The German version of this subscription certificate is solely decisive.

[●], den / this [●]

[●]

[Name, function]	[Name, function]

CONFIDENTIAL

Annex 4 to EXHIBIT 16

Bank Confirmation

[German Subscription Agent - letterhead]

1. Ausfertigung

Bestätigung

Gemäß §§ 203 Abs. 1. S. 1, 188 Abs. 2 i.V. mit §§ 36 Abs. 2, 36a Abs. 1, 37 Abs. 1 AktG

(doppelt ausgestellt)

Zur Vorlage beim Amtsgericht München – Handelsregister – bestätigen wir hiermit hinsichtlich der von dem Vorstand der Gesellschaft am [●] 2020 mit Zustimmung des Aufsichtsrats vom [●] 2020 beschlossenen Kapitalerhöhung über insgesamt € [●], dass wir heute der

MorphoSys AG

Planegg/Landkreis München

den vollen Ausgabebetrag von € [●] je neuer auf den Inhaber lautenden Stückaktie mit einem anteiligen Betrag am Grundkapital von € 1,00 je Aktie der von der [German Subscription Agent] gezeichneten Stück [●] neue Aktien, das sind insgesamt

€ [●]

(in Worten: Euro [●])

auf einem bei uns geführten zins- und provisionsfreien “[●]” der MorphoSys AG gutgeschrieben haben.

Wir versichern, dass der eingezahlte Betrag vorbehaltlich der Eintragung der Durchführung der Kapitalerhöhung in das Handelsregister endgültig zur freien Verfügung des Vorstandes der MorphoSys AG steht.

[●], den [●] 2020

[German Subscription Agent]

vertreten durch

[●]	[●]

CONFIDENTIAL

Annex 5 to EXHIBIT 16

Global Share Certificate

MorphoSys AG	WKN	663 200

Planegg	ISIN	DE0006632003

Ordnungsnummer 22

Globalurkunde

über

[●] auf den Inhaber lautende Stammaktien (Stückaktien)

Stückenummern [32.072.628] bis zu [●]

Der Inhaber dieser Globalurkunde ist mit [●] Stückaktien an der MorphoSys AG, Planegg,

nach Maßgabe der Satzung als Aktionär

beteiligt.

Die Anzahl der in dieser Globalurkunde verbrieften und begebenen Aktien ergibt sich aus der aktuellen EDV-basierten Depotdokumentation der

Clearstream Banking AG, Frankfurt am Main

Diese Globalurkunde ist ausschließlich zur Verwahrung bei der Clearstream Banking AG,

Frankfurt am Main, bestimmt.

Zu dieser Globalurkunde wurde kein Globalgewinnanteilschein ausgefertigt.

Die in dieser Globalurkunde verbrieften Stückaktien sind ab 1. Januar 2020 gewinnanteilsberechtigt.

Planegg, im [●] 2020

MorphoSys AG

Der Vorstand	Der Vorstand

CONFIDENTIAL

Annex 6 to EXHIBIT 16

Representations and Warranties of MorphoSys

MorphoSys hereby represents and warrants to COMPANY that:

1.1 Valid Issuance of New Shares and New ADS. MorphoSys has all requisite power and authority to issue and sell the New Shares and the New ADSs and to perform its obligations under and to carry out the other transactions contemplated by this Purchase Agreement. All of the New Shares and the New ADSs, when issued, delivered and paid for as contemplated herein, will have been duly authorized and will be validly issued, fully paid and non-assessable, free from any liens, encumbrances or restrictions on transfer, including pre-emptive rights, rights of first refusal or other similar rights, other than as arising pursuant to this Purchase Agreement, as a result of any action by COMPANY or under U.S. federal or state securities Laws.

1.2 No stop order. No stop order or suspension of trading of the Existing Shares or the ADSs has been imposed by the any Governmental Authority and remains in effect.

1.3 No Conflicts. The execution, delivery and performance of this Purchase Agreement, the issuance and sale of the New ADSs or the New Shares and the consummation of the transactions contemplated by this Purchase Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of MorphoSys pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which MorphoSys is a party, by which MorphoSys is bound or to which any of the property or assets of MorphoSys is subject, (ii) result in any violation of the provisions of the organizational documents of MorphoSys or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over MorphoSys or any of its subsidiaries, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

1.4 No Governmental Authority or Third Party Consents. To MorphoSys’ Knowledge, no consent, approval, authorization, order, regulatory license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by MorphoSys of this Purchase Agreement or the issuance and sale of the New ADSs or the New Shares, except (i) such filings as may be required to be made with the SEC and with any state blue sky or other U.S or foreign securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, (ii) as required pursuant to the HSR Act or under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction, (iii) the registration of the capital increase in relation to the New Shares with the commercial register and (iv) the admission to trading and introduction to trading of the New Shares by the Frankfurt Stock Exchange.

1.5 Litigation. To MorphoSys’ Knowledge, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which MorphoSys is a party or to which

CONFIDENTIAL

any property of MorphoSys is subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and no such investigations, actions, suits or proceedings are, to the Knowledge of MorphoSys, threatened or contemplated by any governmental or regulatory authority or others. For clarity, the aforementioned shall not cover proceedings before patent or trademark offices.

1.6 Regulatory Licenses and Other Rights; Compliance with Laws. MorphoSys and its subsidiaries, to MorphoSys’ Knowledge, possess or are in the process of obtaining all material regulatory licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in MorphoSys SEC Documents, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in MorphoSys SEC Documents and except where any revocation would not, individually or in the aggregate, have a Material Adverse Effect, neither MorphoSys nor any of its subsidiaries has received notice of any revocation or modification of any such regulatory license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed. MorphoSys and its subsidiaries are, and at all times since April 19, 2018, have been, to MorphoSys’ Knowledge, in compliance in all material respects with all statutes, rules and regulations applicable to the ownership, packaging, processing, use, distribution, import, or export of any product manufactured or distributed by MorphoSys or its subsidiaries, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

1.7 MorphoSys SEC Documents; Financial Statements; Nasdaq Market.

(a) Since April 19, 2018, MorphoSys has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any required amendments to any of the foregoing, with the SEC (the “MorphoSys SEC Documents”). As of their respective filing dates, each of the MorphoSys SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such MorphoSys SEC Documents, and no MorphoSys SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(c) The financial statements of MorphoSys filed with the SEC for the fiscal year ended December 31, 2018 and those it filed with the SEC for the quarterly periods ended March 31, 2019; June 30, 2019; and September 30, 2019 present fairly in all material respects the financial position of MorphoSys and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with IFRS applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in

CONFIDENTIAL

the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes, and any supporting schedules included in MorphoSys SEC Documents present fairly the information required to be stated therein.

(d) The ADSs are listed on the Nasdaq Market, and MorphoSys has taken no action designed to, or which is likely to have the effect of, terminating the registration of the ADSs under the Exchange Act or delisting the ADSs from the Nasdaq Market. MorphoSys has not received any notification that, and has no Knowledge that, the SEC or the Nasdaq Market is contemplating terminating such listing or registration.

1.8 Absence of Certain Changes. Except as disclosed in MorphoSys SEC Documents, since September 30, 2019, there has not been any material change in the capital stock, short-term debt or long-term debt of MorphoSys or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by MorphoSys on any class of capital stock, or any change, event or development that has had or would reasonably be expected to have a Material Adverse Effect.

1.9 Offering. The offer, sale and issuance of the New ADSs to be issued in conformity with the terms of this Purchase Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. Neither MorphoSys nor any person or entity acting on its behalf will take any action that would cause the loss of such exemption.

1.10 No Integration. MorphoSys has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the New ADSs in a manner that would require registration of the New ADSs under the Securities Act.

1.11 No General Solicitation. Neither MorphoSys nor any person acting on behalf of MorphoSys has offered or sold any of the New ADSs or the New Shares by any form of general solicitation or general advertising. MorphoSys has offered the New ADSs for sale only to COMPANY.

1.12 Foreign Corrupt Practices. To MorphoSys’ Knowledge neither MorphoSys nor any agent or other person acting on behalf of MorphoSys, has, since April 19, 2018: (i) directly or indirectly used any funds for contributions, gifts, entertainment or other expenses related to foreign or domestic political activity which is unlawful in any material respect, (ii) made any payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds which is unlawful in any material respect, (iii) failed to disclose fully any contribution made by MorphoSys (or made by any person acting on its behalf of which MorphoSys is aware) which is in violation of law in any material respect or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable non-U.S. anti-bribery Law.

1.13 Regulation M Compliance. MorphoSys has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of the New ADSs to facilitate their sale or resale.

1.14 Office of Foreign Assets Control. Neither MorphoSys nor, to MorphoSys’ Knowledge, any director, officer, agent, employee or Affiliate of MorphoSys is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

CONFIDENTIAL

EXHIBIT 17

TRANSITION PLAN DRAFT

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CONFIDENTIAL

EXHIBIT 18

STATEMENT FOR COMPANY’S MEDIA RELEASES AND PUBLICATIONS

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CONFIDENTIAL

EXHIBIT 19

DISCLOSURE SCHEDULE

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CONFIDENTIAL

EXHIBIT 20

ADDITIONAL CAP RE OBLIGATION UNDER SECTION 14.1(B)(II)(3)(z)

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